As filed with the Securities and Exchange Commission on February 11, 2005
Registration No. 333-121574

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perrigo Company
(Exact name of registrant as specified in its charter)

Michigan	2834	38-2799573
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd W. Kingma, Esq.
Senior Vice President, General Counsel and Secretary
Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
269-673-8451
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Robert G. Robison, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Tel: 212-309-6000 Fax: 212-309-6001	George C. McKann, Esq. Gardner Carton & Douglas LLP 191 N. Wacker Drive, Suite 3700 Chicago, IL 60606 Tel: 312-569-1000 Fax: 312-569-3127	David Fox, Esq. Thomas W. Greenberg, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Tel: 212-735-3000 Fax: 212-735-2000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE(3)

Title of Each Class of	Amount to	Proposed Maximum	Proposed Maximum	Amount of
Securities to Be Registered	Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee

Common Stock, no par value and associated Series A Junior Participating Preferred stock purchase rights	21,945,097(1)	Not Applicable	382,283,590(2)	$44,995

(1)	Represents the maximum number of shares of Common Stock, no par value, of Perrigo Company that may be issued pursuant to the transactions described herein. The associated Series A Junior Participating Preferred stock purchase rights will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events (for more information please see page 130).

(2)	Pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $17.42 per share of common stock of Perrigo Company (the average of the high and low price per share of common stock of Perrigo Company as reported on the Nasdaq Stock Market on December 21, 2004).

(3)	This fee was paid on December 22, 2004 when the Registration Statement was initially filed.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dear Perrigo Shareholders:
      On behalf of the board of directors of Perrigo Company, I am pleased to deliver this proxy statement/ prospectus for the merger involving Perrigo and Agis Industries (1983) Ltd. Upon completion of the merger, holders of Agis ordinary shares will be entitled to receive (i) 0.8011 shares of common stock of Perrigo, and (ii) $14.93 in cash without interest for each ordinary share of Agis that they own at the effective time of the merger. This will result in the holders of Agis ordinary shares owning approximately 24% of the outstanding common stock of Perrigo after completion of the merger. Shares of Perrigo common stock are listed on the Nasdaq National Market under the symbol “PRGO”.
      The board of directors of Perrigo has unanimously approved the agreement and plan of merger and the merger and recommends that you vote in favor of the issuance of shares of Perrigo common stock in connection with the merger.
      I encourage you to read this proxy statement/ prospectus, which includes important information about the merger. The section entitled “Risk Factors” beginning on page 13 of this proxy statement/ prospectus contains a description of risks that you should consider in evaluating the proposed merger.
      Pursuant to the rules instituted by the Nasdaq National Market, completion of the merger requires Perrigo shareholders to approve the issuance of shares of Perrigo common stock in connection with the merger. If approved by the Perrigo shareholders, 21,945,097 shares of Perrigo common stock, no par value, are to be issued in connection with the merger. Perrigo has scheduled a Special Meeting of its shareholders on March 15, 2005 to obtain this approval of the issuance of shares of Perrigo common stock in connection with the merger. Information regarding this Special Meeting is included in this proxy statement/ prospectus. The Perrigo board of directors recommends that Perrigo shareholders vote “FOR” the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger. Agis shareholders must approve the merger, the agreement and plan of merger and the other transactions contemplated thereby. Agis will hold a Special Meeting of its shareholders to obtain their approval on March 15, 2005.
      Please vote “FOR” these proposals by completing, signing and dating the enclosed proxy card or voting instruction card today and returning it in the postage pre-paid, pre-addressed envelope provided or, alternatively, if you are a record holder, by using the telephone or the Internet. If you wish to vote “AGAINST” these proposals, you must also complete, sign and date the enclosed proxy card or voting instruction card and return it in the postage pre-paid, pre-addressed envelope provided or, alternatively, if you are a record holder, by using the telephone or the Internet. If you hold your shares in the name of a bank, broker or nominee, you should follow the instructions you receive from your bank, broker or nominee.
Thank you for your support.

Sincerely,

/s/ David T. Gibbons

David T. Gibbons
Chairman of the Board of Directors, President
and Chief Executive Officer
Perrigo Company
YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/ prospectus or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
Perrigo’s common stock is listed on the Nasdaq National Market under the ticker symbol “PRGO”.
This proxy statement/ prospectus is dated February 14, 2005
and it is first being mailed to shareholders on or about February 15, 2005.

PERRIGO COMPANY
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
March 15, 2005
10:00 a.m. EST
Perrigo Corporate Office
515 Eastern Avenue
Allegan, Michigan 49010
      The purpose of this Special Meeting is to consider and vote upon a proposal to approve the issuance of shares of Perrigo common stock in connection with the merger of Perrigo Israel Opportunities Ltd., an Israeli company and an indirect wholly owned subsidiary of Perrigo, with and into Agis Industries (1983) Ltd., an Israeli public company, as contemplated by the agreement and plan of merger among Perrigo, Agis and Perrigo Israel made and entered into as of November 14, 2004. The board of directors recommends that you vote “FOR” the issuance of the shares.
      You can vote at the Special Meeting in person or by proxy if you were a shareholder of record on February 15, 2005.
      Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read this proxy statement/ prospectus and submit your proxy or voting instructions for the Special Meeting as soon as possible. You may submit your proxy or voting instructions for the Special Meeting by completing, signing and dating the proxy card or voting instruction form and returning it in the postage pre-paid, pre-addressed envelope provided, or alternatively, if you are a record holder, by using the telephone or the Internet. If you hold your shares in the name of a bank, broker or nominee, you should follow the instructions you receive from your bank, broker or nominee. For specific instructions on how to vote your shares, please refer to the section entitled “The Perrigo Special Meeting” beginning on page 39 of this proxy statement/ prospectus and the instructions on the proxy card or voting instruction form.

Sincerely,

/s/ Todd W. Kingma

Todd W. Kingma
Senior Vice President, General Counsel and Secretary
February 14, 2005
YOU ARE CORDIALLY INVITED TO ATTEND THE PERRIGO SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE OR, ALTERNATIVELY, IF YOU ARE A RECORD HOLDER, BY USING THE TELEPHONE OR THE INTERNET.

ADDITIONAL INFORMATION
      Agis Industries (1983) Ltd. files annual, quarterly and immediate reports and other information with the Israeli Securities Authority, referred to as the ISA. Agis will provide you with copies or English translations of this information, without charge, upon written or oral request to:

Agis Industries (1983) Ltd.
29 Lehi Street
Bnei-Brak 51200, Israel
Attention: Dov Feldman
Telephone Number: (011) 972-3-577-3700
      Perrigo files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission, referred to as the SEC. Perrigo will provide you with copies of this information without charge, upon written or oral request to:

Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
Attention: Ernest J. Schenk
Telephone Number: 269-673-8451
      PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NOT LATER THAN MARCH 8, 2005 AS THE COMPANIES WILL NOT BE PROVIDING THEM AFTER SUCH DATE. UPON REQUEST, AGIS OR PERRIGO, AS APPLICABLE, WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.
      See the section entitled “Where You Can Find More Information” on page 135 of this proxy statement/ prospectus for more information about the documents referred to in this proxy statement/ prospectus.
      Perrigo shareholders should rely only on the information contained in, or incorporated by reference into, this proxy statement/ prospectus in deciding how to vote on the Perrigo proposal. Agis shareholders should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus in connection with their decision as to whether or not to become investors in Perrigo by virtue of their approval of the merger. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/ prospectus. This proxy statement/ prospectus is dated February 14, 2005. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/ prospectus is accurate as of any date other than that date.
      This proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/ prospectus regarding Perrigo and Perrigo Israel Opportunities Ltd. has been provided by Perrigo and information contained in this proxy statement/ prospectus regarding Agis has been provided by Agis.

i

APPENDICES

APPENDIX A	—	Agreement and Plan of Merger, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd., and Perrigo Israel Opportunities Ltd.	A-A-1
APPENDIX B	—	Opinion of Goldman, Sachs & Co.	A-B-1
APPENDIX C	—	Opinion of Merrill Lynch & Co.	A-C-1
APPENDIX D	—	Undertaking Agreement, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd. and Moshe Arkin.	A-D-1
APPENDIX E	—	Voting Agreement, dated as of November 14, 2004, between Agis Industries (1983) Ltd., and Michael J. Jandernoa.	A-E-1
APPENDIX F	—	Nominating Agreement, dated as November 14, 2004, between Perrigo Company and Moshe Arkin.	A-F-1
APPENDIX G	—	Lock-Up Agreement, dated as of November 14, 2004 between Perrigo Company and Moshe Arkin.	A-G-1
APPENDIX H	—	Registration Rights Agreement, dated as of November 14, 2004, between Perrigo Company and Moshe Arkin.	A-H-1
APPENDIX I	—	Employment Agreement, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd. and Moshe Arkin.	A-I-1
Israeli Prospectus Cover Page			S-1
Legal Opinion to Be Filed in Israel			S-2
Part II			II-1
Opinion of Todd W. Kingma
Consent of BDO Seidman, LLP
Consent of Kesselman & Kesselman
Consent of Goldman, Sachs & Co.
Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Consent of Moshe Arkin
Form of Proxy - Perrigo

QUESTIONS & ANSWERS ABOUT THE PERRIGO/ AGIS MERGER

Q.	Why am I receiving this proxy statement/ prospectus?

A.	Perrigo and Agis have agreed to combine their businesses under the terms of an agreement and plan of merger that is described in this proxy statement/ prospectus. A copy of the agreement and plan of merger is attached to this proxy statement/ prospectus as APPENDIX A.

In order to complete the merger, Perrigo shareholders must approve the issuance of shares of Perrigo common stock in connection with the merger. Agis shareholders are receiving this proxy statement/ prospectus in connection with their decision whether or not to become investors in Perrigo by virtue of their approval of the merger. Although Agis shareholders must approve the agreement and plan of merger and approve the merger and the other transactions contemplated by the agreement and plan of merger, this proxy statement/ prospectus is not intended to solicit proxies from Agis shareholders.

Each of Perrigo and Agis will hold a Special Meeting of its respective shareholders to obtain these approvals. This proxy statement/ prospectus contains important information about the merger and the Special Meeting of Perrigo, and you should read it carefully.

Q:	If I am a Perrigo shareholder, how do I vote?

A:	You may vote your shares in any of the following four ways:

1.	By mail:	complete the proxy card or voting instruction form and sign, date and return it in the enclosed envelope.
2.	By telephone:	call the toll-free number on the proxy card, enter the control number on the proxy card and follow the recorded instructions.
3.	By Internet:	go to the website listed on the proxy card, enter the control number on the proxy card and follow the instructions provided.
4.	In person:	attend the Special Meeting, where ballots will be provided.

You may also vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. If you choose to vote in person at the Special Meeting and your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 15, 2005, the record date for voting at the Special Meeting.

Q.	Can Perrigo shareholders change their vote after they have mailed the proxy card?

A.	Yes. Perrigo shareholders can change their vote at any time before their proxy is voted at the Special Meeting. They may revoke their proxy by notifying the corporate secretary of Perrigo in writing or by submitting a new proxy card after the date of the proxy being revoked. In addition, their proxy may also be revoked by attending the Special Meeting and voting in person. Simply attending the Special Meeting will not revoke the proxy. If a Perrigo shareholder instructs a broker to vote his or her shares, he or she must follow the instructions received from his or her broker to change his or her vote.

This proxy statement/prospectus is not intended to solicit proxies from Agis shareholders.

Q.	If my Perrigo shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 41)

A.	Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. For a more complete description of voting shares held in “street name”, see the section entitled “The Perrigo Special Meeting — Voting Procedures.”

Q.	What information is contained in these materials?

A.	The information included in this proxy statement/ prospectus relates to the proposals to be voted on at the Special Meeting of shareholders of Perrigo related to the merger, the agreement and plan of merger and the other transactions contemplated thereby, along with information on the voting process and where to find additional information. Also included are pro forma condensed combined financial information for Perrigo and Agis related to the merger, information on Agis, a proxy card and return envelope.

Q.	What will happen in the merger?

A.	In the merger, an indirect, wholly owned subsidiary of Perrigo will merge with and into Agis, and Agis will become an indirect, wholly owned subsidiary of Perrigo. After the merger, the current shareholders of Perrigo will own approximately 76% of Perrigo and the former holders of Agis ordinary shares will own approximately 24% of Perrigo.

Q.	What will Agis shareholders receive when the merger occurs?

A.	Each holder of Agis ordinary shares will receive 0.8011 shares of Perrigo common stock and $14.93 in cash for each ordinary share of Agis they own. Perrigo will not issue fractional shares of its common stock. Instead, holders of Agis ordinary shares will receive cash in lieu of a fractional share of Perrigo common stock based on a $18.638 per share price of Perrigo common stock. Holders of options to purchase Agis ordinary shares will hold options to purchase shares of Perrigo common stock after completion of the merger.

Q.	Does Perrigo’s board of directors support the proposed transaction? (See page 47)

A.	Yes. After careful consideration, Perrigo’s board of directors unanimously approved the merger and the related transactions and recommends that the Perrigo shareholders vote “FOR” the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger. For a more complete description of the recommendation of Perrigo’s board of directors, see “The Merger — Recommendation of the Perrigo’s Board of Directors of Perrigo; Perrigo’s Reasons for the Merger.”

Q.	Does Agis’ board of directors support the proposed transaction? (See page 58)

A.	Yes. After careful consideration, all members of Agis’ board of directors eligible to vote and all members of Agis’ audit committee approved the merger, the agreement and plan of merger and the other transactions contemplated thereby and recommend that the Agis shareholders vote “FOR” the merger, the agreement and plan of merger and the other transactions contemplated thereby. For a more complete description of the recommendations of Agis’ board of directors and audit committee, see “The Merger — Recommendation of the Board of Directors and the Audit Committee of Agis; Agis Reasons for the Merger.”

Q.	Why is Perrigo proposing the transaction to its shareholders? (See page 47)

A.	Perrigo believes that the combination of Agis’ prescription generic drugs, active pharmaceutical ingredients and over-the-counter pharmaceutical businesses with Perrigo’s core business may provide numerous strategic and financial benefits, including:

•	broader capabilities to potentially expand as a global healthcare company with a strong presence in generic pharmaceutical, active pharmaceutical ingredients (“API”) and consumer healthcare markets;

•	an acceleration of Perrigo’s current strategy for generic entry with a platform for generic pharmaceuticals through Agis’ position in topical generics;

•	an established position in APIs; and

•	an enhanced store brand over-the-counter portfolio, with opportunity to leverage Agis’ complementary over-the-counter products through Perrigo’s infrastructure.

Q.	Why is Agis proposing the transaction to its shareholders? (See page 58)

A.	In reaching its decision to approve the merger, the agreement and plan of merger and the other transactions contemplated thereby, Agis’ board of directors and audit committee identified and considered a number of potential benefits for Agis and its shareholders that supported Agis’ board of

v

directors’ and audit committee’s decisions to approve the merger, the agreement and plan of merger and the other transactions contemplated thereby. These potential benefits include the following:

•	the strategic benefits that Agis will receive in the merger as compared to remaining an independent company, including:

o	greater scale to better compete in the generic pharmaceutical and API markets,

o	the potential for Agis to leverage its product portfolio through Perrigo’s existing infrastructure, distribution channels and customer and strategic relationships,

o	the ability of Agis to leverage Perrigo’s capabilities to grow its over-the-counter franchise,

o	the potential for Agis to benefit from Perrigo’s highly efficient manufacturing infrastructure and supply chain to improve its gross margins,

o	the potential for Agis to benefit from Perrigo’s greater corporate resources and access to capital, and

o	the potential to increase Agis’ competitiveness through synergies and internal economies of scales; and

•	the value of the merger consideration to be received by Agis shareholders in the merger, which represented at the time the agreement and plan of merger was signed a substantial premium over the historical price per Agis ordinary share.

Q.	Are there risks that shareholders of Perrigo and Agis should consider in connection with the merger? (See page 13)

A.	Yes. The combined company may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled “Risk Factors.” Perrigo and Agis urge you to carefully read and consider the information contained in the section entitled “Risk Factors.”

Q.	Will I recognize a gain or loss for tax purposes on the proposed transaction? (See page 72)

A.	The receipt of shares of Perrigo common stock and cash by a U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) of Agis ordinary shares in exchange for such holder’s shares of Agis pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of shares of Perrigo common stock and cash by a non-U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) of Agis shares in exchange for its ordinary shares of Agis pursuant to the merger generally will not be subject to U.S. federal income tax.

The receipt of shares of Perrigo common stock and cash by an Israeli holder of Agis ordinary shares in exchange for such holder’s ordinary shares of Agis pursuant to the merger will be a taxable transaction for Israeli income tax purposes. Usually where Agis shareholders are liable for Israeli tax on the sale of their shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source. With respect to the ruling for a partial deferral of Israeli income tax see “The Merger — Material Israeli Income Tax Consequences.” Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares, such as the Agis ordinary shares, that are publicly traded on a stock exchange (unless such capital gains are derived by a permanent establishment in Israel). In addition, the receipt of shares of Perrigo common stock and cash by a U.S. holder of Agis shares that represents less than 10% of the voting power of Agis in exchange for its shares of Agis pursuant to the merger generally will not be subject to Israeli income tax.

To review certain Israeli income tax consequences of the merger to holders of ordinary shares of Agis in greater detail, see “The Merger — Material Israeli Income Tax Consequences.”

To review certain U.S. federal income tax consequences of the merger to holders of ordinary shares of Agis in greater detail, see “The Merger — Material U.S. Federal Income Tax Consequences.”

There are generally no tax effects for Perrigo shareholders in this transaction.

BECAUSE TAX MATTERS ARE COMPLICATED, WE URGE AGIS SHAREHOLDERS TO CONTACT THEIR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, ISRAELI AND OTHER FOREIGN TAX CONSEQUENCES TO AGIS SHAREHOLDERS OF THE MERGER.

Q.	What should I do now?

A.	Both Agis and Perrigo shareholders should carefully read and consider the information contained in this proxy statement/ prospectus.

Perrigo shareholders should then complete and sign your proxy card and return it in the enclosed envelope so that your shares will be represented at Perrigo’s Special Meeting of the shareholders. You may also vote in person at the Special Meeting or through the other means described in this proxy statement/prospectus.

Agis shareholders should then refer to the Internet website of the Israeli Securities Authority or contact Agis for additional information concerning the Special Meeting of Agis shareholders.

Q.	When do you expect the proposed transaction to be completed?

A.	We are working toward completing the proposed transaction as quickly as possible. We hope to complete it in the first calendar quarter of 2005.

Q.	Will holders of Agis ordinary shares be able to trade the shares of Perrigo common stock that they receive in the merger?

A.	Yes. The shares of Perrigo common stock received in the merger will be freely tradable unless the recipient is an affiliate of Perrigo or Agis or has entered into a contractual arrangement restricting the sale of such recipient’s shares.

Q.	Are Perrigo and Agis shareholders entitled to appraisal rights?

A.	Neither Perrigo shareholders nor Agis shareholders are entitled to dissenters’ rights of appraisal in connection with the merger.

Q.	Where can I find additional information about Perrigo, Agis and the merger?

A.	Perrigo files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by Perrigo at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Perrigo, who file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The address of this site is http://www.sec.gov.

The proxy statement/ prospectus incorporates by reference important business and financial information about Perrigo that is not included in or delivered with this document. You may request this information, which includes copies of Perrigo’s annual, quarterly and current reports, proxy statements and other information, from Perrigo, without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/ prospectus. Perrigo and Agis shareholders may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them from Perrigo in writing or by telephone at the following address or telephone number.

Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
Attn: Ernest J. Shenk
Manager, Investor Relations
Tel: 269-673-8451

In addition, Perrigo provides copies of its Forms 8-K, 10-Q, Proxy Statement and Annual Report at no charge to investors upon request and makes electronic copies of its most recently filed reports available through its website at http://www.perrigo.com as soon as reasonably practicable after filing such material with the Securities and Exchange Commission.

Agis files annual, quarterly and immediate reports and other information with the Israeli Securities Authority under the Israeli Securities Law, 1968. The Israeli Securities Authority maintains an Internet website that contains reports and other information regarding issuers, including Agis, who file electronically with the Israeli Securities Authority. The address of this site is http://www.magna.isa.gov.il. You may also read this information on the Internet website of Agis, at http://www.agisgroup.com. Agis will provide you with copies or English translations of this information, without charge, upon written or oral request to:
Agis Industries (1983) Ltd.
29 Lehi Street
Bnei-Brak 51200, Israel
Attn: Dov Feldman
Tel: (011) 972-3-577-3700

For a more detailed description of the information incorporated by reference into this proxy statement/ prospectus and how you may obtain it, see “Where You Can Find More Information” on page 135 and “Documents Incorporated by Reference” on page 134.

Perrigo shareholders who have questions about the Perrigo Special Meeting, how to vote or revoke their proxy, or the merger with Agis, or who need additional copies of this proxy statement/ prospectus, should contact:
Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
Attn: Todd W. Kingma
Senior Vice President,
General Counsel and Secretary
Tel: 269-673-8451

Agis shareholders who have questions about the Agis Special Meeting or the merger with Perrigo or wish to receive copies of this proxy statement/ prospectus should contact:
Agis Industries (1983) Ltd.
29 Lehi Street
Bnei-Brak 51200, Israel
Attn: Dov Feldman
Tel: (011) 972-3-577-3700

If you would like to request additional copies of the proxy statement/ prospectus from Perrigo or Agis, please do so before March 8, 2005 in order to receive them before the Perrigo Special Meeting and the Agis Special Meeting. Perrigo and Agis will not be providing copies after such date.

You must request any information no later than five business days before the date on which you must make your investment decision, which is March 15, 2005, for Agis shareholders, and March 15, 2005 for Perrigo shareholders.

SUMMARY
      This document is a prospectus and proxy statement of Perrigo. This summary highlights selected information from this proxy statement/ prospectus. It does not contain all of the information that may be important to you. You should carefully read the entire proxy statement/ prospectus and the other documents to which this document refers you including the documents described in “Where You Can Find More Information” on page 135.
The Companies
Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
269-673-8451
      Perrigo Company, established in 1887, is the largest manufacturer of store brand over-the-counter (“OTC”) pharmaceutical and nutritional products in the United States. Store brand products are sold under a retailer’s own label and compete with nationally advertised brand name products. Perrigo attributes its leadership position in the store brand market to its commitment to product quality, customer service, retailer marketing support and its comprehensive product assortment and low cost production.
      Perrigo’s principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010, its telephone number is 269-673-8451 and its fax number is 269-673-7535. Perrigo’s website address is www.perrigo.com, where Perrigo makes available free of charge Perrigo’s reports on Forms 10-K, 10-Q and 8-K, as well as any amendments to these reports, as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission.
      Perrigo operates primarily through two wholly owned domestic subsidiaries, L. Perrigo Company and Perrigo Company of South Carolina, Inc., and four wholly owned foreign subsidiaries, Perrigo de Mexico S.A. de C.V., Quimica y Farmacia, S.A. de C.V. (Quifa), Wrafton Laboratories Limited (Wrafton), and Perrigo UK Limited, formerly Peter Black Pharmaceuticals Ltd. (Peter Black). As used herein, “Perrigo” means Perrigo Company, its subsidiaries and all predecessors of Perrigo Company and its subsidiaries.
      Perrigo’s customers are major national and regional retail drug, supermarket and mass merchandise chains such as Wal-Mart, CVS, Walgreens, Albertson’s, Kroger, Safeway, and Dollar General and major wholesalers such as McKesson and Supervalu.
      Perrigo currently manufactures and markets certain products under brand names, such as Good Sense® and Dr. Rosenblatt. Perrigo also manufactures products under contract for marketers of national brand products.
      Perrigo Israel Opportunities Ltd. is a newly formed Israeli company and an indirect wholly owned subsidiary of Perrigo. Perrigo formed Perrigo Israel solely to effect the merger, and Perrigo Israel has not conducted and will not conduct any business prior to the consummation of the merger.
Agis Industries (1983) Ltd.
29 Lehi Street
Bnei Brak 51200, Israel
(011) 972-3-577-3700
      Agis Industries (1983) Ltd. was incorporated as a private company in Israel in 1983 and is the successor in interest to a group of pharmaceutical and related healthcare businesses that were founded in 1961. In 1992, Agis became a public company with its shares traded on the Tel-Aviv Stock Exchange. Agis, together with its subsidiaries and affiliates, is engaged in the development, manufacturing and marketing of pharmaceuticals, active pharmaceutical ingredients (“APIs”) and diagnostic and consumer products.
      Agis’ principal executive offices are located at 29 Lehi Street, Bnei Brak, Israel, its telephone number is (011) 972-3-577-3700 and its fax number is (011) 972-3-577-3500. Agis’ website address is www.agisgroup.com, where Agis makes available free of charge English translations of its periodic reports made in accordance with Israeli securities laws (including its annual and quarterly reports), as soon as reasonably practicable after the original Hebrew language reports are electronically filed with the Israeli Securities Authority.
      Agis’ managerial strategy and organizational structure are focused on two main operating segments — the international market and the Israeli market. Each geographic segment is characterized by similar economic and political conditions that have a direct and indirect impact on Agis’ economic activity, sales and profitability.
      Agis and its subsidiaries develop, manufacture and market generic pharmaceuticals primarily for the United States market; develop, manufacture and market APIs used in the international generic pharmaceutical industry; import, manufacture under license and distribute in Israel prescription drugs and over-the-counter (“OTC”) products; and develop, manufacture and distribute consumer products primarily in Israel. Agis and its subsidiaries employ over 2,000 employees (of which approximately 1,500 are based in Israel, 450 in the U.S. and 70 in Germany).
Special Meeting of Perrigo Shareholders
      The Special Meeting of Perrigo shareholders will be held on March 15, 2005 at 10:00 a.m., Eastern time, at Perrigo’s Corporate Office, 515 Eastern Avenue, Allegan, Michigan 49010. At the Special Meeting, you will be asked to vote to approve the issuance of common stock in connection with the merger.
      You can vote, or submit a proxy to vote, at the Special Meeting if you were a record holder of shares of Perrigo common stock at the close of business on February 15, 2005. You can vote your shares by attending the meeting and voting in person. You also have the option to submit your proxy by using the telephone or the Internet. Instructions for voting by using the telephone or the Internet are printed on the proxy card for Perrigo shareholders of record. You can also vote your shares by marking the enclosed proxy card or voting instruction card with your vote, signing it and mailing it in the enclosed return envelope or by voting by telephone as instructed on the proxy card or voting instruction card. You can revoke your proxy at any time before it is exercised.
Vote Required by Perrigo Shareholders (page 40)
      The approval of the majority of all the shares represented in person or by proxy at the Special Meeting, assuming the presence of a quorum at such Special Meeting, is required to approve the issuance of shares of Perrigo common stock in connection with the merger. Such approval is required for Perrigo to consummate the merger pursuant to Nasdaq rules. There were 71,601,837 shares of Perrigo common stock outstanding as of February 7, 2005, the most recent practicable date of this proxy statement/ prospectus. Each holder of shares of Perrigo common stock is entitled to one vote per share with respect to all matters on which a vote is to be taken at the Special Meeting.
      Michael Jandernoa, a director of Perrigo and the beneficial owner of approximately 9.1% of Perrigo’s outstanding shares of common stock (excluding options) as of February 7, 2005, has entered into a voting agreement with Agis whereby he agreed to vote all shares that he owns as of the record date in favor of the proposal to approve the issuance of the shares of Perrigo common stock in connection with the merger.
      A quorum of shareholders is necessary to have a valid meeting of Perrigo shareholders. The holders of a majority of the shares of Perrigo common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Special Meeting in order for a quorum to be established.
      Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur on a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner of the shares. Shares held by Perrigo in its treasury do not count toward the quorum.
Special Meeting of Agis Shareholders
      The Special Meeting of Agis shareholders will be held on March 15, 2005 at Agis’ offices at 29 Lehi Street, Bnei-Brak, 51200, Israel, at 5:00 p.m., Israel time. At the Special Meeting, Agis shareholders will be asked to vote to approve the merger and the agreement and plan of merger.

Vote Required by Agis Shareholders (page 43)
      (i) The affirmative vote of 75% of all the shares represented in person or by proxy and voting at the Special Meeting and (ii) the affirmative vote of at least one-third of all of the shares held by shareholders that do not have a personal interest in the merger and the agreement and plan of merger who are represented and voting at the Special Meeting are required to approve the agreement and plan of merger and approve the merger contemplated by the agreement and plan of merger. Such one-third vote will not be required in the event that the total votes opposing the merger cast by shareholders that do not have a personal interest in the transaction do not exceed 1% of the voting rights in Agis. There were 27,393,705 ordinary shares of Agis outstanding (excluding shares held in treasury and shares held by Agis’ subsidiaries) as of February 7, 2005, the most recent practicable date before the date of this proxy statement/ prospectus of the Agis Special Meeting. Each holder of Agis ordinary shares is entitled to one vote per share with respect to all matters on which a vote is to be taken at the Special Meeting.
      Moshe Arkin, Agis’ Chairman and President and the beneficial owner of 12,510,414 ordinary shares of Agis, representing approximately 45.7% of the outstanding shares of Agis (based on the 27,393,705 shares outstanding as of February 7, 2005, which excludes shares held in treasury and shares held by Agis’ subsidiaries), has agreed to vote his shares in favor of the agreement and plan of merger and in favor of the merger contemplated by the agreement and plan of merger. As Mr. Arkin has a personal interest in the merger, such shares will not be counted toward the one-third vote required by item (ii) above.
The Merger
      The agreement and plan of merger provides that Perrigo Israel Opportunities Ltd., an indirect wholly owned subsidiary of Perrigo, will merge with and into Agis, with Agis surviving the merger and becoming an indirect, wholly owned subsidiary of Perrigo. Perrigo and Agis plan to complete the merger promptly after obtaining the requisite approvals of the Special Meetings of their respective shareholders and satisfaction of other conditions to closing.
      The provisions of the agreement and plan of merger are complicated and not easily summarized. The agreement and plan of merger is included as APPENDIX A to this proxy statement/ prospectus and is incorporated herein by reference and we urge you to read it carefully. It is the legal document that governs the merger.
What Agis Shareholders Will Receive in the Merger (page 90)
      If the merger is completed as proposed, each outstanding ordinary share of Agis shall be converted into the right to receive 0.8011 shares of Perrigo common stock and $14.93 in cash.
Options (page 91)
      Each outstanding option to purchase Agis ordinary shares will be converted into an option to purchase shares of Perrigo common stock equal to the number of ordinary shares of Agis that were subject to the option, multiplied by 1.6022, rounded to the nearest whole number of shares of Perrigo common stock at an exercise price per share equal to the current exercise price per share divided by 1.6022, rounded to the nearest whole cent.
Exchange of Agis Share Certificates (page 91)
      As soon as reasonably practicable after the merger occurs (but in no event later than three days thereafter), Perrigo shall cause the exchange agent to send a letter to Agis registered shareholders that will provide instructions on exchanging their Agis share certificates for Perrigo stock certificates. Perrigo shareholders will not be exchanging any shares in the merger. Please do not send any share certificates at this time.
No Appraisal Rights (pages 124, 125)
      Neither Agis shareholders nor Perrigo shareholders will be entitled to appraisal rights in connection with any matter to be considered at their respective shareholder meetings.
What is Needed to Complete the Merger (page 98)
      A number of conditions must be satisfied before the merger will be completed. These include:

•	approval of the merger and of the agreement and plan of merger by the Agis shareholders;

•	approval of the issuance of shares of Perrigo common stock which is part of the merger consideration by the Perrigo shareholders;

•	receipt of required approvals from all necessary Israeli governmental entities, including, without limitation, approval of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry and the Israeli Investment Center of the Israeli Ministry of Trade & Industry;

•	expiration or termination of any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act or with respect to any other foreign governmental clearances necessary for the consummation of the merger;

•	absence of any order of a court or other action of governmental authority that has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

•	shares of Perrigo common stock will be listed on the Tel-Aviv Stock Exchange and the shares of Perrigo common stock issuable to Agis’ shareholders in the merger and such other shares of Perrigo common stock to be reserved for issuance in connection with the merger shall have been approved for listing on the Nasdaq National Market;

•	accuracy of the other party’s representations and warranties in the agreement and plan of merger, except as would not have a material adverse effect (as defined in the agreement and plan of merger) on the party making the representation;

•	material compliance by the other party with its covenants in the agreement and plan of merger;

•	absence of a material adverse effect on the other party from November 14, 2004 to the completion of the merger; and

•	each of the Undertaking Agreement and Lock-Up Agreement (as discussed below) shall be in full force and effect, enforceable against the Agis shareholder party thereto by Perrigo.
      To the extent permitted by law, Perrigo or Agis may each waive conditions for the benefit of their company and shareholders and complete the merger even though one or more of these conditions has not been met. Neither Perrigo nor Agis can assure you that the conditions will be satisfied or waived or that the merger will occur.
Material Tax Consequences (pages 72, 75)
      The receipt of shares of Perrigo common stock and cash by a U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) in exchange for its ordinary shares of Agis pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of shares of Perrigo common stock and cash by a non-U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) in exchange for its ordinary shares of Agis pursuant to the merger generally will not be subject to U.S. federal income tax.
      Shares of Perrigo common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.
      Generally under Israeli law, capital gains tax at a rate of 15% applies on gains derived on or after January 1, 2003 from the sale of shares of Israeli companies publicly traded on the Tel-Aviv Stock Exchange or (under a determination made by the Israeli Minister of Finance) on certain recognized stock exchanges outside of Israel. This tax rate does not apply to, among others, (1) dealers in securities or (2) shareholders that report in accordance with the Income Tax Law (Inflationary Adjustment) — 1985 (who are subject to tax at a higher tax rate and were also subject to tax prior to January 1, 2003). The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the Israeli tax authorities to consider the actual cost of the shares (adjusted to inflation) as the tax basis if it is higher than such average price. Usually where Agis shareholders are liable for Israeli tax on the sale of their shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

Non-Israeli residents shall generally be exempt from Israeli capital gains tax on any gains derived from the sale of shares, such as the Agis ordinary shares, that are publicly traded on a stock exchange (unless such capital gain is derived by a permanent establishment in Israel). Certain Agis shareholders who held Agis shares at the end of 2003 were able to perform a deemed sale of the shares at such time, and therefore their cost basis in the share is the value of the shares at that time. With respect to the ruling for a partial deferral of Israeli income tax see “The Merger — Material Israeli Income Tax Consequences.”
      Determining the actual tax consequences of the merger to an Agis ordinary shareholder can be complicated. The consequences will depend on the shareholder’s specific situation and on variables not within the control of Agis or Perrigo. Agis shareholders should consult with their tax advisors for a full understanding of the merger’s U.S. federal, state, local, Israeli and other foreign tax consequences to them.
Accounting Treatment (page 72)
      Perrigo prepares its financial statements in accordance with applicable Securities and Exchange Commission rules and regulations and accounting principles generally accepted in the United States of America. The merger will be accounted for using the purchase method of accounting with Perrigo being considered the acquirer of Agis for accounting purposes. This means that Perrigo will allocate the purchase price to the fair value of assets acquired (including identifiable intangible assets) and liabilities assumed from Agis on the closing date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually. The amount allocated to in-process research and development will be charged to operations as of the acquisition date.
Government and Regulatory Approvals (page 76)
      The merger is subject to antitrust laws. Perrigo and Agis have made filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission and all other applicable foreign antitrust filings. The applicable waiting periods have expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Perrigo and Agis cleared the German approval process. Their application with Brazil is pending but is not expected to delay the closing of the merger. In some jurisdictions the reviewing agencies or governments, states or private persons may challenge the merger at any time before or after its completion.
      In addition, the merger is subject to the receipt of certain required approvals from Israeli governmental entities, including the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry and the Israeli Investment Center of the Israeli Ministry of Trade & Industry which approvals have been received.
Interests of the Agis Directors and Officers in the Merger (page 68)
      Some of the Agis directors and executive officers, as well as several other members of Agis senior management, may have a personal interest in the merger, the agreement and plan of merger and the transactions contemplated thereby that is different from, or in addition to, the interests of Agis shareholders generally which may have influenced their decision to support or recommend the merger.
      In connection with the agreement and plan of merger, which is incorporated herein by reference, Moshe Arkin, Agis’ Chairman and President and largest shareholder, has entered into an Undertaking Agreement, a copy of which is attached as APPENDIX D to this proxy statement/ prospectus and which is incorporated herein by reference, a Lock-Up Agreement, a copy of which is attached as APPENDIX G to this proxy statement/ prospectus and which is incorporated herein by reference, a Registration Rights Agreement, a copy of which is attached as APPENDIX H to this proxy statement/ prospectus and which is incorporated herein by reference, and a Nominating Agreement, a copy of which is attached as APPENDIX F to this proxy statement/ prospectus and which is incorporated herein by reference, with Perrigo. Mr. Arkin has also entered into an Employment Agreement with Agis and Perrigo, a copy of which is attached as APPENDIX I and which is incorporated herein by reference.
      In addition to Mr. Arkin’s employment agreement, Agis and Perrigo entered into employment agreements with Refael Lebel, Agis’ Chief Executive Officer, and Sharon Kochan, Agis’ Vice President — Business Development.

      In connection with the merger, Perrigo agreed to grant certain Agis employees, which may include members of Agis’ senior management, restricted shares of Perrigo common stock. In addition, in connection with the merger Agis is entitled to pay certain bonuses to, and enter into retention agreements with, certain of its employees, which may include members of Agis’ senior management.
      The agreement and plan of merger requires Perrigo to cause Agis, as the surviving corporation in the merger, to indemnify current and former directors and officers of Agis and its subsidiaries for events occurring before the merger, including events that are related to the merger, to the fullest extent permitted under Israeli law.
      Agis also intends to purchase directors’ and officers’ liability tail insurance policy, which will provide continuing coverage for acts and omissions of Agis officers and directors on terms no less favorable to the insured parties than those currently in place, for a period of seven years following the merger.
      The Agis board of directors and audit committee were aware of these interests and considered them, among other matters, in approving the agreement and plan of merger and the merger.
Non-Solicitation (page 96)
      The agreement and plan of merger contains detailed provisions that prohibit Agis, it subsidiaries and their respective officers, directors and representatives, from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an acquisition proposal (as defined in the agreement and plan of merger) unless specified conditions are met.
Termination of the Agreement and Plan of Merger (page 100)
      Under circumstances specified in the agreement and plan of merger, either Perrigo or Agis may terminate the agreement and plan of merger. These circumstances generally include if:

•	both parties consent to termination;

•	a final, non-appealable order of a court or other action of any governmental authority has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	the board of directors of the other party takes certain actions in opposition to the merger;

•	Agis accepts a superior proposal (as defined in the agreement and plan of merger) prior to January 28, 2005;

•	the other party breaches its representations, warranties or covenants in the agreement and plan of merger and such breach would result in the failure to satisfy certain conditions to closing and such breach is not cured within 30 days notice of such breach or such breach in incapable of being cured;

•	any conditions to closing shall have become incapable of fulfillment by August 31, 2005, and shall not have been waived by the party for whom they are conditions to closing;

•	the required approval of the shareholders of either Perrigo or Agis has not been obtained at their respective duly held Special Meetings; or

•	the merger has not been completed by August 31, 2005.
Expenses; Termination Fee (page 101)
      If the agreement and plan of merger is terminated, Agis may, in specified circumstances, be required to pay a termination fee of $25 million or may be required to reimburse the out-of-pocket costs of Perrigo up to $5 million. In specified circumstances, Perrigo may be required to reimburse the out-of-pocket costs of Agis up to $5 million. The circumstances that will give rise to this payment are described in the section “The Agreement and Plan of Merger and Related Agreements — The Agreement and Plan of Merger — Expenses; Termination Fee.” Perrigo and Agis also agreed that all (i) filing fees payable under or pursuant to the Hart-Scott-Rodino Antitrust Improvements Act; (ii) any filing fees in connection with filings with any Israeli governmental entity and (iii) expenses incurred in connection with the filing, printing and mailing of this proxy statement/ prospectus and the registration statement of which it is a part shall be shared equally by Perrigo and Agis.

Related Agreements
Undertaking Agreement (page 102)
      Moshe Arkin, Agis Chairman and President and the beneficial owner of approximately 45.7% of Agis’ outstanding ordinary shares (based on 27,393,705 shares outstanding as of February 7, 2005, which excludes shares held in treasury and shares held by Agis’ subsidiaries), has entered into an Undertaking Agreement with Perrigo and Agis whereby he agreed to vote those shares in favor of the transaction.
Voting Agreement (page 103)
      Michael Jandernoa, a director of Perrigo and the beneficial owner of approximately 9.1% of Perrigo’s outstanding shares of common stock as of February 7, 2005, has entered into a Voting Agreement with Agis whereby he agreed to vote any shares that he owns as of the record date of the Perrigo shareholder’s meeting in favor of the issuance of the common shares of Perrigo in connection with the merger.
Registration Rights Agreement (page 104)
      Perrigo and Moshe Arkin have entered into a Registration Rights Agreement whereby Mr. Arkin receives demand registrations which shall be limited to three in total and only one of which may be made in any twelve-month period. Mr. Arkin has also been granted incidental registration rights under the Registration Rights Agreement.
Lock-Up Agreement (page 104)
      Moshe Arkin has delivered a Lock-Up Agreement whereby he agrees not to dispose of any of the shares of Perrigo common stock that he receives as part of the merger consideration for a period of two years from the effective time. For a period of one year thereafter, he agrees not to dispose of more than 50% of the shares of Perrigo common stock that he receives as part of the merger consideration.
Nominating Agreement (page 103)
      Moshe Arkin and Perrigo have entered into a Nominating Agreement whereby, subject to the corporate governance standards of Perrigo, Mr. Arkin will be named to the Perrigo board of directors and will have the right to nominate one additional person to Perrigo’s board. In addition, upon the next board vacancy, Mr. Arkin will have the right to designate a replacement director.
Board of Directors’ Recommendations
Perrigo Board of Directors’ Recommendation (page 47)
      The Perrigo board of directors unanimously recommends that Perrigo shareholders vote “FOR” the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger.
Agis Board of Directors’ Recommendation (page 58)
      The Agis board of directors recommends that Agis shareholders vote “FOR” the proposal to approve the agreement and plan of merger, and approve the merger and the other transactions contemplated by the agreement and plan of merger.
Opinion of Goldman, Sachs & Co. (page 50)
      Goldman, Sachs & Co. delivered its opinion to Perrigo’s board of directors that, as of November 14, 2004 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Perrigo in respect of each Agis ordinary share is fair from a financial point of view to Perrigo. See “The Merger — Opinion of Goldman, Sachs & Co.”
      The full text of the written opinion of Goldman Sachs, dated November 14, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as APPENDIX B. Goldman Sachs provided its opinion for the information and assistance of Perrigo’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Perrigo’s common stock should vote with respect to the merger. Pursuant to an engagement letter between Perrigo and Goldman Sachs, Perrigo has agreed to pay Goldman Sachs a transaction fee of $6,250,000, a principal portion of which is payable upon consummation of the merger.

Opinion of Merrill Lynch & Co. (page 60)
      Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch & Co.” or “Merrill Lynch”) delivered its oral opinion to the Agis board of directors, that, as of November 14, 2004, and based on and subject to the matters described in its written opinion, the consideration to be paid by Perrigo in respect of each ordinary share of Agis is fair from a financial point of view to the Agis shareholders. See “The Merger — Opinion of Merrill Lynch & Co.”
      The full text of the written opinion of Merrill Lynch, dated November 14, 2004, which sets forth the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in connection with the opinion, is attached as APPENDIX C. Merrill Lynch provided its opinion for the information and assistance of Agis’ board of directors in connection with its consideration of the merger. The Merrill Lynch opinion is not a recommendation as to how any holder of Agis ordinary shares should vote with respect to the merger. Pursuant to an engagement letter between Agis and Merrill Lynch, Agis has agreed to pay a fee to Merrill Lynch equal to 0.50% of the aggregate purchase price for the proposed transaction, which is contingent and payable upon the consummation of the merger.
Differences in the Rights of Shareholders (page 119)
      When the merger is completed, holders of Agis ordinary shares will become holders of shares of Perrigo common stock. The rights of the holders of Agis ordinary shares, as holders of shares of Perrigo common stock following the Merger, will be governed by Michigan law and by the Perrigo articles of incorporation and bylaws, rather than by Israeli law and by the Agis Memorandum of Association and Articles of Incorporation.

Comparative Per Share Data
      The following table summarizes per share information for Perrigo and Agis, the Perrigo pro forma book value and earnings per share data giving effect to the issuance of shares of Perrigo common stock in the merger as if it had occurred at the end of the period are presented below.

	Six Months
	Ended	Year Ended
	December 25,	June 30,
	2004	2004

Perrigo Common Stock
Book value per share at period end
Historical	$8.04	$7.57
Pro Forma	$6.64	N/A
Pro Forma Agis Equivalent(1)	$10.64	N/A
Basic earnings per share
Historical	$0.47	$1.15
Pro Forma	$0.47	$0.58
Pro Forma Agis Equivalent(1)	$0.75	$0.93
Diluted earnings per share
Historical	$0.46	$1.11
Pro Forma	$0.46	$0.57
Pro Forma Agis Equivalent(1)	$0.74	$0.91
Cash Dividends per share	$0.075	$0.13

Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2004	2003

Agis Ordinary Shares
Book value per share at period end	NIS 40.74	NIS 40.45
Net Income per share	NIS 2.12	NIS 5.00
Cash Dividends per share NIS	NIS 2.00	NIS —

(1)	The Pro Forma Agis equivalent share amounts are calculated by multiplying the combined pro forma amounts by the exchange ratio in the merger of 1.6022 shares of Perrigo common stock for each Agis ordinary share.

Comparative Per Share Market Data
      As of February 7, 2005 there were 1,406 holders of record of shares of Perrigo common stock and there were approximately 29 holders of record of Agis ordinary shares.
      The table below presents the per share closing price of Perrigo common stock on the Nasdaq National Market, the per share closing price of Agis ordinary shares on the Tel-Aviv Stock Exchange and the pro forma equivalent of shares of Perrigo common stock to be issued for Agis ordinary shares in the merger as of the dates specified. November 12, 2004 was the last trading date in the United States and November 14, 2004 was the last trading date in Israel before the announcement of the transaction. The Agis per share equivalent market value was determined by multiplying the closing prices of shares of Perrigo common stock as of the specified date by the exchange ratio of 0.8011 and then adding the cash portion of the merger consideration of $14.93. February 7, 2005 was the most recent practicable date before the date of this proxy statement/ prospectus.

	Last Reported Sales Price

	Perrigo	Agis Ordinary	Agis Ordinary Shares
Date	Common Stock	Shares	Equivalent Value

November 12, 2004	$18.65	NIS 108.1	$29.87
February 7, 2005	$17.44	NIS 124.0	$28.90
      The following tables show the high and low closing sale prices in New Israeli Shekels (“NIS”) for Agis ordinary shares on the Tel-Aviv Stock Exchange for the periods indicated.

Year	High	Low

2004	148.90	93.87
2003	147.80	44.97
2002	47.71	29.10
2001	37.44	27.25
2000	41.04	29.42

Quarter	High	Low

2004
Fourth Quarter	126.30	97.40
Third Quarter	137.70	93.87
Second Quarter	146.90	123.00
First Quarter	148.90	124.60
2003
Fourth Quarter	147.80	93.80
Third Quarter	95.50	78.90
Second Quarter	100.70	65.90
First Quarter	63.90	44.97

Month	High	Low

January (2005)	125.20	118.80
December (2004)	125.10	120.50
November (2004)	126.30	97.40
October (2004)	109.40	97.58
September (2004)	111.80	95.21
August (2004)	116.50	93.87

Forward Looking Statements
      This proxy statement/ prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Perrigo intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements included in these statutory provisions. All statements regarding Perrigo’s or Agis’ expected financial position and operating results, expected revenue, seasonality, liquidity, potential liquidity events, effects on cash expenditures, cash flow and outstanding bank indebtedness, business strategy, financing plans, future capital requirements, government regulations, forecasted demographic and economic trends relating to the pharmaceutical industry, the consummation of the proposed merger, government approvals, combined business opportunities and synergies, anticipated cost savings and other benefits from the merger and recovery of merger-related costs, and similar matters are forward-looking statements. In some cases, shareholders can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “project” or “intend.” All forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Shareholders should be aware that these statements only reflect predictions and are not a guarantee of future performance. Actual events or results may materially differ. Important factors that could cause actual results to be materially different from expectations include those discussed in this proxy statement/ prospectus under the caption “Risk Factors” as well as elsewhere in this document and in other public filings. Neither party undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent specifically required by SEC rules.

RISK FACTORS
      You should carefully consider the following risk factors relating to the merger and to ownership of shares of Perrigo common stock. You should also consider the other information included or referred to in this proxy statement/ prospectus. See “Where You Can Find More Information” for directions on how to obtain additional information.
Risk Factors Relating to the Merger
      In addition to the other information contained or incorporated by reference in this proxy statement/ prospectus, you should carefully consider the following factors when you evaluate (a) how to vote your shares of Perrigo common stock on the matters described in this proxy statement/ prospectus, or (b) your acquisition of shares of Perrigo common stock in partial exchange for the Agis ordinary shares you now own.

Although Perrigo and Agis expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.
      The consummation of the merger inherently involves a certain amount of risk in successfully integrating our two companies in a timely and efficient manner. If we do not successfully integrate and achieve the anticipated benefits, our businesses could be materially adversely affected. Specifically, risks in successfully integrating our companies include:

•	coordinating the efforts and managing the operations, facilities and decision-making process in our geographically distant organization, with Perrigo in Allegan, Michigan and Agis in Bnei-Brak, Israel;

•	integrating personnel with different business and corporate cultural backgrounds;

•	demonstrating to employees that the business cultures of Perrigo and Agis are compatible, maintaining employee morale and retaining key employees;

•	preserving distribution, marketing or other important relationships of both Perrigo and Agis and resolving possible conflicts that may arise;

•	successfully developing the pipeline of products currently under development at Agis; and

•	expending significant amounts of financial and other resources, including the time of managers, in integrating our businesses, making such resources unavailable for our daily business needs.

Agis shareholders will receive a fixed ratio of shares of Perrigo common stock for each Agis ordinary share, which could result in Agis shareholders receiving a lower dollar value of Perrigo stock at the time of completion of the merger.
      The value of what Agis shareholders receive in the merger depends on the market price of shares of Perrigo common stock upon consummation of the merger. In the merger, Agis shareholders will receive 0.8011 shares of Perrigo common stock and $14.93 of cash for each outstanding Agis ordinary share that they own. This exchange ratio is fixed and will not vary regardless of any fluctuations in the market price of either shares of Perrigo common stock or Agis ordinary shares, and the parties do not have a right to terminate the agreement and plan of merger based solely upon changes in the market price of either shares of Perrigo common stock or Agis ordinary shares.
      Since the announcement of the merger, the trading prices of Perrigo and Agis have varied and are likely to continue to vary in the future due to changes in the business, operations or prospects of Perrigo and Agis, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. The dollar value of the shares of Perrigo common stock that holders of Agis ordinary shares will receive upon completion of the merger will depend on the market value of shares of Perrigo common stock at the time of completion of the merger, which may be lower than the closing price of the shares of Perrigo common stock on the last full trading day preceding the public announcement of the agreement and plan of merger, the last full trading day prior to the date of this proxy statement/ prospectus or the date of the Special Meetings.

Perrigo’s Rights Agreement, Articles of Incorporation and Michigan Law may inhibit a takeover regardless of whether such takeover is in the best interest of Perrigo shareholders or not.
      Perrigo’s rights agreement, commonly referred to as a “poison pill” and articles of incorporation, and provisions of the Michigan Business Corporation Act may prevent or delay a change of control of Perrigo, even if Perrigo shareholders would benefit from a change in control.
      Antitakeover measures implemented by Perrigo include:

•	The rights agreement, which provides that when any person or group acquires 20% of the outstanding shares of Perrigo common stock, Perrigo’s shareholders will have the right to purchase from Perrigo additional shares of Perrigo common stock with a market value equal to two times the exercise price of a right issued under the rights agreement;

•	Perrigo’s articles of incorporation, which separates the board of directors into three classes, with only one class up for election in any given year; and

•	The “control share acquisition” provisions of the Michigan Business Corporation Act impose certain restrictions upon the voting rights of holders of 20% or more of Perrigo’s outstanding common stock.

Certain directors and executive officers of Agis have interests and arrangements that are in addition to or may be different than Agis’ shareholders and that may influence or have influenced their decision to support or approve the merger.
      Some of the Agis directors and executive officers, as well as several other members of Agis senior management, may have a personal interest in the merger, the agreement and plan of merger and the transactions contemplated thereby that is different from, or in addition to, the interests of Agis shareholders generally which may have influenced their decision to support or recommend the merger.
      In connection with the agreement and plan of merger, Moshe Arkin, Agis’ Chairman and President and largest shareholder, has entered into an Undertaking Agreement, a copy of which is attached as APPENDIX D to this proxy statement/ prospectus and which is incorporated herein by reference, a Lock-Up Agreement, a copy of which is attached as APPENDIX G to this proxy statement/ prospectus and which is incorporated herein by reference, a Registration Rights Agreement, a copy of which is attached as APPENDIX H to this proxy statement/ prospectus and which is incorporated herein by reference, and a Nominating Agreement, a copy of which is attached as APPENDIX F to this proxy statement/ prospectus and which is incorporated herein by reference, with Perrigo. Mr. Arkin has also entered into an Employment Agreement with Agis and Perrigo, a copy of which is attached as APPENDIX I and which is incorporated herein by reference.
      In addition to Mr. Arkin’s employment agreement, Agis and Perrigo entered into employment agreements with Refael Lebel, Agis’ Chief Executive Officer, and Sharon Kochan, Agis’ Vice President — Business Development.
      In connection with the merger, Perrigo agreed to grant certain Agis employees, which may include members of Agis’ senior management, restricted shares of Perrigo common stock. In addition, in connection with the merger, Agis is entitled to pay certain bonuses to, and enter into retention agreements with, certain of its employees, which may include members of Agis’ senior management.
      The agreement and plan of merger requires Perrigo to cause Agis, as the surviving corporation in the merger, to indemnify current and former directors and officers of Agis and its subsidiaries for events occurring before the merger, including events that are related to the merger, to the fullest extent permitted under Israeli law.

      Agis also intends to purchase directors’ and officers’ liability tail insurance policy, which will provide continuing coverage for acts and omissions of Agis officers and directors on terms no less favorable to the insured parties than those currently in place, for a period of seven years following the merger.
      The Agis board of directors and audit committee were aware of these interests and considered them, among other matters, in approving the agreement and plan of merger and the merger.

The merger may adversely effect the relationship of Agis with certain of its business partners and employees
      Certain of Agis’ business partners may decide to terminate their relations with Agis as a result of the merger. In addition, certain key employees of Agis may leave Agis in anticipation of the merger. The combined company’s future success will depend in large part upon its ability to preserve its relationships with business partners and attract and retain highly skilled personnel. Should the combined company not be able to achieve such goals, future operating results may be adversely impacted.

Risk Factors Related to Operations of Perrigo
      In addition to the risks described above, you should also consider the following risks, which relate specifically to Perrigo, (a) if you are a Perrigo shareholder, in determining how to vote your shares of Perrigo common stock on the matters described in this proxy statement/ prospectus, or (b) if you are an Agis shareholder, in connection with your investment decision regarding your acquisition of shares of Perrigo common stock in partial exchange for the Agis ordinary shares you own as of the date the merger is completed. The following risks should be considered, together with information about Perrigo’s business, financial condition and results of operations provided elsewhere in this proxy statement/ prospectus (including any documents incorporated herein by reference). Whether or not the merger is completed, these risks will continue to apply to Perrigo shareholders’ investment in Perrigo.

Perrigo’s quarterly results are impacted by a number of factors, some of which are beyond the control of management which may result in significant quarter-to-quarter fluctuations in operating results.
      Perrigo’s quarterly operating results depend on a variety of factors including, but not limited to, the severity, length and timing of the cough/cold/flu season, the timing of new product introductions by Perrigo and its competitors, the magnitude and timing of research and development investments, changes in the levels of inventories maintained by Perrigo’s customers and the timing of retailer promotional programs. Accordingly, Perrigo may be subject to significant and unanticipated quarter-to-quarter fluctuations.

The price of shares of Perrigo common stock is volatile and, therefore, investors cannot rely on historical trends to predict future stock prices.
      The market price of Perrigo’s common stock has been, and could in the future be, subject to wide fluctuations in response to, among other things, quarterly fluctuations in operating results, adverse circumstances affecting the introduction or market acceptance of new products, failure to meet published estimates of or changes in earnings estimates by securities analysts, announcements of new products or enhancements by competitors, receipt of regulatory approvals by Perrigo and by competitors, sales of common stock by existing holders, loss of key personnel, market conditions in the industry, shortages of key product inventory components and general economic conditions.

Perrigo’s manufacturing operations are concentrated in two main facilities. The disruption of either of these manufacturing facilities could materially and adversely affect Perrigo’s business, financial position and results of operations.
      The vast majority of Perrigo’s domestic over-the-counter (“OTC”) products are manufactured in Allegan, Michigan. In addition, the majority of Perrigo’s domestic nutritional products are produced at one manufacturing facility in Greenville, South Carolina. Revenues from sales of products manufactured in these facilities comprise approximately 90% of Perrigo’s total revenues. A significant disruption at either of these facilities could impair Perrigo’s ability to produce and ship products on a timely basis, which could have a material adverse effect on Perrigo’s business, financial position and operating results.

Perrigo operates in a highly regulated industry. An inability to meet current or future regulatory requirements could have a material adverse effect on Perrigo’s business, financial position and operating results.
      Several United States and foreign agencies regulate the manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sale of Perrigo’s products. Various state and local agencies also regulate these activities. In addition, Perrigo manufactures and markets certain of its products in accordance with the guidelines established by voluntary standard organizations. Should Perrigo fail to adequately conform to these regulations and guidelines, there may be a significant impact on the operating results of Perrigo. In particular, packaging or labeling changes mandated by the Food and Drug Administration (“FDA”) can have a material impact on the results of operations of Perrigo.

Required changes could be related to safety or effectiveness issues. With specific regard to safety, there have been instances within Perrigo’s product categories in which evidence of product tampering has occurred resulting in a costly product recall. Perrigo may also choose to recall products from time to time for reasons unrelated to safety, which recalls may be costly. Perrigo believes that it has a good relationship with the FDA, which it intends to maintain. If this relationship should deteriorate, however, Perrigo’s ability to bring new and current products to market could be impeded.

Many of Perrigo’s products contain pseudoephedrine, a chemical that may be used illegally in the production of methamphetamines. Regulation may be enacted to combat such illegal use of this chemical, which could have an adverse impact on Perrigo’s sales of such products and resulting income.
      Certain states are enacting legislation in reaction to nationwide concerns over the control of chemicals that may be used illegally in the production of methamphetamine. This legislation may result in the removal of certain products containing pseudoephedrine from the retail shelf to a more controlled position of sale behind the pharmacy counter of a retailer. Additionally, such legislation may require special product packaging, enhanced recordkeeping and limits on the amount of product a consumer may purchase. Products containing pseudoephedrine generated approximately one-fifth of Perrigo’s fiscal 2004 revenues. Perrigo expects these products to contribute similarly to total revenues in the future. Perrigo cannot predict whether further legislation will be passed or, if it is passed, its impact on future revenues from these products.

Perrigo’s success is dependent, in large part, on continued store brand growth, which is not entirely within management’s control. There can be no assurance that store brand products will continue to grow and any such failure would adversely impact Perrigo’s sales and resulting financial condition.
      The future growth of domestic store brand products will be influenced by general economic conditions, which can influence consumers to switch to store brand products, consumer perception and acceptance of the quality of the products available, the development of new products, the market exclusivity periods awarded on prescription to OTC switch products and Perrigo’s ability to grow its store brand market share. Perrigo does not advertise like the national brand companies and thus is dependent on retailer promotional spending to drive sales volume and increase market share. Growth opportunities for the products in which Perrigo currently has a significant store brand market share (cough and cold remedies and analgesics) will be driven by the ability to offer new products to existing domestic customers. Branded pharmaceutical companies may use state and federal regulatory and legislative means to limit the use of brand equivalent products. Should store brand growth be limited by any of these factors, there could be a significant adverse impact on the operating results of Perrigo.

The competitive pressures Perrigo faces could lead to reduced demand for its products in favor of its competitors’ products, which could harm Perrigo’s sales, gross margins and prospects.
      The market for store brand OTC pharmaceutical and nutritional products is highly competitive. Store brand competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products. National brand companies and/or generic pharmaceutical companies could choose to compete more directly by manufacturing store brand products or by lowering the prices of national brand products. Due to the high degree of price competition, Perrigo has not always been able to fully pass on cost increases to its customers. The inability to pass on future cost increases, the impact of direct store brand competitors and the impact of national brand companies lowering prices of their products or directly operating in the store brand market could have a material adverse impact on financial results. In addition, since Perrigo sells its nutritional products through retail drug, supermarket and mass merchandise chains, it may experience increased competition in its nutritional products business through alternative channels such as health food stores, direct mail and direct sales as more consumers obtain products through these channels. Retailer reverse auctions have added a new dimension to competition as some retailers have instituted this process to obtain competitive price quotes over the world wide web. Perrigo has evaluated, and will continue to evaluate, the products and product categories in which it does business. Future product line extensions, or deletions, could have a material impact on Perrigo’s financial position or results of operations.

Through the proposed transaction with Agis and other actions, Perrigo is expanding its business into the manufacture and sale of generic prescription drugs. Entering that market requires significant expenditure of resources, both financial and otherwise. There can be no assurance that Perrigo will be successful in this market.
      Various risks and uncertainties are attendant to Perrigo’s decision to expand into the manufacture and sale of generic prescription drugs. If Perrigo is unsuccessful in establishing itself and growing that business, it could negatively affect Perrigo’s stock price, financial position and operating results. Even if Perrigo’s generic business is ultimately successful, the costs of entering into and establishing that business may exceed the profits derived from it for some period of time.
      Many of the factors applicable to Perrigo’s store brand OTC pharmaceutical and nutritional businesses similarly are applicable to the generic prescription drug business. For example, the highly competitive nature of the market, the heavily regulated environment, intellectual property issues (e.g., patent and licensing issues, potential infringement claims and confidentiality concerns), availability of raw materials and market acceptance of products are all factors affecting that business. In addition, federal or state legislative proposals, reimbursement policies of third-parties (such as insurance companies, health maintenance organizations, managed care organizations, Medicaid and Medicare), cost containment measures and health care reform, as well as other factors that Perrigo may not be able to adequately identify due to its inexperience with generic equivalents, could affect the marketing, pricing and demand for generic prescription drugs.

Because Perrigo depends upon Wal-Mart for a significant portion of its sales, Perrigo’s sales, operating margins and income would be adversely affected by any disruption of its relationship with Wal-Mart or any material adverse change in Wal-Mart’s business.
      Perrigo’s largest customer, Wal-Mart, currently comprises approximately 28% of total net sales. Should Wal-Mart’s current relationship with Perrigo change adversely, the resulting loss of business could have a material adverse impact on Perrigo’s financial position and results of operations.

Retailer consolidation may also adversely affect Perrigo’s financial position or results of operation.
      The impact of retailer consolidation could have an adverse impact on future sales growth. Should a large customer encounter financial difficulties, the exposure on uncollectible receivables and unusable inventory could have a material adverse impact on Perrigo’s financial position or results of operations.

If Perrigo cannot continue to rapidly develop, manufacture and market innovative products that meet customer requirements for performance, safety and cost effectiveness, it may lose market share and its revenues may suffer.
      Perrigo’s investment in research and development is expected to be above historical levels due to Perrigo’s planned expansion into the manufacture and sale of generic prescription drugs as well as the high cost of developing and becoming a qualified manufacturer of new products that are switching from prescription to OTC status. The ability to attract scientists proficient in emerging delivery forms and/or contracting with a third party innovator in order to generate new products of this type is a critical element of Perrigo’s long term plans. Should Perrigo fail to attract qualified employees or enter into reasonable agreements with third party innovators, long term sales growth and profit would be adversely impacted.

Third party patents and other intellectual property rights may limit Perrigo’s ability to bring new products to market and may subject Perrigo to potential legal liability. The failure to bring new products to market in a timely manner without incurring legal liability could cause Perrigo to lose market share and its operating results may suffer.
      Perrigo’s ability to bring new products to market is limited by certain patent and trade dress factors including, but not limited to, the existence of patents protecting brand products for the Consumer Healthcare and Pharmaceuticals segments and the regulatory exclusivity periods awarded on products that have switched from prescription to OTC status. The cost and time to develop these prescription and switch candidate products is significantly greater than the rest of the new products that Perrigo seeks to introduce. Moreover, Perrigo’s packaging of certain products could be subject to trade dress and design patent legal actions regarding infringement. Although Perrigo designs its products and packaging to avoid infringing upon any valid proprietary rights of national brand marketers, there can be no assurance that Perrigo will not be subject to such legal actions in the future.

Growth in the nutritional products business is driven, in part, by factors beyond Perrigo’s control, such as media attention. If the factors currently having a positive impact on this market disappear or diminish, Perrigo’s sales in this market may suffer.
      Perrigo believes that growth in the nutritional products business is based largely on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamin and other nutritional products. There can be no assurance of future favorable scientific results and media attention, or the absence of unfavorable or inconsistent findings. In the event of future unfavorable scientific results or media attention, Perrigo’s sales of nutritional products could be materially adversely impacted.

Perrigo is dependent on the services of certain key executive and scientific employees. The failure to attract and retain such employees may have a material adverse impact on Perrigo’s results of operations.
      Perrigo’s future success will depend in large part upon its ability to attract and retain highly skilled research and development scientists, management information specialists, operations, sales, marketing and managerial personnel. Perrigo does not have employment contracts with any key personnel other than David T. Gibbons, its Chairman of the Board, President and Chief Executive Officer. Should Perrigo not be able to attract or retain key qualified employees, future operating results may be adversely impacted.

Lack of availability of, or significant increases in the cost of, raw materials used in manufacturing Perrigo’s products could adversely impact its profit margins and operating results.
      In the past, supplies of certain raw materials, bulk tablets and finished goods purchased by Perrigo were limited, or were available from one or only a few suppliers, and it is possible that this will occur in the future. Should this situation occur, it can result in increased prices, rationing and shortages. In response to these problems Perrigo tries to identify alternative materials or suppliers for such raw materials, bulk tablets and finished goods. The nature of FDA restrictions placed on products approved through the Abbreviated New Drug Application (“ANDA”) and New Drug Application (“NDA”) process could substantially lengthen the approval process for an alternate material source. Certain material shortages and approval of alternate sources could adversely affect financial results.
      In December 2002, a supplier of tablet/caplet gelatin coating processing confirmed its intention to discontinue selling its services to Perrigo as of March 31, 2003. Sales related to these products decreased $12,000,000 in fiscal 2004 compared to fiscal 2003. No further reduction in future sales is expected. Perrigo has arranged alternative coating sources to service customer requirements. In May 2004, Perrigo’s former supplier filed a patent infringement suit against Perrigo relating to its replacement products. Perrigo does not expect the outcome of this suit to have a material adverse effect on its operations or financial results.

The costs, both financially and in regard to management attention, of combating legal proceedings could have an adverse impact on Perrigo’s business, financial condition and results of operations.
      From time to time, Perrigo and/or its subsidiaries become involved in lawsuits arising from various commercial matters, including, but not limited to, competitive issues, contract issues, intellectual property matters, workers’ compensation, product liability and regulatory issues such as Proposition 65 in California. Litigation tends to be unpredictable and costly. No assurance can be made that litigation will not have a material adverse effect on Perrigo’s financial position or results of operations in the future.

To protect itself against various potential liabilities, Perrigo maintains a variety of insurance programs. Significant increases in the cost or decreases in the availability of such insurance could adversely impact Perrigo’s financial condition.
      Perrigo maintains insurance, including property, general and product liability, and directors’ and officers’ liability, to protect itself against potential loss exposures. Perrigo, like other retailers, distributors and manufacturers of products that are ingested, is exposed to product liability claims in the event that, among other things, the use of its products results in injury. There is no assurance that product liability insurance will continue to be available to Perrigo at an economically reasonable cost or that Perrigo’s insurance will be adequate to cover liability that Perrigo incurs in connection with product liability claims. To the extent that losses occur, there could be an adverse effect on Perrigo’s financial results depending on the nature of the loss and the level of insurance coverage maintained by Perrigo. Perrigo cannot predict whether deductible or retention amounts will increase or whether coverage will be reduced in the future. From time to time, Perrigo may reevaluate and change the types and levels of insurance coverage that it purchases.

Perrigo’s business is capital intensive and there can be no assurance that capital will always be available on favorable terms or at all. In some instances, Perrigo may determine to issue additional shares of capital stock in order to meet its capital needs, which would dilute existing shareholders.
      Perrigo maintains a broad product line to function as a primary supplier for its customers. Capital investments are driven by growth, technological advancements, cost improvement and the need for manufacturing flexibility. Estimation of future capital expenditures could vary materially due to the uncertainty of these factors. If Perrigo fails to stay current with the latest manufacturing and packaging technology, it may be unable to competitively support the launch of new product introductions.
      Perrigo anticipates that cash, cash equivalents, investment securities, and cash flows from operations will substantially fund working capital and capital expenditures. Perrigo has historically evaluated acquisition opportunities and anticipates that acquisition opportunities will continue to be identified and evaluated in the future. The historical growth of sales and profits has been influenced by acquisitions. There is no assurance that future sales and profits will, or will not, be impacted by acquisition activities. Perrigo’s current capital structure, results of operations and cash flow needs could be materially impacted by acquisitions.

A substantial portion of the source of raw materials and an increasing volume of sales of Perrigo are outside the United States. Conducting business in international markets involves risks and uncertainties such as foreign exchange rate exposure and political and economic instability that could lead to increased prices for raw materials and reduced international sales and reduced profitability associated with such sales, which would reduce the combined company’s sales and income.
      Perrigo sources certain key raw materials from foreign suppliers and is increasing its sales outside the United States. Perrigo’s primary markets outside the United States are Mexico, Canada and the United Kingdom. Perrigo may have difficulty in international markets due, for example, to greater regulatory barriers, the necessity of adapting to new regulatory systems and problems related to markets with different cultural bases and political systems. Sales to customers outside the United States and foreign raw material purchases expose Perrigo to a number of risks including unexpected changes in regulatory requirements and tariffs, possible difficulties in enforcing agreements, longer payment cycles, currency or exchange rate fluctuations, difficulties obtaining export or import licenses, the imposition of withholding or other taxes, economic or political instability, embargoes, exchange controls or the adoption of other restrictions on foreign trade. Should any of these risks occur, they may have a material adverse impact on the operating results of Perrigo.
      Income tax rate changes by governments and changes in the tax jurisdictions in which Perrigo operates could influence the effective tax rates for future years. Entry into new tax jurisdictions, whether domestic or international, increases the likelihood of fluctuation.
      Perrigo incurs interest expense at its foreign subsidiaries due to its use of credit facilities in the United Kingdom and Mexico that employ variable interest rates. The interest rates are established at the time of borrowing based upon the prime rate or the LIBOR rate, plus a factor, or at a rate based on an interest rate agreed upon between Perrigo and its Agent at the time the loan is made. Interest income is related to investing cash on hand in various short-term investments whereby the interest rate is determined on the day the investment is made. Accordingly, interest income and expense is subject to fluctuation due to the variability of interest rates.

Perrigo’s financial statements involve certain assumptions, judgments and estimates. There can be no assurance that these assumptions, judgments and estimates will be obtained or maintained for any given period. Deviations from these assumptions, judgments and estimates could materially impact Perrigo’s financial conditions and results of operations.
      The consolidated and condensed financial statements included in the periodic reports that Perrigo files with the Securities and Exchange Commission are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on Perrigo’s financial position and operating results and could negatively affect the market price of Perrigo’s common stock.

Risk Factors Related to Operations of Agis
      In addition to the risks described above, you should also consider the following risks, which relate specifically to Agis (a) if you are a Perrigo shareholder in determining how to vote your shares of Perrigo common stock on the matters described in this proxy statement/ prospectus or (b) if you are an Agis shareholder, in connection with your investment decision regarding your acquisition of shares of Perrigo common stock in partial exchange for the Agis ordinary shares you own as of the date the merger is completed. The following risks should be considered, together with information about Agis’ business, financial condition and results of operations provided elsewhere in this proxy statement/ prospectus (including any documents incorporated herein by reference). Whether or not the merger is completed, these risks will continue to apply to the operations of Agis.

Agis’ success depends on its ability to successfully develop and commercialize new products.
      Agis’ future results of operations depend, to a significant degree, upon its ability to successfully commercialize additional generic drugs and/or innovative pharmaceuticals and active pharmaceutical ingredients (“API”). Agis must develop, test and manufacture generic products as well as prove that its generic products are the bio-equivalent of their branded counterparts. All of Agis’ major products must meet regulatory standards and receive regulatory approvals. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Agis’ products currently under development, if and when fully developed and tested, may not perform as Agis expects, necessary regulatory approvals may not be obtained in a timely manner, if at all, and Agis may not be able to successfully and profitably produce and market such products. Delays in any part of the process or Agis’ inability to obtain regulatory approval of its products (including products developed by others to which Agis has exclusive marketing rights) could adversely affect Agis’ operating results by restricting or delaying its introduction of new products. The continuous introduction of new products is critical to Agis’ business.

Agis’ revenues and profits could decline as its competitors introduce their own generic equivalents and as a result of more competition from low-cost manufacturers from developing countries.
      Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that Agis succeeds in being the first to market a generic version of a significant product, Agis’ sales and profit can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product. Agis’ ability to sustain its sales and profitability on any product over time is dependent on both the number of new competitors for such product some of whom may be significantly larger than Agis and the timing of their approvals. Agis’ overall profitability depends, among other things, on its ability to continuously and timely introduce new products.
      In addition, Agis’ API business is subject to increased competition from other manufacturers of API located in developing countries, such as India and China. Such competition may result in loss of API clients and/or decreased profitability in this business segment.

Agis’ generic pharmaceutical products face intense competition from brand-name companies that sell or license their own generic products or successfully extend their market exclusivity period.
      Competition in the U.S. generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand-name companies continue to sell their products to the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No significant regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to delay generic introduction and decrease the impact of generic competition, such as filing new patents on drugs whose original patent protection is about to expire, developing patented controlled-release products, changing product claims and product labeling, granting third parties the rights to sell “authorized generics,” or developing and marketing as over-the-counter products those branded products which are about to face generic competition.

Agis’ success is also dependent on continued store brand growth, which is not entirely within management’s control. There can be no assurance that store brand products will continue to grow and any such failure would adversely impact Agis’ sales and resulting financial condition.
      The future growth of store brand products will be influenced by general economic conditions, which can influence consumers to switch to store brand products, consumer perception and acceptance of the quality of the products available, the development of new products, the market exclusivity periods awarded on prescription to OTC switch products and Agis’ ability to grow its store brand market share. Agis does not advertise like national brand companies and thus is dependent on retailer promotional spending to drive sales volume and increase market share. Growth opportunities for the products in which Agis currently has a significant store brand market share will be driven by the ability to offer new products to existing customers. Branded pharmaceutical companies may use regulatory and legislative means to limit the use of brand equivalent products. Should store brand growth be limited by any of these factors, there could be a significant impact on the operating results of Agis.

Recent changes in the regulatory environment may prevent Agis from utilizing the exclusivity periods that are important to the success of its generic products.
      The United States Food and Drug Administration’s (“FDA”) policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of extensive litigation in the United States. The FDA’s current interpretation of the Hatch-Waxman Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Hatch-Waxman Act challenging the patent of the branded product, regardless of whether the manufacturer was sued for patent infringement. Although the FDA’s interpretation may benefit some of the products in Agis’ pipeline, it may adversely affect others.
      The Medicare Prescription Drug Improvement and Modernization Act of 2003 provides that the 180-day market exclusivity period provided under the Hatch-Waxman Act is triggered by the commercial marketing of the product. However, the Medicare Prescription Drug Act also contains forfeiture provisions which, if met, will deprive the first Paragraph IV filer of exclusivity. As a result, under certain circumstances, Agis may not be able to exploit its 180-day exclusivity period since it may be forfeited prior to Agis’ being able to market the product.

Third parties may claim that Agis infringes their proprietary rights and may prevent Agis from manufacturing and selling some of its products.
      The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. Agis may have to defend against charges that it violated patents or proprietary rights of third parties. This is especially true for the sale of the brand equivalent version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. Agis’ defense against charges that it infringed third party patents or proprietary rights could require Agis to incur substantial expense and to divert significant effort of its technical and management personnel. If Agis infringes on the rights of others, it could lose its right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.
      Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, Agis cannot be certain that the necessary licenses would be available to it on terms it believes to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent Agis from manufacturing and selling a number of its products.

If Agis elects to sell a generic product prior to any court decision or prior to the completion of all appellate level patent litigation, it could be subject to liabilities for damages if a lower court judgment upon which Agis is relying is reversed.
      At times Agis may seek approval to market generic products before the expiration of patents for those products, based upon its belief that such patents are invalid, unenforceable, or would not be infringed by its products. As a result, Agis may face significant patent litigation. Depending upon a complex analysis of a variety of legal and commercial factors, Agis may, in certain circumstances, elect to market a generic product even though litigation is still pending. This could be before any court decision or while an appeal of a lower court decision is pending. Should Agis elect to proceed in this matter, Agis could face substantial patent liability damages if the final court decision is adverse to it.

Agis is subject to government regulation that increases its costs and could prevent it from marketing or selling its products.
      Agis is subject to extensive pharmaceutical industry regulations in the United States, Germany, Israel and other jurisdictions. Agis cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its products. Agis is also subject to various environmental laws and regulations in the jurisdictions where it has operations.
      Agis is dependent on obtaining timely approvals before marketing most of its products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Agis’ major facilities, both in the United States and outside the United States, and Agis’ products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.
      Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications, as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.
      In addition, changes in environmental laws and regulations in the jurisdictions where Agis operates increase the requirements with which Agis needs to comply and result in additional costs of compliance. In particular, the Israeli Ministry of Environment recently imposed additional new requirements for the disposal of sewage that affect the Chemagis manufacturing facility in the Ramat Hovav Industrial Zone. On October, 10, 2004, Chemagis and other companies filed a petition against the Ministry of the Environment and the Ramat Hovav Municipal Council, seeking the cancellation of those new requirements. If those new environmental requirements are not cancelled, Chemagis may need to make changes to the waste treatment and environmental systems at its Ramat Hovav facility which may result in additional costs to Chemagis.

As a pharmaceutical company, Agis is susceptible to product liability claims that may not be covered by insurance, including potential claims relating to products that Agis currently sells and that are not covered by insurance.
      Agis’ business inherently exposes the company to potential product liability claims. From time to time, and particularly following changes in the insurance industry following the September 11, 2001 terrorist attacks, the pharmaceutical industry has experienced difficulty in obtaining product liability insurance coverage for certain products or coverage in the desired types and amounts or with the desired deductibles. As a result, Agis sells, and may continue to sell, generic products that are not covered by insurance and may also be subject to product liability claims that are not covered by insurance or that exceed its policy limits. Additional products for which Agis currently has coverage may be excluded in the future.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for Agis’ products.
      Increasing expenditures for health care have been the subject of considerable public attention in Israel, North America and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which Agis currently operates, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures. Similar activities are taking place throughout Europe. Agis cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for its products.
      As a result of governmental budgetary constraints, the Israel Ministry of Health and the major Israeli health funds have sought to further reduce health care costs by, among other things, applying continuous pressure to reduce pharmaceutical prices and reducing inventory levels.

The success of certain of Agis’ products depends on the effectiveness of its patents and other measures it takes to protect its intellectual property rights.
      Agis’ success with certain of its products depends, in part, on its ability to protect its current and future products and to defend its intellectual property rights. If Agis fails to adequately protect its intellectual property, competitors may manufacture and market similar products. Agis has been issued patents covering certain of its products, and has filed, and expects to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Any existing or future patents issued to or licensed by Agis may not provide it with any competitive advantages for its products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent Agis’ competitors from developing, using or commercializing products that are similar or functionally equivalent to its products.
      Agis also relies on trade secrets, unpatented proprietary know-how and continuing technological innovation that it seeks to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and Agis will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, Agis’ trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, Agis may not be able to maintain the confidentiality of information relating to such products.

Agis’ manufacturing operations are concentrated in five facilities. The disruption of any of these manufacturing facilities could materially and adversely effect Agis’ business, financial position and results of operations.
      The vast majority of Agis’ products is manufactured in five facilities in the United States, Germany and Israel. Revenues from sales of products manufactured in these facilities comprise approximately 85% of Agis’ total revenues. A significant disruption at any of these facilities could impair Agis’ ability to produce and ship products on a timely basis, which could have a material adverse effect on Agis’ business, financial position and operating results.

Agis’ sales, operating margins and income could be adversely affected by any disruption of its relationships with its largest customers and/or suppliers or any material adverse change in such customers’ and/or suppliers’ businesses.
      Agis’ largest customers, Wal-Mart, Clalit Sick Fund and Aventis, currently comprise approximately 20% of its total revenues. Agis’ largest suppliers in its importation and agency business in Israel, currently comprise approximately 17% of its total purchases. Should current relationships with these customers and/or suppliers change adversely, or should any material adverse change occur in such customers’ and/or suppliers’ businesses, the resulting loss of business could have a material adverse impact on Agis’ financial position and/or results of operations.

Agis is dependent on the services of certain key executive and scientific employees. The failure to attract and retain such employees may have a material adverse impact on Agis’ results of operations.
      Agis’ future success will depend in large part upon its ability to attract and retain highly skilled research and development scientists, management information specialists and operations, sales, marketing and managerial personnel. Should Agis not be able to attract or retain key qualified employees, future operating results may be adversely impacted.

Conditions in Israel affect Agis’ operations and may limit its ability to produce and sell its products.
      Agis is incorporated under Israeli law and its principal offices and a significant amount of its manufacturing and research and development facilities are located in Israel. Political, economic and military conditions in Israel directly affect Agis’ operations, and Agis could be adversely affected by hostilities involving Israel or a significant recession or downturn in the economic or financial condition of Israel.
      Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, which hostilities have continued with varying levels of severity and which have adversely affected the peace process and negatively influenced Israel’s relationship with several Arab countries and international organizations.
      Furthermore, certain parties with whom Agis does business have declined to travel to Israel during this period, forcing Agis to make alternative arrangements where necessary, and the United States Department of State has issued an advisory regarding travel to Israel, impeding the ability of travelers to attain travel insurance. As a result of the State Department’s advisory, the FDA has at various times curtailed or prohibited its inspectors from traveling to Israel to inspect the facilities of Israeli companies, which, should it occur with respect to Agis, could result in the FDA withholding approval for new products Agis intends to produce at those facilities.
      Also, although it has not yet occurred, the political and security situation in Israel may result in certain parties with whom Agis has contracts claiming that they are not obligated to perform their commitments pursuant to force majeure provisions of those contracts.

      In addition, since a significant amount of Agis’ manufacturing and research and development facilities are located in Israel, Agis could experience disruption of its manufacturing and research and development due to terrorist attacks. If terrorist acts were to result in substantial damage to Agis’ facilities, Agis’ business activities would be disrupted since, with respect to some of Agis’ products, Agis would need to obtain prior FDA approval for a change in manufacturing site. Agis’ insurance may not adequately compensate it for losses that may occur and any losses or damages incurred by Agis could have a material adverse effect on its business.
      Some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Agis is also precluded from marketing its products to certain of these countries due to U.S. and Israeli regulatory restrictions. Because none of Agis’ revenue is currently derived from sales to these countries, Agis believes that the boycott has not had a material adverse effect on its current operations. However, continuation or extension of the boycott and the implementing of additional restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of Agis’ business.
      Agis’ operations could be disrupted by the absence for a significant period of one or more of its executive officers or key employees or a significant number of its other employees due to reserve military service.
      While Agis believes that it has operated relatively efficiently given these circumstances, both since Agis began operations and during the period of the increase in hostilities with the Palestinians since October 2000, Agis cannot predict the effect on its business operations if the conflict with the Palestinians continues to escalate or intensify. Any disruption in Agis’ operations would harm its business.

A substantial portion of the source of raw materials and majority of sales of Agis are in various international markets. Conducting business in international markets involves risks and uncertainties such as foreign exchange rate exposure and political and economic instability that could lead to increased prices for raw materials and reduced international sales and reduced profitability associated with such sales, which would reduce Agis’ sales and income.
      Agis sources certain key raw materials from suppliers and is increasing its sales in various international markets. Agis’ primary markets are Israel, the United States and Europe. Agis may have difficulty in such markets due, for example, to greater regulatory barriers, the necessity of adapting to new regulatory systems and problems related to markets with different cultural bases and political systems. Sales to customers and raw material purchases in the various international markets expose Agis to a number of risks including unexpected changes in regulatory requirements and tariffs, possible difficulties in enforcing agreements, longer payment cycles, consumer price index (“CPI”) and inflation (mainly in Israel), exchange rate fluctuations (mainly the Israeli Shekel, Euro and U.S. Dollar), difficulties obtaining export or import licenses, the imposition of withholding or other taxes, economic or political instability, embargoes, exchange controls or the adoption of other restrictions on foreign trade.
      Agis incurs interest expense due to its use of credit facilities in Israel, the United States and Germany that employ variable interest rates, mainly the Israeli Shekel, U.S. Dollar and Euro, and/or linkage to the CPI in Israel. The interest rates are established at the time of borrowing based upon the prime rate or the LIBOR rate, plus a factor, or at a rate based on an interest rate agreed upon at the time the loan is made. Interest income is related to investing cash on hand in various short-term investments whereby the interest rate is determined on the day the investment is made. Accordingly, interest income and expense is subject to fluctuation due to the variability of interest rates and the CPI.
      Income tax rate changes by governments and changes in the tax jurisdictions in which Agis operates could influence the effective tax rates for future years. Entry into new tax jurisdictions, whether domestic or international, increases the likelihood of fluctuation.

The government programs Agis participates in and tax benefits Agis receives require Agis to meet several conditions and may be terminated or reduced in the future, which would increase Agis’ costs and tax expenses.
      Agis has received grants for research and development from the Office of the Chief Scientist in Israel’s Ministry of Industry and Trade. To continue to be eligible for these grants, Agis’ development projects must be approved by the Chief Scientist on a case-by-case basis. If Agis’ development projects are not approved by the Chief Scientist, Agis will not receive grants to fund these projects, which would increase Agis’ research and development costs. The receipt of such grants subjects Agis to certain restrictions and pre-approval requirements which may be conditioned by additional royalty payments with rights to transfer intellectual property and/or production abroad. Agis also receives tax benefits, in particular exemptions and reductions as a result of the “approved enterprise” status of certain of Agis’ existing operations in Israel. To be eligible for these tax benefits, Agis must maintain its approved enterprise status by meeting conditions, including making specified investments in fixed assets located in Israel and investing additional equity in itself and its Israeli subsidiaries and by meeting projections provided to the Investment Center. If Agis fails to meet these conditions in the future, the tax benefits would be canceled and Agis could be required to refund the tax benefits already received. These tax benefits may not be continued in the future at their current levels or at any level. It is possible that such benefits will be reduced or eliminated in the future, which would harm Agis’ business.

Agis has significant operations, including in Israel, that may be adversely affected by acts of political unrest, terrorism or major hostilities.
      Significant portions of Agis’ operations are conducted outside of the United States, and Agis imports a substantial number of products into the United States. Agis may, therefore, be directly affected and denied access to its customers by a closure of the borders of the United States for any reason or other economic, political and military conditions in the countries in which its businesses are located. Agis may also be affected by currency exchange rate fluctuations and the exchange control regulations of such countries or other political crisis or disturbances, which impede access to its suppliers.
      Agis’ executive offices and a substantial number of its manufacturing facilities are located in Israel. Agis’ Israeli operations are dependent upon materials imported from outside of Israel. Agis also exports significant amounts of products from Israel. Accordingly, Agis’ operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may not be covered by insurance.

Agis’ financial statements involve certain assumptions, judgments and estimates. There can be no assurance that these assumptions, judgments and estimates will be obtained or maintained for any given period. Deviations from these assumptions, judgments and estimates could materially impact Agis’ financial conditions and results of operations.
      The consolidated and condensed financial statements included in the periodic reports that Agis files with the Israeli Securities Authority are prepared in conformity with Israeli generally accepted accounting principles (“Israeli GAAP”). The preparation of financial statements in accordance with Israeli GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on Agis’ financial position and operating results and could negatively affect the market price of Agis’ ordinary shares.

THE COMPANIES
Perrigo
      Perrigo Company, established in 1887, is the largest manufacturer of store brand over-the-counter (“OTC”) pharmaceutical and nutritional products in the United States. Store brand products are sold under a retailer’s own label and compete with nationally advertised brand name products. Perrigo attributes its leadership position in the store brand market to its commitment to product quality, customer service, retailer marketing support and its comprehensive product assortment and low cost production.
      Perrigo’s principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010, its telephone number is 269-673-8451 and its fax number is 269-673-7535. Perrigo’s website address is www.perrigo.com, where Perrigo makes available free of charge Perrigo’s reports on Forms 10-K, 10-Q and 8-K, as well as any amendments to these reports, as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission.
      Perrigo operates primarily through two wholly owned domestic subsidiaries, L. Perrigo Company and Perrigo Company of South Carolina, Inc., and four wholly owned foreign subsidiaries, Perrigo de Mexico S.A. de C.V., Quimica y Farmacia, S.A. de C.V. (Quifa), Wrafton Laboratories Limited (Wrafton), and Perrigo UK Limited, formerly Peter Black Pharmaceuticals Ltd. (Peter Black). As used herein, “Perrigo” means Perrigo Company, its subsidiaries and all predecessors of Perrigo Company and its subsidiaries.
      Perrigo currently markets approximately 1,200 store brand products to approximately 300 customers. Perrigo includes as separate products multiple sizes, flavors and product forms of certain products. Perrigo has a leading market share in certain of its products in the store brand market. Perrigo’s customers are major national and regional retail drug, supermarket and mass merchandise chains such as Wal-Mart, CVS, Walgreens, Albertson’s, Kroger, Safeway, and Dollar General and major wholesalers such as McKesson and Supervalu.
      Perrigo currently manufactures and markets certain products under brand names, such as Good Sense® and Dr. Rosenblatt. Perrigo also manufactures products under contract for marketers of national brand products.
      In fiscal 2003, Perrigo announced its intent to enter the market for generic prescription drug products as a focus for future growth complementing its strong position in the OTC pharmaceutical market. In fiscal 2004, Perrigo invested $4,000,000 primarily in increased research and development costs, for the development of generic pharmaceutical products. Perrigo currently has several products in development and three Abbreviated New Drug Applications (“ANDA”) that have been filed with the FDA. Perrigo does not expect the revenues for generic pharmaceutical products to be material in fiscal 2005.
      In December 2003, Perrigo acquired Peter Black for approximately $12,000,000 in cash, plus contingent consideration that is not expected to be material. Peter Black, located in the United Kingdom, is the largest manufacturer of store brand vitamin and nutritional supplement products for grocery stores, pharmacies and contract customers in the United Kingdom. Peter Black is included in the UK Operations segment. The assets and liabilities, which are not considered significant to Perrigo, were added to Perrigo’s consolidated balance sheet beginning December 27, 2003. No goodwill was recorded as a result of the acquisition. Results of operations were included beginning in the third quarter of fiscal 2004.
      Perrigo has four reportable segments: Consumer Healthcare, Pharmaceuticals, UK Operations and Mexico Operations. Consumer Healthcare includes the U.S. operations supporting the sale of OTC pharmaceutical and nutritional products. This reportable segment markets a broad line of products that are comparable in quality and effectiveness to national brand products. These products include analgesics, cough and cold remedies, gastrointestinal and feminine hygiene products, as well as vitamins, nutritional supplements and nutritional drinks. The cost to the retailer of a store brand product is significantly lower than that of a comparable nationally advertised brand name product. The retailer therefore can price a store brand product below the competing national brand product while still realizing a greater profit margin. Generally, the retailers’ dollar profit per unit of store brand product sold is greater than the dollar profit per unit of the comparable national brand product. The consumer benefits by receiving a quality product at a price below a comparable national brand product. This reportable segment includes approximately 90% of Perrigo’s revenues. Pharmaceuticals include the development and eventual sale of prescription drug products. UK Operations support the sale of OTC pharmaceutical and nutritional products in the United Kingdom and includes the newly acquired Peter Black. UK Operations is a supplier of store brand products to major grocery and pharmacy retailers and a contract manufacturer of OTC pharmaceuticals and nutritional products. Mexico Operations support the sale of OTC and prescription drug products to retail, wholesale and governmental customers in Mexico.

Perrigo Israel Opportunities Ltd.
      Perrigo Israel Opportunities Ltd. is a newly formed Israeli company and an indirect wholly owned subsidiary of Perrigo. Perrigo formed Perrigo Israel Opportunities Ltd. solely to effect the merger, and Perrigo Israel Opportunities Ltd. has not conducted and will not conduct any business prior to the consummation of the merger.
Agis

General
      Agis Industries (1983) Ltd. was incorporated as a private company in Israel in 1983 and is the successor in interest to a group of pharmaceutical and related healthcare businesses that were founded in 1961. In 1992, Agis became a public company with its shares traded on the Tel-Aviv Stock Exchange. Agis, together with its subsidiaries and affiliates, is engaged in the development, manufacturing and marketing of pharmaceuticals, APIs and diagnostic and consumer products.
      Agis’ principal executive offices are located at 29 Lehi Street, Bnei Brak, Israel, its telephone number is (011) 972-3-577-3700 and its fax number is (011) 972-3-577-3500. Agis’ website address is http://www.agisgroup.com, where Agis makes available free of charge English translations of its periodic reports made in accordance with Israeli securities laws (including its annual and quarterly reports), as soon as reasonably practicable after the original Hebrew language reports are electronically filed with the Israeli Securities Authority.
      Agis’ managerial strategy and organizational structure are focused on two main operating segments — the international (i.e., non-Israeli) market and in the Israeli market. Each geographic segment is characterized by economic and political conditions that have a direct and indirect impact on Agis’ economic activity, turnover and profitability.
      Agis and its subsidiaries develop, manufacture and market generic pharmaceuticals primarily for the United States market; develop, manufacture and market APIs used in the international generic pharmaceutical industry; import, manufacture under license and distribute in Israel prescription and OTC drugs and diagnostic products; and develop, manufacture and distribute consumer products primarily in Israel. Agis and its subsidiaries employ over 2,000 employees (of which approximately 1,500 are based in Israel, 450 in the U.S. and 70 in Germany).

International Market — API and Generic Pharmaceuticals
      Agis views as its principal growth engine the development of new pharmaceutical products and APIs, especially topical generic drugs, for the international market, most importantly the United States, which is currently the largest market for generic topical drugs.
      Agis’ principal products for the international (i.e., non-Israeli) marketplace are generic drugs, both prescription and OTC drugs, whose patents have expired. The OTC drugs are mainly sold under the private label of a customer, while prescription drugs are sold under the company’s own name. During the years 2002-2004, Agis received 18 Abbreviated New Drug Application (“ANDA”) approvals (of which one is a tentative approval for the drug Modafinil which was jointly developed with Barr Laboratories as the generic version of Provigil®) and one New Drug Application (“NDA”) approval from the United

States Food and Drug Administration (“FDA”). As of November 14, 2004, there were seven applications pending with the FDA for approval of generic drugs, the sales of the proprietary branded versions of which, in the twelve month period ended November 30, 2004, totaled approximately $261 million.
      Pharmaceuticals are marketed in the United States mainly to large customers, such as retail and pharmacy chains, and to large distributors and other institutional customers. In the United States, Agis also sells OTC and consumer products, mainly store branded products of Agis’ large customers.
      In addition to the United States market, Agis currently sells three pharmaceutical products in Europe. Pharmaceuticals are marketed in Europe primarily together with a European representative with which Agis has an agreement regarding the division of income for certain products.
      API products are marketed by Chemagis, through a marketing department with 15 employees who market the products worldwide, and in the United States through Chemagis U.S.A. Inc., which serves as the marketing division of Chemagis’ products for the American market.
      The manufacture of Agis’ pharmaceuticals for the United States market is carried out mainly by Agis’ subsidiary, Clay-Park Labs, from its facility in New York. About 450 employees are employed in the plant, which spans about 35,000 square meters. The property is leased by Clay-Park for various periods until December 31, 2014.
      In September 2003, Agis’ pharmaceuticals plant in Yeruham, Israel, was approved by the FDA for manufacturing drugs for the United States market. In September 2004, Agis manufactured its first U.S.-directed product in this facility. The attractive tax rates and lower manufacturing costs in the Yeruham plant are expected to contribute to Agis’ profitability.
      Through Chemagis Ltd., Agis develops and manufactures API that are used in the global pharmaceuticals industry and are marketed to approximately 100 customers throughout the world. Most of Chemagis’ manufacturing activities are carried out in its facility in Ramat Hovav in the south of Israel, according to manufacturing processes that were developed in Chemagis’ laboratories in Tel-Aviv and Ramat Hovav. The Ramat Hovav facility employs approximately 160 employees.
      In October 2002, Agis purchased from Aventis a plant for the manufacture of API located in Germany. Under the terms of the purchase agreements, Chemagis’ German subsidiary will supply Aventis with API it manufactures, for a ten-year period with minimum annual quantities and pre-agreed sales prices for the first five years. The plant employs approximately 70 employees.

Israeli Market — Pharmaceuticals and Consumer Products
      The Israeli domestic market is characterized by a small number of large customers, including government health funds and supermarket and pharmacy chains. In general, Agis products sold in Israel are branded products.
      Operations in Israel can be divided into two operating sub-segments: pharmaceuticals and consumer products.
      The products manufactured and imported by Agis are marketed by three divisions: pharmaceuticals (with approximately 40 medical promotion employees), diagnostics (with approximately 25 sales representatives), and consumer products (with approximately 370 employees). Agis markets its products to all major medical institutions in Israel, such as sick funds, hospitals, pharmacies and medical laboratories, as well as to smaller pharmacies, supermarkets and cosmetic chains.
      Most of Agis’ pharmaceutical business in Israel centers around the importation and distribution of OTC and prescription pharmaceuticals and diagnostic products and the manufacture of pharmaceuticals under license agreements. Only a small part of Agis’ Israeli business is in the field of generic drugs. As an importer, Agis is dependent on the development and supply of products from manufacturers.

      The manufacturing of pharmaceuticals for the Israeli market is carried out in Agis’ pharmaceuticals plant in Yeruham, Israel, that employs about 200 employees and spans an area of approximately 7,500 square meters.
      In the consumer products industry, Agis is exposed to competition from products manufactured in Israel and from imports. Most of the multinational consumer product companies operate in Israel, including Unilever, Proctor & Gamble, L’Oreal, and Henkel, as well as a number of local manufacturers, importers and distributors. In recent years, competition has intensified on the part of drug-store chains and supermarket chains that market consumer products under their own private labels.
      Agis’ consumer products facility is located in Yeruham, Israel, adjacent to Agis’ pharmaceutical facility. This facility employs some 200 employees, with all manufacturing, filling and packaging activities for Agis’ products being carried out according to manufacturing processes and formulas, most of which were developed independently by Agis’ subsidiary Careline (Pharmagis) Ltd.

Research and Development
      Agis’ research and development (“R&D”) efforts in the field of generic pharmaceuticals are focused on products for the American market in Agis’ area of expertise (topicals) with smaller investments in the development of innovative products. Most of the integrated pharmaceutical efforts currently carried out in Agis’ laboratories in Israel and the United States are in this area. The R&D activities in the pharmaceuticals segment are conducted by a staff of approximately 100 employees, 60 in Israel and 40 in the United States. Another facet of the development of pharmaceuticals is based on maximizing the synergy between Agis’ API and pharmaceutical manufacturing activities for the purpose of marketing them in the international markets.
      Chemagis’ current R&D program includes the development of synthesis processes for several pharmaceuticals that will lose their patent protection in the future, with a focus on those products for which the raw materials for their manufacture are not sufficiently available in the global market. Chemagis’ R&D activities are carried out by a team of approximately 70 researchers in its laboratories in Tel-Aviv and Ramat Hovav in Israel.
      In the coming years, Agis plans to increase its investments in the development of proprietary innovative dermatological products and to utilize in this effort its know-how and expertise in the development of generic dermatological products. Agis has filed several patent applications regarding novel drug delivery systems for known therapeutic compounds and has licensed from Tel-Aviv University novel pharmaceutical products that may be of value for several topical disorders.
      Over the years, Agis and Chemagis have filed several applications in Israel and other countries for patent registration of products they have developed. These patent registrations are for protection of new formulations of known pharmaceuticals intended to achieve improved medical action and for new and improved chemical manufacturing processes.

Major Pharmaceutical Products
      Agis’ major pharmaceutical products (mainly in the United States) include Ketoconazole Shampoo 2%, Mupirocin Ointment 2%, Moxonidine tablets 0.2mg, 0.3mg and 0.4mg, Mometasone Ointment 0.1%, Ammonium Lactate Cream 12%, Mesalamine Enema and Permethrin Cream 5%. Agis’ largest selling API product, Pentoxifyline, is manufactured by Chemagis in Germany mainly under a long term agreement with Aventis described above. Other major API products include Tramadol, Midazolam and Fluticasone.
      Since 2003, Clay Park, has been selling and distributing for the American pharmaceutical manufacturer, Dermik Inc., a generic drug that was developed and is manufactured by Dermik Inc., named Benzoyl Peroxide & Erythromycin Topical Gel, which is the generic version of a preparation named Benzamycin®.
      In April 2003, a licensing agreement was entered into between Agis and a subsidiary of Johnson & Johnson, Ortho Mcneil Pharmaceutical Inc., whereby Ortho was granted the exclusive rights to use a patent developed by Agis concerning Mupirocin Ointment. Agis received a lump-sum license fee and is also entitled to royalties on sales of the product through 2010. Concurrently with the license agreement, a manufacturing agreement was entered into whereby Clay Park manufactures the product for Ortho, in return for a lump sum payment and regular payments based on projected manufacturing costs.
      In December 2004, Agis and Clay Park entered into a supply agreement with Taro Pharmaceutical Industries Ltd., pursuant to which Taro will supply Agis with Mometasone Furoate Cream, USP 0.1%, a generic version of Schering-Plough’s Elocon® cream. Under the agreement, the product will be manufactured in Taro’s production plants and distributed in the United States by Clay Park. Agis was the first company to file an ANDA for the Mometasone Cream and, as such, was principally entitled to a 180-day period of marketing exclusivity upon approval of the ANDA by the FDA. Pursuant to the agreement signed, Agis relinquished its exclusivity right, allowing the FDA to grant Taro final approval of Taro’s ANDA for the Mometasone Cream. Taro’s ANDA, filed with a Paragraph IV certification, received tentative approval in December of 2004.

SELECTED FINANCIAL AND OTHER DATA OF PERRIGO
      The following table sets forth a summary of selected historical consolidated financial data of Perrigo for each of the fiscal years in the five year period ended June 26, 2004 and for the six-month periods ended December 25, 2004 and December 27, 2003. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Perrigo and the unaudited interim condensed consolidated financial statements of Perrigo. The operating results for the six months ended December 25, 2004 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Our management believes that its respective unaudited consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. See the section “Where You Can Find More Information.”
      It is important for you to read the following selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in the Annual Report of Perrigo on Form 10-K for its fiscal year ended June 26, 2004 and the Quarterly Report of Perrigo on Form 10-Q for the six months ended December 25, 2004, each as filed with the Securities and Exchange Commission, as well as the sections of the Annual Report of Perrigo on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated by reference into this proxy statement/ prospectus.

	Unaudited Six
	Months Ended		Years Ended

	December 25,	December 27,	June 26,	June 28,	June 29,	June 30,	July 1,
	2004	2003	2004	2003	2002	2001	2000

In thousands except	(1)	(2)(3)	(2-4)	(5)(6)(8)	(6-8)	(6),(8-10)	(8)(11)
per share data
Consolidated Statements of Operations Data:
Net sales	$479,467	$459,216	$898,204	$834,100	$835,063	$763,085	$753,486
Operating income	$50,775	$64,115	$102,896	$85,178	$80,933	$36,465	$33,182
Net income	$33,416	$54,743	$80,567	$54,048	$44,790	$24,414	$16,825
Basic earnings per share	$0.47	$0.78	$1.15	$0.77	$0.61	$0.33	$0.23
Diluted earnings per share	$0.46	$0.76	$1.11	$0.76	$0.60	$0.33	$0.23
Basic weighted average common shares	71,111	70,006	70,206	69,746	73,164	73,646	73,370
Diluted weighted average common shares	73,166	71,568	72,289	71,158	74,606	74,087	73,536
Dividends declared per share	$0.075	$0.06	$0.13	$0.05	$0	$0	$0
Consolidated Balance Sheet Data:
Cash and investment securities	$179,235	$110,809	$171,700	$93,827	$76,824	$11,016	$7,055
Working capital	$326,010	$243,163	$285,743	$212,655	$186,817	$144,151	$155,018
Property and equipment, net	$220,578	$225,691	$227,641	$218,778	$211,044	$212,087	$193,580
Goodwill	$35,919	$35,919	$35,919	$35,919	$35,919	$47,195	$18,199
Total assets	$786,416	$707,245	$759,094	$643,970	$601,375	$582,536	$493,838
Long-term debt	$0	$0	$0	$0	$0	$0	$0
Total shareholders’ equity	$575,002	$502,140	$536,232	$448,424	$418,162	$387,367	$353,468

(1)	Perrigo recorded an $8,300 charge in the second quarter of fiscal 2005 related to a retail-level recall of all lots of loratadine syrup, a liquid antihistamine indicated for the relief of symptoms due to hay fever or other upper respiratory allergies.

(2)	Perrigo acquired Peter Black, located in the United Kingdom, in December of fiscal 2004 for $12,061 in cash. No goodwill was recorded as a result of the acquisition. Revenues recorded in fiscal 2004, beginning in the third quarter, were $15,750.

(3)	Perrigo recorded a one-time income tax benefit of $13,100 in the second quarter of fiscal 2004, reducing its income tax accrual at the conclusion of a routine tax examination by the Internal Revenue Service.

(4)	Perrigo recorded a $4,750 charge in the fourth quarter of fiscal 2004 as part of a settlement agreement with the United States Federal Trade Commission related to a 1998 product agreement between Alpharma, Inc. and Perrigo.

(5)	Perrigo adopted a policy of paying quarterly dividends during the second quarter of fiscal 2003.

(6)	Perrigo recorded vitamin litigation income of $3,128, $27,891 and $995 in fiscal 2003, 2002, and 2001, respectively.

(7)	Perrigo recorded restructuring and goodwill impairment charges of $16,614 in fiscal 2002 related to a Mexican subsidiary and $2,046 related to the sale of the LaVergne, Tennessee Logistic Facility.

(8)	Perrigo began recording the fair value of stock options as compensation expense in the second quarter of fiscal 2003. All prior periods presented were adjusted to reflect compensation expense that would have been recognized had the change been made in earlier periods.

(9)	Perrigo acquired Wrafton, located in the United Kingdom, in June 2001 for approximately $44,000 plus acquisition costs. Goodwill in the amount of $27,814 was recorded as a result of the acquisition. No revenues related to the acquisition were recorded in fiscal 2001.

(10)	Perrigo recorded a charge of $21,000 related to the discontinuation of products containing the ingredient phenylpropanolamine in fiscal 2001.

(11)	Perrigo recorded charges of $15,000 for higher than normal obsolescence expenses, a charge of $7,000 for fixed production costs expensed due to lower than normal production levels and settlement proceeds related to a civil antitrust lawsuit of $4,154 in fiscal 2000.

SELECTED FINANCIAL AND OTHER DATA OF AGIS
      The following summary financial data, which is presented in accordance with Israeli GAAP, has been derived for the five years ended December 31, 2003 from the consolidated financial statements of Agis and for the nine month periods ended September 30, 2004 and 2003 from the condensed financial statements of Agis, and should be read in conjunction with those statements and notes thereto, which are included elsewhere in this proxy statement/ prospectus. A reconciliation between Israeli GAAP and US GAAP with respect to the summary information below is included in the consolidated financial statements of Agis beginning on page F-1.

	Nine Months Ended
	September 30,				Years Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

	Adjusted NIS, in thousands, except per share data
Consolidated Statements of Operations Data:	(1)		(2)		(2-4)		(5)
Israeli GAAP
Net sales	1,373,406		1,246,822		1,691,554		1,385,382		1,225,367		1,192,626		1,120,857
Operating income	151,341		143,334		184,971		80,968		27,166		83,504		84,749
Net income	57,946		106,718		136,916		61,837		22,207		61,662		76,667
Earnings per share	2.1		3.9		5.0		2.3		0.8		2.2		2.7
Weighted-average common shares	27,419		27,394		27,419		27,394		27,687		28,124		28,253
U.S. GAAP
Net sales	1,373,406		1,246,822		1,691,554		1,385,382			*		*		*
Operating income	78,897		125,682		142,615		91,030			*		*		*
Net income	62,052		108,147		136,005		71,732			*		*		*
Earnings per share	2.3		3.9		5.0		2.6			*		*		*
Weighted-average common shares	27,419		27,394		27,419		27,394			*		*		*
Consolidated Balance Sheet Data:
Israeli GAAP
Cash and cash equivalents	133,648		71,000		305,533		122,113		83,275		99,426		127,582
Working capital	722,014		550,863		765,008		516,900		553,947		513,896		593,163
Total assets	1,970,138		1,630,337		1,906,665		1,474,284		1,377,028		1,343,985		1,365,322
Long-term debt, net of current portion	249,114		94,083		280,115		108,478		82,743		19,244		100,696
Total shareholders’ equity	1,115,962		1,078,961		1,108,120		980,210		970,651		959,418		907,688
U.S. GAAP
Cash and cash equivalents	133,648		71,000		305,533		122,113			*		*		*
Working capital		*		*		*		*		*		*		*
Total assets		*		*		*		*		*		*		*
Long-term debt, net of current portion	249,114		94,083		280,115		108,478			*		*		*
Total shareholders’ equity	1,127,188		1,089,215		1,117,287		987,812			*		*		*

(1)	In the first quarter of 2004, Agis recorded a charge in “other expenses” (under Israeli GAAP) for the estimated value of the benefit inherent in the redemption of options and various obligations toward senior officers who no longer serve in those capacities. The non-recurring expenses totaled NIS 70,000.

(2)	At the beginning of 2003, Agis began selling and distributing Benzoyl Peroxide & Erythromycin Topical Gel in the U.S. per an agreement signed with Dermik Inc. Sales for this product in the year 2003 totaled NIS 191,413 (and NIS 90,347 for the nine months ended September 30, 2004). Agis also signed a licensing agreement with Ortho McNeil Pharmaceuticals Inc. which resulted in new sales of NIS 62,837 in 2003.

(3)	In 2003, Agis had NIS 12,000 of non-recurring expenses (under Israeli GAAP) for the severance costs and from asset write-offs deriving from Agis’ decision to close the Neca plant in Petach Tikva, Israel. Another NIS 12,345 of non-recurring expenses (under Israeli GAAP) were recorded in connection with the termination of the tenure of Agis’ CEO in August 2003 and in connection with the severance cost of other employees, as part of the efficiency and reorganization measures adopted by Agis in 2003.

(4)	In 2003, Agis recorded income of NIS 14,989 related to investment grants from the State of New York related to Clay Park training and asset investment activities.

(5)	In September 2002, Agis acquired a plant in Germany from Aventis S.A. for the manufacture of API. Revenues recorded in 2002 were approximately NIS 7,600.

EXCHANGE RATE INFORMATION
      The financial statements of Agis are prepared in New Israeli Shekels (“NIS”). The following table sets forth, for the periods indicated, information concerning exchange rates between the NIS and the U.S. dollar, expressed as NIS per dollar and based upon the representative rate of exchange published by the Bank of Israel. The average rate for any period means the average of the monthly averages of the representative daily exchange rates as published by the Bank of Israel.

	New Israeli Shekel (NIS)

	High	Low	End	Average Rate

Nine Months Ended September 30, 2004	4.634	4.371	4.482	4.5086

	High	Low	End	Average Rate

Year Ended December 31
2003	4.924	4.283	4.379	4.5483
2002	4.994	4.437	4.737	4.7378
2001	4.416	4.067	4.416	4.2056
2000	4.198	3.967	4.041	4.0773
1999	4.288	4.013	4.153	4.1396
      As of February 7, 2005, the representative exchange rate published by the Bank of Israel was NIS 4.371 per U.S. dollar. Perrigo makes no representation that the amounts of shekels presented in this proxy statement/ prospectus have been, could have been or could be converted into U.S. dollars at the rates indicated above.

THE PERRIGO SPECIAL MEETING
      This proxy statement/ prospectus is first being mailed or delivered by Perrigo to its shareholders on or about February 15, 2005 in connection with the solicitation of proxies by the Perrigo board of directors for use at the Special Meeting and at any adjournments or postponements of the Special Meeting. You should read this document carefully before voting your shares.
Date, Time and Place
      The Special Meeting is scheduled to be held on March 15, 2005 at 10:00 am, Eastern time, at Perrigo’s Corporate Office, 515 Eastern Avenue, Allegan, Michigan 49010.
      Check-in will begin at 9:30 a.m., Eastern time, and Perrigo shareholders should allow ample time for the check-in procedures.
Matters to Be Considered
      At the Special Meeting, Perrigo shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Perrigo common stock in connection with the merger, as more fully described in this proxy statement/ prospectus. The proxies may vote, at their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting. Perrigo currently does not contemplate that any matters other than as described in this proxy statement/ prospectus will be presented at the Special Meeting.
      A copy of the agreement and plan of merger is attached to this proxy statement/ prospectus as APPENDIX A. Perrigo shareholders are encouraged to read the agreement and plan of merger in its entirety.
Recommendation of the Perrigo Board of Directors
      After careful consideration, the Perrigo board of directors unanimously (i) approved the merger and the related transactions, (ii) determined that the transactions contemplated by the agreement and plan of merger are fair to and in the best interests of Perrigo and the holders of shares of Perrigo common stock, (iii) determined to cause Perrigo, as the sole shareholder of Perrigo Israel, to approve the agreement and plan of merger and (iv) recommended that Perrigo shareholders approve the issuance of shares of Perrigo common stock in connection with the merger.
      The Perrigo board of directors recommends that Perrigo shareholders vote “FOR” the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger.
Method of Voting; Record Date; Stock Entitled to Vote; Quorum
      Perrigo shareholders are being asked to vote shares held directly in their name as shareholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.
      The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.
      Proxy cards and voting instruction cards are being solicited on behalf of the Perrigo board of directors from Perrigo shareholders in favor of the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger.
      Perrigo shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one proxy card.
      Only shareholders of Perrigo at the close of business on February 15, 2005, the record date for the Special Meeting, are entitled to receive notice of, and vote at, the Special Meeting. There were 71,601,837 shares of Perrigo common stock issued and outstanding as of February 7, 2005, the most recent practicable date before the date of this proxy statement/ prospectus. Holders of shares of Perrigo common stock on the record date are each entitled to one vote per share of Perrigo common stock on the proposals to approve the issuance of shares of Perrigo common stock in connection with the merger.
      A quorum of shareholders is necessary to have a valid meeting of Perrigo shareholders. The holders of a majority of the shares of Perrigo common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Special Meeting in order for a quorum to be established.
      Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur on a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner of the shares. Shares held by Perrigo in its treasury do not count toward the quorum.
Adjournment and Postponement
      The Michigan Business Corporation Act (the “MBCA”) and the Perrigo bylaws provide that, from time to time, and whether or not there is a quorum, the Chairman of the Special Meeting or the holders of a majority of the shares entitled to vote at the Special Meeting present in person or by proxy, without notice of the adjournment other than announcement at the Special Meeting of the time and place to which the meeting is adjourned, may adjourn the meeting to such time and place, provided that, if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record on the new record date. If a quorum is not present at the Special Meeting, the Special Meeting will be adjourned to another time.
Required Vote
      Under the applicable rules of the Nasdaq National Market and provisions of Michigan law, the issuance of shares of Perrigo common stock in connection with the merger requires the affirmative vote of a majority of the total shares represented in person or by proxy at the Special Meeting.
      Brokers and other nominees are prohibited from giving a proxy to vote their customers’ shares with respect to the proposal to be voted on at the Special Meeting in the absence of instructions from their customers. For purposes of determining whether Perrigo has received the affirmative vote of a majority of the votes cast at the Special Meeting, broker “non-votes” and abstentions will not be considered votes cast and will therefore have no effect on the outcome of the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger.
Share Ownership of Perrigo Directors and Executive Officers
      At the close of business as of February 7, 2005, the most recent practicable date before the date of this proxy statement/ prospectus, directors and executive officers of Perrigo and their affiliates beneficially owned and were entitled to vote approximately 10.4% of the 71,601,837 shares of Perrigo common stock outstanding on that date. Michael Jandernoa, a director of Perrigo and the beneficial owner of approximately 9.1% of Perrigo’s outstanding shares (excluding options) as of February 7, 2005, has entered into a voting agreement with Agis whereby he agreed to vote any share that he owns as of the record date, and each of the other directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Perrigo common stock owned by him or her, “FOR” the approval of the issuance of the shares of Perrigo common stock in connection with the merger.

Voting Procedures
      Submitting Proxies or Voting Instructions. Whether Perrigo shareholders hold shares of Perrigo common stock directly as shareholders of record or in street name, Perrigo shareholders may direct the voting of their shares without attending the Special Meeting. Perrigo shareholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.
      Because Michigan, the state in which Perrigo is incorporated, permits electronic submission of proxies, Perrigo shareholders who are shareholders of record have the option to submit their proxies by using the telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow Perrigo shareholders to appoint a proxy to vote their shares of Perrigo common stock and to confirm that their instructions have been properly recorded. Instructions for voting by using the telephone or the Internet are printed on the proxy card for Perrigo shareholders of record.
      Record holders of shares of Perrigo common stock may submit proxies by completing, signing and dating their proxy cards for the Special Meeting and mailing them in the accompanying pre-addressed envelopes. Perrigo shareholders who hold shares in street name may vote by mail by completing, signing and dating their voting instruction cards for the Special Meeting provided by their brokers or nominees and mailing them in the accompanying postage pre-paid, pre-addressed envelopes.
      If Perrigo shareholders of record do not include instructions on how to vote their properly signed proxy cards for the Special Meeting, their shares will be voted “FOR” the proposal to approve the issuance of shares of Perrigo common stock in connection with the merger. Additionally, the proxy holders will have discretionary authority to vote, in accordance with their judgment, on other matters as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.
      If Perrigo shareholders holding shares of Perrigo common stock in street name do not provide voting instructions, their shares will not be considered to be votes cast on the proposals.
      Shareholders of record of shares of Perrigo common stock may also vote in person at the Special Meeting by submitting their proxy cards or by filling out a ballot at the Special Meeting.
      If shares of Perrigo common stock are held by Perrigo shareholders in street name, those Perrigo shareholders may not vote their shares in person at the Special Meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the Special Meeting.
      Revoking Proxies or Voting Instructions. Perrigo shareholders may change their votes at any time prior to the vote at the Special Meeting. Perrigo shareholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke the earlier proxies), by notifying the Corporate Secretary of Perrigo in writing before the Special Meeting that they are revoking their proxy, by voting by telephone or Internet after giving their proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause previously granted proxies to be revoked, unless Perrigo shareholders specifically so request. For shares held in street name, Perrigo shareholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the Special Meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.
      Proxy Solicitation. Perrigo is soliciting proxies for the Special Meeting from its shareholders. Perrigo will bear the cost of printing and filing this proxy statement/ prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by Perrigo with the Securities and Exchange Commission.
      In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by the Perrigo directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Other Matters
      Perrigo is not aware of any matters other than as described in this proxy statement/ prospectus that will be brought before the Special Meeting. If other matters are properly brought before the Special Meeting or any adjournment or postponement of the Special Meeting, the persons named as proxy holders, Douglas R. Schrank and Todd W. Kingma, will have discretion to act on those matters as described above and as indicated in the proxy card.

THE AGIS SPECIAL MEETING
General
      Agis will hold a special shareholders meeting to vote upon the proposed merger and the agreement and plan of merger on March 15, 2005. In order for Agis to complete the merger, (i) the affirmative vote of 75% of all the shares represented and voting in person or by proxy at the Special Meeting and (ii) the affirmative vote of at least one-third of all of the shares held by shareholders that do not have a personal interest in the merger and the agreement and plan of merger who are represented and voting at the Special Meeting is required to approve the agreement and plan of merger and approve the merger contemplated thereby. Such one-third vote will not be required in the event that the total votes opposing the merger cast by shareholders that do not have a personal interest in the transaction do not exceed 1% of the voting rights in Agis.
      There were 27,393,705 ordinary shares of Agis outstanding (excluding shares held in treasury and shares held by Agis’ subsidiaries) as of February 7, 2005, the most recent practicable date before the date of this proxy statement/ prospectus. Each holder of Agis ordinary shares is entitled to one vote per share with respect to all matters on which a vote is to be taken at the Special Meeting.
      Moshe Arkin, Agis’ chairman and president and the beneficial owner of 12,510,414 ordinary shares of Agis, representing approximately 45.7% of the outstanding ordinary shares of Agis (based on the 27,393,705 shares outstanding as of February 7, 2005, which excludes shares held in treasury and by Agis’ subsidiaries), has agreed to vote his shares in favor of the agreement and plan of merger and in favor of the merger contemplated thereby. As Mr. Arkin has a personal interest in the merger, such shares will not be counted toward the one-third vote required by item (ii) in the first paragraph above.
      The Agis board of directors and audit committee approved the agreement and plan of merger and the merger, and Agis is informing its shareholders of the Agis Special Meeting in the manner required under Israeli law. In accordance with applicable Israeli law, this proxy statement/ prospectus will be published on the Internet website of the Israeli Securities Authority at least 21 days prior to the Agis Special Meeting, where it will be available for examination by the Agis shareholders.
      Agis will announce the special shareholders meeting by publishing a notice on the Internet website of the Israeli Securities Authority and in two daily Israeli newspapers, which notice will indicate the date on which the Special Meeting will be held. The notice must be published at least 21 days before the date of the Special Meeting. Any special shareholders meeting must comply with attendance quorum rules under Israeli law and Agis’ articles of association.

THE MERGER
      The following section summarizes the proposed merger and related transactions. The following is not, however, a complete statement of all provisions of the agreement and plan of merger and related agreements. Detailed terms of, and conditions to, the merger and related transactions are contained in the agreement and plan of merger, a copy of which is attached to this proxy statement/ prospectus as APPENDIX A and which is incorporated herein by reference. Statements made in this proxy statement/ prospectus with respect to the terms and conditions of the merger and the related transactions are qualified by reference to, and you are urged to read carefully the detailed information set forth in, the agreement and plan of merger and other documents attached hereto.
Background of the Merger
      In the summer of 2003, Agis, as part of its ongoing strategic review of its business, began to consider the possibility of a business combination with a U.S. pharmaceutical company as a potentially desirable step in order to enhance Agis’ position in the U.S. pharmaceutical market and increase shareholder value. Subsequently, Agis retained Leumi & Co. as its financial advisor with respect to such a strategic alternative.
      At the end of the summer of 2003, following the introduction of Agis to a financial advisor by Leumi & Co., such financial advisor informed Mr. Folsom Bell, Executive Vice President, Business Development of Perrigo, that Agis was exploring the possibility of a transaction with a potential strategic partner to enhance its position in the U.S. generic pharmaceutical market. Mr. Bell informed the financial advisor that Perrigo would be interested in further exploring a potential acquisition of Agis’ subsidiary in the U.S.
      Following further conversations regarding a strategic transaction, and in order to permit the parties to receive certain information concerning a possible transaction, on October 30, 2003, Perrigo and Agis entered into a Non-Disclosure Agreement.
      On November 13, 2003, Agis’ board of directors held a meeting to further consider the possibility of merging Agis with a U.S. pharmaceutical company as a possible strategic direction, and the board of directors was advised by Agis management that Agis had retained TACK Organizational Development Ltd., a leading Israeli strategic consulting firm, to assist management in assessing the appropriate strategic direction of the company.
      After additional discussions between Agis and Perrigo concerning a potential strategic transaction involving Agis’ U.S. subsidiary, the preliminary discussions between Agis and Perrigo were terminated as Agis pursued other alternatives. Specifically, between January and May 2004, Agis engaged in negotiations with Ivax Corporation concerning a possible merger transaction involving the companies, which negotiations were terminated at the beginning of May 2004.
      In connection with the negotiations with Ivax Corporation, Agis retained Merrill Lynch & Co. as its co-financial advisor with respect to such negotiations as well as the exploration of other strategic opportunities.
      Between February 16, 2004 and April 29, 2004, Agis’ board of directors held four meetings to discuss, among other things, the rationale behind a strategic transaction with a U.S.-based pharmaceutical company as well as the proposed transaction with Ivax Corporation.
      In late May 2004, following the termination of the negotiations with Ivax Corporation, Mr. David Jacobson of Leumi & Co. called Mr. Douglas Schrank, Executive Vice President and Chief Financial Officer of Perrigo, to determine if Perrigo had any interest in resuming discussions with Agis regarding a possible strategic transaction between the companies.
      On May 28, 2004, Messrs. Bell and Jacobson had a telephone conversation about the possibility of a transaction between Perrigo and Agis. A meeting between senior executives for both companies was scheduled for mid-June 2004 to further discuss the possibility of such a transaction.

      During June and July 2004, senior management and representatives of Perrigo and Agis, including Mr. Bell, Mr. David Gibbons, Chairman of the Board, Chief Executive Officer and President of Perrigo, and Messrs. Moshe Arkin, Chairman and President of Agis, Refael Lebel, Chief Executive Officer of Agis and Sharon Kochan, Vice President of Business Development of Agis, held several meetings in Israel, New York and Michigan concerning their respective businesses and a possible strategic transaction between the companies. Following such meetings, Mr. Kochan provided Mr. Bell with certain preliminary financial information relating to Agis’ business.
      On July 23, 2004, Perrigo and Goldman, Sachs & Co. executed an engagement letter in connection with the potential transaction.
      On August 6, 2004, at the regularly scheduled meeting of Perrigo’s board of directors, the Perrigo board received background information on potential acquisition opportunities, including Agis, and received management’s recommendation to pursue a possible combination with Agis. The Perrigo board agreed with management’s recommendation.
      On September 10 and 13, 2004, Messrs. Gibbons, Bell and Schrank and other Perrigo management met with Messrs. Arkin, Lebel and Kochan of Agis in New York to further discuss their respective businesses, a possible business combination between Perrigo and Agis and the potential terms of such a transaction. At such meetings, Perrigo’s executive management team provided Agis’ executives with certain financial information relating to Perrigo’s business.
      On September 14, 2004, Mr. Gibbons wrote to Mr. Arkin, expressing Perrigo’s interest in pursuing an acquisition of Agis.
      On September 21 and 22, 2004, Messrs. Gibbons, Bell and Schrank met with Messrs. Arkin, Lebel and Kochan in Israel and engaged in further discussions regarding a potential acquisition of Agis.
      On October 1, 2004, Perrigo’s legal counsel, Morgan, Lewis & Bockius LLP and Fischer, Behar, Chen & Co., delivered to Agis and its legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Rosenberg, Hacohen, Goddard & Ephrat, a proposed form of agreement and plan of merger between Perrigo and Agis in order to begin negotiating in more detail the terms of a possible transaction. Thereafter, Perrigo’s legal counsel delivered to Agis and its legal counsel proposed forms of a voting agreement between Perrigo and Mr. Arkin, which provided for an agreement by Mr. Arkin to vote in favor of the proposed transaction, and nominating, lock-up and registration rights agreements between Perrigo and Mr. Arkin, which provided for various rights and restrictions of Mr. Arkin upon his becoming a shareholder of Perrigo following the merger. Later, the parties exchanged forms of employment agreements between Perrigo and Agis, on the one hand, and each of Messrs. Arkin, Lebel and Kochan, on the other hand. In addition, Agis’ legal counsel delivered to Perrigo and its legal counsel a proposed form of voting agreement between Agis and Mr. Michael Jandernoa, a director and the beneficial owner of approximately 9.2% of the outstanding shares of Perrigo as of such date, which provided for an agreement by Mr. Jandernoa to vote in favor of the proposed transaction. See “The Agreement and Plan of Merger and Related Agreements.”
      From October 1 through November 14, 2004, representatives and legal advisors of Perrigo and Agis engaged in extensive negotiations both in person and by telephone regarding each of these agreements. During this period, representatives of Perrigo and Agis also engaged in extensive discussions related to employee benefit arrangements, including retention, equity-based and bonus arrangements, for employees of Agis.
      From the end of September 2004 until October 20, 2004, Perrigo engaged in a preliminary due diligence investigation of Agis, communicating exclusively through Messrs. Arkin, Lebel and Kochan. Between October 4 and 8, 2004, Perrigo’s executives and financial, accounting and legal advisors received access to Agis’ data room in New York containing due diligence materials.
      At a special meeting on October 18, 2004, the Perrigo board discussed the potential acquisition of Agis.

      Agis held a meeting of its board of directors on October 19, 2004 to update the directors on the negotiations with Perrigo. Prior to the meeting, Agis directors were provided with draft agreements and other materials regarding the possible transaction. The directors were also informed of Perrigo’s request that the parties enter into an exclusivity agreement obligating each of the parties to negotiate exclusively with the other for a limited period of time. Based on management’s report on the progress made in the negotiations, the board of directors considered and approved management’s recommendation to enter into the exclusivity agreement. Such agreement was signed on October 20, 2004.
      From October 20, 2004 until November 12, 2004, each of Perrigo and Agis and their respective representatives conducted detailed due diligence investigations of the other company in the data rooms made available by each party and on-site, in Israel, Michigan, Germany and New York. During this period, representatives of Perrigo and Agis also met to discuss business integration issues and employee benefits and retention matters.
      At special meetings of the Agis board of directors on October 25 and 31, 2004, the Agis board extensively reviewed the proposed transaction with Perrigo with representatives of Agis’ legal counsel and financial advisors. Prior to the meetings, the Agis board was provided with summaries of each of the transaction documents between Agis and Perrigo. The Agis board of directors authorized Agis management to continue discussions with Perrigo regarding a possible transaction.
      During October and November 2004, the audit committee of Agis’ board of directors held several meetings to consider the status of negotiations and the proposed terms of the agreement and plan of merger with Perrigo and the related transaction agreements described above. In such meetings, the members of the audit committee received updates on the discussions with Perrigo from representatives of Agis’ management and were able to discuss these matters with such officers.
      On November 8, 2004, Agis’ board of directors held a special meeting with the participation of Merrill Lynch, Skadden Arps and Agis’ accountants to review the status and findings of the business, accounting, financial and legal due diligence conducted on Perrigo by such advisors.
      At a special Perrigo board meeting on November 12, 2004, the Perrigo board met and discussed and approved the merger. At that meeting, Goldman Sachs described the opinion that it believed it would be able to provide at the time the agreement and plan of merger was executed. Goldman Sachs described such opinion to the effect that, as of the date of the agreement and plan of merger, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by Perrigo in respect of each ordinary share of Agis was fair from a financial point of view to Perrigo.
      On November 14, 2004, the Agis board of directors met and discussed with its financial advisors and legal counsel the final terms of the proposed transaction. Prior to the meetings the Agis board was provided with materials, including substantially final drafts of the agreement and plan of merger and related documents and a summary of the principal agreements. At that meeting:

•	Agis senior management updated the Agis board of directors on the negotiations with Perrigo concerning the merger and related agreements;

•	Representatives of Skadden Arps updated the Agis board of directors on the terms of the agreement and plan of merger and other transaction documents and revisions thereto; and

•	Representatives of Merrill Lynch made a financial presentation to the Agis board of directors and delivered Merrill Lynch’s oral opinion that, as of that date, and based upon and subject to the considerations to be described in its written opinion, the consideration to be received by Agis’ shareholders, taken as a whole, was fair from a financial point of view to the Agis shareholders.
      Following a lengthy discussion, the members of the Agis board (other than Mr. Arkin, Mr. Lebel and Mrs. Doris Arkin, who recused themselves from the discussion and voting due to their potential personal interests in the transaction) approved the proposed agreement and plan of merger and each of the related transaction agreements described above. Immediately prior to this discussion and vote by the board of directors, the Agis audit committee held a meeting at which it discussed and approved the agreement and plan of merger and the other transaction documents.
      The agreement and plan of merger and the other transaction documents were executed by the parties on the evening of November 14, 2004. Later that night, Perrigo and Agis issued press releases announcing the execution of the agreement and plan of merger.
Recent Developments in the Merger
      On February 11, 2005, Perrigo granted a wavier of Section 4.1(c) of the agreement and plan of merger solely for the purpose of allowing Agis to declare its regular annual dividend of no more than NIS 2 per share for an aggregate amount of NIS 54,787,410. This dividend shall be paid no later than the closing date of the merger.
Recommendation of the Board of Directors of Perrigo; Perrigo’s Reasons for the Merger
      The Perrigo board of directors has unanimously:

•	authorized, approved and adopted the agreement and plan of merger;

•	determined that the agreement and plan of merger and the transactions contemplated thereby are fair to and in the best interests of the holders of shares of Perrigo common stock; and

•	recommended that the Perrigo shareholders approve the issuance of shares of Perrigo common stock in connection with the merger.
      In reaching its decision to approve the agreement and plan of merger, the Perrigo board of directors consulted with Perrigo management and Perrigo’s financial advisors, legal counsel, and other consultants and considered a variety of factors weighing positively in favor of the merger, including, without limitation, the following:

•	the fact that Perrigo is the world’s largest manufacturer of store-brand over-the-counter pharmaceutical and nutritional products, and believes that Agis is one of the leading developers and manufacturers of specialized generic pharmaceuticals and active pharmaceutical ingredients (“API”). Consequently, Perrigo believes that the merger will provide the opportunity to grow globally in the generic pharmaceutical, API and consumer healthcare markets. It believes that the merger will provide a platform for growth in generic pharmaceuticals through Agis’ position in topical generics, and an established position in API, which has become increasingly important to generic pharmaceutical manufacturers, and that the combination of Agis’ prescription generic drugs, API and over-the-counter pharmaceutical businesses with Perrigo’s core business may provide numerous strategic benefits, including:

•	broader capabilities to potentially expand as a global healthcare company with a strong presence in the generic pharmaceutical, API and consumer healthcare markets;

•	an acceleration of Perrigo’s current strategy for generic entry with a platform for generic pharmaceuticals through Agis’ position in topical generics;

•	an established position in API;

•	an enhanced store brand over-the-counter (“OTC”) topical products portfolio, with opportunity to leverage Agis’ complementary over-the-counter products through Perrigo’s infrastructure;

•	the belief that the merger will maximize stockholder value in the intermediate and long term and provide numerous financial benefits because:

◦	the combined company will be a strong generic prescription and OTC business bringing together the market leader in store brand OTC with a leading niche player in topical products. It combines Perrigo’s emerging solid dose prescription business with Agis’ prescription topical products, which will create a more meaningful, comprehensive product offering from the customers’ perspective. The combined company will have 37 marketed generic prescription products with over $100 million in sales, 44 ANDAs (prescription and OTC) approved by FDA in the last 3 years and 3 approved EU registrations in the last 3 years. In addition, Agis has a significant number of products which are in active research and development. Accordingly, the merger will expand the product pipeline such that the combined company will have 17 ANDAs pending (prescription and OTC) with the FDA and 65 new products (prescription and OTC) under development;

◦	the new product portfolio for both the OTC and prescription businesses will have limited overlap. This complementary portfolio will leverage sales of Agis’ products through Perrigo’s infrastructure via (1) expanded access to retail channels through its logistics and supply chain management, (2) its customer base and sales force, and (3) cross promotional opportunities using Perrigo’s best-in-class packaging and promotion. The combined portfolio will also provide a platform for future European generic entries;

◦	it combines the excellent customer relationships Perrigo has with key US retailers with Agis’ growing US market presence. Perrigo has a presence in all major retail chains in the US, whose sales represent approximately 70-80% of the market for generic prescription drugs;

◦	it combines two strong manufacturing and R&D capabilities. Perrigo’s strength in the technologies of product development and mass manufacturing of solid dose and liquids will be combined with Agis’ topical products development expertise;

◦	the combined company will have extensive form technologies including solid dose, solid dose sustained release, liquids, suspensions effervescents, creams/ointments, powders, suppositories, aerosol foams and gels;

◦	it allows the transfer of knowledge regarding Perrigo’s low cost manufacturing and packaging expertise to Agis’ generic pharmaceutical business;

◦	it creates the opportunities for the combined company to benefit from cost savings following completion of the integration of the two companies that are expected to result from efficiencies in manufacturing, logistics, research and development, sales, administration and purchasing operations and the elimination of duplicative or redundant costs in each of the areas. The combination provides more expertise to better understand API purchasing opportunities thereby reducing costs for the combined entity;

◦	of the commitment by Agis senior executives to continue to manage the worldwide generic and API businesses;

◦	of the strong operations management team drawn from both Agis and Perrigo and the shared culture and entrepreneurial vision of the management and employees of both companies, which is expected to allow Perrigo to accelerate its product development initiatives and to position the combined company to participate in enhanced market and growth opportunities;

◦	the current industry, economic and market conditions and trends and the likelihood of continuing consolidation and increasing competition in the industry and the corresponding decrease in the number of suitable strategic combination partners for Perrigo, could pose a competitive challenge to Perrigo; and

◦	historical and forecasted financial information relating to Perrigo’s and Agis’ respective businesses, information relating to Perrigo’s and Agis’ operations, technology, management, competitive position and stock performance, and the results of Perrigo’s due diligence investigation of Agis and the other information exchanges with Agis, all of which confirmed the attractiveness of combining the two companies.

•	management’s view of the positive impact on the financial condition, results of operations and businesses of Perrigo and Agis that the merger would be expected to have;

•	the relationship between the market value of the Agis ordinary shares and the consideration to be paid to shareholders of Agis in connection with the merger, which was consistent with comparable merger transactions;

•	the belief that the terms of the agreement and plan of merger, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the fact that other strategic alternatives for Perrigo, including the potential to enter into strategic relationships with third parties or acquire or combine with third parties were not as attractive at such time as the merger with Agis;

•	the oral presentation by Goldman, Sachs & Co. and its statement about its ability to provide an opinion to the effect that, as of the date the agreement and plan of merger was executed, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Perrigo in respect of each Agis ordinary share was fair from a financial point of view to Perrigo. A copy of Goldman Sachs’ written opinion is attached to this proxy statement/ prospectus as APPENDIX B. See the section of this proxy statement/ prospectus entitled “Opinion of Goldman, Sachs & Co.;”

•	the fact that Perrigo shareholders will have the opportunity to approve or reject the issuance of shares of Perrigo common stock in connection with the merger; and

•	positive reports from management and legal advisors as to the results of the due diligence investigation of Agis.
      In addition, the Perrigo board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the risk that the potential benefits sought in the merger might not be fully or immediately realized, including:

◦	possible difficulties in integrating two organizations of the size and complexity of Perrigo and Agis, which could delay or negate some of the expected benefits of the merger; and

◦	possible negative effects on the long-term stock price of Perrigo and its financial results if the benefits of the merger are not obtained on a timely basis or at all;

•	the possibility that the merger might not be completed or that completion might be unduly delayed;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating Perrigo and Agis and transaction expenses arising from the merger;

•	the risks and costs associated with retention of key management and other skilled personnel;

•	the achievability of forecasted sales of existing and new generic prescription and API products;

•	the sustainability of Agis’ tax rate; and

•	potential issues regarding having operations in Israel.
      The Perrigo board of directors concluded, however, that these negative factors could be managed or mitigated by Perrigo or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.
      The above discussion of the material factors considered by the Perrigo board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Perrigo board of directors. The Perrigo board of directors collectively reached the unanimous conclusion to approve the agreement and plan of merger in light of the various factors described above and other factors that each member of the Perrigo board of directors felt were appropriate. In view of the wide variety of factors considered by the Perrigo board of directors in connection with its evaluation of the merger and the complexity of these matters, the Perrigo board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Perrigo board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
      The Perrigo board of directors believes that the transactions contemplated by the agreement and plan of merger are fair to and in the best interests of Perrigo and the holders of shares of Perrigo common stock.
Opinion of Goldman, Sachs & Co.
      Goldman Sachs rendered its opinion to Perrigo’s board of directors that, as of November 14, 2004, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Perrigo in respect of each share of Agis ordinary shares is fair from a financial point of view to Perrigo.
      The full text of the written opinion of Goldman Sachs, dated November 14, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as APPENDIX B. Goldman Sachs provided its opinion for the information and assistance of Perrigo’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Perrigo’s common stock should vote with respect to the issuance of shares of Perrigo’s common stock in the merger.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the agreement and plan of merger;

•	annual reports to shareholders and Annual Reports on Form 10-K of Perrigo for the five fiscal years ended June 30, 2004;

•	annual reports to shareholders of Agis for the four fiscal years ended December 31, 2003;

•	certain Quarterly Reports on Form 10-Q of Perrigo;

•	certain interim reports to the shareholders of Agis;

•	certain other communications from Perrigo and Agis to their respective shareholders;

•	certain internal financial analyses and forecasts for Agis prepared by its management;

•	certain internal financial analyses and forecasts for Perrigo and certain financial analyses and forecasts for Agis prepared by the management of Perrigo (the “Forecasts”); and

•	certain cost savings and operating synergies projected by the management of Perrigo to result from the merger (the “Synergies”).
      Goldman Sachs also held discussions with members of the senior management of Perrigo regarding its assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of Perrigo and with members of the senior managements of Perrigo and Agis regarding the past and current business operations, financial condition and future prospects of Agis. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Perrigo common stock and the ordinary shares of Agis, compared certain financial and stock market information for Perrigo and Agis with similar financial information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard Goldman Sachs assumed with Perrigo’s consent that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Perrigo. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Perrigo or Agis or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Perrigo or Agis or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs’ opinion does not address the underlying business decision of Perrigo to engage in the merger, nor did Goldman Sachs express any opinion as to the prices at which shares of Perrigo common stock will trade at any time.
      The following is a summary of the material financial analyses performed by Goldman Sachs in connection with rendering the opinion described above and are not different in any meaningful respect from the financial analyses that Goldman Sachs discussed with the Perrigo board of directors on November 12, 2004. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 14, 2004 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis
      Goldman Sachs reviewed the historical trading prices for the Agis ordinary shares and shares of Perrigo common stock for the 5-year period ended November 14, 2004. In addition, Goldman Sachs analyzed the consideration to be received by holders of Agis ordinary shares pursuant to the agreement and plan of merger in relation to the current, latest one-month and three-month average closing share prices of the Agis ordinary shares as of the close of business on November 14, 2004 and the spot exchange rate as of November 14, 2004 and one and three-month average spot exchange rates, respectively.
      This analysis indicated that the consideration to be paid to the Agis shareholders pursuant to the agreement and plan of merger represented:

•	a premium of 21.4% based on the closing share price of NIS 109.00 per share of Agis ordinary shares as of November 14, 2004;

•	a premium of 28.8% based on the latest one-month average closing share price of NIS 102.71 per share of Agis ordinary shares; and

•	a premium of 29.4% based on the latest three-month average closing share price of NIS 102.21 per share of Agis ordinary shares.

Historical Exchange Ratio Analysis
      Goldman Sachs calculated the daily ratios of the shares of Perrigo common stock closing market price to the Agis ordinary shares closing market price from November 14, 2001 to November 14, 2004. In addition, Goldman Sachs calculated the average historical ratios of shares of Perrigo common stock to Agis ordinary shares based on the closing market prices of shares of Perrigo common stock and Agis ordinary shares for the three-month, six-month, one-year and three-year periods ended November 14, 2004. This analysis compared the closing prices as if all of the merger consideration were to be paid in shares of Perrigo common stock. The following table sets forth the results of this analysis:

Period	Exchange Ratio

As of November 14, 2004	1.320	x
Three-month average ended November 14, 2004	1.162	x
Six-month average ended November 14, 2004	1.343	x
One-year average ended November 14, 2004	1.516	x
Three-year average ended November 14, 2004	1.093	x
Historical Agis ordinary share prices converted to USD using daily historic exchange rates.

Selected Companies Analysis
      Agis. Goldman Sachs reviewed and compared certain financial information for Agis to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the generic pharmaceutical industry:

•	Able Laboratories, Inc.

•	Alpharma Inc.

•	Andrx Corp.

•	Eon Labs Inc.

•	IVAX Pharmaceuticals Inc.

•	Taro Pharmaceuticals Inc.
      Although none of the Agis selected companies is directly comparable to Agis, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Agis.
      Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and Institutional Broker Estimate Systems (IBES) estimates. With respect to the Agis selected companies, Goldman Sachs calculated the enterprise value, which is the market value of common equity plus the book value of debt less cash, based on closing share prices as of November 12, 2004 for the Agis selected companies and November 14, 2004 for Agis, as a multiple of latest twelve months (LTM) earnings before interest, taxes, and depreciation and amortization (EBITDA). The results of these analyses are summarized as follows:

	Agis Selected
	Companies

	Range	Median		Agis

Enterprise Value as a multiple of:
LTM* EBITDA	8.4x-17.5x	12.2	x	12.7	x

*	Latest twelve months was calculated based on most recent public filings.

      Goldman Sachs also calculated for the Agis selected companies and Agis, estimated calendar years 2004 and 2005 price/earnings (P/E) ratios based on closing share prices as of November 12, 2004 for the Agis selected companies and November 14, 2004 for Agis. The following table presents the results of this analysis:

	Selected Companies
						Agis
	Range	Median		Agis (IBES)*		(Perrigo)**

Estimated P/E Ratio:
December-2004 Earnings	18.0x-29.7x	19.8	x	18.4	x	21.2x
December-2005 Earnings	14.8x-21.7x	16.7	x	14.8	x	15.5x

*	Based on IBES estimates for Agis.
** Using earnings estimates based on Perrigo management projections for Agis.
      Goldman Sachs also calculated and compared for Agis (a) the estimated long term earnings per share (EPS) growth rate and (b) the ratio of estimated calendar year 2005 P/E ratio, based on closing share prices as of November 12, 2004 for the Agis selected companies and November 14, 2004 for Agis, to the estimated long term EPS growth rate provided by IBES and Perrigo’s management. The following table presents the results of this analysis:

	Selected Companies
						Agis
	Range	Median		Agis (IBES)*		(Perrigo)**

Long Term EPS Growth Rate	9.3%-39.5%	21.0%		15.0%		25.3%
December-2005E P/E to Long Term EPS Growth Rate	0.5x-2.3x	0.8	x	1.0	x	0.6	x

*	Based on IBES median estimates as at the close of business November 12, 2004 for Agis.
** Agis forecast Net Income growth between December 2004 and December 2009 based on Perrigo management projections for Agis.
      Perrigo. In addition, Goldman Sachs also reviewed and compared certain financial information for Perrigo to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the consumer products industry:

•	Chattem Inc.

•	Church & Dwight Co., Inc.

•	Elizabeth Arden, Inc.

•	Energizer Holdings, Inc.

•	Playtex Products, Inc.

•	Rayovac Corporation

•	WD-40 Company.
      Although none of the Perrigo selected companies is directly comparable to Perrigo, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Perrigo.

      Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and IBES estimates. With respect to the Perrigo selected companies, Goldman Sachs calculated the enterprise value, based on closing share prices as of November 12, 2004, as a multiple of LTM EBITDA. The results of these analyses are summarized as follows:

	Perrigo Selected
	Companies

	Range	Median		Perrigo

Enterprise Value as a multiple of:
LTM* EBITDA	9.4x-14.4x	10.7	x	9.4	x

*	Latest twelve months was calculated based on most recent public filings.
      Goldman Sachs also calculated for the Perrigo selected companies and Perrigo estimated calendar years 2004 and 2005 P/E ratios based on closing share prices as of November 12, 2004. The following table presents the results of this analysis:

Selected Companies
			Perrigo	Perrigo
	Range	Median	(IBES)*	(Perrigo)**

Estimated P/E Ratios:
December-2004 Earnings	14.3x-20.9x	18.3x	18.6x	17.7x
December-2005 Earnings	12.9x-18.3x	17.0x	17.3x	17.8x

*	IBES median estimates as at close of business on November 12, 2004 for Perrigo.

**	Using earnings estimates based on Perrigo management projections for Perrigo.
      Goldman Sachs also calculated and compared for the Perrigo selected companies and Perrigo (a) the estimated long term EPS growth rate and (b) the ratio of the estimated 2005 P/E ratio, based on closing share prices as of November 12, 2004, to the estimated long term EPS growth rate. The following table presents the results of this analysis:

	Selected Companies
				Perrigo		Perrigo
	Range	Median		(IBES)*		(Perrigo)**

Long Term EPS Growth Rate	8.5%-15.0%	11.0%		10.0%		11.9%
December-2005E P/E to Long Term EPS Growth Rate	0.9x-2.0x	1.5	x	1.7	x	1.5	x

*	Based on IBES median estimates as at the close of business November 12, 2004 for Perrigo.

**	Perrigo forecast Net Income growth between December 2004 and December 2008 based on Perrigo management projections for Perrigo.

Illustrative Present Value of Hypothetical Future Stock Prices
      Agis. Goldman Sachs performed an analysis of the present value of hypothetical future stock prices of Agis using EPS estimates provided by IBES and Perrigo’s management. Goldman Sachs calculated the hypothetical future stock prices for Agis for 2006 using estimated Agis EPS for 2006, and illustrative P/E multiples ranging from 17x to 21x. These hypothetical future stock prices were then discounted to calculate illustrative hypothetical per share present values using discount rates of 10.0%, 11.0% and 12.0%. The following table presents the results of this analysis:

Range of Present Value of
Hypothetical Agis Future Stock Prices

December-2006E EPS (IBES)*	$24.63-$31.54
December-2006E EPS (Perrigo)**	$28.76-$36.83

*	Based on IBES median estimates for Agis.

**	Using earnings estimates provided by Perrigo management for Agis.
      Perrigo. Goldman Sachs also performed an analysis of the present value of hypothetical future stock prices of Perrigo using EPS estimates provided by IBES and Perrigo’s management. Goldman Sachs calculated the hypothetical future stock prices for Perrigo for 2006 using estimated Perrigo EPS for 2006 and illustrative P/E multiples ranging from 17x to 19x. These hypothetical future stock prices were then discounted to calculate illustrative hypothetical per share present values using discount rates of 9.0%, 10.0% and 11.0%. The following table presents the results of this analysis:

Range of Present Value of
Hypothetical Perrigo Future Stock Prices

June-2006E EPS (IBES)*	$17.31-$19.70
June-2006E EPS (Perrigo)**	$16.88-$19.22

*	Based on IBES median estimates for Perrigo.

**	Using earnings estimates provided by Perrigo management for Perrigo.
      Merger. In addition, Goldman Sachs also performed an analysis of the present value of hypothetical future stock prices of the combined company following the merger using estimates for the combined company provided by Perrigo’s management. Goldman Sachs calculated the hypothetical future stock prices of the combined company for 2006 and 2007 using estimated GAAP EPS and estimated cash EPS for the combined company for 2006 and 2007 and illustrative forward P/E multiples ranging from 17x to 21x. These hypothetical future stock prices were then discounted to calculate illustrative hypothetical per share present values using a discount rate of 11.0%. The following table presents the results of this analysis:

Range of Present Value of
Hypothetical Future Stock Price

GAAP EPS
June-2006 EPS	$17.77-$21.95
June-2007 EPS	$21.25-$26.25
Cash EPS
June-2006 EPS	$20.37-$25.16
June-2007 EPS	$23.59-$29.15

Selected Transactions Analysis
      Goldman Sachs analyzed certain information relating to the following selected transactions in the specialty pharmaceuticals industry since August 10, 1999:

Date Announced	Acquiror (Parent)	Target (Parent)

June 7, 2004	Sandoz (Novartis)	Sabex
April 13, 2004	Par Pharmaceuticals	Kali Laboratories
October 13, 2003	Teva	SICOR
August 29, 2002	Novartis	LEK
June 11, 2002	Pliva	Sobel Holdings
June 10, 2002	Baxter	ESI Lederie (Wyeth Injectable Generics)
May 25, 2000	Watson	Schein Pharmaceuticals
August 10, 1999	Teva	Copley Pharmaceuticals
      For each of the selected transactions, Goldman Sachs calculated and compared (i) enterprise value as a multiple of LTM revenue, (ii) enterprise value as a multiple of LTM EBITDA, (iii) enterprise value as a multiple of LTM earnings before interest and taxes (EBIT) and (iv) premium offered on the closing market price one day prior to the announcement of the transaction. The following table presents the results of this analysis:

	Enterprise Value as
	Multiple of LTM
							Premium to
	Revenue		EBITDA		EBIT		1 Day Prior

Proposed transaction	2.1	x	13.7	x	19.0	x	21.4% *
Selected transactions
High	6.3	x	25.2	x	26.4	x	23.9%
Mean	3.3	x	16.3	x	19.1	x	16.4%
Median	2.0	x	15.4	x	18.2	x	15.9%
Low	1.5	x	9.0	x	12.6	x	10.1%
LTM September 30, 2004 figures for the proposed transaction as per Interim Report.

*	Based on an implied merger consideration of $29.87 (based on Perrigo closing price of $18.65 per share of Perrigo common stock on November 12, 2004) and Agis closing price of NIS 109.00 as of November 14, 2004 and exchange rate of $1.00:NIS 4.429 as of November 12, 2004.

Discounted Cash Flow Analysis
      Goldman Sachs performed a discounted cash flow analysis on Agis using Perrigo’s management projections for Agis through 2009. Goldman Sachs calculated net present values of free cash flows for Agis for the fiscal years 2005 through 2009 using discount rates ranging from 10% to 12%. All cash flows were discounted back to December 31, 2004. Goldman Sachs calculated the terminal year 2009 values for Agis using the terminal values in fiscal year 2009 based on EBITDA multiples ranging from 9.0x 2009E EBITDA to 12.0x 2009E EBITDA. These terminal values were then discounted to present values using discount rates ranging from 10% to 12%. The results of this analysis are set forth below:

Range of Equity Values

($ in millions)
Terminal Multiples of 2009E EBITDA
9.0x	$896-$972
10.0x	$971-$1,053
11.0x	$1,045-$1,134
12.0x	$1,119-$1,216

Accretion/ Dilution Analysis
      Goldman Sachs compared, for each of the years 2005 and 2006, the estimated EPS of Perrigo, on a standalone basis, in relation to the estimated GAAP EPS and the estimated cash EPS of the combined company, using GAAP and cash EPS estimates prepared by Perrigo management in each case, excluding the impact of potential expense synergies estimated to be obtained in the merger. The following table presents the results of this analysis:

	Accretion (Dilution)

	June-2005E*	June-2006E

GAAP EPS
To Perrigo standalone EPS	(3.8)%	1.0%
Cash EPS
To Perrigo standalone EPS	(0.4)%	16.2%

*	Assumes transaction closed on April 30, 2005. 2005 EPS amounts only includes two months of EPS impact from transaction.
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Perrigo or Agis or the contemplated merger.
      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Perrigo’s board of directors as to the fairness from a financial point of view of the aggregate merger consideration to be paid by Perrigo in respect of each share of Agis ordinary shares. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Perrigo, Agis, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
      As described above, Goldman Sachs’ opinion to Perrigo’s board of directors was one of many factors taken into consideration by Perrigo’s board of directors in making its determination to approve the agreement and plan of merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as APPENDIX B.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to Perrigo in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs may provide investment banking services to Perrigo in the future, and Goldman Sachs may receive compensation for such services.
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to Perrigo, Agis and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities)

of Perrigo and Agis for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      The board of directors of Perrigo selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 23, 2004, Perrigo engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Perrigo has agreed to pay Goldman Sachs a transaction fee of $6,250,000, of which dollar amount a principal portion of which is payable upon consummation of the transaction. In addition, Perrigo has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Interests of Perrigo Management in the Merger
      There are no personal interests of any of Perrigo’s management in the merger.
Recommendation of the Board of Directors and the Audit Committee of Agis; Agis’ Reasons for the Merger
      On November 14, 2004, Agis’ board of directors and audit committee:

•	determined that the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger are fair to, and in the best interests of, Agis and its shareholders;

•	approved the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger; and

•	resolved to recommend that Agis’ shareholders vote for the approval of the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger.
      In reaching their decisions to approve the agreement and plan of merger, the merger and the other transactions contemplated by the agreement, Agis’ board of directors and audit committee consulted with Agis management and Agis’ financial advisors, legal counsel and other consultants and considered a variety of factors weighing positively in favor of the merger, including, without limitation, the following:

•	the belief that the merger with Perrigo will provide Agis with strategic benefits as compared to remaining an independent company, including:

•	greater scale to better compete in the generic pharmaceutical and active pharmaceutical ingredients markets, especially in the U.S.;

•	the potential for Agis to leverage its product portfolio through Perrigo’s existing infrastructure, distribution channels and customer and strategic relationships;

•	the ability of Agis to leverage Perrigo’s capabilities to grow its over-the-counter (“OTC”) franchise;

•	the potential for Agis to benefit from Perrigo’s highly efficient manufacturing infrastructure and supply chain to improve its gross margins;

•	the potential for Agis to benefit from Perrigo’s greater corporate resources and access to capital; and

•	the potential to increase Agis’ competitiveness through synergies and internal economies of scale.

•	the value of the merger consideration to be received by Agis shareholders in the merger, which represented a premium of approximately 21.4% over NIS 109.00, the closing price per Agis ordinary share as reported on the Tel-Aviv Stock Exchange on November 14, 2004, and a premium of 31.1% over Agis’ average price over the 30 days ended November 4, 2004;

•	the fact that Agis’ shareholders will receive a significant portion of the merger consideration in cash, thereby providing immediate liquidity to Agis shareholders, and the remainder in Perrigo stock, thereby allowing Agis shareholders to participate in the benefits of a more diversified company with greater resources and, as shareholders of Perrigo, to benefit from any future growth of the combined company;

•	the opinion of Agis’ financial advisor, Merrill Lynch & Co., that as of November 14, 2004, and on the basis of and subject to the facts and assumptions set forth in the opinion, the consideration to be received by the holders of Agis ordinary shares pursuant to the transaction, taken as a whole, was fair from a financial point of view to such shareholders, as more fully described below under “Opinion of Merrill Lynch & Co.” on page 60;

•	Agis’ business, financial performance and condition, strategic objectives and prospects, both on a stand-alone basis and as part of the combined company after giving effect to the merger with Perrigo, which were viewed in light of the alternative practicable courses of action available to Agis and current industry, economic and market conditions, including increasing competition in the generic pharmaceutical and API industries;

•	the fact that the Perrigo merger would reduce geopolitical risk to Agis shareholders due to the increased geographical diversity of the combined company;

•	the fact that Agis’ management and employees would play a key role in the combined company;

•	the fact that owning shares of the combined company would provide an opportunity for greater liquidity to Agis’ shareholders and that those shares would be listed on the Tel-Aviv Stock Exchange and the Nasdaq National Market;

•	the belief that Perrigo is able to finance the cash portion of the merger consideration;

•	the ability of Agis to provide information to and enter into negotiations with third parties that have made an acquisition proposal, and, in certain circumstances, to terminate the agreement and plan of merger to accept a superior proposal after payment of a termination fee;

•	the ability of Agis’ board of directors to change its recommendation to shareholders if it concludes in good faith that the failure to do so would result in a breach of its fiduciary duties to Agis’ shareholders;

•	the fact that Moshe Arkin, Agis’ largest shareholder, supported the merger with Perrigo and has committed to vote all of his shares in favor of the merger with Perrigo;

•	the belief that the terms and conditions of the agreement and plan of merger and related agreements are reasonable; and

•	the determination that, considering the financial position of the merging companies, no reasonable concern exists that Agis, as the surviving corporation in the merger, will be unable to fulfill the obligations of Agis to its creditors.
      In addition, the Agis board of directors and audit committee also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the possibility of a decrease in the trading price of Perrigo’s common stock between the date of the execution of the agreement and plan of merger and the completion of the merger which would lessen the value of the fixed number of shares of Perrigo’s common stock that constitutes the stock portion of the merger consideration, and that the agreement and plan of merger does not provide Agis with a price-based collar or termination right for Agis or its shareholders;

•	the possibility that certain provisions of the agreement and plan of merger, including the non-solicitation, termination rights and termination fee and other protective provisions, might have the effect of discouraging other persons potentially interested in acquiring Agis from pursuing such an opportunity;

•	the terms of the agreement and plan of merger that restrict the conduct of Agis’ business during the period between the signing of the agreement and plan of merger and the completion of the merger;

•	the potential impact of the proposed merger on Agis’ relationship with its business partners and employees; and

•	the risks described in the section entitled “Risk Factors Relating to the Merger” on page 13.
      The Agis board of directors also considered the personal interest of certain directors and officers of Agis in the transaction, as more fully described in “Interests of Agis Management in the Merger” on page 68, which the Agis board of directors considered as being neutral in its evaluation of the proposed transaction.
      The above discussion of the information and factors considered by the board of directors and audit committee of Agis is not intended to be exhaustive. In view of the variety of factors considered and qualitative judgments made with respect to such factors in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to quantify, analyze or assign relative weights to each individual factor to reach its determination. Individual members of Agis’ board of directors and audit committee may have assigned different relative weights or conclusions to each factor affecting the board’s determination.
      The Agis board of directors and audit committee believe that the transactions contemplated by the agreement and plan of merger are fair to and in the best interests of Agis and the holders of Agis ordinary shares.
Opinion of Merrill Lynch & Co.
      Agis retained Merrill Lynch to act as its financial advisor with respect to the proposed transaction. In connection with that engagement, Agis requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of Agis ordinary shares pursuant to the agreement and plan of merger. At the meeting of the Agis board of directors on November 14, 2004, Merrill Lynch rendered its oral opinion to the Agis board of directors, which opinion was subsequently confirmed in writing, that as of November 14, 2004, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration to be received by the holders of Agis ordinary shares, taken as a whole, was fair from a financial point of view to such holders.
      The full text of Merrill Lynch’s written opinion, which sets forth material information relating to Merrill Lynch’s fairness opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as APPENDIX C and is incorporated into this document by reference in its entirety. This description of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.
      Merrill Lynch’s opinion is addressed to the Agis board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of Agis ordinary shares, taken as a whole, as of the date of the opinion. The terms of the proposed transaction, including the merger consideration to be received by holders of Agis ordinary shares, were determined through negotiations between Agis and Perrigo and were not determined or recommended by Merrill Lynch. Merrill Lynch’s opinion does not address the merits of the underlying decision by Agis or its principal shareholder to engage in the proposed transaction, nor does it constitute, nor should it be construed as, a recommendation to any shareholder of Agis or Perrigo as to how to vote on any matter related to the proposed transaction.
      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Agis and Perrigo that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Agis and Perrigo furnished to Merrill Lynch by Agis and Perrigo, respectively;

•	conducted discussions with members of senior management and representatives of Agis and Perrigo concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the merger;

•	reviewed the market prices and valuation multiples for Agis ordinary shares and shares of Perrigo common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of each of Agis and Perrigo and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Agis and Perrigo and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed the agreement and plan of merger and other related agreements, each dated as of November 14, 2004, and certain related documents; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Agis or Perrigo nor was Merrill Lynch furnished with any such evaluation or appraisal, and Merrill Lynch did not evaluate the solvency or fair value of Agis or Perrigo under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Agis or Perrigo. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Agis or Perrigo, Merrill Lynch assumed that such financial forecast information was reasonably prepared and reflected the best currently available estimates and judgment of Agis management and Perrigo management as to the expected future financial performance of Agis or Perrigo, as applicable. Merrill Lynch assumed that the representations and warranties of each party contained in the agreement and plan of merger were true and correct as of the date of the agreement and plan of merger, that each party will perform all of its respective covenants and agreements contained in the agreement and plan of merger and that the proposed transaction will be consummated in accordance with the terms of the agreement and plan of merger without waiver, modification or amendment. Merrill Lynch did not render any accounting, legal or tax advice and Merrill Lynch understood that Agis is relying upon its own accounting, legal and tax advisors as to accounting, legal and tax matters in connection with the proposed transaction.
      Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to Merrill Lynch as of the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

      Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the Agis board of directors. Circumstances could develop prior to consummation of the proposed transaction that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion. In addition, Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Agis, other than the holders of Agis ordinary shares, nor does Merrill Lynch’s opinion address in any manner the terms of the Undertaking Agreement, the Lock-Up Agreement, the Nominating Agreement, the Registration Rights Agreement (as defined in the section entitled “Other Agreements” on page 102) or any other agreement between Mr. Arkin and Perrigo. Merrill Lynch has expressed no opinion as to the prices at which Agis ordinary shares or shares of Perrigo common stock will trade, or the trading volume of Agis ordinary shares or shares of Perrigo common stock on any stock exchange or trading market on which such securities may be listed or admitted to trading, following the announcement or consummation of the proposed transaction. In addition, as described above, Merrill Lynch’s fairness opinion was among several factors taken into consideration by the Agis board of directors in making its determination to approve the agreement and plan of merger and the proposed transaction. Consequently, Merrill Lynch’s analyses described below should not be viewed as determinative of the decision of the Agis board of directors to approve the proposed transaction or to recommend the proposed transaction to Agis shareholders.
      The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Agis or Perrigo, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.
      Certain of the following summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Merrill Lynch’s Financial Analyses
      In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methods in connection with the delivery of its opinion. The following is a description of the material financial analyses performed by Merrill Lynch in connection with its opinion. All Agis ordinary share price and financial information has been converted to U.S. dollars at an exchange rate of US$1.00:NIS4.4250, with the exception of average Agis ordinary share price information, which has been calculated using Agis ordinary share prices converted to U.S. dollars at daily U.S. dollar/ Israeli shekel exchange rates.

Merger Consideration to be Received by Holders of Agis Ordinary Shares
      Merrill Lynch reviewed the terms of the agreement and plan of merger. Merrill Lynch noted that the merger consideration to be received by Agis shareholders in the form of $14.93 of cash and 0.8011 shares of Perrigo common stock for each ordinary share of Agis has an implied offer value of $29.87 per share based upon the closing price of Perrigo’s stock on November 12, 2004.
      Implied Premium Analysis. Merrill Lynch reviewed the historical closing prices of Agis ordinary shares on November 4, 2004 and the closing prices and period averages at various points in time prior to November 4, 2004. Subsequent to the close of the financial markets on November 4, 2004, several news stories appeared reporting that Agis was in negotiations to be acquired. The following table reflects the premium over the closing price and average closing prices per ordinary share of Agis for the specified periods implied by the implied value of the merger consideration of $29.87 per share:

		Implied
Date or Period	Price	Premium

November 4, 2004	$23.00	29.9%
1 week average (prior to and including November 4, 2004)	$22.45	33.1%
30-day average (prior to and including November 4, 2004)	$22.78	31.1%
      Implied Multiple Analysis. Based on the implied value of the merger consideration, Merrill Lynch calculated an implied offer value of $818 million, based on the total number of Agis fully diluted shares outstanding, and an implied transaction value of $852 million, calculated as implied offer value plus net debt. Merrill Lynch also analyzed the implied transaction value as a multiple of the estimated 2004 and 2005 revenue, the estimated 2004 and 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as “EBITDA,” and the estimated 2004, 2005 and 2006 price to earnings ratio, which is referred to as “P/E.” All estimated financial data was based on Merrill Lynch estimates and independent research analyst estimates. This analysis indicated the following multiples:

		Implied
Financial Measure	Value	Multiple

2004E Revenue	$418 million	2.04x
2005E Revenue	$460 million	1.85x
2004E EBITDA	$ 65 million	13.0x
2005E EBITDA	$ 69 million	12.4x
2004E P/E	$1.41	21.2x
2005E P/E	$1.69	17.7x
2006E P/E	$2.03	14.7x

Agis Valuation Analyses
      Historical Stock Trading Analysis. Merrill Lynch reviewed the historical trading performance of Agis ordinary shares as reported by FactSet. FactSet is an online investment research and database service used by financial institutions. Merrill Lynch observed that the closing low and high trading prices for ordinary shares of Agis over the twelve month period ending on November 12, 2004 were $20.69 and $33.96, respectively. Merrill Lynch compared this range of historical share prices to the implied value of the merger consideration to be received by holders of Agis ordinary shares, $29.87 per share.
      Research Analyst Stock Price Targets. Merrill Lynch reviewed four recent publicly available research analyst reports for Agis and observed that the range of the research analyst share price targets was $29.38 to $32.77. Merrill Lynch compared this range to the implied value of the merger consideration to be received by holders of Agis ordinary shares, $29.87 per share.

      Premiums Paid Analysis. Merrill Lynch reviewed premiums to stock price paid in six generic pharmaceutical acquisitions, which it judged to be reasonably comparable to the merger. The precedent transactions that Merrill Lynch considered for this analysis were:

Acquiror	Target

IVAX Corporation	Kutnowskie Zaklady Farmaceutyczne “POLFA” S.A. (“Polfa Kutno”)
Teva Pharmaceutical Industries Limited	SICOR Inc.
Novartis AG	Lek Pharmaceutical & Chemical Company d.d.
Barr Laboratories, Inc.	Duramed Pharmaceuticals, Inc.
IVAX Corporation	Laboratorio Chile S.A.
Teva Pharmaceutical Industries Limited	Copley Pharmaceutical, Inc.
      Merrill Lynch reviewed the premiums paid in these transactions over the price of the target stock as reported by FactSet at various dates before and on the approximate date on which the public became aware of the possibility of such transactions. Based on this analysis, Merrill Lynch observed a range of premiums of 9.9% to 23.9% over the market price of the target stock one day prior to the approximate date on which the public became aware of the possibility of such transactions. Merrill Lynch applied a 15% to 25% range of premiums to the November 4, 2004 closing share price for an ordinary share of Agis of $23.00 and calculated an implied range of Agis share prices of $26.45 to $28.75 per share. Merrill Lynch compared this range of implied share prices to the $29.87 per share implied value of the merger consideration to be received by holders of Agis ordinary shares.
      Comparable Public Trading Multiples Analysis. Merrill Lynch compared selected financial and trading data of Agis with similar data for thirteen publicly traded generic pharmaceutical companies which Merrill Lynch judged to be reasonably comparable to Agis. These companies were:

•	Teva Pharmaceutical Industries Limited

•	Mylan Laboratories Inc.

•	Barr Laboratories, Inc.

•	IVAX Corporation

•	Watson Pharmaceuticals, Inc.

•	American Pharmaceutical Partners, Inc.

•	Eon Labs, Inc.

•	Andrx Corporation

•	Par Pharmaceutical Companies, Inc.

•	K-V Pharmaceutical Company

•	Alpharma Inc.

•	Impax Laboratories, Inc.

•	Taro Pharmaceutical Industries Limited
      For each of the comparable companies, Merrill Lynch determined various valuation multiples, including the ratio of market capitalization to revenue, the ratio of market capitalization to EBITDA, and the ratio of share price to earnings per share, which we refer to as “EPS.” To calculate these trading multiples, Merrill Lynch used EBITDA projections reported by independent research analyst reports and EPS estimates reported by First Call, a subsidiary of Thomson Financial. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.
      Merrill Lynch observed the multiples of share price to estimated 2005 EPS of the comparable companies and derived a range of such multiples of 14.0x to 16.0x. Merrill Lynch applied this range of multiples to the estimated 2005 EPS of Agis as estimated (i) based on independent research analyst estimates and (ii) by Agis management. Based on this analysis, Merrill Lynch calculated ranges of implied share prices of $23.63 to $27.00 per share based on the research analysts’ estimates and of $26.24 to $29.99 per share based on the Agis management estimates. Merrill Lynch compared these ranges of implied share prices to the $29.87 per share implied value of the merger consideration to be received by holders of Agis ordinary shares.
      No company used in the above analysis is identical to Agis. In evaluating companies identified by Merrill Lynch as comparable to Agis, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Agis, such as the impact of competition on the business of Agis and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Agis or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which Agis is being compared; mathematical analysis is not in itself a meaningful method of using selected company data.
      Comparable Transaction Analysis. Using publicly available research analyst estimates and other publicly available information, Merrill Lynch examined the following transactions in the generic pharmaceutical industry which Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered comparable are:

Acquiror	Target

IVAX Corporation	Kutnowskie Zaklady Farmaceutyczne “POLFA” S.A. (“Polfa Kutno”)
Teva Pharmaceutical Industries Limited	SICOR Inc.
Novartis AG	Lek Pharmaceutical & Chemical Company d.d.
Alpharma	F H Faulding and Co. Ltd. (Purepac)
Barr Laboratories, Inc.	Duramed Pharmaceuticals, Inc.
IVAX Corporation	Laboratorio Chile S.A.
Teva Pharmaceutical Industries Limited	Novopharm Ltd.
Teva Pharmaceutical Industries Limited	Copley Pharmaceutical, Inc.
Teva Pharmaceutical Industries Limited	Pharmachemie B.V.
      Merrill Lynch calculated the price per share paid for target companies as a multiple of EPS for the twelve month period following the date of the announcement of the transactions and derived a range of multiples of 15.0x to 18.0x. Merrill Lynch applied this range of multiples to the estimated 2005 EPS of Agis as estimated (i) based on independent research analyst estimates and (ii) by Agis management. Based on this analysis, Merrill Lynch calculated ranges of implied share prices of $25.32 to $30.38 per share based on the research analysts’ estimates and of $28.12 to $33.74 per share based on the Agis management estimates. Merrill Lynch compared these ranges of implied share prices to the $29.87 per share implied value of the merger consideration to be received by holders of Agis ordinary shares.
      All calculations of multiples paid in the selected transactions were based on public information available at the time of public announcement. Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the selected transactions occurred.

      No transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples or premiums paid in such comparable transactions to which the proposed transaction is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.
      Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis for Agis on a standalone basis (i) based on independent research analyst estimates for Agis, and (ii) based on projections provided by Agis management. In each case, Merrill Lynch calculated ranges of equity values per share for Agis based upon the sum of the discounted net present value of Agis’ five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to its projected 2009 EBITDA, less the net debt of Agis as of September 30, 2004.
      Using discount rates ranging from 11.0% to 13.0% and terminal value multiples of estimated 2009 EBITDA ranging from 7.5x to 9.5x, Merrill Lynch calculated the following ranges of implied equity value per ordinary share of Agis:

	Low	High

Implied equity value per Agis share — based on research analyst estimates	$18.68	$25.24
Implied equity value per Agis share — based on Agis management estimates	$25.24	$33.14
      Merrill Lynch compared the ranges of implied equity value per ordinary share of Agis to the $29.87 per share implied value of the merger consideration to be received by holders of Agis ordinary shares.

Perrigo Valuation Analyses
      Historical Stock Trading Analysis. Merrill Lynch reviewed the historical trading performance of shares of Perrigo common stock as reported by FactSet. Merrill Lynch observed that the closing low and high trading prices for shares of Perrigo common stock over the twelve month period ending on November 12, 2004 were $13.50 and $24.96, respectively. Merrill Lynch compared this range of historical stock prices to the November 12, 2004 closing share price for Perrigo common stock of $18.65.
      Research Analyst Stock Price Targets. Merrill Lynch reviewed five recent publicly available research analyst reports for Perrigo and observed that the range of the research analyst stock price targets was $20.00 to $26.00 per share of Perrigo common stock. Merrill Lynch compared this range to the November 12, 2004 closing price for a share of Perrigo common stock of $18.65.
      Comparable Public Trading Multiples Analysis. Merrill Lynch compared selected financial and trading data of Perrigo with similar data for nine publicly traded mid cap consumer products companies which Merrill Lynch judged to be reasonably comparable to Perrigo. These companies were:

•	The Alberto-Culver Company

•	NBTY Inc.

•	Church & Dwight Co., Inc.

•	Cott Corporation

•	Nu Skin Enterprises, Inc.

•	Ralcorp Holdings, Inc.

•	Chattem, Inc.

•	Elizabeth Arden, Inc.

•	USANA Health Sciences Inc.

      For each of the comparable companies, Merrill Lynch determined various valuation multiples, including the ratio of market capitalization to revenue, the ratio of market capitalization to EBITDA, and the ratio of share price to EPS. To calculate these trading multiples, Merrill Lynch used EBITDA projections reported by independent research analyst reports and EPS estimates reported by First Call.
      Merrill Lynch observed the multiples of share price to estimated 2005 EPS of the comparable companies and derived a range of such multiples of 15.0x to 18.0x. Merrill Lynch applied this range of multiples to the estimated calendar year 2005 EPS of Perrigo as estimated (i) based on independent research analyst estimates and (ii) by Perrigo management. Based on this analysis, Merrill Lynch calculated ranges of implied share prices of $16.13 to $19.35 per share based on the research analysts’ estimates and of $16.39 to $19.67 per share based on the Perrigo management estimates. Merrill Lynch compared each of these ranges of implied share prices to the November 12, 2004 closing share price of Perrigo common stock of $18.65.
      No company used in the above analysis is identical to Perrigo. In evaluating companies identified by Merrill Lynch as comparable to Perrigo, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Perrigo, such as the impact of competition on the business of Perrigo and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Perrigo or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which Perrigo is being compared; mathematical analysis is not in itself a meaningful method of using selected company data.
      Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis for Perrigo on a stand-alone basis (i) based on independent research analyst estimates for Perrigo, and (ii) based on projections provided by Perrigo management. Merrill Lynch calculated ranges of equity values per share for Perrigo based upon the sum of the discounted net present value of Perrigo’s five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples of its projected 2009 EBITDA, less the net debt of Perrigo as of September 25, 2004.
      Using discount rates ranging from 8.0% to 10.0% and terminal value multiples of estimated 2009 EBITDA ranging from 8.0x to 10.0x, Merrill Lynch calculated the following ranges of implied equity value per share of Perrigo common stock:

	Low	High

Implied equity value per Perrigo share — based on research analyst estimates	$19.04	$23.85
Implied equity value per Perrigo share — based on Perrigo management estimates	$22.12	$27.97

Pro Forma Combination Analyses
      Pro Forma EPS Accretion/ (Dilution) Analysis. Merrill Lynch performed a pro forma analysis of the expected financial impact of the proposed transaction on Perrigo’s estimated GAAP EPS and cash EPS (as defined below) for fiscal years 2006 and 2007. The pro forma results were calculated as if the proposed transaction had closed on June 30, 2005 and the EPS estimates were estimated based on (i) publicly available EPS estimates provided by First Call and (ii) EPS estimates provided by Agis and Perrigo management. The Agis EPS estimates were adjusted to reflect U.S. GAAP based on Agis management estimates for goodwill amortization. Estimated cash EPS was calculated as estimated GAAP EPS excluding adjustments for any new amortization arising from the purchase price allocation, and both GAAP EPS and cash EPS excluded merger and restructuring-related expenses and synergies.
      This analysis indicated that, based on First Call estimates, the proposed transaction would be neutral to Perrigo’s estimated GAAP EPS in fiscal year 2006 and would be accretive to Perrigo’s estimated GAAP EPS in fiscal year 2007 and Perrigo’s estimated cash EPS in fiscal years 2006 and 2007. Based on internal management estimates, the analysis indicated that the proposed merger would be accretive to Perrigo’s estimated GAAP EPS and estimated cash EPS in fiscal years 2006 and 2007.

General
      The actual results achieved by Perrigo after consummation of the proposed transaction may vary from the estimated results and the variations may be material. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to Agis or Perrigo or the proposed transaction, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch’s opinion.
      Agis retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.
      Under the terms of the engagement letter between Merrill Lynch and Agis, Merrill Lynch provided financial advisory services and the financial fairness opinion in connection with the proposed transaction, and Agis agreed to pay a fee to Merrill Lynch equal to 0.50% of the aggregate purchase price in connection with the proposed transaction, which is contingent and payable upon the closing of the proposed transaction. “Purchase Price” means an amount equal to of the sum of:

•	the aggregate fair market value of the securities issued by Perrigo to Agis or its shareholders; and

•	any cash consideration paid to Agis or its shareholders (including, without limitation, holders of options, warrants, convertible securities and preferred securities) in connection with the proposed transaction.
Agis has also agreed to reimburse Merrill Lynch for its reasonable expenses incurred in performing its services in an amount up to $200,000. In addition, Agis has agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch’s engagement.
      Merrill Lynch has, in the past, provided financial advisory and financing services to Agis and/or its affiliates and may continue to do so, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade in the securities of Agis or Perrigo for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.
Interests of Agis Management in the Merger
      Some of the Agis directors and executive officers, as well as several other members of Agis senior management, may have a personal interest in the merger, the agreement and plan of merger and the transactions contemplated thereby that is different from, or in addition to, the interests of Agis shareholders generally which may have influenced their decision to support or recommend the merger. The

Agis board of directors and audit committee were aware of these interests and considered them, among other matters, in approving the agreement and plan of merger and the merger.

Agreements with Moshe Arkin
      Moshe Arkin, Agis’ Chairman and President and largest shareholder, will receive in the merger approximately $186 million and approximately 10 million shares of Perrigo common stock in consideration for his Agis shares, expected to represent approximately 10.7% of Perrigo’s outstanding shares upon completion of the merger (based on the number of outstanding shares as of February 7, 2005).
      Moshe Arkin has been the principal shareholder and Chairman of the Board of Directors of Agis since its establishment in 1983 (and prior to that, of its affiliated companies). He also served as Agis’ Chief Executive Officer from its establishment through December 2000 and from that date to the present as its President. Mr. Arkin holds a degree in psychology from the Tel-Aviv University. Mr. Arkin is 52 years of age and resides in Israel.
      In connection with the agreement and plan of merger, Mr. Arkin has entered on November 14, 2004, into an Undertaking Agreement, a copy of which is attached as APPENDIX D to this proxy statement/ prospectus and which is incorporated herein by reference, a Lock-Up Agreement, a copy of which is attached as APPENDIX G to this proxy statement/ prospectus and which is incorporated herein by reference, Registration Rights Agreement, a copy of which is attached as APPENDIX H to this proxy statement/ prospectus and which is incorporated herein by reference, and Nominating Agreement, a copy of which is attached as APPENDIX F to this proxy statement/ prospectus and which is incorporated herein by reference, with Perrigo. Mr. Arkin has also entered into an Employment Agreement with Agis and Perrigo, a copy of which is attached as APPENDIX I to this proxy statement/ prospectus and which is incorporated herein by reference. This agreement will become effective upon completion of the merger and replace Mr. Arkin’s existing employment agreement with Agis. The provisions of these agreements are complicated and not easily summarized. We urge you to read these documents carefully.
      Pursuant to the terms of the Undertaking Agreement, Mr. Arkin agreed to vote the Agis shares beneficially owned by him, representing approximately 45.7% of the outstanding ordinary shares of Agis (based on the 27,393,705 shares outstanding as of February 7, 2005 which excludes shares held in treasury and shares held by Agis’ subsidiaries) in favor of the transaction. Mr. Arkin has also agreed to vote his shares against any action or agreement that would reasonably be expected to result in a breach of any of Agis’ representations, warranties, covenants or obligations in the agreement and plan of merger, any extraordinary corporate transactions (other than the merger with Perrigo), any amendments to Agis’ articles of association or memorandum of association, if such amendment would reasonably be expected to impair or delay Agis’ ability to consummate the merger with Perrigo, or any other action that is intended to, or would reasonably be expected to, interfere with, impede, delay, postpone, or adversely effect the merger with Perrigo.
      Except under limited circumstances, Mr. Arkin may not dispose of any of those shares between November 14, 2004 and the effective time of the merger or the termination of the agreement and plan of merger. Mr. Arkin was not paid additional consideration in connection with his execution of the Undertaking Agreement.
      Pursuant to the terms of the Lock-up Agreement, Mr. Arkin agreed that he will not, directly or indirectly, dispose of any shares of Perrigo common stock received by him in consideration for his Agis shares in the merger for two years following the consummation of the merger. For a period commencing on the second anniversary of the merger and ending on the third anniversary of the merger, Mr. Arkin agreed to make no disposition of more than 50% of the shares of Perrigo common stock received by him in the merger. The restrictions on dispositions set forth above shall not apply to dispositions to a family member, trust or other entity made solely for estate or tax planning purposes (provided that any such transferee will agree to be bound by the Lock-up Agreement). If Mr. Arkin’s employment with Agis is terminated under certain circumstances, Mr. Arkin will have the right to terminate the Lock-up Agreement upon the earlier of (a) the two year anniversary of the merger or (b) the six month anniversary of such termination of employment. The Lock-up Agreement will not become effective until the completion of the merger.
      Pursuant to the terms of the Registration Rights Agreement, beginning 120 days before the second anniversary of the merger (or, if earlier, upon the termination of the Lock-up Agreement), Mr. Arkin will have the right to demand registration of the shares of Perrigo common stock he received in the merger once a year for three years (subject to minimum sale requirement of 2,000,000 shares under each such registration). In addition, beginning two years after the completion of the merger, Mr. Arkin will have the right to participate in any other registrations of shares of Perrigo common stock made by Perrigo (except in the event the Lock-up Agreement was terminated).
      Under the Registration Rights Agreement, in each registration of his shares of Perrigo common stock Mr. Arkin will bear Perrigo’s and his registration expenses, including the fees of Perrigo’s legal counsel up to $50,000. In the event Mr. Arkin participates in a registration made by Perrigo, Mr. Arkin will only be required to bear a proportionate part of such registration expenses.
      The Registration Rights Agreement will not become effective until the completion of the merger.
      Pursuant to the terms of the Nominating Agreement, Mr. Arkin will be entitled to be nominated to the Perrigo board of directors and to nominate an additional independent director (and in the event of a vacancy on the Perrigo board of directors, to nominate a second independent director) to the Perrigo board of directors, subject to Perrigo’s Nominating & Governance Guidelines. Each independent director will serve on the Perrigo board of directors for the remainder of the term of the class of directors to which he or she will be nominated and for one additional full term of such class. Each independent director will also serve on at least one committee of the Perrigo board of directors, in accordance with and subject to his or her respective qualifications. Perrigo has agreed that one independent director will be invited to serve on the audit committee of the Perrigo board of directors and one independent director will be invited to serve on the compensation committee of the Perrigo board of directors, in each case subject to their respective qualifications.
      Mr. Arkin’s right under the Nominating Agreement to designate the independent directors (and the right of the independent directors to serve on the Perrigo board of directors) will terminate when Mr. Arkin both (i) ceases to own 9% of the outstanding shares of Perrigo common stock and (ii) ceases to own 9,000,000 shares of Perrigo common stock. Mr. Arkin’s right to serve on the Perrigo board of directors will terminate when Mr. Arkin ceases to own 5,000,000 shares of Perrigo common stock.
      The Nominating Agreement will not become effective until the completion of the merger.
      Pursuant to the terms of his employment agreement, following the completion of the merger Mr. Arkin will serve as Perrigo’s Vice Chairman and be a member of Perrigo’s executive committee. Mr. Arkin’s primary duties will include the overall responsibility for long term strategic planning of Perrigo’s and Agis’ prescription and API businesses, monitoring achievement of operational and financial results and developing growth and diversification strategies to achieve ongoing objectives. For each of the three years of the agreement’s term, Mr. Arkin is entitled to a base salary of $400,000 and the opportunity to earn a target bonus of not less than $275,000. Mr. Arkin will be granted an initial option to purchase 50,000 Perrigo shares as part of Perrigo’s October 2005 annual option grant, and his employment agreement contemplates him receiving additional annual option grants. Mr. Arkin will also be entitled to all accrued payments due to him under his current employment agreement with Agis. In conjunction with his employment agreement, Mr. Arkin executed a noncompetition and nondisclosure agreement that restricts his ability to compete with Perrigo for the longer of the term of his agreement and a period of one year following termination of his employment.

Additional Employment Agreements
      In addition to Mr. Arkin’s employment agreement, Agis and Perrigo entered into employment agreements with Refael Lebel, Agis’ Chief Executive Officer, and Sharon Kochan, Agis’ Vice President —

Business Development. These agreements will become effective upon completion of the merger and will replace the executives’ existing employment agreements with Agis.
      Pursuant to terms of Mr. Lebel’s employment agreement, following the completion of the merger Mr. Lebel will serve as the President of Agis and be a member of Perrigo’s executive committee. Mr. Lebel’s primary duties will include the daily leadership and coordination of the overall operation of the following businesses: (i) pharmaceuticals outside North America, (ii) global API, (iii) R&D and regulatory matters in Israel and India, (iv) pharmaceutical business development and (v) consumer products in Israel. For each of the three years of the agreement’s term, Mr. Lebel is entitled to a base salary of $325,000 and the opportunity to earn a target bonus of not less than $200,000. Mr. Lebel will be granted an initial option to purchase 40,000 Perrigo shares as part of Perrigo’s October 2005 annual option grant, and his employment agreement contemplates him receiving additional annual option grants. Mr. Lebel will also be entitled to all accrued payments due to him under his current employment agreement with Agis. In conjunction with his employment agreement, Mr. Lebel executed a noncompetition and nondisclosure agreement that restricts his ability to compete with Perrigo for the longer of the term of his agreement and a period of one year following his termination.
      Pursuant to terms of Mr. Kochan’s employment agreement, following completion of the merger Mr. Kochan will be appointed Senior Vice President, Pharmaceutical Business Development of Perrigo, and be a member of Perrigo’s executive committee. Mr. Kochan’s primary duties will include (i) coordinating long-term planning process for Perrigo’s pharmaceutical business, (ii) investigating and recommending acquisitions and divestitures to meet financial objectives, (iii) identifying joint venture opportunities in support of business objectives, (iv) leading negotiations with acquisition targets and joint venture partners, (v) developing product and product line strategies and (vi) coordinating strategic alliances and other business relationships. For each of the three years of the agreement’s term, Mr. Kochan is entitled to a base salary of $210,000 and the opportunity to earn a target bonus of not less than $100,000. Mr. Kochan will be granted an initial option to purchase 25,000 Perrigo shares as part of Perrigo’s October 2005 annual option grant, and his employment agreement contemplates him receiving additional annual option grants. Mr. Kochan will also be entitled to all accrued payments due to him under his current employment agreement with Agis. In conjunction with his employment agreement, Mr. Kochan executed a noncompetition and nondisclosure agreement that restricts his ability to compete with Perrigo for the longer of the term of his agreement and a period of one year following his termination.

Restricted Stock Awards, Bonus Payments and Retention Agreements
      Following the closing, Perrigo will grant to certain employees of Agis restricted shares of Perrigo common stock having an aggregate value of $4,100,000 based on the closing price of Perrigo common stock on the business day preceding the closing of the merger. The restricted shares will be granted pursuant to and subject to the terms of Perrigo’s 2003 Long Term Incentive Plan and will generally vest based on continued employment in three equal annual installments of 33 1/3% on the first three anniversaries of the merger.
      Prior to the closing of the merger, Agis may enter into retention agreements with certain of its employees in an aggregate amount equal to $1,750,000 providing for retention payments to such employees generally no earlier than the completion of the merger, and no later than three years following the merger.
      Prior to the closing of the merger, Agis may distribute special cash bonuses, in addition to the 2004 annual bonuses, to certain of its employees in an aggregate amount equal to $2,750,000.
      The chief executive officers of Agis and Perrigo will mutually agree upon the selection of Agis employees who are eligible to receive the restricted stock grants, the special bonuses and the retention payments described above, which employees may include members of Agis’ senior management. However, restricted shares having an aggregate value of $1,000,000 and special bonuses in an aggregate amount of $1,000,000 will not be subject to such mutual agreement and will instead be apportioned to Agis employees and service providers as determined at Agis’ sole discretion.

Director and Officer Indemnification and Liability Insurance
      The agreement and plan of merger requires Perrigo to cause Agis, as the surviving corporation in the merger, to indemnify current and former directors and officers of Agis and its subsidiaries for events occurring before the merger, including events that are related to the merger, to the fullest extent permitted under Israeli law. Perrigo has also agreed to cause Agis, as the surviving corporation in the merger, to fulfill and honor its obligations pursuant to any indemnification agreements between Agis and its directors and officers, any indemnification provisions under Agis’ articles of incorporation and the indemnification resolutions adopted by Agis shareholders, in each case to the maximum extent permitted by law.
      Prior to the closing of the merger, Agis will endeavor to purchase directors’ and officers’ liability tail insurance policy, which will provide continuing coverage for acts and omissions of Agis officers and directors on terms no less favorable to the insured parties than those currently in place, for a period of seven years following the merger at a cost not to exceed $700,000. If Agis is unable to obtain such insurance policy prior to the merger, Perrigo will cause Agis, as the surviving corporation in the merger, to maintain such insurance policy in effect for seven years following the merger, provided that Perrigo shall not be required to expend annually more than 300% of the annual premium currently paid by Agis for such coverage.
Accounting Treatment
      Perrigo prepares its financial statements in accordance with applicable SEC rules and regulations and accounting principles generally accepted in the United States of America. The merger will be accounted for using the purchase method of accounting with Perrigo being considered the acquirer of Agis for accounting purposes. This means that Perrigo will allocate the purchase price to the fair value of assets acquired (including identifiable intangible assets) and liabilities assumed from Agis on the closing date, with the excess purchase price being recorded as goodwill. Fair value is estimated by various techniques including analysis of expected future cash flows and market comparables. Purchase accounting also requires that adjustments to be made to the acquired entity’s financial statements to reconcile any differences in accounting policies between the two entities. Once the fair value is established for the acquired entity’s assets and liabilities, the excess of the purchase price over the net asset value is recorded as goodwill in the consolidated financial statements.
      Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually. The amount allocated to in-process research and development will be charged to operations as of the acquisition date.
      Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including in-process research and development write-offs and increased amortization and depreciation expense for acquired assets.
Material U.S. Federal Income Tax Consequences
      The following is a discussion of material U.S. federal income tax consequences (i) to a holder of Agis ordinary shares of the merger and (ii) to a non-U.S. holder of Agis ordinary shares of holding shares of Perrigo common stock following the merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. Neither Perrigo nor Agis has sought or obtained an opinion of tax counsel with respect to this discussion. This discussion assumes, that Agis is not and has not been a passive foreign investment company for U.S. federal income tax purposes, and Agis has represented in the agreement and plan of merger that to its knowledge (as defined in the agreement and plan of merger) it is not currently a passive foreign investment company. This discussion, with respect to U.S. holders (as defined herein), applies only to U.S. holders in whose hands Agis ordinary shares are capital assets within the meaning of Section 1221 of the Code and may not apply to certain types of beneficial holders of shares (such as insurance companies, tax-exempt organizations, holders who hold shares that are part of a straddle or conversion transaction or other arrangement involving more than one position, holders whose “functional currency” is not the U.S. dollar, holders who have a principal place of business or “tax home” outside the United States, financial institutions, broker-dealers and U.S. holders who within the five year period prior to the merger have held 10% or more of the voting shares of Agis) who may be subject to special rules. This discussion only applies to non-U.S. holders (as defined herein) to the extent specified herein.
      For purposes of this discussion, a “U.S. holder” is a beneficial holder of Agis ordinary shares who receives shares of Perrigo common stock and cash in the merger and who, for United States federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of Agis ordinary shares who receives shares of Perrigo common stock and cash in the merger and who, for United States federal income tax purposes, is (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust. This discussion does not consider the effect of any foreign, state or local tax laws.
      Because individual circumstances may differ, holders of Agis shares should consult their tax advisors as to the U.S. federal income tax consequences, as well as other federal, state, local and foreign tax consequences, applicable to them.
(i) Tax Consequences to Holders of Agis Ordinary Shares of the Merger
      Tax consequences for U.S. holders. The receipt of shares of Perrigo common stock and cash by a U.S. holder in exchange for its ordinary shares of Agis pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives shares of Perrigo common stock and cash in exchange for its ordinary shares of Agis will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount of cash and fair market value of Perrigo stock received in the merger and (ii) the U.S. holder’s adjusted tax basis in the Agis shares exchanged pursuant to the merger. Gain or loss will be determined separately for each block of Agis shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss will be capital gain or loss.
      Capital gain recognized in the merger by non-corporate U.S. holders upon the exchange of Agis ordinary shares held more than one year will generally be taxed at a rate not to exceed 15% for U.S. federal income tax purposes. Capital gain recognized in the merger by such U.S. holders upon the exchange of Agis ordinary shares held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized in the merger by corporate U.S. holders upon the exchange of Agis ordinary shares will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.
      A U.S. holder that receives shares of Perrigo common stock in the merger will have a holding period in such shares that begins as of the date of the merger and a tax basis in such shares reflecting the fair market value of such shares as of the merger.
      Tax consequences for Non-U.S. holders. The receipt of shares of Perrigo common stock and cash by a non-U.S. holder of Agis shares in exchange for such holder’s shares of Agis pursuant to the merger generally will not be subject to U.S. federal income tax, unless:

•	the gain is “effectively connected” with a trade or business conducted by a non-U.S. holder within the U.S. (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment of such non-U.S. holder), known as “United States trade or business income,” in which case such holder will be subject to tax on the net gain derived from the sale or disposition under the graduated U.S. federal income tax rates applicable to U.S. persons, and in the case of a non-U.S. holder that is a corporation, an additional branch profits tax at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty with the United States) may apply; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of Agis ordinary shares pursuant to the merger and meets certain other requirements in which case the holder will be subject to a flat 30% tax on the amount by which the gain derived from the sale, and certain other U.S. source capital gains realized during such year exceed certain U.S. source capital losses realized during such year.

(ii)	Tax Consequences to a Non-U.S. Holder of the Ownership and Disposition of Shares of Perrigo Common Stock
      Distributions on Perrigo Common Stock. If Perrigo pays distributions on its common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Perrigo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Perrigo’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the shares of Perrigo common stock. Any remaining excess will be treated as capital gain on a deemed disposition of the common stock, subject to the tax treatment described below in “Gain on Sale or Other Disposition of shares of Perrigo Common Stock.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. Persons eligible for the benefits of the Convention Between the Government of Israel with respect to Taxes on Income (the “Tax Treaty”) generally will be subject to U.S. withholding tax, under the Tax Treaty, at the rate of 25%.
      Dividends that are treated as United States trade or business income are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and other requirements. However, such U.S. trade or business income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
      Gain on sale or other disposition of shares of Perrigo common stock. In general, a non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale or other disposition of shares of Perrigo common stock unless:

•	the gain realized by the non-U.S. holder is United States trade or business income, in which case such holder (i) will be subject to tax on the net gain derived from the sale or disposition under the graduated U.S. federal income tax rates applicable to U.S. persons and (ii) if a corporation, may be subject to the branch profits tax, both as described above in “Distributions on Perrigo Common Stock;”

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements in which case the holder will be subject to a flat 30% tax on the amount by which the gain derived from the sale, and certain other United States source capital gains realized during such year exceed certain United States source capital losses realized during such year; or

•	certain rules (described below) relating to “United States real property holding corporation” status apply to such sale or other disposition.
      Gain recognized on a sale or other disposition of shares of Perrigo common stock may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if (1) shares of Perrigo common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs and (2) Perrigo is, or has been, a United States real property holding corporation during the shorter of the five-year period ending on the date of such sale or other disposition or the period that the non-U.S. holder held shares of Perrigo common stock. Generally, a corporation is a United States real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, Perrigo does not believe that it is, or has been, a United States real property holding corporation, or that it is likely to become one in the future.
      A non-U.S. holder of Perrigo common stock who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of United States withholding tax or other exclusion from withholding under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the U.S. Internal Revenue Service.
      United States federal estate tax. Shares of Perrigo common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.
      Backup withholding, information reporting and other reporting requirements. You may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividend payments on, and the proceeds from dispositions of, shares of Perrigo common stock, unless you comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. Additional information reporting requirements and backup withholding with respect to the payments of proceeds from the disposition of shares of Perrigo common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding and information reporting unless you certify that you are not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and is not a foreign person with certain specified U.S. connections (a “U.S. Related Person”), they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or a U.S. Related Person, they generally will be subject to information reporting (but not backup withholding) unless you certify that you are not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.
      In addition, the amount of dividends paid to you and the amount of tax, if any, withheld from such payment must generally be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you are resident.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

Material Israeli Income Tax Consequences
      The following is a discussion of material Israeli tax consequences of the merger. The following discussion is based upon Israeli tax law as in effect as of the date of this proxy statement/ prospectus. Neither Perrigo nor Agis has sought or obtained an opinion of tax counsel with respect to this summary, and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This discussion does not discuss all material aspects of Israeli tax consequences which may apply to particular holders of Agis ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Because individual circumstances may differ, holders of Agis shares should consult their own tax advisors as to the Israeli tax consequences applicable to them.
      Under the Israeli Income Tax Ordinance [New Version], 1961, the transfer of shares of an Israeli company is deemed to be a sale of capital assets. Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty for the avoidance of double taxation between Israel and the country of the non-resident provides otherwise.
      On January, 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, known as the tax reform, came into effect, thus generally imposing capital gains tax at a rate of 15% on gains derived on or after January 1, 2003 from the sale of shares of Israeli companies publicly traded on the TASE or (under a determination made by the Israeli Minister of Finance) on certain recognized stock exchanges outside of Israel. This tax rate does not apply to, among others, (1) dealers in securities or (2) shareholders that report in accordance with the Income Tax Law (Inflationary Adjustment) — 1985 (who are subject to tax at a higher tax rate and were also subject to tax prior to the tax reform). The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual cost of the shares (adjusted to inflation) as the tax basis if it is higher than such average price. Non-Israeli residents shall be exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on a stock exchange (unless such capital gain is derived by a permanent establishment in Israel).
      Certain Agis shareholders who held such shares at the end of 2003 were able to perform a deemed sale of the shares at such time, and therefore their cost basis in the share is the value of the shares at that time.
      In addition, the Tax Treaty with respect to Taxes on Income (the Tax Treaty) exempts in most circumstances persons who qualify under the treaty as residents of the U.S. from Israeli capital gains tax in connection with the disposition of the shares in the merger, provided that these persons have not held, directly or indirectly, ordinary shares representing 10% or more of the voting power of Agis at any time during the 12 month period preceding the merger.
      Usually where Agis shareholders are liable for Israeli tax on the sale of their shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.
      Israeli shareholders are generally subject to a 25% tax rate on dividends received from foreign companies. Foreign tax paid with respect to such dividend may be creditable against such tax liability.
      Israeli Tax Ruling. On February 10, 2005, Agis and Perrigo received a ruling from the Israeli tax authority pursuant to which Agis shareholders will generally be entitled to elect to defer the tax event for that part of the merger consideration received in Perrigo common stock until the actual sale of the Perrigo shares by such shareholder. The tax event for that part of the merger consideration paid in cash will not be deferred and will occur upon the closing of the merger. The tax deferral will apply with respect to Agis shareholders that hold Agis shares through the TASE members, excluding controlling shareholders, employees and shareholders who are subject to the provisions of part B of the Israeli Income Tax Law (Inflationary Adjustments), 1985.

      According to the tax ruling, for the purpose of calculating the tax liability arising with respect to the merger consideration, the cost of the Agis shares exchanged in the merger will be allocated between the cash consideration and stock consideration based on the ratio between $14.93 and the value of 0.8011 shares of Perrigo common stock as of the date of the closing of the merger.
      The TASE members will be responsible to withhold tax from the merger consideration in accordance with the provisions of the Israeli income tax regulations. Perrigo will be exempt from withholding tax in connection with the merger consideration.
      Agis shareholders’ ability to elect to defer the tax event and the withholding of taxes by the TASE members pursuant to the tax ruling are subject to certain procedures and arrangements to be agreed upon by the TASE members. There is no assurance that any such procedures and arrangements will be reached by the time of the closing of the merger.
      Determining the actual tax consequences of the merger to an Agis shareholder can be complicated. The consequences will depend on the shareholder’s specific situation and on variables not within the control of Agis or Perrigo. Agis shareholders should consult with their tax advisors for a full understanding of the Israeli tax ruling and the merger’s tax consequences to them.
Regulatory Approvals Needed to Complete the Merger

Certain Governmental Approvals
      The merger is subject to antirust laws. Perrigo and Agis have made filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission and all other applicable foreign antitrust laws. The applicable waiting periods have expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Perrigo and Agis cleared the German approval process. The application filed with Brazil is pending but is not expected to delay the closing of the merger. In some jurisdictions, however, the reviewing agencies or governments, states or private persons may challenge the merger at any time before or after its completion.

Israeli Governmental Approvals
      Israeli Companies Registrar. Under the Israeli Companies Law, Perrigo and Agis may not complete the merger without making certain filings and notifications to the Israeli Companies Registrar.

•	Merger Proposal. Each merging company is required to file with the Israeli Companies Registrar, jointly with the other merging company, a “merger proposal” setting forth specified details with respect to the merger.

•	Notice to Creditors. In addition, each merging company is required to notify its creditors of the proposed merger. Pursuant to the Israeli Companies Law, a copy of the merger proposal must be sent to the secured creditors of each company, substantial creditors must be informed individually of the filing of the merger proposal with the Israeli Companies Registrar, and where it can be reviewed, and creditors must be informed of the merger by publication in daily newspapers in Israel and, where necessary, elsewhere and by making the merger proposal available for review. Agis and Perrigo Israel have notified their respective creditors of the merger in accordance with these requirements to the extent applicable. The merging companies have notified the Israeli Companies Registrar of the notices to their creditors.

•	Shareholder Approval Notice. The merger must then be approved by the shareholders of each merging company. After the shareholders vote, each of the merging companies must file a notice with the Israeli Companies Registrar concerning the decision of the shareholders.
      Assuming that the shareholders of each of the merging companies approve the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger and that all of the statutory procedures and requirements have been complied with, and so long as at least 70 days have passed from the sate of the filing of the merger proposal with the Israeli Companies Registrar and the Israeli Commissioner of Restrictive Trade Practices has not filed an objection to the merger, the merger will become effective and the Israeli Companies Registrar will be required to register the merger in the surviving company’s register and to issue the surviving company a certificate regarding the merger.
      Office of the Chief Scientist. The Office of the Chief Scientist is a part of Israel’s ministry of Industry and Trade and provides research and development grants to companies, subject to an obligation to pay royalties on revenue derived from products incorporating technology developed under programs funded by the grants or based on technology funded by the grants. Agis has obtained grants from the Office of the Chief Scientist. On December 12, 2004, Agis filed an application with the Office of the Chief Scientist to obtain such office’s consent to the merger. This consent has been received.
      Israeli Investment Center in the Israeli Ministry of Industry and Trade. The Investment Center, which is a part of Israel’s Ministry of Industry and Trade, provides various benefits to Israeli companies, including grants to finance capital investments and tax benefits ranging from reduced rates of corporate tax to a full tax exemption with respect to undistributed profits for a fixed period, depending on a number of factors. Agis expects to receive tax benefits from the Investment Center, subject to compliance with applicable conditions. On November 22, 2004, Agis filed an application with the Investment Center of Israel’s Ministry of Industry and Trade to obtain its consent to the change in ownership of Agis resulting from the merger. This consent has been received.
      Israeli Securities Authority. Pursuant to the agreement and plan of merger, Perrigo is required to take all actions necessary in order for its shares of common stock to be listed on the Tel Aviv Stock Exchange prior to the effective time of the merger and to use its reasonable best efforts to obtain, prior to the such time, the agreement of the Tel Aviv Stock Exchange to list such shares of Perrigo common stock. Perrigo is also required to use its reasonable best efforts to maintain such listing for at least three years after the effective time of the merger. If the common stock is listed on the Tel Aviv Stock Exchange and Nasdaq, pursuant to Israeli law and the approval of the Israeli Securities Authority, Perrigo will be permitted to publish a prospectus in respect of the issuance of the common stock to Agis’ shareholders in accordance with Form S-4. Perrigo has responded to certain requests made by the Tel Aviv Stock Exchange and has received preliminary indications that its shares will be listed for trading within the time frame necessary to fulfill its obligations under the agreement and plan of merger.
      Israeli Lands Authority. Agis holds certain of its real properties under long term leases from the Israeli Lands Authority. Pursuant to the terms of those long term leases, the assignment of those leases to a third party requires the consent of the Israeli Lands Authority. Under those leases, the closing of the Merger will constitute a change in control which also requires the consent of the Israeli Lands Authority. Agis is in the process of obtaining such consent. This consent has been received.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
      The following unaudited condensed combined pro forma financial data of Perrigo and Agis was derived from the consolidated financial statements of Perrigo and Agis and should be read in conjunction with the financial statements and the notes thereto, included or incorporated by reference elsewhere in this proxy statement/ prospectus. The fiscal period end dates are those of Perrigo. Agis’ historical financial statements are on a calendar year end. For purposes of the pro forma combined financial data, Agis’ financial information has been converted into U.S. dollars and is presented in accordance with U.S. GAAP. Certain reclassifications have been made to the historical presentation of Agis to conform to the presentation used in the unaudited pro forma condensed combined financial statements.
      The unaudited condensed combined pro forma statement of operations for the six months ended December 25, 2004, combines information from the unaudited historical condensed consolidated statement of operations of Perrigo for the six months ended December 25, 2004, with the unaudited historical condensed consolidated statement of operations of Agis for the six months ended September 30, 2004. The unaudited condensed combined pro forma statement of operations for the year ended June 26, 2004, combines information from the audited historical consolidated statement of operations of Perrigo for the fiscal year ended June 26, 2004, with the unaudited condensed statement of operations of Agis for the twelve months ended June 30, 2004. This unaudited condensed statement of operations of Agis for the twelve months ended June 30, 2004 has been prepared by adding the unaudited six-month period ended June 30, 2004 to the audited statement of operations for the year ended December 31, 2003, after subtracting the results for the unaudited six-month period ended June 30, 2003. The pro forma statements of operations assume the transaction closed on July 1, 2003. Completion of the pro forma statements of operations for Agis required the use of an overlapping period; consequently, the three months ended June 30, 2004 are included in the statement of operations for the six months ended September 30, 2004 and for the twelve months ended June 30, 2004. Revenues were $100,822 and net income was $9,576 for the three months ended June 30, 2004. The unaudited condensed combined pro forma balance sheet combines information from the unaudited historical condensed consolidated balance sheet of Perrigo as of December 25, 2004, with the unaudited historical condensed consolidated balance sheet of Agis as of September 30, 2004, and assumes that the transaction closed on December 25, 2004.
      The unaudited condensed combined pro forma financial statements were prepared using the purchase method of accounting. The allocation of the purchase price as reflected in these pro forma condensed combined financial statements has been based upon preliminary estimates of the fair values of certain assets acquired and liabilities assumed as of the date of the acquisition. Management, with the assistance of independent valuation specialists retained by Perrigo, is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma condensed financial statements.
      A final determination of the fair values of Agis’ assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Agis that exist as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses from those used in the condensed combined pro forma financial statements presented below.
      The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical consolidated financial information has been adjusted to give effect to pro forma events that are:

•	directly attributable to the acquisition;

•	factually supportable; and

•	with respect to the statements of operations, expected to have a continuing impact on the combined results.

      The unaudited condensed combined pro forma financial statements do not include liabilities resulting from integration planning as these are not presently estimable, nor do they include certain cost savings or operating synergies that may result from the acquisition, as such amounts are not currently determinable. Amounts preliminarily allocated to goodwill may significantly change and amounts allocated to intangible assets with definite lives may change significantly, which could result in a material change in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements. In addition to the completion of the final valuation of certain acquired assets and liabilities, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Agis’ net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.
      The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what Perrigo’s results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project Perrigo’s future results of operations or financial position.
      The Agis amounts included in the condensed combined pro forma financial statements were translated to U.S. dollars using the representative exchange rate published by the Bank of Israel as of September 30, 2004 of 4.48 shekels per dollar and an average rate of 4.53 shekels per dollar and 4.47 shekels per dollar for the six months ended September 30, 2004 and the year ended June 30, 2004, respectively.

PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Six Months Ended December 25, 2004

					Pro Forma
					Combined
	Perrigo	Agis	Pro Forma		Group
	(U.S. GAAP)	(U.S. GAAP)(1)	Adjustments		(U.S. GAAP)

	(U.S. dollars in thousands, except per share data)
Net sales	$479,467	$203,542			$683,009
Cost of sales	347,698	129,325	$4,264	(d)	481,287

Gross profit	131,769	74,217	(4,264)		201,722
Operating expenses
Distribution	8,098	5,711			13,809
Research and development	15,640	13,492	730	(d)	29,862
Selling and administration	57,256	31,669	927	(f)	89,852

Total operating expenses	80,994	50,872	1,657		133,523
Operating income	50,775	23,345	(5,921)		68,199
Interest and other, net	(1,444)	532	4,375	(e)	3,463

Income before income taxes	52,219	22,813	(10,296)		64,736
Income tax expense (benefit)	18,803	3,893	(1,544)		21,152

Net income	$33,416	$18,920	$(8,752)		$43,584

Earnings per share
Basic	$0.47				$0.47

Diluted	$0.46				$0.46

Weighted average shares outstanding:
Basic	71,111		21,945	(c)	93,056

Diluted	73,166		22,065	(c)	95,231

(1)	Agis information is for the six months ended September 30, 2004.
See accompanying notes to unaudited pro forma financial statements of the Combined Group in accordance with U.S. GAAP.

PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Six Months Ended September 30, 2004
(Explanation of Agis Adjustments Between Reported Israeli GAAP and U.S. GAAP in thousands)

						U.S.
				Inflation	U.S. GAAP	GAAP	U.S. GAAP
	January-	January-	Total	Adjustments	Adjustments	Total	Total
	September	March	NIS	NIS(1)	NIS(2)	NIS	U.S. Dollars(3)

	As Reported in NIS
Net sales	1,373,406	451,362	922,044			922,044	$203,542
Cost of sales	869,571	287,261	582,310	(1,933)	5,464	585,841	129,325

Gross profit	503,835	164,101	339,734	1,933	(5,464)	336,203	74,217
Operating expenses
Distribution	38,175	12,305	25,870			25,870	5,711
Research and development	97,961	36,922	61,039	(108)	186	61,117	13,492
Selling and administration	216,358	65,495	150,863	(62)	(7,342)	143,459	31,669

Total operating expenses	352,494	114,722	237,772	(170)	(7,156)	230,446	50,872
Operating income	151,341	49,379	101,962	2,103	1,692	105,757	23,345
Interest and other, net	81,968	76,928	5,040	(107)	(2,525)	2,408	532

Income before income taxes	69,373	(27,549)	96,922	2,210	4,217	103,349	22,813
Income tax expense	11,427	(2,978)	14,405	2,018	1,213	17,636	3,893

Net income	57,946	(24,571)	82,517	192	3,004	85,713	$18,920

(1)	Adjustments are reversal of inflation adjustments under Israeli GAAP as discussed in Note 1b of the Consolidated Financial Statements as of December 31, 2003.

(2)	The nature of these adjustments is described in Note 7 of the Interim Consolidated Unaudited Financial Statements as of September 30, 2004.

(3)	The Agis amounts included in the condensed combined pro forma statement of operations were translated into U.S. dollars using an exchange rate of 4.53 New Israeli shekels per dollar, which is the average of the representative exchange rates published by the Bank of Israel for the six months ended September 30, 2004.

See accompanying notes to unaudited pro forma financial statements of the Combined Group in accordance with U.S. GAAP.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended June 26, 2004

					Pro Forma
					Combined
	Perrigo	Agis	Pro Forma		Group
	(U.S. GAAP)	(U.S. GAAP)(1)	Adjustments		(U.S. GAAP)

	(U.S. dollars in thousands, except per share data)
Net sales	$898,204	$390,434			$1,288,638
Cost of sales	630,240	253,934	$8,529	(d)	922,820
			30,117	(c)

Gross profit	267,964	136,500	(38,646)		365,818
Operating expenses
Distribution	15,154	10,470			25,624
Research and development	27,721	27,995	1,458	(d)	57,174
Selling and administration	122,193	62,799	1,854	(f)	186,846

Subtotal	165,068	101,264	3,312		269,644
Impairment of long-term investments		2,055			2,055
Special personnel, restructuring and charges related to the termination of a merger		18,803			18,803

Total operating expenses	165,068	122,122	3,312		290,502

Operating income	102,896	14,378	(41,958)		75,316
Interest and other, net	(3,087)	(1,380)	8,750	(e)	4,283

Income before income taxes	105,983	15,758	(50,708)		71,033
Income tax expense (benefit)	25,416	(283)	(7,606)		17,527

Net income	$80,567	$16,041	$(43,102)		$53,506

Earnings per share
Basic	$1.15				$0.58

Diluted	$1.11				$0.57

Weighted average shares outstanding:
Basic	70,026		21,945	(c)	91,971

Diluted	72,289		21,945	(c)	94,234

(1)	Agis information is for the year ended June 30, 2004.
See accompanying notes to unaudited pro forma financial statements of the Combined Group in accordance with U.S. GAAP.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended June 30, 2004
(Explanation of Agis Adjustments Between Reported Israeli GAAP and U.S. GAAP in Thousands)

		January-June	January-June				U.S.
	2003	2003	2004				GAAP	U.S. GAAP
					Inflation	U.S. GAAP
					Adjustment	Adjustments	Total	Total
	As Reported in NIS			Total NIS	NIS(1)	NIS(2)	NIS	U.S. Dollars(3)

Net sales	1,691,554	832,790	902,038	1,760,802	(3,053)	(12,509)	1,745,240	$390,434
Cost of sales	1,083,205	525,291	572,596	1,130,510	(1,904)	6,479	1,135,085	253,934

Gross profit	608,349	307,499	329,442	630,292	(1,149)	(18,988)	610,155	136,500
Operating expenses
Distribution	41,133	37,842	44,012	47,303	(303)	(199)	46,801	10,470
Research and development	112,558	55,439	67,105	124,224	139	775	125,138	27,995
Selling and administration	269,687	100,588	121,081	290,180	(1,212)	(8,257)	280,711	62,799

Subtotal	423,378	193,869	232,198	461,707	(1,376)	(7,681)	452,650	101,264
Impairment of long-term investments					(6)	9,192	9,186	2,055
Special personnel, restructuring and charges related to the termination of a merger					(59)	84,108	84,049	18,803

Total operating expenses	423,378	193,869	232,198	461,707	(1,441)	85,619	545,885	122,122

Operating income	184,971	113,630	97,244	168,585	292	(104,607)	64,270	14,378
Interest and other, net	16,570	17,658	79,590	78,502	2,144	(86,814)	(6,168)	(1,380)

Income before income taxes	168,401	95,972	17,654	90,083	(1,852)	(17,793)	70,438	15,758
Income tax expense (benefit)	31,485	23,718	916	8,683	3,455	(13,403)	(1,265)	(283)

Net income	136,916	72,254	16,738	81,400	(5,307)	(4,390)	71,703	$16,041

(1)	Adjustments are reversal of inflation adjustments under Israeli GAAP as discussed in Note 1b of the Consolidated Financial Statements as of December 31, 2003.

(2)	The nature of these adjustments is described in Note 18 of the Consolidated Financial Statements as of December 31, 2003.

(3)	The Agis amounts included in the condensed combined pro forma statement of operations were translated into U.S. dollars using an exchange rate of 4.47 New Israeli Shekels per dollar, which is the average of the representative exchange rates published by the Bank of Israel for the year ended June 30, 2004.

See accompanying notes to unaudited pro forma financial statements of the Combined Group in accordance with U.S. GAAP.

UNAUDITED PRO FORMA BALANCE SHEET
As of December 25, 2004

					Pro Forma
	Perrigo	Agis	Pro Forma		Combined Group
	(U.S. GAAP)	(U.S. GAAP)(1)	Adjustments		(U.S. GAAP)

	(U.S. dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$175,702	$29,819	$(29,819	)(b)	$0
			(175,702	)(c)	0
Investment securities	3,533	21,598	(21,598	)(b)	0
			(3,533	)(c)	0
Accounts receivable	110,931	87,145			198,076
Inventories	166,615	112,083	30,117	(c)	308,815
Prepaid expenses and other	43,513	36,204			79,717

Total current assets	500,294	286,849	(200,535)		586,608
Property and equipment, net	220,578	106,589			327,167
Investments, loans and other long-term receivables	—	31,704			31,704
Other Assets	26,025	1,330			27,355
Intangible assets	3,600	—	162,500	(c)	166,100
Goodwill	35,919	23,088	(23,088	)(c)	132,252
			96,333	(c)

	$786,416	$449,560	$35,210		$1,271,186

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$9,758	$8,934			$18,692
Current portions of long-term debt		20,647			20,647
Accounts payable	83,299	51,144			134,443
Accrued liabilities	81,227	45,027	$(413	)(a)	125,841

Total current liabilities	174,284	125,752	(413)		299,623
Long-Term Debt	—	55,581	9,750	(a)	259,671
			(51,417	)(b)
			245,757	(c)
Other non-current liabilities	7,499	21,100			28,599
Non-current deferred income taxes	29,631	2,546	28,893	(c)	61,070

	37,130	79,227	232,983		349,340
Shareholders’ Equity	575,002	244,581	(9,337	)(a)	622,223
			411,521	(c)
			(235,244	)(c)
			(364,300	)(c)

	$786,416	$449,560	$35,210		$1,271,186

(1)	Agis information is as of September 30, 2004.

(2)	For purposes of the condensed combined pro forma balance sheet at December 25, 2004, it is assumed that both Perrigo and Agis cash and investment securities will be used to reduce the long-term debt required to fund the transaction. On the condensed combined balance sheet, this results in zero cash and investment securities and $259,671 of long-term debt.

The transaction is expected to close as of March 31, 2005. Both Perrigo and Agis are expected to generate net positive cash flows from the time of the condensed combined pro forma balance sheet date until closing. Therefore, at closing, it is anticipated that cash and investment securities will be approximately zero and the total long-term debt for the combined entity will be approximately $250,000.
See accompanying notes to unaudited pro forma financial statements of the Combined Group in accordance with U.S. GAAP.

UNAUDITED PRO FORMA BALANCE SHEET
As of September 30, 2004
(Explanation of Agis Adjustments Between Reported Israeli GAAP and U.S. GAAP in Thousands)

			U.S. GAAP	U.S. GAAP	U.S. GAAP
	Israeli GAAP	Inflation	Adjustments	Total	Total
	(as reported) NIS	Adjustment NIS(1)	NIS(2)	NIS	U.S. Dollars(3)

ASSETS
Current Assets
Cash and cash equivalents	133,648			133,648	$29,819
Investment securities	96,802			96,802	21,598
Accounts receivable	390,584			390,584	87,145
Inventories	502,356			502,356	112,083
Prepaid expenses and other	162,273	(5)		162,268	36,204

Total current assets	1,285,663	(5)		1,285,658	286,849
Property and equipment, net	514,927	(39,252)	2,055	477,730	106,589
Investments, loans and other long-term receivables	77,052	469	64,576	142,097	31,704
Other assets	7,846	(1,887)		5,959	1,330
Goodwill	84,650		18,831	103,481	23,088

	1,970,138	(40,675)	85,462	2,014,925	$449,560

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	40,043			40,043	$8,934
Current portions of long-term debt	92,542			92,542	20,647
Accounts payable	229,228			229,228	51,144
Accrued liabilities	201,836	2	(25)	201,813	45,027

Total current liabilities	563,649	2	(25)	563,626	125,752
Long-term debt	249,114			249,114	55,581
Other non-current liabilities	16,574		77,998	94,572	21,100
Non-current deferred income taxes	24,839	(3,948)	(9,478)	11,413	2,546

	290,527	(3,948)	68,520	355,099	79,227
Shareholders’ Equity
	1,115,962	(36,729)	16,967	1,096,200	244,581

	1,970,138	(40,675)	85,462	2,014,925	$449,560

(1)	Adjustments are reversal of inflation adjustments under Israeli GAAP as discussed in Note 1b of the Consolidated Financial Statements as of December 31, 2003.

(2)	The nature of these adjustments is described in Note 7 of the Interim Consolidated Unaudited Financial Statements as of September 30, 2004.

(3)	The Agis amounts included in the condensed combined pro forma combined balance sheets were translated into U.S. dollars using the representative exchange rate published by the Bank of Israel as of September 30, 2004 of 4.482 New Israeli Shekels per dollar.

See accompanying notes to unaudited pro forma financial statements of the Combined Group in accordance with U.S. GAAP.

NOTES TO UNAUDITED CONDENSED COMBINED
PRO FORMA FINANCIAL STATEMENTS
(in thousands, except exchange ratios, share prices and per share amounts)
Note 1:     Estimated Purchase Price
      These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on July 1, 2003 with respect to the statements of operations, and December 25, 2004, with respect to the balance sheet. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The estimated purchase price of $851,513 has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

Purchase Price Calculation:

Number of shares of Agis common stock outstanding at date of announcement of signing the agreement and plan of merger	27,394
Exchange ratio per merger agreement	0.8011

	21,945
Multiplied by Perrigo’s average stock price for the period two business days before and through the two business days after the November 14, 2004 announcement of the acquisition	$18.72	$410,810
Number of shares of Agis common stock outstanding at date of announcement of signing the agreement and plan of merger	27,394
Cash consideration per share to be paid	$14.93	$408,992

Estimated fair value of Perrigo stock options expected to be exchanged for Agis stock options outstanding as of date of announcement of signing the agreement and plan of merger(1)		711
Agis’ net long-term debt assumed to be outstanding at closing date		15,000
Perrigo’s estimated transaction costs		16,000

Estimated purchase price		$851,513

      The preliminary allocation of the estimated purchase price based on the estimated fair values of Agis’ assets acquired and liabilities assumed in the acquisition are as follows:

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:
Net tangible assets at fair value	$228,380
Identifiable intangible assets	162,500
In-process research and development(2)	364,300
Excess of purchase price over the fair values of net assets acquired(3)	96,333

Total purchase price	$851,513

(1)	The fair value of Perrigo’s stock options was determined using the Black-Scholes option pricing model with the following assumptions: market price of $18.65 (the closing price on November 12, 2004, the last date prior to the announcement of the merger); dividend yield of 0.8%; expected volatility of 34.4%; risk-free interest rate of 2.4%; and an expected life of 3 years after vest date.

(2)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process research projects that, as of the closing date of the acquisition, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $364,300. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of operations. However, this item will be recorded as a charge against income in the period in which the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction and completion of a valuation.

(3)	The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

Note 2:     Pro Forma Financial Statement Adjustments
      (a) Represents the recording of Agis’ merger costs and other bonus payments due prior to closing, including tax effects, which will be financed through long-term debt.
      (b) Represents the paydown of Agis’ long-term debt prior to closing, assuming the use of all of Agis’ cash and investment securities. At the time of closing, it is assumed that Agis’ net debt position will approximate $15,000 and that Perrigo’s cash position will approximate $200,000, thereby yielding a long-term debt requirement to finance the transaction of approximately $250,000.
      (c) Represents the preliminary adjustment to record the Perrigo acquisition of Agis. This includes:

•	an adjustment to reflect the estimated fair value adjustments in current assets and current liabilities. Appraisals will be performed which may result in changes to the preliminary allocation of the purchase price. The $30,117 charge to cost of goods sold for the year ended June 26, 2004, which is directly attributable to the transaction, will not have an ongoing impact. It will, however, impact cost of sales during the 12 months following the consummation of the transaction;

•	an adjustment to remove Agis’ historical goodwill from the balance sheet;

•	an adjustment to record an estimate of Perrigo’s merger and related costs of the acquisition which will be financed through debt;

•	an adjustment to record the excess of purchase price over the fair value of net assets acquired which has been recorded as goodwill;

•	an adjustment to record the estimated fair value of acquired intangibles as well as the value of in-process research and development. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of an appraisal. Assuming a tax rate of 15%, for every additional $50,000 allocated to intangible assets, goodwill will decrease by $42,500, intangible assets will increase by $50,000 and non-current deferred income tax liabilities will increase by $7,500.

		Assumed
	Amount	Amortizable Life

Developed and core product technology	$145,000	17 years
Other intangibles	17,500	12 years
In-process research and development	364,300

Total identified intangible assets	526,800
Less: value of in-process research and development	(364,300)	Expense immediately

Net intangible assets included in pro forma adjustment	$162,500

Because in-process research and development is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of operations. As this item will be recorded as an expense immediately following consummation of the acquisition it is therefore presented as an adjustment to retained earnings in the unaudited combined pro forma balance sheet;

•	the recording of a deferred income tax liability from the allocation of the purchase price premium on inventory and acquired intangibles;

•	the recording of the issuance of 21,945 shares of Perrigo common stock in conjunction with the acquisition based upon the exchange ratio of 0.8011 shares of Perrigo common stock for each outstanding share of Agis common stock, and using an estimated price of $18.72 per share which is the average of the period two business days before through the two business days after the announcement of the acquisition on November 14, 2004; and

•	the recording of long-term debt to partially finance the acquisition.
      (d) To record amortization expense related to the estimated value of acquired identifiable intangible assets, which are being amortized over their estimated useful lives of 12 and 17 years, of approximately $9,987 in fiscal 2004 and $4,994 in the first six months of fiscal 2005.
      (e) To record interest expense, at 3.5% (LIBOR at December 16, 2004 plus 100 basis points), of approximately $8,750 in fiscal 2004 and $4,375 in the first six months of fiscal 2005 based on the long-term debt of $250,000 expected to be assumed to finance the transaction.
      (f) To record compensation expense of $1,854 in fiscal 2004 and $927 in the first six months of fiscal 2005 related to employment contracts and grants of share-based compensation resulting from the transaction.

THE AGREEMENT AND PLAN OF MERGER AND RELATED AGREEMENTS
The Agreement and Plan of Merger
      This section of the proxy statement/ prospectus describes the agreement and plan of merger. The provisions of the agreement and plan of merger are complicated and not easily summarized. While we believe that the description covers the material terms of the agreement and plan of merger, this summary may not contain all of the information that is important to you. The agreement and plan of merger is attached to this proxy statement/ prospectus as APPENDIX A and is incorporated herein by reference. We urge you to read it carefully.
The Merger
      Following the satisfaction or waiver of all of the conditions to completion of the merger contained in the agreement and plan of merger, including the approval of the merger, the agreement and plan of merger and the transactions contemplated thereby by the shareholders of Agis and the approval of the issuance of shares of Perrigo common stock in connection with the merger by the shareholders. Perrigo, Perrigo Israel Opportunities Ltd., a newly formed, indirect, wholly owned subsidiary of Perrigo, will merge with and into Agis, with Agis continuing as the surviving corporation and as an indirect, wholly owned subsidiary of Perrigo. Perrigo owns Perrigo Israel indirectly through a wholly owned subsidiary which owns 100% of the capital stock of Perrigo Israel.
Effective Time
      On or before the closing of the merger, the parties will deliver to the Companies Registrar of the State of Israel a notice informing the Companies Registrar of the State of Israel that the merger was approved by the Agis shareholders and the sole shareholder of Perrigo Israel. Such notice must be delivered no later than three days from the date of such meetings. The merger will become effective in the manner provided in Section 323 of the Israeli Companies Law and as promptly as practicable after the satisfaction of the conditions for completion of the merger set forth in the agreement and plan of merger.
      The parties are working to complete the merger as quickly as possible. However, the merger is subject to various closing conditions. No assurances can be given that the parties will obtain the necessary approvals or that the parties will obtain them in a timely manner. We currently plan to complete the merger promptly after the necessary shareholder approvals have been obtained.
Directors and Officers of Agis After the Merger
      At the effective time of the merger the directors of Perrigo Israel will become the new directors of Agis as the surviving corporation, and the officers of Perrigo Israel will become the new officers of Agis.
Conversion of Shares in the Merger
      At the effective time, each outstanding ordinary share of Agis other than shares held in treasury or by Perrigo or any direct or indirect subsidiary of Agis or Perrigo will be automatically converted into the right to receive 0.8011 shares of common stock, no par value, of Perrigo and (including, with respect to each whole share of Perrigo common stock issued, the associated rights described in the section entitled “Perrigo Shareholder Rights Plan” beginning on page 130 hereof) and $14.93 in cash, in each case payable without interest to the holder of such Agis ordinary share upon surrender. The number of shares of Perrigo common stock issuable in the merger will be proportionately adjusted for any forward or reverse stock split, stock dividend, cash dividend (other than Perrigo’s regular quarterly dividend), stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Perrigo common stock or Agis ordinary shares effected between November 14, 2004 and the completion of the merger.

Treatment of Agis Stock Options and Warrants
      Upon completion of the transaction at the effective time, each outstanding option to purchase Agis ordinary shares shall be assumed by Perrigo and converted into the right to receive 1.6022 shares of Perrigo common stock times the number of ordinary shares of Agis subject to the option rounded to the nearest whole number of shares. The exercise price will be equal to the number of Agis ordinary shares subject to the option before conversion, divided by 1.6022, rounded to the nearest whole cent.
      Each option so converted shall continue to have, and be subject to, the same other terms and conditions (including vesting schedule) set forth in the applicable agreement pursuant to which such Agis stock option was granted.
No Fractional Shares
      No fractional shares of Perrigo will be issued in the merger. Instead, each holder of Agis ordinary shares exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Perrigo will receive cash (rounded to the nearest whole cent), without interest, equal to the fraction multiplied by $18.638.
The Exchange Agent
      Prior to the effective time, Perrigo is required to deposit with a bank or trust company maintaining an office in Israel certificates representing the shares of Perrigo common stock to be exchanged for ordinary shares of Agis, cash to pay the cash component of the merger consideration and cash to pay for fractional shares and any dividends or distributions to which holders of Agis ordinary shares may be entitled to receive under the agreement and plan of merger.
Exchange of Agis Share Certificates for Perrigo Stock Certificates
      As soon as reasonably practicable after the effective time but not later than three business days thereafter, the exchange agent will mail a letter of transmittal and instructions to the Agis shareholders of record for use in surrendering Agis share certificates. Agis share certificates which are delivered to the exchange agent along with a properly executed letter of transmittal and any other required documents will be cancelled and in exchange therefor the exchange agent will issue Perrigo stock certificates, the cash portion of the merger consideration and cash in lieu of fractional shares.
YOU SHOULD NOT SUBMIT STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU
HAVE RECEIVED THE LETTER OF TRANSMITTAL AND
INSTRUCTIONS REFERRED TO ABOVE.
Distributions with Respect to Unexchanged Shares
      After the merger is completed, holders of Agis ordinary share certificates will be entitled to dividends and other distributions declared or made after the effective time with respect to the number of whole shares of Perrigo common stock that they are entitled to receive upon exchange of their Agis share certificates, but they will not be paid any dividends or other distributions on the shares of Perrigo common stock until they surrender their Agis share certificates to the exchange agent in accordance with the exchange agent instructions.
Transfer of Ownership and Lost Stock Certificates
      Perrigo will only issue a Perrigo stock certificate, a check for the cash portion of the merger consideration or a check in lieu of a fractional share in a name other than the name in which a surrendered Agis share certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an Agis share certificate is lost, stolen or destroyed, the holder of such certificate will need to deliver an affidavit and may need to deliver a bond prior to receiving a Perrigo stock certificate and the cash component of the merger consideration.
Representations and Warranties
      The agreement and plan of merger contains representations and warranties by Agis relating to, among other things:

•	organization and qualification; subsidiaries;

•	capitalization;

•	authority relative to the agreement and plan of merger;

•	required filings;

•	absence of any conflict or violation of applicable laws, memorandum of association, articles of association and similar organizational documents of subsidiaries;

•	possession of all material permits required for the operation of the business of Agis;

•	compliance with applicable laws;

•	financial statements;

•	the absence of undisclosed liabilities;

•	title to property;

•	the absence of litigation;

•	absence of undisclosed brokers’ fees;

•	employee benefits plans;

•	employment and labor matters;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	absence of certain changes or events affecting Agis’ business since June 30, 2004;

•	contracts;

•	receipt of opinion from Agis’ financial advisor;

•	insurance;

•	the approval of the Agis board of directors;

•	inapplicability of certain statutes;

•	grants, incentives and subsidies; and

•	listing on the Tel-Aviv Stock Exchange.
      Perrigo made representations and warranties to Agis relating to, among other things:

•	organization and qualification; subsidiaries;

•	capitalization;

•	authority relative to the agreement and plan of merger;

•	required SEC filings;

•	absence of any conflict or violation of applicable laws, corporate charter and bylaws and similar organizational documents of subsidiaries;

•	possession of all material permits required for the operation of the business of Perrigo;

•	compliance with applicable laws;

•	financial statements;

•	the absence of undisclosed liabilities;

•	the absence of litigation;

•	employee benefits plans;

•	employee and labor matters;

•	intellectual property;

•	environmental matters;

•	absence of undisclosed brokers fees;

•	receipt of opinion from Perrigo’s financial advisor;

•	availability of funds necessary for the merger, including the merger consideration;

•	absence of certain changes or events affecting Perrigo’s business since June 26, 2004;

•	relationships with certain customers;

•	insurance matters;

•	listing on the Nasdaq;

•	inapplicability of state anti-takeover statutes and the Perrigo rights agreement;

•	board approval;

•	required Perrigo shareholder vote for issuance of shares pursuant to the agreement and plan of merger; and

•	restrictions on business activities.
      Many of the representations of both Agis and Perrigo are qualified by materiality, knowledge or a material adverse effect standard. A “material adverse effect” means, with respect to any party to the agreement and plan of merger, any event, change, circumstance or state of facts which individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, materially impair the ability of such party to perform any of its obligations under the agreement and plan of merger or prevent or materially delay the consummation of the transactions contemplated thereby, except that the following events, changes, circumstances or state of facts will not be considered to constitute a material adverse effect:

•	those that result or arise from events, changes, circumstances or states of facts generally affecting any industry in which such party operates or the economy in any of the countries in which such party operates, which do not disproportionately effect such party;

•	those that result from or arise from events, changes, circumstances or states of facts affecting general worldwide economic or capital market conditions which do not materially disproportionately effect such party;

•	those specifically related to the results of pre-clinical and clinical testing (including bio-equivalence testing), FDA review of regulatory submissions (except to the extent that review issues relate to general FDA compliance considerations, such as compliance with good manufacturing practice compliance), including the approval by the FDA of any products of any third party that are competitive with products of Agis or its subsidiaries and patent litigation for drugs that are pending or planned to be submitted for approval under abbreviated new drug applications or section 505(b)(2) applications; or

•	those that result or arise from the execution of the agreement and plan of merger or the announcement of the transactions contemplated thereby.

      The representations and warranties in the agreement and plan of merger are complicated and not easily summarized. You are urged to read carefully the sections of the agreement and plan of merger entitled “Representations and Warranties of the Company” and “Representations and Warranties of the Buyer and Merger Sub.” The representations and warranties of the parties contained in the agreement and plan of merger expire upon completion of the merger.
Agis’ Conduct of Business Before Completion of the Transaction
      From the date of the agreement and plan of merger through the effective time of the merger, Agis has agreed, and has agreed to cause its subsidiaries, to conduct its business in all material respects in the ordinary course of business, pay its taxes and material obligations when due and to use its commercially reasonable efforts, consistent with past practices and policies, to preserve its business organization, keep available the services of its present officers and management level employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others with which it has material business dealings.
      Agis also agreed that, until the completion of the transaction or unless Perrigo consents in writing, subject to certain exceptions, Agis will not do, or agree to commit to do, any of the following:

•	waive any stock repurchase rights, accelerate, amend or change the exercise period of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•	transfer or license exclusively to any person or entity or otherwise extend, amend or modify any rights to the material Agis intellectual property or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future rights to any material intellectual property;

•	declare, make, set aside or pay any dividends or other distributions payable in cash, stock or other property or split, combine or re-classify any outstanding shares of Agis stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Agis or any Agis subsidiary;

•	amend the Agis articles of association or memorandum of association or similar governing instruments of any Agis subsidiary;

•	issue, authorize, sell or encumber any shares of stock or other securities convertible into stock, or grant any right or option to acquire any shares of stock or other securities convertible into stock, except for the acquisition of shares of stock pursuant to the exercise of options outstanding as of November 14, 2004;

•	acquire any business or business line, other than in any transaction or series of related transactions having a fair market value of $1 million or less in the aggregate;

•	sell, lease or otherwise dispose of or encumber any property or assets except in any transaction or series of transactions having a fair market value of $2.5 million or less in the aggregate, materially modify, amend or terminate any existing material lease, license or contract affecting such properties or assets or grant any easement or charge affecting any owned real property or leased real property;

•	incur or guarantee any indebtedness or issue, sell, amend or guarantee any debt securities in each case other than in connection with the financing of ordinary course trade payables, borrowings under Agis’ existing credit facilities, short term borrowings in the ordinary course of business not in excess of $1 million or the collection of accounts receivable, notes or commercial paper, in the ordinary course of business, consistent with past practice;

•	adopt or amend any material existing employee plan or existing employment agreement that provides for annual base salary in excess of $100,000 or enter into any employment contract or collective bargaining agreement that provides for an annual base salary in excess of $100,000;

•	pay, discharge, settle or satisfy any litigation involving aggregate payments in excess of $500,000;

•	except as otherwise permitted, make any payment or series of related payments outside the ordinary course of business in excess of $1 million or make payments outside of the ordinary course of business the aggregate of which exceeds $5 million;

•	make any material modification, amend or terminate any material contract or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business, consistent with past practice;

•	make any material changes in accounting methods, except as may be required under U.S., Israeli or German generally accepted accounting principles;

•	enter into any contract that would have had to be disclosed in the “Contract” representation and warranty of Agis except for contracts entered into in the ordinary course of business consistent with past practice that can be terminated or canceled by Agis without penalty or further payment and without more than 60 days’ notice;

•	pay any fees to legal, accounting and other professional services advisors outside the ordinary course of business, except for fees payable in connection with the merger and disclosed to Perrigo;

•	except as otherwise permitted, enter into any contract requiring Agis to pay in excess of $1 million over the term of such contract, other than such contracts entered into in the ordinary course of business, consistent with past practice; or

•	make any material tax election, settle or compromise any tax liability (except in certain circumstances) or consent to any extension or waiver of any limitation period with respect to taxes.
      Perrigo granted a waiver allowing Agis to declare its regular annual dividend. Please see Page 46 — “Recent Developments of the Merger”.
Perrigo’s Conduct of Business Before Completion of the Transaction
      From the date of the agreement and plan of merger through the effective time of the merger, Perrigo has agreed, and has agreed to cause its subsidiaries, to conduct its business, in all material respects, in the ordinary course of business, pay its taxes and material obligations when due and to use its commercially reasonable efforts, consistent with past practices and policies, to preserve its relationships with material customers, suppliers, distributors, licensors and others with which it has material business dealings.
      Perrigo also agreed that, until the completion of the transaction or unless Agis consents in writing, subject to certain exceptions, Perrigo will not do, or agree to commit to do, any of the following:

•	declare, set aside or pay any dividends (other than the regular quarterly dividend) on or make any distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	acquire any business or any business line unless the consideration paid is less than $10 million;

•	sell, lease or otherwise dispose of or encumber any property or assets other than in the ordinary course of business consistent with past practice unless such sale, lease, disposition or encumbrance is not in excess of $10 million;

•	purchase, redeem or otherwise acquire any shares of its capital stock; or

•	issue or otherwise dispose of or encumber any shares of Perrigo capital stock or other securities convertible into Perrigo capital stock or grant any right or option to acquire any shares of Perrigo capital stock, other than the grant of options to directors, officers, employees and consultants of Perrigo in the ordinary course of business, consistent with past practice, the issuance of shares of common stock pursuant to the exercise of options outstanding as of November 14, 2004 or in connection with any acquisition where the total consideration is less than $10 million.
No Solicitation of Transactions
      The agreement and plan of merger provides that, until the effective time of the merger or the earlier termination of the agreement and plan of merger, neither Agis nor its subsidiaries will, and each will use its reasonable best efforts to cause its respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants and other agents, advisors or other representatives not to, directly or indirectly:

•	solicit, initiate, encourage or knowingly facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	participate or engage in any discussions (except to notify of the existence of the agreement and plan of merger’s non-solicitation provisions) or negotiations with, or disclose or provide any non-public information or data relating to Agis or its subsidiaries or afford access to the properties, books or records or employees of Agis or its subsidiaries to, any third party relating to an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal or accept an acquisition proposal; or

•	enter into any contract (including any agreement in principle, letter of intent or understanding, but excluding a certain type of non-disclosure agreement described in the agreement and plan of merger) with respect to or contemplating any acquisition proposal or enter into any agreement, arrangement or understanding requiring Agis to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the agreement and plan of merger.
      However, until the effective time, Agis may provide information to and participate in discussions or negotiations with a third party if Agis receives a bona fide, unsolicited written acquisition proposal (other than as a result of a breach by Agis of the no solicitation provision). In order to take these actions, the Agis board of directors must conclude in good faith after consultation with outside counsel, a financial advisor of international reputation and an additional law firm with expertise in corporate transactions in the State of Israel:

•	that the acquisition proposal is reasonably likely to result in a superior proposal; and

•	that the failure to do would result in a breach of the board’s fiduciary duties under applicable law.
      The third party must also enter into a customary non-disclosure agreement containing terms no less restrictive then the terms of the non-disclosure agreement between Agis and Perrigo and a customary standstill agreement with Agis. Agis must notify Perrigo of the receipt of an acquisition proposal, the identity of the third party and the material terms and conditions of such acquisition proposal and must keep Perrigo current on the status of any discussions and provide copies of all material written materials provided to such third party.
      An acquisition proposal means any inquiry, offer, proposal, indication of interest, signed agreement or public announcement, as the case may be, by any third party that relates to (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving Agis or any transaction or series of transactions involving the issuance or acquisition of shares of capital stock or other equity securities of Agis representing 15% or more (by voting power) of the outstanding capital stock of Agis, (ii) any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Securities

Exchange Act of 1934) shares of capital stock or other equity securities of Agis representing 15% or more (by voting power) of the outstanding capital stock of Agis or (iii) the acquisition, license, purchase or other disposition of 15% or more of the consolidated business or assets of Agis and it subsidiaries (including the capital stock or assets of any subsidiary) outside the ordinary course of business consistent with past practice.
      A superior proposal means any bona fide written acquisition proposal (provided, that for the purposes of the definition of superior proposal in the agreement and plan of merger, (i) the applicable percentages in clauses (i) and (ii) of the definition of acquisition proposal shall be 50% as opposed to 15% and (ii) any acquisition, license, purchase or other disposition referred to in clause (iii) of the definition of acquisition proposal shall be for all or a majority of the consolidated business and assets of Agis and its subsidiaries (including the capital stock or assets of any subsidiary), the consideration for which consists entirely of (a) cash, (b) freely tradable (subject to customary prospectus delivery requirements and restrictions based solely on the identity of the recipient of the securities in such transaction) securities which have an average daily trading volume (measured during the most recently completed three-month period prior to the date on which such acquisition proposal is made) that is equal to or greater than that of shares of Perrigo common stock (measured during the most recently completed three-month period prior to November 14, 2004), or (c) some combination thereof, on its most recently amended or modified terms, if amended or modified, which the Agis board of directors determines in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation and after consultation with Agis’ outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal including but not limited to the fact that if any cash consideration is involved, the proposal is not subject to any financing contingency and that receipt of all governmental and regulatory approvals required to consummate the acquisition proposal is likely, (1) would, if consummated, result in a transaction that is more favorable to Agis’ shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by the agreement and plan of merger and (2) is reasonably capable of being completed.
Board Recommendation
      Agis has agreed that its board of directors will not:

•	withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to Perrigo, its recommendation that shareholders vote to adopt the agreement and plan of merger or take any action or make any statement, filing or release, in connection with the Agis shareholders meeting or otherwise, inconsistent with such recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall each be considered an adverse modification of such recommendation); or

•	approve or recommend (or propose publicly to approve or recommend) any acquisition proposal.
      However, until the Agis shareholders meeting, the Agis board of directors may change its recommendation if the Agis board of directors determines in good faith that the failure to change its recommendation would result in a breach by it of its fiduciary duties to Agis’ shareholders under applicable law, and the Agis board of directors has consulted with its outside counsel and an additional law firm with expertise in corporate transactions in the State of Israel, and, if such determination is based on the value of the merger consideration but is not being made in connection with a superior proposal, the Agis board of directors has consulted with a financial advisor of internationally recognized reputation with regard to, among other things, the fairness, from a financial point of view, of the merger consideration, as of the date of such determination, to the Agis shareholders.
      Agis has agreed to notify Perrigo if its board intends to change its recommendation due to a superior proposal, in which case it must provide all the material terms and conditions of any such superior proposal, may not take any such actions until five business days after Perrigo has been so notified, must cooperate with Perrigo during those five business days to make adjustments to the terms and conditions of the agreement and plan of merger and must take into account any such changes in determining whether the acquisition proposal still constitutes a superior proposal.
      Perrigo may not withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to Agis the recommendation of its board of directors to the shareholders of Perrigo to approve the issuance of shares of Perrigo common stock in connection with the merger or make any statement, filing or release in connection with the Perrigo shareholders meeting or otherwise, inconsistent with such recommendation (it being understood that taking a neutral position or no position shall be considered an adverse modification of such recommendation).
Director and Officer Indemnification and Insurance
      The agreement and plan of merger requires Perrigo to cause Agis, as the surviving corporation in the merger, to indemnify current and former directors and officers of Agis and its subsidiaries for events occurring before the merger, including events that are related to the merger, to the fullest extent permitted under Israeli law. Perrigo has also agreed to cause Agis, as the surviving corporation in the merger, to fulfill and honor its obligations pursuant to any indemnification agreements between Agis and its directors and officers, any indemnification provisions under Agis’ articles of incorporation and the indemnification resolutions adopted by Agis shareholders, in each case to the maximum extent permitted by law.
      Prior to the closing of the merger, Agis will endeavor to purchase a directors’ and officers’ liability tail insurance policy, which will provide continuing coverage for acts and omissions of Agis officers and directors on terms no less favorable to the insured parties than those currently in place, for a period of seven years following the merger at a cost not to exceed $700,000. If Agis is unable to obtain such insurance policy prior to the merger, Perrigo will cause Agis, as the surviving corporation in the merger, to maintain such insurance policy in effect for seven years following the merger, provided that Perrigo shall not be required to expend annually more than 300% of the annual premium currently paid by Agis for such coverage.
Conditions to Completion of the Transaction
      Agis’ and Perrigo’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the SEC shall have declared this Form S-4 Registration Statement and any required post-effective amendment to this Form S-4 Registration Statement effective;

•	the prospectus shall have been approved by the Israeli Securities Authority;

•	all required Israeli governmental approvals shall have been obtained;

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	the necessary Agis and Perrigo shareholder approvals shall have been obtained; and

•	Perrigo shares of common stock shall be listed on the Tel-Aviv Stock Exchange and the shares of Perrigo common stock to be issued in connection with the merger shall have been approved for listing on the Nasdaq National Market.

      In addition, Perrigo’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Agis in the agreement and plan of merger shall have been true and correct as of November 14, 2004, and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date (other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect limitation) has not had and would not reasonably be expected to have a material adverse effect on Agis, subject to certain exceptions. Agis shall have provided a certificate to Perrigo to such effect;

•	Agis shall have performed or complied in all material respects with all agreements and covenants required by the agreement and plan of merger to be performed or complied with by it at or prior to the closing date, and Agis shall have provided a certificate to Perrigo to such effect;

•	Since November 14, 2004, there shall have been no material adverse effect with respect to Agis, and Agis shall have provided a certificate to Perrigo to such effect; and

•	Each of the Undertaking Agreement and Lock-Up Agreement shall be in full force and effect and enforceable by Perrigo against Moshe Arkin in accordance with its terms, and Moshe Arkin shall not be in breach in any material respect of either such agreement.
      In addition, the obligation of Agis to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Perrigo in the agreement and plan of merger shall have been true and correct as of November 14, 2004, and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date (other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect limitation) has not had and would not reasonably be expected to have a material adverse effect on Perrigo, and Perrigo shall have provided a certificate to Agis to such effect;

•	Perrigo shall have performed or complied in all material respects with all agreements and covenants required by the agreement and plan of merger to be performed or complied with by it at or prior to the closing date, and Perrigo shall have provided a certificate to Agis to such effect; and

•	Since November 14, 2004, there shall have been no material adverse effect with respect to Perrigo, and Perrigo shall have provided a certificate to Agis to such effect.
Approvals Needed to Complete the Merger
      In the agreement and plan of merger, both Perrigo and Agis agreed to use commercially reasonable efforts to deliver and file any documents or information necessary to obtain the Israeli governmental and regulatory approvals required to complete the merger, including to the Israeli Securities Authority, the Office of the Chief Scientist, the Investment Center, Lands Authority and the Commissioner of Restrictive Trade Practices. Agis has agreed to use all reasonable efforts to obtain, as promptly as possible, approval of the Office of the Chief Scientist and the Investment Center and to use commercially reasonable efforts to obtain the consent of the Lands Authority. Both Agis and Perrigo have agreed to apply for a ruling from the Israeli Income Tax Commissioner regarding the Israeli tax treatment of the merger.
      Perrigo agreed to use its reasonable best efforts to list its common stock on the Tel-Aviv Stock Exchange, and to maintain that listing for a minimum of three years after the closing of the merger with Agis.

      Additionally, the parties are required to make filings under United States antirust laws with the United States Department of Justice and the United States Federal Trade Commission and any other foreign antitrust filings that the parties determine are necessary.
      For an additional description of the governmental approvals required in connection with the merger see “The Merger — Regulatory Approvals Needed to Complete the Merger.”
Termination of the Agreement and Plan of Merger
      The agreement and plan of merger may be terminated at any time prior to the effective time (notwithstanding any approval by the Agis shareholders):

•	by mutual written consent duly authorized by the boards of directors of Perrigo and Agis; or

•	by either Perrigo or Agis if:

•	the merger has not been consummated by August 31, 2005, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the agreement and plan of merger has been a principal cause of or resulted in the failure of the merger to occur by such date;

•	any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable; and

•	the meeting of the each company’s respective shareholders has occurred and the required votes were not obtained; or

•	by Perrigo if:

•	Agis breaches any of its representations, warranties, covenants or obligations that would result in the failure of a condition to Agis’ obligation to close and which is not cured within 30 days of Agis’ receipt of written notice of such breach;

•	any of the mutual conditions to close or any of Perrigo’s conditions to close have become incapable of being fulfilled by August 31, 2005 and the conditions have not been waived by Perrigo; and

•	if Agis or its board of directors, as the case may be, shall have (i) changed its recommendation, whether or not permitted by the agreement and plan of merger; provided, however, that if following January 28, 2005 (A) Perrigo shall have provided Agis with a written notice of its intention to terminate the agreement and plan of merger pursuant to this termination section at least five business days prior to termination and (B) Agis’ board of directors shall have failed to (x) reaffirm its recommendation or (y) terminate any discussions or negotiations with any third party concerning any acquisition proposal, in each case within five business days after Agis’ notice, (ii) failed to call the Agis shareholders meeting in accordance with the agreement and plan or merger within five business days following the later of the SEC declaring this Form S-4 Registration Statement effective and the approval of the prospectus by the Israeli Securities Authority, (iii) failed to reaffirm the board recommendation of the merger within ten business days after Perrigo requests it at any time following the public announcement of an acquisition proposal, or (iv) breached in any material respect certain provisions of the non-solicitation covenant; or

•	by Agis if:

•	Perrigo breaches any of its representations, warranties, covenants or obligations that would result in the failure of a condition to Perrigo’s obligation to close and which is not cured within 30 days of Perrigo’s receipt of written notice of such breach;

•	any of the mutual conditions to close or any of Agis’ conditions to close have become incapable of being fulfilled by August 31, 2005 and the conditions have not been waived by Agis;

•	if the Perrigo board of directors shall have (i) changed its recommendation, or (ii) failed to call the Perrigo shareholders meeting within five business days following the later of the SEC declaring this Form S-4 Registration Statement effective and the approval of the prospectus by the Israeli Securities Authority; or

•	at any time on or prior to January 28, 2004, to accept a superior proposal; provided, that Agis has complied in all material respects with its obligations under the non-solicitation covenant and the covenant regarding a change in its board recommendation.
Expenses; Termination Fee
      Generally, both Perrigo and Agis will bear their own expenses incurred in connection with the agreement and plan of merger and the merger. However, the parties have agreed to share all costs related to printing, mailing and filing of this registration statement and all filing fees with Israeli governmental entities and under the Hart-Scott-Rodino Antitrust Improvement Act.
      Subject to certain restrictions, Agis has agreed to pay Perrigo a termination fee of $25 million if the agreement and plan of merger is terminated under one of the following circumstances if:

•	prior to the Agis shareholder meeting, Agis or its board of directors, as the case may be, shall have (i) changed its recommendation, whether or not permitted by the agreement and plan of merger; provided, however, that if following January 28, 2005 (A) Perrigo shall have provided Agis with a written notice of its intention to terminate the agreement and plan of merger pursuant to this termination section at least five business days prior to termination and (B) Agis’ board of directors shall have failed to (x) reaffirm its recommendation or (y) terminate any discussions or negotiations with any third party concerning any acquisition proposal, in each case within five business days after Agis’ notice, (ii) failed to call the Agis shareholders meeting in accordance with the agreement and plan or merger within five business days following the later of the declaration by the SEC of this Form S-4 Registration Statement effective and the approval of the prospectus by the Israeli Securities Authority, (iii) failed to reaffirm the board recommendation of the merger within ten business days after Perrigo requests is at any time following the public announcement of an acquisition proposal, or (iv) breached in any material respect certain provisions of the non-solicitation covenant;

•	Agis terminates at any time on or prior to January 28, 2005, to accept a superior proposal; provided, that Agis has complied in all material respects with its obligations under the non-solicitation covenant and the covenant regarding a change in its board recommendation;

•	Agis shareholder approval has not been obtained and after November 14, 2004 and prior to the Agis shareholder meeting at which Agis failed to obtain the requisite vote there shall be outstanding or there shall have been publicly announced a plan or proposal with respect to an acquisition proposal and within 12 months after such termination Agis shall have entered into a definitive agreement with respect to such acquisition proposal (substituting “20%” for “15%” in the definition thereof) or within six months after such termination Agis shall have entered into a definitive agreement with respect to any transaction or series of transactions which, had such been proposed during the term of the agreement and plan of merger, would have constituted an acquisition proposal (substituting “50%” for “15%” in the definition thereof), provided that the transactions contemplated by the acquisition proposal described above, as applicable, are subsequently consummated; or

•	the merger has not been consummated by August 31, 2005, to the extent resulting from a material breach of Agis or Perrigo terminates as a result of Agis breaching any of its representations, warranties, covenants or obligations that would result in the failure of a condition to Perrigo’s obligation to close and which was not cured within 30 days of Agis’ receipt of written notice of such breach and after November 14, 2004 and prior to or at the time of termination there shall be outstanding, there shall have been under consideration by Agis or there shall have been publicly announced a plan or proposal with respect to an acquisition proposal and within 12 months after such termination Agis shall have entered into a definitive agreement with respect to such acquisition proposal (substituting “20%” for “15%” in the definition thereof) or within six months after such termination Agis shall have entered into a definitive agreement with respect to any transaction or series of transactions which, had such been proposed during the term of the agreement and plan of merger, would have constituted an acquisition proposal (substituting “50%” for “15%” in the definition thereof), provided that the transactions contemplated by the acquisition proposal described above, as applicable, are subsequently consummated.

      Agis has agreed to pay Perrigo the lesser of $5 million or Perrigo’s out-of-pocket expenses incurred in connection with the agreement and plan of merger and the transactions contemplated thereby if the agreement and plan or merger is terminated because Agis shareholder approval has not been obtained and the conditions in the third bullet point above are inapplicable.
      Perrigo has agreed to pay Agis the lesser of $5 million or Agis’ out-of-pocket expenses incurred in connection with the agreement and plan of merger and the transactions contemplated thereby if the agreement and plan of merger is terminated because Perrigo fails to obtain the requisite shareholder approval.
Extension, Waiver and Amendment of the Agreement and Plan of Merger
      Any of Perrigo, Agis or Perrigo Israel may extend the time for performance of any of the obligations or acts of the other parties and may waive:

•	any inaccuracies in the representations and warranties made to such party contained in the agreement and plan of merger or an document delivered pursuant thereto, and

•	compliance with any agreements or conditions contained in the agreement and plan of merger for the benefit of such party.
      The parties may amend the agreement and plan of merger at any time before or after approval of the agreement and plan of merger by the Agis shareholders. However, after Agis shareholder approval has been obtained, the parties may not amend the agreement and plan of merger in a manner that requires further approval by the Agis shareholders without obtaining such further approval.
Other Agreements
Undertaking Agreement
      The Undertaking Agreement is attached to this proxy statement/ prospectus as APPENDIX D and is incorporated herein by reference. We urge you to read this agreement in its entirety. Moshe Arkin, the beneficial owner of approximately 45.7% of Agis’ outstanding ordinary shares (based on the 27,393,705 shares outstanding as of February 7, 2005, which excludes shares held in treasury and shares held by Agis subsidiaries), has entered into an Undertaking Agreement with Perrigo and Agis whereby he agreed to vote those shares in favor of the transaction. Mr. Arkin has also agreed to vote his shares against any action or agreement that would reasonably be expected to result in a breach of any of Agis’ representations, warranties, covenants or obligations in the agreement and plan of merger, any extraordinary corporate transactions (other than the merger with Perrigo), such as a merger, consolidation or other business combination, any sale or other transfer of a material portion of Agis’ assets, any reorganization, recapitalization or liquidation of Agis, any amendments to Agis’ articles of association or memorandum of association, if such amendment would reasonably be expected to impair or delay Agis’ ability to consummate the merger with Perrigo, or any other action that is intended to, or would reasonably be expected to, interfere with, impeded, delay, postpone, or adversely effect the merger with Perrigo.

      Mr. Arkin granted a proxy to Perrigo to ensure that his shares would be voted in accordance with the terms of the Undertaking Agreement. He also agreed to not exercise any appraisal rights that he may have under Israeli law in connection with the merger with Perrigo.
      Except under limited circumstances, Mr. Arkin may not dispose of any of those shares between November 14, 2004 and the effective time of the merger or the termination of the agreement and plan of merger. Mr. Arkin was not paid additional consideration in connection with his execution of the Undertaking Agreement.
Voting Agreement
      The Voting Agreement is attached to this proxy statement/ prospectus as APPENDIX E and is incorporated herein by reference. We urge you to read this agreement in its entirety. Michael Jandernoa, a director of Perrigo and the beneficial owner of approximately 9.1% of Perrigo’s outstanding shares of common stock (excluding options) as of February 7, 2005, has entered into a Voting Agreement with Agis whereby he agreed to vote any shares that he owns as of the record date of the Perrigo shareholder’s meeting in favor of the issuance of the common shares of Perrigo in connection with the merger. Mr. Jandernoa has also granted a proxy to Agis to ensure that his shares would be voted in accordance with the provisions of the Voting Agreement. Mr. Jandernoa was not paid additional consideration in connection with his execution of the Voting Agreement.
Nominating Agreement
      The Nominating Agreement is attached to this proxy statement/ prospectus as APPENDIX F and is incorporated herein by reference. We urge you to read this agreement in its entirety. Perrigo and Moshe Arkin have entered into a Nominating Agreement whereby, subject to Perrigo’s corporate governance guidelines, Mr. Arkin will be entitled to be nominated to the Perrigo board of directors and to nominate an additional independent director (and in the event of a vacancy on the Perrigo board, to nominate a replacement director) to the Perrigo board, all as subject to Perrigo’s Nominating & Governance Guidelines.
      Each independent director will serve on the Perrigo board for the remainder of the term of the class of directors to which he or she will be nominated and for one additional full term of such class, subject to Perrigo’s Nominating & Governance Guidelines. Each independent director will also serve on at least one committee of the Perrigo board, in accordance with and subject to his or her respective qualifications. Perrigo has agreed that one independent director will be invited to serve on the audit committee of the Perrigo board and one independent director will be invited to serve on the compensation committee of the Perrigo board, in each case subject to their respective qualifications and Perrigo’s Nominating & Governance Guidelines.
      Mr. Arkin’s right under the Nominating Agreement to designate the independent directors (and the right of the independent directors to serve on the Perrigo board) will terminate when Mr. Arkin both (i) ceases to own 9% of the outstanding shares of Perrigo common stock and (ii) ceases to own 9,000,000 shares of Perrigo common stock. Mr. Arkin’s right to serve on the Perrigo board will terminate when Mr. Arkin ceases to own 5,000,000 shares of Perrigo common stock.
      The Nominating Agreement will not become effective until the completion of the Merger.

Biography of Moshe Arkin
      Moshe Arkin has been the principal shareholder and Chairman of the Board of Agis since its establishment in 1983 (and prior to that of its affiliated companies). He also served as Agis’ Chief Executive Officer from its establishment through December 2000 and from that date as its President. Mr. Arkin holds a degree in psychology from the Tel-Aviv University. Mr. Arkin is 52 years of age and resides in Israel.

Lock-Up Agreement
      The Lock-Up Agreement is attached to this proxy statement/ prospectus as APPENDIX G and is incorporated herein by reference. We urge you to read this agreement in its entirety. Pursuant to the terms of the Lock-up Agreement between Perrigo and Moshe Arkin, Mr. Arkin agreed that he will not, directly or indirectly, dispose of any shares of Perrigo common stock received by him in consideration for his Agis shares in the merger for two years following the consummation of the merger. For a period commencing on the second anniversary of the merger and ending on the third anniversary of the merger, Mr. Arkin agreed to make no disposition of more than 50% of the shares of Perrigo common stock received by him in the merger.
      The restrictions on dispositions set forth above will not apply to dispositions to a family member, trust or other entity made solely for estate or tax planning purposes (provided that any such transferee will agree to be bound by the Lock-up Agreement).
      If Mr. Arkin’s employment with Agis is terminated under certain circumstances, Mr. Arkin will have the right to terminate the Lock-up Agreement upon the earlier of (a) the two year anniversary of the merger or (b) the six month anniversary of such termination of employment.
      The Lock-up Agreement will not become effective until the completion of the merger.
Registration Rights Agreement
      The Registration Rights Agreement is attached to this proxy statement/ prospectus as APPENDIX H and is incorporated herein by reference. We urge you to read this agreement in its entirety. Pursuant to the terms of the Registration Rights Agreement between Perrigo and Moshe Arkin, beginning 120 days before the second anniversary of the merger (or, if earlier, upon the termination of the Lock-up Agreement), Mr. Arkin will have the right to demand registration of the shares of Perrigo common stock he received in the merger once a year for three years (subject to minimum sale requirement of 2,000,000 shares under each such registration). In addition, beginning two years after the completion of the merger, Mr. Arkin will have the right to participate in any other registrations of shares of Perrigo common stock made by Perrigo (except in the event the Lock-up Agreement was terminated).
      Under the Registration Rights Agreement, in each registration of his shares of Perrigo common stock Mr. Arkin will bear Perrigo’s and his registration expenses, including the fees of Perrigo’s legal counsel up to $50,000. In the event Mr. Arkin participates in a registration made by Perrigo, Mr. Arkin will only be required to bear a proportionate part of such registration expenses.
      The Registration Rights Agreement will not become effective until the completion of the merger.
Employment Agreements
      In connection with the agreement and plan of merger, Agis and Perrigo entered into employment agreements with Moshe Arkin, Agis Chairman and President, Refael Lebel, Agis’ Chief Executive Officer, and Sharon Kochan, Agis’ Vice President — Business Development (each, an “executive” and, collectively, the “executives”). These agreements will become effective upon the completion of the merger and will replace the executives’ existing employment agreements with Agis. A copy of Mr. Arkin’s employment agreement is attached as APPENDIX I to this proxy statement/ prospectus and is incorporated herein by reference. We urge you to read this agreement in its entirety.
      Pursuant to terms of Mr. Arkin’s employment agreement, following the completion of the merger Mr. Arkin will serve as Perrigo’s Vice Chairman and be a member of Perrigo’s executive committee. Mr. Arkin’s primary duties will include the overall responsibility for long term strategic planning of Perrigo’s and Agis’ Prescription and API businesses, monitoring achievement of operational and financial results and developing growth and diversification strategies to achieve ongoing objectives.
      For each of the three years of the agreement’s term, Mr. Arkin is entitled to a base salary of $400,000 and the opportunity to earn a target bonus of not less than $275,000. Mr. Arkin will be granted an initial option to purchase 50,000 Perrigo shares as part of Perrigo’s October 2005 annual option grant, and his employment agreement contemplates him receiving additional annual option grants. Mr. Arkin will also be entitled to such perquisites as he currently receives from Agis.
      Pursuant to terms of Mr. Lebel’s employment agreement, following the completion of the merger Mr. Lebel will serve as the President of Agis and be a member of Perrigo’s executive committee. Mr. Lebel’s primary duties will include the daily leadership and coordination of the overall operation of the following businesses: (i) pharmaceuticals outside North America, (ii) global API, (iii) R&D and regulatory matters in Israel and India, (iv) pharmaceutical business development and (v) consumer products in Israel.
      For each of the three years of the agreement’s term, Mr. Lebel is entitled to a base salary of $325,000 and the opportunity to earn a target bonus of not less than $200,000. Mr. Lebel will be granted an initial option to purchase 40,000 Perrigo shares as part of Perrigo’s October 2005 annual option grant, and his employment agreement contemplates him receiving additional annual option grants. Mr. Lebel will also be entitled to such perquisites as he currently receives from Agis.
      Pursuant to terms of Mr. Kochan’s employment agreement, following completion of the merger Mr. Kochan will be appointed Senior Vice President, Pharmaceutical Business Development of Perrigo, and be a member of Perrigo’s executive committee. Mr. Kochan’s primary duties will include (i) coordinating long-term planning process for Perrigo’s pharmaceutical business, (ii) investigating and recommending acquisitions and divestitures to meet financial objectives, (iii) identifying joint venture opportunities in support of business objectives, (iv) leading negotiations with acquisition targets and joint venture partners, (v) developing product and product line strategies and (v) coordinating strategic alliances and other business relationships.
      For each of the three years of the agreement’s term, Mr. Kochan is entitled to a base salary of $210,000 and the opportunity to earn a target bonus of not less than $100,000. Mr. Kochan will be granted an initial option to purchase 25,000 Perrigo shares as part of Perrigo’s October 2005 annual option grant, and his employment agreement contemplates him receiving additional annual option grants. Mr. Kochan will also be entitled to such perquisites as he currently receives from Agis.
      Under their employment agreements, each executive will also be entitled to all accrued payments due to him under the executive’s existing employment agreement with Agis.
      In conjunction with their employment agreement, each executive executed a noncompetition and nondisclosure agreement that restricts his ability to compete with Perrigo for the longer of the term of his agreement and a period of one year following his termination.
      If the executive’s employment is terminated without “cause” or if the executive terminates his employment for “good reason” (as such terms are defined in the employment agreement), the executive will be entitled to (i) an amount equal to the product of (A) the sum of (i) the executive’s salary and (ii) the higher of (1) the executive’s target bonus for year in which termination occurs or (2) the executive’s target bonus for the year immediately preceding the year in which termination occurs (or, if the termination occurs during Perrigo’s 2005 fiscal year, the target bonus for year immediately preceding the effective date of the merger) multiplied by (B) the number of full and partial years remaining in the term of the agreement (but in no event less than one year) (such period being referred to as the “severance period”), (ii) continued contributions to the managers’ insurance, disability insurance, education fund and recreation fund for the duration of the severance period, (iii) the full vesting, as of the termination date, of all then unvested restricted stock awards and (iv) additional vesting in that number of unvested stock options which would have vested during the 24 month period following the termination date. In addition to the above severance payment, if the executive executes a release of claims, the executive will also be entitled to a pro rata bonus for the year in which a termination occurs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AGIS
NIS IN THOUSANDS
General
      Agis develops, manufactures and markets generic pharmaceuticals primarily for the U.S. market; develops, manufactures and markets active pharmaceutical ingredients (“API”) used in the international pharmaceutical industry; imports, manufactures under license and distributes in Israel OTC and proprietary drugs and diagnostic products; and develops, manufactures and distributes consumer products primarily in Israel.
      Agis has two reportable segments consisting of Israel and all other countries (International). The geographical segments are determined according to the destination countries to which the products are marketed. Manufacturing operations are mainly conducted in Israel, with other manufacturing locations in the United States and Germany. Approximately 68% of production is sold outside of Israel.
      Agis prepares its financial statements in accordance with Israeli GAAP, which varies in certain significant respects from U.S. GAAP. The information presented below discusses the results of operations and financial condition from an Israeli GAAP perspective for the nine months ended September 30, 2004 and 2003 and for the fiscal years 2003 and 2002. For a discussion of the relevant differences between Israeli and U.S. GAAP, please refer to Note 18 to the Consolidated Financial Statements and Note 7 to the Condensed Interim Financial Statements.
      All amounts in the following discussion and analysis are in thousands, except per share amounts.
      Operating results depend on a variety of factors including, but not limited to new product introductions by the company and its competitors, the magnitude and timing of research and development investments, changes in the levels of inventories maintained by the company’s customers and the timing of retailer promotional programs. Agis is not generally subject to substantial seasonal fluctuations.
Sales
      Sales in the first nine months of 2004 were NIS 1,373,406 as compared to NIS 1,246,822 in the same period of 2003, an increase of 10%. The sales increase was primarily due to sales to the U.S. of new pharmaceuticals developed by Agis, an increase in exports to Europe of pharmaceuticals developed by Agis, and sales of API products manufactured in Israel. Sales were favorably impacted in 2003 by a one-time payment from Ortho of NIS 44,410 under terms of a license agreement. The increase in sales was partially offset by a decline in sales of pharmaceuticals and consumer products that are manufactured and marketed in Israel and a decline in sales of imported pharmaceuticals and medical diagnostic products caused by changes in its relationship with certain customers whereby Agis became a distributor for certain products of which it had previously been the importer thereby recognizing only net commissions as opposed to gross sales.
      Sales in 2003 were NIS 1,691,554 as compared to NIS 1,385,382 in 2002, an increase of 22%. Significant contributions to this increase came from the sales derived from the license agreement with Ortho of NIS 62,837, sales under the terms of an agreement with Dermik for NIS 191,413, increased exports of pharmaceuticals to Europe and sales of Chemagis Germany that began operations in the fourth quarter of 2002. Sales were favorably impacted in 2003 by a 15% increase in new pharmaceutical products to the U.S. and by a one-time payment from Ortho under terms of the license agreement. The increase in sales was partially offset by a decline in sales of pharmaceuticals and consumer products that are manufactured and marketed in Israel and a decline in sales of imported pharmaceuticals and medical diagnostic products.
      Sales in 2002 were NIS 1,385,832 as compared to NIS 1,225,367 in 2001, an increase of 13%. The increase in sales was due primarily to an increase in the export of API products manufactured by Chemagis, to the export of pharmaceuticals to Europe and to the increase in the volume of activity at

Clay Park in the U.S., primarily due to the marketing of new pharmaceuticals. Sales decreased in the domestic market to NIS 686,969 in 2002 from NIS 741,621 in 2001. The 7.4% decrease was a result of the decline in sales of pharmaceuticals and consumer products that are manufactured and marketed in Israel, offset in part by an increase in the sales of pharmaceuticals and imported medical diagnostic products.
Gross Profit
      Gross profit in the first nine months of 2004 was NIS 534,336 as compared to NIS 462,766 for the same period in 2003, an increase of 15%. Gross profit as a percent of sales was 39% in 2004 and 37% in 2003. Gross profit increased in comparison with the same period last year because of the growth in sales volume. The increase in gross profit percent was a result of the change in the mix of products sold primarily due to higher profit margins from first-to-market generic products.
      Gross profit in 2003 was NIS 637,805 as compared to NIS 501,513 in 2002, an increase of 27%. The increase in gross profit was primarily related to the licensing agreement with Ortho and the sales agreement with Dermik. The gross profit as a percent of sales was 38% in 2003 and 36% in 2002. The one-time payment from Ortho increased gross profit percent approximately two percentage points. The increase in gross profit percent was partially offset by lower profit margins from sales related to the agreement with Dermik. Additionally, the strong appreciation in the exchange rate of the dollar against the shekel, which amounted to 7% in 2003, reduced the profitability of the export element of the international activities.
      Gross profit in 2002 was NIS 501,513 as compared to NIS 410,065 in 2001, an increase of 22%. The gross profit as a percent of sales in 2002 was 36% compared with 33% in 2001. The growth in the international market led to improvement in gross profit and profitability margins, which was offset in part by the decrease in profitability due to the price erosion of pharmaceutical and consumer products marketed in Israel.
Operating Expenses
      Research and development expense increased in all periods, primarily as a result of an increase in expenses related to clinical studies.
      Research and development expense in the first nine months of 2004 was NIS 97,961 as compared to NIS 81,406 for the same period in 2003, an increase of 20%. These expenses were partially offset by participation in the government program of the Chief Scientist and others. Such reimbursed research and development expenses in the first nine months of 2004 were NIS 10,049 compared with NIS 7,887 in 2003.
      Research and development expense in 2003 was NIS 112,558 as compared to NIS 103,561 in 2002, an increase of 9%. These expenses were partially offset by participation in the government program of the Chief Scientist and others. Such reimbursed research and development expenses in 2003 were NIS 11,952 compared with NIS 6,861 in 2002.
      Research and development expense in 2002 was NIS 103,561 as compared to NIS 97,711 in 2001, an increase of 6%. These expenses were partially offset by participation in the government program of the Chief Scientist and others. Such reimbursed research and development expenses in 2002 were NIS 6,861 compared to NIS 7,722 in 2001.
      Selling expense in the first nine months of 2004 was NIS 210,745 as compared to NIS 170,192 for the same period in 2003, an increase of 24%. The increase was primarily due to increased marketing efforts for OTC and API products in Europe and the U.S. and consumer products in Israel.
      Selling expense in 2003 was NIS 245,659 as compared to NIS 239,539 in 2002, an increase of 3%. The increase was primarily due to higher sales commissions and royalties related to the increase in overseas sales, and the increase in advertising, promotions and marketing expenses incurred in international activities. The increase was partially offset by improved distribution systems at Danagis Ltd. and by the reduction in headquarters expenses of the consumer product segment.
      Selling expense in 2002 was NIS 239,539, compared with NIS 215,336 in 2001. Selling expenses were reduced as a percentage of sales in 2002, to 17.3% from 17.6% in 2001. The increase in selling expenses was due to sales commissions and royalties from the increase in overseas sales, and to the increase in international marketing expenses incurred for API and pharmaceutical products.
      General and administrative expense in the first nine months of 2004 was NIS 74,289 as compared to NIS 67,834 for the same period in 2003, an increase of 10% in line with increased sales.
      General and administrative expense in 2003 was NIS 94,617 as compared to NIS 77,445 in 2002, an increase of 22%. The increase was related to non-recurring expenses involved in the agreement with Ortho, expenses related to the start up of Chemagis Germany in the fourth quarter of 2002 and increased compensation awards due to improved results in 2003.
      General and administrative expense in 2002 was NIS 77,445 compared to NIS 69,852 in 2001, an increase of 11%. The increase was a result of a charge to doubtful accounts of NIS 2,600 for a receivable from a department store chain and an increase in compensation costs, partially offset by a one-time savings in Clay Park’s municipal tax costs.
Financing and Other Expenses
      Financing expense was NIS 7,231 in the first nine months of 2004 as compared to financing income of NIS 4,035 for the same period in 2003. The increase is primarily the result of higher level of interest expense due to higher net debt during the period.
      Financing income was NIS 6,047 in 2003 as compared to financing expense of NIS 10,061 in 2002. The shift from financing expense in 2002 to financing income in 2003 resulted from investments in marketable securities and the change from inflationary accounting as a result of the decrease in the consumer price index in 2003.
      Financing expense for 2002 was NIS 10,061 as compared to financing income of NIS 540 in 2001. The increase in financing expense included interest on long-term loans at Clay Park and the effect of the increase in the rate of inflation from 1.4% to 6.5%.
      Other expense was NIS 76,078 in the first nine months of 2004 as compared to NIS 12,386 for the same period in 2003. Approximately NIS 70,000 related to the settlement of options held by members of senior management and approximately NIS 7,100 related to negotiations with Ivax.
      Other expense in 2003 was NIS 23,890 as compared to other income of NIS 670 in 2002. The increase in other expense in 2003 was attributable to non-recurring items related to the closing of the Neca plant, a decline in the value of certain investments and was partially offset by a participation in certain U.S. programs.
      Other income in 2002 was NIS 670 as compared to NIS 548 in 2001.
Income Taxes
      Income taxes were NIS 11,427 in the first nine months of 2004 as compared to NIS 29,263 for the same period in 2003. The effective tax rate was 17% in 2004 and 22% in 2003.
      Income taxes were NIS 31,485 in 2003 as compared to NIS 9,674 in 2002. The effective tax rate was 19% in 2003. In 2002, the effective tax rate was 14% as a result of the utilization of prior years’ losses and from the loss posted by the consumer products business in that year.
      Income taxes were NIS 9,674 in 2002 as compared to NIS 6,047 in 2001. The effective tax rate was 14% in 2002 and 21% in 2001. Tax expenses in 2002 included NIS 5,104 from prior years compared with NIS 3,229 in 2001 and tax savings of NIS 4,516 from the utilization of carry forward tax losses. Tax expenses as a percentage of income were affected mainly by the increase in the proportionate share of income taxed at a lower tax rate, because of the tax benefits granted, and from the current loss in the consumer products segment.
Financial Condition, Liquidity and Capital Resources
      Cash and investment securities increased NIS 145,695 to NIS 230,450 at September 30, 2004 from NIS 84,755 at September 30, 2003. Working capital, including cash and investment securities, increased NIS 171,251 to NIS 722,014 at September 30, 2004 from NIS 550,763 at September 30, 2003. Cash and cash equivalents, bank lines of credit and cash flows from operations are expected to be sufficient to finance the known and/or foreseeable liquidity and capital needs of Agis.
      The net cash provided by operating activities in the first nine months of 2004 totaled NIS 20,513, stemming from cash flows generated by profitability of operating activities after offsetting cash used to pay part of the expenses due to non-recurring events of NIS 28,455, and used to finance working capital because of the increase in the balances of inventory and trade receivables.
      Net cash used for investing activities increased NIS 50,721 to NIS 155,367 for the nine months ended September 30, 2004 compared to NIS 104,646 for the nine months ended September 30, 2003. Net cash used in investing activities was used mainly to purchase marketable securities. Additionally, cash was used for investments in fixed assets. Approximately NIS 79,000 was invested in the improvement, streamlining and expansion of the production capacity of various plants, mainly those that manufacture products marketed to the international market. Agis expects that these investments, focusing on infrastructure and constituting its growth engine, will enable Agis to realize its business strategy of expanding the volume of its international activities and improving its profitability through the high quality and efficient manufacture of new products that it develops.
      Net cash used for financing activities increased NIS 52,953 to NIS 37,694 for the nine months ended September 30, 2004 compared to net cash provided by financing activities NIS 15,259 for the nine months ended September 30, 2003. The increase was primarily due to the payment of a dividend of NIS 54,787 during the reported period offset by the net increase in the utilization of lines of credit at banks.
      Cash and investment securities increased NIS 188,096 to NIS 319,969 at December 31, 2003 from NIS 131, 873 at December 31, 2002. Working capital increased NIS 248,108 to NIS 765,008 at December 31, 2003 from NIS 516,900 at December 31, 2002.
      Net cash flows provided by operating activities amounted to NIS 95,207, derived from profitability despite the increase in overseas trade receivable balances due to the increased sales in the international market and the increase in inventory balances. Net cash provided by operating activities decreased NIS 46,905 to NIS 95,207 in 2003 compared to NIS 142,112 in 2002, primarily due to the increase in trade receivable and inventory balances.
      Net cash used in investment activities amounted to NIS 121,004, used mainly for investments in fixed assets compared to NIS 81,970 in 2002. Agis invested approximately NIS 122,000 in fixed assets during 2003. Of this total, NIS 118,000 was used for improving, streamlining and expanding the capacity of manufacturing plants.
      Net cash provided by financing activities amounted to NIS 210,320 in 2003, stemming from loans taken out by Agis from financial institutions in Israel and banks in the U.S. Net cash provided by financing activities increased NIS 229,878 to NIS 210,320 in 2003 compared to NIS 19,558 net cash used in financing activities in 2002. The increase was primarily due to an issuance of loans to institutions of NIS 179,103, net of issuance costs and the payment of a dividend of NIS 53,704 in 2002.
      On February 4, 2004, Agis paid a dividend declared on January 5, 2004 of NIS 2 per share, for a total of approximately NIS 54,787.
      In March 2003, Clay Park signed a loan agreement with Bank Leumi U.S. Under the terms of the agreement, Clay Park was given a one-year credit line amounting to U.S. $15 million, to be repaid at the end of the period. On March 24, 2004, Clay Park signed a new loan agreement with Bank Leumi U.S. to replace the credit line that had matured. Under the terms of the agreement, Clay Park was given a credit line of up to U.S. $15 million, for a three-year period, guaranteed by Agis. At September 30, 2004, Clay Park had utilized U.S. $10 million of this credit line. The interest rate on this credit line is LIBOR + 1.5%.
      On December 3, 2003, Agis issued notes to financial institutions of NIS 180,000. The loan is linked to the increase in the CPI and bears annual interest of 5.6%, paid semiannually. The loan principal will be repaid in three equal installments, in the month of December in the years between 2007 and 2009. The loan is unsecured.
      In January 2004, Agis effected an interest rate swap in the amount of U.S. $15 million, whereby it exchanged the terms, as described above, for linkage to the dollar plus variable interest at the rate of LIBOR + 2%. Likewise, Agis executed a hedging transaction against drastic changes in the LIBOR interest rate in the amount of U.S. $7.5 million, so that if the LIBOR interest rises above 5%, Agis will receive compensation on the amount exceeding 5%, up to a ceiling of 8%. As part of this transaction, Agis undertook that if the LIBOR interest rate would fall below 1.25%, it would pay the difference between the LIBOR interest and 1.25%.
      In October 2003, Chemagis Germany signed a loan agreement with Citibank Frankfurt. Under the terms of the agreement, Chemagis Germany was given a one-year loan in the amount of 7 million euro, to be repaid at the end of the period. The loan bears interest at LIBOR (euro) + 1.75%. Agis has guaranteed the repayment of Chemagis Germany’s obligations pursuant to this agreement.
      In November 2004, Chemagis Germany replaced the above mentioned loan and entered into a loan agreement with Citibank TelAviv. Under the term of the new loan agreement, Chemagis Germany was given a one-year credit line in the amount of €7 million. The loan bears an interest of LIBOR (euro) + 1.35%. Agis guarantees Chemagis Germany’s obligations pursuant to the loan agreement, including repayment obligations.
      On June 20, 2001, Clay Park signed a loan agreement with the New York branch of Bank Hapoalim, to renew a U.S. $20 million credit line, in effect until June 20, 2005. The interest rate on the credit line is LIBOR + 0.65%. Agis guaranteed the repayment of Clay Park obligations under this agreement.
      In February 2003, Agis executed an interest rate swap, whereby the interest on U.S. $15 million of the above mentioned credit line was changed from variable interest based on the LIBOR rate to fixed interest of 2.15% per annum, and in total, an interest rate of 2.8%.
Contractual Obligations
      The enforceable and legally binding obligations as of December 31, 2003 are set forth in the following table. Some of the amounts included in this table are based on management’s estimates and assumptions about these obligations, including the duration, the possibility of renewal, anticipated actions by third parties and other factors. Because these estimates and assumptions are necessarily subjective, the enforceable and legally binding obligations actually paid in future periods may vary from the amounts reflected in the table.

	2004	2005 - 2006	2007 - 2008	Thereafter	Total

	(NIS In Thousands)
Operating leases(a)	18,472	27,256	19,351	52,661	117,740
Long-term debt	—	81,011	120,000	60,000	261,011
Other liabilities reflected on the consolidated balance sheet	5,620	8,744	10,360		24,724
Purchase obligations(b)(c)	31,404	31,601	31,320	—	94,325

Total	55,496	148,612	181,031	112,661	497,800

(a)	Used in normal course of business principally for warehouse facilities and computer equipment.

(b)	Consists of commitments for both materials and services.

(c)	Agis has a perpetual lease agreement in the sum of NIS 16,281(€ 2,941) per year.
Note: A purchase agreement to acquire raw material from a manufacturer of raw materials at the prevailing market price is not included in the table.
Critical Accounting Policies
      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in Israel requires management to make estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying consolidated financial statements and related footnotes. Actual results may differ from these estimates. To facilitate the understanding of business activities, certain Agis accounting policies that are more important to the portrayal of its financial condition and results of operations and that require management’s subjective judgments are described below. Agis bases its judgments on its experience and various assumptions that it believes to be reasonable under the circumstances. Please refer to Note 1 to Agis’ consolidated financial statements included in this Form S-4 for the year ended December 31, 2003 for a summary of all of Agis’ significant accounting policies.
Revenue Recognition
      Revenue from the sale of products is recognized upon shipment (when title passes to the customer). Revenue for performing production work for others is included upon shipment. Revenue from sale of expertise and grant of usage rights thereto is recognized when the consideration is earned. Provisions for discounts and other provisions relating to potential price adjustments are estimated and deducted from sales. Estimating these provisions is done by using historical data based on Agis’ experience relating the discounts and the price adjustments.
Inventories
      Inventories are valued at the lower of cost or market on a first in, first out basis. The components of inventory are recorded based on expected standard costs for raw materials, supplies and purchased products. Labor and overhead are allocated on an annual average basis.
      Inventories generally have a limited life cycle and are subject to impairment as they approach their expiration dates. Agis regularly evaluates the carrying value of its inventories and when, in its opinion, factors indicate that impairment has occurred, it establishes a reserve against the inventories’ carrying value. The determination that a reserve may be required, as well as the quantification of such reserve, requires management to make certain assumptions and exercise significant judgement. Agis’ management makes significant efforts to ensure accuracy of the assumptions used in establishing and quantifying such reserves, based primarily on anticipated customer demand. Changes in these conditions may require additional reserves.
Valuation of Long-Lived Assets
      In February 2003, Accounting Standard No. 15 of the Israeli Accounting Standards Board (hereafter — “the IASB”) — “Impairment of Assets”, became effective. This standard requires a periodic review to evaluate the need for a provision for the impairment of non-monetary assets — fixed assets and identifiable intangibles, including goodwill, as well as investments in associated entities. Accordingly, commencing with the interim financial statements for the three months ended March 31, 2003, Agis assesses, at each balance sheet date, whether any events have occurred or changes in circumstances have taken place, which might indicate that there has been an impairment of one or more of the above assets. Agis’ judgments regarding the existence of impairment indicators are based on market conditions and operating performance of its business and products. Future events could cause Agis to conclude that impairment indicators exist and that the carrying values of its assets are impaired. Any resulting impairment loss could have a material adverse impact on Agis’ financial position and results of operations.
Allowance for Doubtful Accounts
      Agis performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts.
      The allowance is comprised partly of a fixed percentage of trade receivables and partly in respect of specific debts for which collection is doubtful.
      Allowances for doubtful accounts are based on management experience and estimations. Estimating these allowances is done by using historical data based on Agis’ experience relating the quality of its debtors. Changes in the estimations of the quality of its debtors may result in the requirement of additional allowances.
Income Taxes
      The provision for income taxes is calculated based on Agis’ assumptions as to its entitlement to various benefits under the applicable tax laws in the jurisdictions in which Agis operates. The entitlement to such benefits depends upon the compliance with the terms and conditions set out in these laws.
      Deferred taxes are computed considering the differences between the amounts presented in these statements and those taken into account for tax purposes. Refer to note 10 of the consolidated financial statements for the year ended December 31, 2003. Deferred tax assets are computed for carryforward tax deductions and losses, up to the level of the credit balance of deferred taxes, or, if there is likelihood that they will be utilized, they are computed in accordance with management’s assessment. Deferred tax balances are computed at the tax rate expected to be in effect at time of release to income from the deferred tax accounts. The amount of deferred taxes presented in the statements of operations reflects changes in the above balances during the year.
      Taxes, which would apply in the event of disposal of investments in investee companies, have not been taken into account in computing the deferred taxes, as it is the policy to hold these investments, not to realize them. An additional tax liability may be incurred in the event of a dividend distribution out of certain profits; no account was taken of such additional tax.
Depreciation
      Agis depreciates capital assets on a straight-line basis over the estimated service lives, generally ranging from 10 to 15 years. However, these service lives may be extended through proper maintenance and sustaining capital programs. Factors affecting the fair value of Agis’ assets and the useful lives of Agis’ assets are constantly changing. Agis therefore reviews the estimated remaining lives of Agis’ facilities periodically and adjusts depreciation rates prospectively where appropriate.
Goodwill
      Goodwill is stated at cost and amortized in equal annual installments over a period that does not exceed its economic life. Goodwill consists mainly of the goodwill from the acquisition of the U.S. subsidiary Clay-Park Labs, Inc. Goodwill is included in the consolidated balance sheet under “other assets and deferred expenses” and is amortized in equal annual installments over a period of 20 years, commencing in the year of acquisition. Factors affecting the fair value and the useful life of the goodwill are constantly changing and Agis therefore reviews its estimated remaining life periodically.
Significant Differences between Israeli GAAP and U.S. GAAP
      The consolidated financial statements and the financial information discussed have been prepared in accordance with Israeli GAAP, which differs in certain material respects from US GAAP. For a discussion of the principal differences between Israeli GAAP and US GAAP, see Note 18 to the consolidated financial statements for the year ended December 31, 2003 and Note 7 to the interim condensed consolidated financial statements for the nine months ended September 30, 2004. The main difference as of September 30, 2004 and December 31, 2003 is with regard to goodwill. Under U.S. GAAP, goodwill is not amortized but tested for impairment annually or more frequently if changes in circumstances or the occurrence of events suggest impairment exists.
      Under Israeli GAAP, goodwill is amortized. In February 2003, the Israeli Accounting Standards Board issued Accounting Standard No. 15 “Impairment of Assets.” Agis is now required to test for impairment on an annual basis. The required annual testing was performed by Agis and resulted in no impairment charge for fiscal year 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
General
      Agis takes various measures to compensate for the effects of both fluctuations in exchange rates and interest rates. These measures include traditional currency hedging transactions as well as attempts to maintain a balance between monetary assets and liabilities in each of Agis’ principal operating currencies, the NIS, the U.S. dollar and the Euro. These measures are mainly designed to deal with general economic trends and exposures to Agis as a whole, and therefore most of the costs and benefits of such measures are not allocated to specific income statement line items, but are concentrated to a large extent under the caption “financial expenses (income), net”.
      Agis uses financial instruments and derivatives in order to limit its exposure to risks deriving from changes in exchange rates and interest rates. The use of such instruments does not expose Agis to additional exchange rate or interest rate risks because the derivatives are held to hedge corresponding liabilities or assets owned by Agis. No derivative instruments are entered into for trading purposes. The derivative transactions are executed through Israeli banks.
Exchange Rate Risk Management
      Agis’ functional currency is the NIS, while the functional currency of its consolidated European and U.S. subsidiaries is the local currency in each country — the Euro and the U.S. dollar. Accordingly, there is no currency exposure deriving from the operation of the subsidiaries outside of Israel, as these subsidiaries are autonomous units and the assets and liabilities of these subsidiaries are in their functional currency.
      Agis strives to limit its exposure through “natural” hedging, i.e., attempting to have similar levels of assets and liabilities in any one currency. Agis covers itself against exposure deriving from the gap between current assets and current liabilities in each currency other than the NIS. The majority of such exposure in Agis is in Euro and U.S. dollar. Thus, the surplus of current assets in each currency other than the NIS from one activity is used to hedge the surplus of current liabilities in such currencies of another activity. The rest of the exposure, which is not set off naturally, is substantially covered by the use of derivative instruments. To a large extent, Agis uses the “Collar Strategy” (purchasing put options on the dollar, usually together with writing call options on the dollar at a lower exchange rate). Agis usually limits the hedging transactions up to six-month terms.
      Although Agis has adopted FAS 133 as stated in Note 18 to the 2003 Consolidated Financial Statements, Agis has generally elected not to qualify for hedge accounting under FAS 133. Accordingly, the results of transactions to hedge the exposure relating to these line items are recorded under the financing expenses line item. Accordingly, financing expenses may fluctuate significantly from quarter to quarter. In addition, using the Collar Strategy may also have the same impact on the financing expenses line item.
      The table below details the net currency exposure, by currency, as at December 31, 2003 (NIS in thousands).

	US Dollar	Euro	Other	Total

Total Assets	45,246	115,226	3,486	163,958
Total Liabilities	26,727	90,033	4,111	120,871
Total Exposure of assets (liabilities)	18,519	25,193	(625)	43,087

      The table below details the hedging acquired in derivative instruments in order to limit the exposure to exchange rate fluctuations. The data is as at December 31, 2003 (NIS in thousands).

				2003 Weighted
				Average Settlement
				Prices/Strike
Currency	Cross Currency	Nominal Amount	Fair Value	Prices

Forward:
EUR	USD	(27,666)	(440)	1.10
Options:
EUR	USD	35,965	1,974	1.11
USD	ILS	(21,895)	(14)	4.51
Total:		13,596	1,520
      An option’s value reflects its fair value disregarding the notional amount represented by such an option.
Interest Rate Risk Management
      The interest expenses of Agis’ debt are sensitive to U.S. dollar and Euro LIBOR and Israeli CPI as the debt bears a LIBOR or CPI-based interest rate. As of December 31, 2003, NIS 180,000 of the outstanding long-term debt bears interest at a fixed rate of 5.6% as a result of the issuance of Israeli CPI linked notes on December 3, 2003 to Israeli institutional investors, repayable in three equal installments in 2007-2009.
      Subsequent to December 31, 2003, Agis entered into a number of swap agreements with respect to the above-mentioned notes of NIS 180,000 principal amount. As a result of these agreements, Agis is currently paying an effective interest rate of LIBOR plus 2% on NIS 65,700 (U.S. $15 million) of these notes. In addition, Agis entered into a hedging strategy, in order to limit its exposure to extreme changes in LIBOR. As a result of this hedging strategy, Agis would be indemnified for the increase of the LIBOR above 5% up to a ceiling of 8% but should reimburse for the decrease of the LIBOR below 1.25%, on NIS 32,800 (U.S. $7.5 million).
      In addition to the notes, Agis’ long-term debt also includes $20 million bank revolving credit line of which U.S. $18.5 million is outstanding as of December 31, 2003. This credit line bears interest at a floating rate of LIBOR plus 0.65%.
      During 2003, Agis entered into a swap agreement with respect to the above-mentioned bank revolving credit line. As a result of which, Agis is currently paying an effective fixed interest rate of 2.8% on U.S. $15 million of the outstanding credit line.
      The remaining debt consists of short-term bank loans and credit facilities at floating interest rates. These borrowings in U.S. dollar and Euro are usually linked to the relevant LIBOR plus a spread of 1% and 1.75%, respectively.
      The excess of funds is invested in the United States and Israel primarily in short-term investments. As of December 31, 2003, the majority of the portfolio was invested in securities in Israel.

      Agis’ liabilities, the average interest they bear and their repayment schedule by currencies as at December 31, 2003 (NIS in millions) are set forth in the table below:

	Total	Interest						2009 &
Currency	Amount	Rate	2004	2005	2006	2007	2008	Thereafter

Fixed interest-Notes:
NIS	180.0	5.6%				60.0	60.0	60.0
Fixed interest (IRS)-Loan:
U.S. Dollar	65.7	2.8%		65.7
Floating Rates:
US Dollar	46.0	2.1%	30.7	15.3
Euro	38.7	4.1%	38.7
Total:	330.4		69.4	81.0		60.0	60.0	60.0

PERRIGO CAPITAL STOCK
      The following is a summary of the material terms of the capital stock of Perrigo. The Perrigo amended and restated articles of incorporation and bylaws are incorporated by reference and will be sent to shareholders upon request. See “Where You Can Find More Information,” on page 135.
Authorized Capital Stock
      The Perrigo amended and restated articles of incorporation authorize 200,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of February 7, 2005, the most recent practicable date before the date of this proxy statement/prospectus, there were issued and outstanding 71,601,837 shares of Perrigo common stock and no shares of Perrigo preferred stock.
Perrigo Common Stock

Perrigo Common Stock Outstanding
      The outstanding shares of Perrigo common stock are, and the shares of Perrigo common stock issued in connection with the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights
      Each holder of shares of Perrigo common stock is entitled to one vote for each share of Perrigo common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

Dividend Rights; Rights upon Liquidation
      The holders of shares of Perrigo common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Perrigo board of directors. In the event of liquidation, each share of Perrigo common stock is entitled to share pro rata in any distribution of the assets of Perrigo after payment or providing for the payment of liabilities.

Preemptive Rights
      Holders of shares of Perrigo common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.
Perrigo Preferred Stock

Perrigo Preferred Stock Outstanding
      Perrigo preferred stock, none of which is outstanding, may be issued in series, with such preferences and dividend, conversion, redemption and liquidation rights, if any, as shall be determined from time to time by resolution of the Perrigo board of directors, without further authorization by Perrigo’s shareholders, and all such preferences may be on terms more favorable than the terms of Perrigo’s common stock. The issuance of preferred stock could, among other things, adversely affect the voting rights of the holders of common stock and have the effect of deterring a takeover of Perrigo. To date, the Perrigo board of directors has designated one series of preferred stock, the Series A Junior Participating Preferred, none of which is outstanding. Notwithstanding the foregoing, any issuance of preferred stock is subject to Perrigo’s undertaking, as further described on page 130 under “Perrigo Shareholder Rights Plan.”

Series A Junior Participating Preferred
      The Series A Junior Participating Preferred is the preferred stock purchasable upon the exercise of the rights issued pursuant to Perrigo’s shareholders rights plan. Series A Junior Participating Preferred shares are not redeemable and will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Perrigo common stock. In the event of a liquidation of Perrigo, the holders of the Series A Junior Participating Preferred will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Perrigo common stock. Each share of Series A Junior Participating Preferred will have one vote, voting together with the shares of Perrigo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Perrigo common stock are exchanged, each share of Series A Junior Participating Preferred will be entitled to receive 100 times the amount received per Perrigo common share. These rights are protected by customary antidilution provisions. Issuance of Series A Junior Participating Preferred is subject to Perrigo’s undertaking, as further described on page 130 under section “Perrigo Shareholder Rights Plan.”
Transfer Agent and Registrar
      The transfer agent and registrar for shares of Perrigo common stock is National City Bank, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. National City Bank’s telephone number is (800) 622-6757.

COMPARISON OF SHAREHOLDER RIGHTS
      Upon completion of the merger, the shareholders of Agis will become shareholders of Perrigo, and the Perrigo amended and restated articles of incorporation and the Perrigo bylaws will govern the rights of former Agis shareholders. Perrigo is incorporated under Michigan law and is subject to the Michigan Business Corporation Act. The following is a summary of material differences between the rights of holders of shares of Perrigo common stock and the rights of holders of Agis ordinary shares. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you.
Comparison of the Charter and Bylaws of Perrigo and Agis
      The following is a summary of the material differences between the provisions of the amended and restated articles of incorporation and bylaws of Perrigo and the memorandum of association and articles of association of Agis. You should carefully read this entire proxy statement/ prospectus and the other documents we refer to in this proxy statement/ prospectus for a more complete understanding of the differences between being a shareholder of Perrigo and being a shareholder of Agis.

Authorized Capital Stock
      The Perrigo amended and restated articles of incorporation authorize the issuance of 200,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock.
      The registered share capital of Agis consists of 40,000,000 ordinary shares, NIS 1.00 nominal value per share. As of February 7, 2005, there were 31,326,116 ordinary shares outstanding.

Dividends
      Pursuant to Michigan law and the Perrigo amended and restated articles of incorporation, the holders of shares of Perrigo common stock are entitled to receive, from funds legally available for the payment thereof, dividends if, when and as declared by resolution of the Perrigo board of directors, subject to the dividend preference of any outstanding series of Perrigo preferred stock, if any.
      The Israeli Companies Law provides that dividends may generally be paid out of a company’s profits, provided that there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due. “Profits” are defined as the greater of:

•	a company’s surplus, defined as those amounts included in the capital of the company originating from the company’s net profits, as well as other amounts in the capital of the company that are not share capital or premiums on shares; and

•	a company’s accumulated surplus for the two previous fiscal years.
      Under the Israeli Companies Law, no dividend shall be paid otherwise than out of the profits of Agis, as defined in the Israeli Companies Law, provided, however, there is no reasonable concern that such payment will deprive Agis of the ability to meet its current and future liabilities when due.
      The board of directors of Agis may from time to time declare such interim dividends in accordance with the Israeli Companies Law as may appear to the board of directors to be justified by the profits of Agis. The final dividend in respect to a fiscal period shall be proposed by the board of directors and shall be generally payable only after having been approved by the shareholders of Agis.

Voting Rights
      Under Perrigo’s amended and restated articles of incorporation, each share of Perrigo common stock is, subject to any exclusive voting rights of any outstanding series of Perrigo preferred stock, entitled to one vote per share upon all matters upon which Perrigo shareholders have the right to vote.
      Under Agis’ articles of association and pursuant to the Israeli Companies Law, every shareholder of record of Agis shall generally have one vote for each paid-up share held by him or her.

Size of the Board of Directors
      The Perrigo amended and restated articles of incorporation and bylaws provide that the number of directors comprising the Perrigo board of directors be not less than one nor more than 11. The Perrigo bylaws further provide that the exact number of directors comprising the Perrigo board of directors will be fixed, and may be changed from time to time, within the foregoing limits, by a resolution duly adopted by the Perrigo board of directors. The Perrigo board of directors currently has 9 members. Following the consummation of the merger the Perrigo board of directors will have 11 members.
      Under the Israeli Companies Law, the number of directors shall be determined in a company’s articles of association and it shall be sufficient to state the maximum and minimum number thereof, provided that a public company must have at least two external directors. The Agis articles of association specify that, unless otherwise determined by ordinary resolution of the shareholders of Agis, which is a resolution presented at a general meeting of shareholders requiring the affirmative vote of a majority of the voting shares present (subject to quorum), the Agis board size shall be no less than three directors and no more than 15 directors. Pursuant to the Israeli Companies Law, at least two of the directors shall be external directors. The Agis board of directors currently has 8 members.

Election of Directors
      Pursuant to Michigan law, the Perrigo amended and restated articles of incorporation and the Perrigo bylaws, the Perrigo board of directors is divided into three classes as nearly equal in number as possible with staggered three-year terms, the term in office of the members of one class to expire at each Special Meeting of the Perrigo shareholders. At each Special Meeting, or special meeting called for such purpose, of the Perrigo shareholders, a plurality of the votes cast will elect a nominee to the board of directors. During the intervals between Special Meetings of shareholders, any vacancy in the Perrigo board of directors caused by resignation, removal, death, or other incapacity may be filled by a majority vote of the directors then in office, though less than a quorum of the board or directors.
      Under Agis’ articles of association, directors are elected by the shareholders at Agis’ annual general meeting. Under the Israeli Companies Law, Agis, as a publicly traded company is required to appoint two external directors. Pursuant to the Israeli Companies Law, the external directors are elected at a shareholders meeting by the affirmative vote of the majority of all shares represented in person or by proxy and voting at such meeting. The majority of shareholders approving the election of an external director is required to include the affirmative vote of at least one third of all of the shares held by shareholders who are not the controlling shareholders of Agis or their representatives. The one-third vote is not required if the total shareholder votes opposing the appointment of an external director do not exceed 1% of the voting right in Agis. Pursuant to the Israeli Companies Law external directors are appointed for an initial term of three years which may be extended by an additional three years.

Removal of Directors
      The MBCA provides that directors may be removed with or without cause by affirmative vote of a majority of the shares entitled to vote at an election, unless otherwise provided in the articles of incorporation. The Perrigo amended and restated articles of incorporation and bylaws provide that any director, or the entire Perrigo board of directors, may be removed, but only with cause, by the affirmative vote of shareholders holding a majority of the outstanding shares of Perrigo common stock entitled to vote for the election of directors at a meeting of the shareholders called for that purpose.
      The Israeli Companies Law provides that a director, other than an external director, may be removed by the majority of the voting rights represented at a meeting of Agis’ shareholders or upon such director’s resignation, and shall also be removed from office if convicted of certain offenses, if such director is declared bankrupt or, if the director is a corporation, it is dissolved either voluntarily or under a court order, or if a court determines that the director is unable to regularly perform his or her obligations as a director. According to Agis’ articles of association, a director will also be automatically vacated from office upon (i) his or her death, or (ii) a finding that the director is legally incapacitated or of unsound mind. The Israeli Companies Law provides that an external director may only be removed if (i) such external director no longer fulfills the requirements for appointment as external director, or (ii) such external director has breached his or her fiduciary duties to the company.

Filling Vacancies on the Board of Directors
      The Perrigo amended and restated articles of incorporation and bylaws provide that, during the intervals between Special Meetings of shareholders, any vacancy in the board of directors caused by resignation, removal, death, or other incapacity may be filled by a majority vote of the directors then in office, though less than a quorum of the board. A directorship to be filled because of a vacancy may be filled by the board for a term of office continuing only until the next election of the class of directors in which the vacancy occurred. When the number of members of the board of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.
      The Agis articles of association provide that directors are generally appointed by the shareholders at an Special Meeting. Vacant director positions shall remain vacant until the next Special Meeting and the board shall act with such reduced number until the vacancy is filled; provided, however, that if the total number of duly elected directors is less than a quorum required for meetings of the board of directors, the board may only act on emergency matters and may call a general meeting for the purpose of electing directors to fill vacancies.

Conflict of Interest; Fiduciary Duty
      The MBCA provides that a director or officer of a Michigan corporation must discharge his or her duties as a director or officer including his or her duties as a member of a committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner he or she reasonably believes to be in the best interests of the corporation. In discharging his or her duties, a director or officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (a) one or more directors, officers, or employees of the corporation, or of a business organization under joint control or common control, whom the director or officer reasonably believes to be reliable and competent in the matters presented, (b) legal counsel, public accountants, engineers, or other persons as to matters the director or officer reasonably believes are within the person’s professional or expert competence, or (c) a committee of the board of which he or she is not a member if the director or officer reasonably believes the committee merits confidence. A director or officer is not entitled to rely on the information set forth above if he or she has knowledge concerning the matter in question that makes such reliance unjustified. An action against a director or officer for failure to perform the duties imposed by the MBCA as set forth above must be commenced within 3 years after the cause of action has accrued, or within 2 years after the time when the cause of action is discovered or should reasonably have been discovered, by the complainant, whichever occurs first. That said, officers and directors are entitled to a certain amount of judicial deference under the common law concept of the business judgment rule which provides that courts will not substitute their business judgment for that of the officers and directors of a corporation. This rule gives directors discretion in setting policies without judicial or shareholder second-guessing. Officers and directors of a corporation are entitled to use their experience and expertise in running the corporation and will receive deference by the courts in their business decision making absent a willful abuse of discretionary powers, lack of good faith, neglect of duty or breach of fiduciary duty.
      In addition, the MBCA provides that a transaction in which a director or officer is determined to have an interest shall not, because of the interest, be enjoined, set aside, or give rise to an award of damages or other sanctions, in a proceeding by a shareholder or by or in the right of the corporation, if the person interested in the transaction establishes that: (a) the transaction was fair to the corporation at the time entered into; (b) the material facts of the transaction and the director’s or officer’s interest were disclosed or known to the board, a committee of the board, or the independent director or directors, and the board, committee, or independent director or directors authorized, approved, or ratified the transaction, or (c) the material facts of the transaction and the director’s or officer’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.
      The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Israeli Companies Law as a director, general manager, managing director, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any of the foregoing positions without regard to such person’s title. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. An office holder owes the company a duty of care as set forth in the Israeli Tort Ordinance. The Israeli Companies Law requires an office holder to act at the level of expertise in which a reasonable office holder would have acted in the same position under the circumstances, including taking reasonable measures to obtain pertinent information. The duty of loyalty requires the office holder to act in good faith and for the benefit of the company, including avoiding any action that involves a conflict of interest between the office holder’s position in the company and any other position he may have or his personal affairs, avoiding any action that involves competition with the business of the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing and submitting to the company any information and documents relating to the company’s affairs which the office holder has received due to his position as an office holder in the company. Under the Israeli Companies Law, all arrangements as to compensation of office holders who are not directors require approval of the board of directors and may require the approval of the audit committee. Arrangements regarding the compensation of directors require audit committee, board of directors and shareholder approval. The Israeli Companies Law requires that an office holder promptly, and not later than the board meeting at which a transaction is first discussed, disclose any personal interest that he or she may have (including the interest of any entity in which he or she is a five percent or greater shareholder or holds five percent of the voting right to such entity, director or general manager or in which he or she has the right to appoint at least one director or the general manager) and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, as defined under the Israeli Companies Law, the office holder must also disclose any personal interest of the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of the foregoing. An extraordinary transaction is defined as a transaction not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company’s profitability, assets or liabilities. Whether or not the transaction is an extraordinary transaction, it must not be adverse to the company’s interest. Generally, an office holder who has a personal interest in an extraordinary transaction that is considered at a meeting of the board of directors may not be present at the meeting or vote on the matter. If a majority of directors have a personal interest in an extraordinary transaction that is considered at a meeting of the board of directors or the audit committee, a director may be present and vote on the matter, and the matter will be submitted to the shareholders for their approval.

      Under the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner towards the company and other shareholders while exercising his or her rights and duties towards the company and the other shareholders and refrain from abusing his power in the company, including, among other things, when voting in the general meeting of shareholder on the following matters:

•	an amendment to the articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	approval of certain acts and transactions, including interested party transactions that require shareholder approval, as specified in the Israeli Companies Law.
A shareholder is also required to refrain from deprivation of other shareholders.
      In addition, any controlling shareholder and any shareholder who knows that he or she can determine the outcome of a shareholders’ meeting vote and any shareholder who, under a company’s articles of association, can appoint or prevent the appointment of an office holder or can otherwise exercise power in the company, is under a duty to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty but provides that the breach of such duty of fairness is to be regarded as a breach of the duty of loyalty of an office holder, with the required changes.

Business Combinations; Anti-Takeover Effects
      Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the “Fair Price Act”). The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.
      The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (a) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (i) the market value of the shares or (ii) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (b) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.
      The MBCA also regulates the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”). The Control Share Act applies to Perrigo and its shareholders. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33%, and 50%. Under the Control Share Act, an acquirer may not vote “control shares” unless the corporation’s disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.
      The Israeli Companies Law permits merger transactions with the approval of each party’s board of directors and a vote of the majority of each party’s shares. However, in companies such as Agis which were incorporated prior to February 1, 2000, the date the Israeli Companies Law became effective, and that did not amend their articles of association by a 75% majority to state otherwise, the affirmative vote of 75% of the company’s shares voting on the proposed merger at a general meeting at which the proper quorum exists is required to approve a merger. If one party to the merger or any person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of such party to the merger holds shares of the other merging company, then a majority of the shareholders who are present at the meeting of such other merging company, other than the first merging company, or any person or entity holding 25% or more of either the voting power or the right to appoint a director of the first merging company or anyone else acting on his or her behalf, including family members or entities under his or her control, must not have voted against the merger. The Israeli Companies Law does not require court approval of a merger but a court may substitute its approval for the requisite class approvals or for the above requisite unrelated shareholder approval if requested to do so by the holders of at least 25% of the voting rights of a merging company. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be consummated unless at least 70 days have passed from the time the merger proposals of the merging companies have been filed with the Israeli Registrar of Companies and approvals required under Israeli law were granted.
      Israeli tax law treats some acquisitions, including a stock-for-stock exchange between an Israeli company and a foreign company, less favorably than does U.S. tax law.

Dissenters’ Rights
      The MBCA generally provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

•	consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by the MBCA or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent;

•	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

•	consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order;

•	an amendment of the articles of incorporation if that amendment materially alters or abolished certain rights of the shareholder;

•	any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; and

•	the approval of a control share acquisition as defined in the MBCA.
      Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder’s right to dissent is materially limited as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action.

Additionally, those rights are limited in the case of a merger or share exchange in which shareholders receive cash or shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers on the effective date of the merger or any combination thereof and other similar transactions.
      If a proposed corporate action creating dissenters’ rights as set forth above is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action. If a proposed corporate action creating dissenters’ rights is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who properly asserted dissenters’ rights. The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

•	where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited;

•	information for holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received;

•	a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before the date; and

•	identify a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the payment demand notice is delivered.
      The MBCA provides for dissenters’ rights if a corporation proposes to issue, directly or through a subsidiary, its shares, obligations, or securities in the course of a merger, acquisition of some or all of the outstanding shares of another corporation or interests in another entity, or acquisition of some or all of the assets other than cash of a corporation or other entity, have the rights to receive notice and to vote on the proposed merger or acquisition and to receive dissenters’ rights as provided if both of the following apply:

•	the securities to be issued or delivered in the acquisition are or may be converted into shares of the acquiring corporation’s common stock; and

•	the number of the acquiring corporation’s common shares to be issued or delivered, plus those initially issuable upon conversion or exchange of any other securities to be issued or delivered, will exceed 100% of the number of its common shares outstanding immediately prior to the acquisition plus the number of its common shares, if any, initially issuable upon conversion or exchange of any other securities then outstanding.
      Because the issuance of shares of Perrigo common stock in connection with the merger does not meet the test under the second bullet above, Perrigo shareholders are not entitled to dissenters’ rights in connection with the issuance of shares of Perrigo common stock in connection with the merger.
      The Israeli Companies Law does not provide for any statutory dissenters’ rights for a merger pursuant to Sections 314-327 of the Israeli Companies Law.

Derivative Actions
      The MBCA provides that a shareholder may not commence or maintain a derivative proceeding unless the shareholder meets all of the following criteria:

•	the shareholder was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time;

•	the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation; and

•	the shareholder continues to be a shareholder until the time of judgment, unless the failure to continue to be a shareholder is the result of corporate action in which the former shareholder did not acquiesce and the derivative proceeding was commenced prior to the termination of the former shareholder’s status as a shareholder.
      In addition, a shareholder may not commence a derivative proceeding until such shareholder has made a written demand upon the corporation to take suitable action and ninety days have expired from the date the demand was made unless the shareholder has earlier been notified that the demand has been rejected by the corporation or unless irreparable injury to the corporation would result by waiting for the expiration of the 90-day period.
      According to the Israeli Companies Law, a derivative action may be brought in Israel by a shareholder or a director of the company for the benefit of that company and with the approval of the court. A shareholder or director may not sue derivatively unless the shareholder or director has first demanded that the company take action, and the demand has been refused, ignored, delayed or responded to in a manner which the shareholder or director does not believe eliminates the grounds for the cause of the action. A creditor of a company may also bring a derivative actions for the benefit of that company solely in connection with a prohibited distribution by the company.

Ability to Call Special Meetings of the Board of Directors
      The Perrigo bylaws provide that Special Meetings of the board of directors may be called for any purpose(s) by direction of the chairman of the board or the president or any two of the directors then in office.
      Under the Israeli Companies Law, the chairman of the board of directors may convene the board of directors at any time. In addition, the board of directors and the chairman of the board are required to hold a meeting on a specified subject upon the demand of two directors, or one director if such director becomes aware of any matter in which the company has violated the law or violated orderly business practices. Furthermore, under the Israeli Companies Law, the chairman of the board of directors must convene the board of directors if a notice from the general manager requires action by the board of directors or if the company’s auditor has notified the chairman of the board of substantive defects in the company’s accounting control.

Ability to Call Special Meetings of Shareholders
      The Perrigo bylaws provide that Special Meetings of the Perrigo shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the board of directors. Under the MBCA, notwithstanding the provisions of the Perrigo bylaws, upon application of the holders of not less than 10% of all shares entitled to vote at a meeting, the circuit court may upon a special showing of good cause, order a special meeting.
      Under the Israeli Companies Law, an extraordinary meeting of Agis’ shareholders may be called by (1) the board of directors, (2) a request of two directors or 25% of the directors in office, (3) shareholders holding at least 5% of the issued capital of the company and at least 1% of the voting rights of the company, or (4) shareholders holding at least 5% of the voting rights of the company.

Shareholder Nominations and Proposals at Shareholder Meetings
      The Perrigo bylaws allow shareholders to nominate candidates for election to the Perrigo board of directors at any Annual Meeting of Perrigo shareholders. In addition, the Perrigo bylaws allow shareholders to propose business to be conducted at any Annual Meeting of Perrigo shareholders. However, nominations of candidates for election to the Perrigo board of directors and proposals for business to be conducted at an Annual Meeting may only be made by a shareholder who has given timely written notice to the Corporate Secretary of Perrigo before the Annual Meeting.
      Shareholder nominations of candidates for election to the Perrigo board of directors and proposals for business to be conducted at an Annual Meeting cannot be brought before any Annual Meeting of Perrigo shareholders unless the nomination or proposal was brought before the Annual Meeting in accordance with the Perrigo shareholder advance notice procedures, as described in “Delivery and Notice Requirements for Shareholder Nominations and Proposals” below.
      Under the Israeli Companies Law, the agenda at a general meeting shall be determined by the board of directors and shall also include subjects for which an extraordinary meeting was convened. In addition, the Israeli Companies Law also provides that one or more shareholders who hold no less than 1% of the voting rights in the general meeting, may request that the board of directors include a subject on the agenda of a general meeting, on the condition that the subject is suitable for discussion at such a meeting. The Agis articles of association provide that the directors are generally appointed by the shareholders at an annual general meeting by the holders of a majority of the voting power in Agis present or represented by proxy at such meeting. External directors may be elected by the annual general meeting of shareholders in accordance with the applicable provisions of the Israeli Companies Law.

Delivery and Notice Requirements for Shareholder Nominations and Proposals
      Under the Perrigo bylaws and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of shareholders must be timely given in writing to the Secretary of Perrigo. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal business office of Perrigo, not later than:

•	70 days in advance of the anniversary of the prior year’s Annual Meeting with respect to business to be transacted or an election to be held at an Annual Meeting of shareholders; or

•	the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders with respect to business to be transacted or an election to be held at an Annual Meeting of shareholders.
      A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•	the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such business;

•	the class and number of shares of the corporation that are beneficially owned by the shareholder; and

•	any interest of the shareholder in such business.
      Such shareholder’s notice must set forth, in addition to the information required above, as to each person whom the shareholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of the corporation that are beneficially owned by such person, if any; and

•	any other information regarding such person as would be required to be disclosed in a proxy statement soliciting proxies for election of directors filed pursuant to Regulation 14A under the

Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

      In addition, such shareholder’s notice must set forth a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.
      Under the Israeli Companies Law, a public company such as Agis must provide written notice of a general meeting to every shareholder registered in the company’s shareholder register at least 21 days prior to the date of the meeting unless the company’s articles of association provide that a notice shall not be delivered. The notice shall include the agenda, proposed resolutions and any arrangements on votes by ballot and should be made in accordance with the regulations regarding procedural matters applicable to notices by public companies.

Shareholder Action by Written Consent in Lieu of a Shareholder Meeting
      Although permitted under the MBCA, the Perrigo bylaws provide that no action may be taken by Perrigo shareholders except at an annual or Special Meeting of the shareholders called in accordance with the Perrigo bylaws, and that Perrigo shareholders may not take action by written consent.
      The Agis articles of association provide for action by written consent of all the holders of shares having voting rights in Agis in lieu of a meeting. However, such action by written consent is not permitted under the Israeli Companies Law in public companies.

Amendment to Bylaws and Articles of Association
      The Perrigo board of directors is expressly authorized to make, alter, amend or repeal the Perrigo bylaws (except so far as the bylaws adopted by the shareholders will otherwise provide). Shareholders of Perrigo entitled to vote may also adopt, amend or repeal the Perrigo bylaws by the favorable vote of the holders of not less than eighty percent (80%) of the issued and outstanding shares of Perrigo’s common stock unless such action has first been recommended by the favorable vote of at least a majority of the board of directors.
      Under the Israeli Companies Law, an Israeli company such as Agis, which was incorporated prior to February 1, 2000, the date the Israeli Companies Law became effective, may amend its articles of association by a majority of 75% of the voting rights present and voting, unless the articles were amended by a 75% majority to determine otherwise.

Payment of Expenses Incurred by Directors and Officers in Connection with Legal Proceedings
      The Perrigo amended and restated articles of incorporation and bylaws provide that Perrigo will advance to any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of Perrigo, prior to the final disposition of the proceeding, all expenses incurred by such person in defending such proceeding. However, such payment will be made only upon satisfaction of the following (to the extent required by the Business Corporation Act of the State of Michigan): (i) the person seeking advance payment of expenses furnishes Perrigo a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Perrigo’s amended and restated articles of incorporation entitling such person to indemnification; (ii) the person seeking advance payment of expenses furnishes Perrigo a written undertaking, executed personally or on his or her own behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct set forth in Perrigo’s amended and restated articles of incorporation entitling such person to indemnification; and (iii) a determination is made that the facts then known to those making the determination as to the entitlement to advance payment of expenses would not preclude indemnification under Perrigo’s amended and restated articles of incorporation.
Indemnification of Directors and Officers
      Perrigo’s amended and restated articles of incorporation contain a provision eliminating the personal liability of its directors to the company or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The effect of this provision is to eliminate the personal liability of directors to Perrigo or its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The bylaws of Perrigo generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted by applicable law unless the proceedings were initiated by the director or officer and not authorized by the board of directors. Perrigo has also obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in such capacities.
      The MBCA authorizes a court to award, or a corporation to grant, indemnification to directors and officers in terms that are sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Perrigo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
      The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty towards the company. However, the Israeli Companies Law allows an Israeli company to exculpate in advance an office holder from his liability to the company with respect to a breach of the duty of care towards the company, if the company’s articles of association include a provisions permitting such exculpation. Agis’ articles of association do not provide for exculpation.
      The Israeli Companies Law further provides that an Israeli company may insure an office holder against liability resulting from an action by such office holder in his or her capacity as an office holder, provided that the company’s articles of association contain a provision allowing such insurance, in the following instances:

•	breach of the office holder’s duty of care towards the company or towards another person or entity;

•	breach of the office holder’s duty of loyalty towards the company, provided that the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of the company; and

•	a monetary liability imposed on the office holder in favor of another person or entity.
      The Agis articles of association contain provisions allowing for such insurance.
      The Israeli Companies Law further provides that an Israeli company may indemnify an office holder retroactively, or undertake to indemnify an office holder in advance (within certain limits), for liability or expense imposed on such office holder due to an action by such office holder in his or her capacity as an office holder, provided that the company’s articles of association contain a provision allowing such indemnification, in respect of the following:

•	any financial obligation imposed on the office holder in favor of another person or entity pursuant to a judgement, including a judgment upon a settlement or an arbitration award that was approved by a court of law; and

•	all reasonable legal expense, including attorney’s fees, incurred by or charged to the office holder by a court of law, in a proceeding instituted against the office holder by the company, on the company’s behalf or by another person or entity, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of criminal intent.

      The Agis articles of association contain provisions allowing for indemnification only in respect of the following:

•	any financial obligation imposed on the office holder in favor of another person or entity pursuant to a judgment, including a judgment upon a settlement or an arbitration award that was approved by a court of law; and

•	all reasonable legal expense, including attorney’s fees, incurred by or charged to the office holder by a court of law, in a proceeding instituted against the office holder by the company, on the company’s behalf or by another person or entity, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of criminal intent.
      The Israeli Companies Law provides that a company may not exculpate or indemnify an office holder, nor enter into an insurance contract which would provide coverage for his or her liability to the company incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty, provided that a company may enter into an insurance contract that would insure an office holder against liability resulting from a breach of the duty of loyalty towards the company if the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of the company;

•	a reckless or intentional breach by the office holder of his duty of care;

•	any act or omission with the intent to unlawfully reap a personal gain; or

•	a fine or forfeit levied upon the office holder.
      Pursuant to the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, office holders in a public company must be approved by the audit committee, the board of directors and, if the office holder is a director, by the company’s shareholders.
Shareholder Rights Plans

Perrigo Shareholder Rights Plan
      Perrigo has adopted a rights plan, pursuant to which holders of shares of Perrigo common stock receive one preferred share purchase right for each outstanding share of Perrigo common stock. Each right entitles the holder to buy one one-hundredth of a share of Series A Junior Participating Preferred stock at an exercise price of $50.00 per share, subject to certain adjustments. The rights contain provisions, which are intended to protect Perrigo’s shareholders in the event of an unsolicited and unfair attempt to acquire Perrigo. Perrigo is entitled to redeem the rights at $.01 per right at any time before a 20% position has been acquired. The rights will expire on April 10, 2006, unless previously redeemed or exercised.
      The rights become exercisable upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than Perrigo, a majority owned subsidiary of Perrigo, any employee benefit plan of Perrigo or any majority owned subsidiary of Perrigo or an entity holding common shares pursuant to such a plan) has acquired beneficial ownership of 20% or more of the outstanding common stock of Perrigo or (ii) 10 business days (or such later date as may be determined by action of the Perrigo board of directors prior to the occurrence of (i) above) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% more of the outstanding shares of Perrigo common stock. The Perrigo shareholder rights plan is not implicated by the merger. Section 46B of the Israeli Securities Law and the listing requirements of the Tel Aviv Stock Exchange contain provisions which restrict the ability of a listed company to issue a second class of shares. Perrigo agreed, pursuant to the agreement and plan of merger to become listed on the Tel Aviv Stock Exchange. As a result of the Israeli Securities Law and the Tel Aviv Stock Exchange’s requirements, Perrigo has undertaken not to issue a second class of shares without the Tel Aviv Stock Exchange’s approval in accordance with the Israeli Securities Law and the listing requirements of the Tel Aviv Stock Exchange. In order to comply with Perrigo’s undertaking, section 4B of the Israeli Securities Law and the Tel Aviv Stock Exchange’s restrictions, the Board of Directors of Perrigo approved an amendment to the rights plan whereby the rights will no longer be automatically exercisable but will be exercisable on a date to be determined by the Board of Directors.

State Anti-takeover Laws
      Certain provisions of the Michigan Business Corporation Act (“MBCA”) establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the “Fair Price Act”). The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.
      The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (a) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (i) the market value of the shares or (ii) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (b) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.
      The MBCA also regulates the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”). The Control Share Act applies to Perrigo and its shareholders. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33%, and 50%. Under the Control Share Act, an acquirer may not vote “control shares” unless the corporation’s disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ right upon all of a corporation’s shareholders except the acquiring person.

LEGAL MATTERS
      The validity of the shares of Perrigo common stock offered in the merger will be passed upon by Todd W. Kingma, the General Counsel of Perrigo.
EXPERTS
      The consolidated financial statements and related financial statement schedule of Perrigo Company incorporated in this proxy statement/ prospectus by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2004 have been audited by BDO Seidman, LLP, an independent registered public accounting firm as stated in their report, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Agis Industries (1983) Ltd. as of December 31, 2003, and 2002 and for each of the three years in the period ended December 31, 2003 included in this proxy statement/ prospectus have been so included in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
OTHER MATTERS
      As of the date of this proxy statement/ prospectus, the Perrigo board of directors does not know of any matters that will be presented for consideration at the Special Meeting of Perrigo shareholders other than as described in this proxy statement/ prospectus. If any other matters come before the Special Meeting of Perrigo shareholders or any adjournments or postponements of the Special Meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Perrigo.

SUBMISSION OF FUTURE PERRIGO SHAREHOLDER PROPOSALS
      A shareholder of Perrigo must submit a proposal to be included in Perrigo’s proxy statement for the 2005 Annual Meeting no later than June 1, 2005. Such a proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission. A shareholder of Perrigo may also submit a proposal that the shareholder does not want included in the proxy statement but that such shareholder wants to raise at the 2005 Annual Meeting. If a shareholder of Perrigo wants to do this, Perrigo must receive such shareholder’s written proposal on or after July 31, 2005, but on or before August 20, 2005. If a shareholder of Perrigo submits a proposal after the deadline, then Securities and Exchange Commission rules permit the individuals named in the proxies solicited by Perrigo’s board of directors for that meeting to exercise discretionary voting power as to that proposal, but they are not required to do so.
      To be properly brought before an Annual Meeting, Perrigo’s by-laws require that a shareholder proposal include: (1) the shareholder’s name and address as they appear on Perrigo’s stock records; (2) a brief description of the business the shareholder wants to bring before the meeting; (3) the reasons for conducting the business at the meeting; (4) any interest the shareholder has in the business such shareholder wants to bring before the meeting; and (5) the number of shares of Perrigo common stock that such shareholder owns beneficially and of record. A shareholder should send any proposal to our Secretary at Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010.
      If a shareholder wishes to nominate an individual for election as a director at the 2005 Annual Meeting, Perrigo must receive the nomination on or after July 31, 2005, but on or before August 20, 2005. In addition, Perrigo’s bylaws require that for each person a shareholder proposes to nominate such shareholder provides: (1) such shareholder’s name and address as they appear on Perrigo’s stock records; (2) the number of shares of Perrigo common stock that such shareholder owns beneficially and of record; (3) the nominee’s written statement that he or she is willing to be named in the proxy statement as a nominee and to serve as a director if elected; and (4) any other information regarding the nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had Perrigo’s board of directors nominated that individual. A shareholder should send a proposed nomination to Perrigo’s Secretary at Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010.

DOCUMENTS INCORPORATED BY REFERENCE
      This proxy statement/ prospectus incorporates documents by reference that are not included in or delivered with this document. The SEC allows Perrigo to “incorporate by reference” the information that it files with it, which means that Perrigo can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about Perrigo and its finances.
      All documents filed by Perrigo under section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date of the Perrigo Special Meeting of shareholders are incorporated by reference into and are a part of this proxy statement/ prospectus from the date of filing of each such document.
      You should rely only on the information contained in this document or incorporated by reference that Perrigo or Agis has referred to you. No one has been authorized to provide you with information that is different.
      The following documents, which were filed by Perrigo with the SEC, are incorporated by reference into this proxy statement/ prospectus:

•	Perrigo’s annual report on Form 10-K for the fiscal year ended June 26, 2004 other than 19A;

•	Perrigo’s quarterly report on Form 10-Q for the quarter ended September 25, 2004;

•	Perrigo’s quarterly report on Form 10-Q for the quarter ended December 25, 2004;

•	Perrigo’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2004 (filed under Item 8.01);

•	Perrigo’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 18, 2004 (filed under Item 1.01); and

•	Perrigo’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2004 (filed under Item 8.01).

•	Perrigo’s 2004 annual meeting definitive proxy statement on Schedule 14A (to the extent it contains information incorporated by reference into Part III of the Form 10-K).
      Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement/ prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus.
      The documents incorporated by reference into this proxy statement/ prospectus are available from Perrigo upon request. Perrigo will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/ prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/ prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by March 8, 2005 to ensure timely delivery of the documents.

WHERE YOU CAN FIND MORE INFORMATION
      Perrigo files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the following location of the SEC:
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Perrigo, who file electronically with the SEC. The address of that site is http://www.sec.gov.
      Agis files reports and other information with the ISA under Israeli law.
      The ISA maintains an Internet Website that contains reports and other information regarding issuers, including Agis, who file electronically with the ISA. The address of that site is http://www.magna.isa.gov.il.
      You may also read this information on the Internet website of Agis, at http://www.agisgroup.com.
      This document is a prospectus of Perrigo and is a proxy statement of Perrigo for the Perrigo Special Meeting. Perrigo has supplied all information contained in, or considered a part of, this proxy statement/ prospectus relating to Perrigo, and Agis has supplied all information relating to Agis.
      Neither Perrigo nor Agis has authorized anyone to give any information or make any representation about the merger or Perrigo or Agis that is different from, or in addition to, that contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
      THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/ PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/ PROSPECTUS BY REFERENCE OR IN THE AFFAIRS OF PERRIGO OR AGIS SINCE THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO AGIS AND ITS SUBSIDIARIES WAS PROVIDED BY AGIS AND ITS SUBSIDIARIES AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO PERRIGO AND ITS SUBSIDIARIES WAS PROVIDED BY PERRIGO AND ITS SUBSIDIARIES.

AGIS INDUSTRIES (1983) LTD.
Financial Statements as of September 30, 2004 and as of December 31, 2003
General
      Following are presented the Agis audited financial statements as of December 31, 2003 and the unaudited condensed interim financial statements as of September 30, 2004.
      These financial statements have been prepared under Israeli GAAP according to the requirements of the Israeli Securities Authority.
      A reconciliation to U.S. GAAP has been included in note 18 and in note 7 of the said financial statements, respectively.
      These statements are prepared in adjusted New Israel Shekel (NIS).
      See note 1b and note 1c, respectively, for an explanation relating to the adjustment.
      Based on the above mentioned requirements, the annual financial statements presented here include both the consolidated data of the company (consolidated) and of the parent only on a stand alone basis (company).

Kesselman & Kesselman Certified Public Accountants Trade Tower, 25 Hamered Street Tel-Aviv 68125 Israel P.O. Box 452 Tel-Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders of
AGIS INDUSTRIES (1983) LTD.
      We have audited the financial statements of Agis Industries (1983) Ltd. (hereafter — the Company) and the consolidated financial statements of the Company and its subsidiaries: balance sheets as of December 31, 2003 and 2002 and the related statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in Israel and the standards of the Public Company Accounting Oversight Board (United States), including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position — of the Company and consolidated — as of December 31, 2003 and 2002 and the results of operations, changes in shareholders’ equity and cash flows — of the Company and consolidated — for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in Israel. Furthermore, in our opinion, the financial statements referred to above are prepared in accordance with the Israeli Securities (Preparation of Annual Financial Statements) Regulations, 1993.
      Accounting principles generally accepted in Israel vary in certain significant measurement respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 18 to the consolidated financial statements.
      As explained in note 1b, the financial statements referred to above are presented in values adjusted for the changes in the general purchasing power of the Israeli currency, in accordance with pronouncements of the Institute of Certified Public Accountants in Israel.

/s/ Kesselman & Kesselman

Kesselman & Kesselman
Certified Public Accountants (Isr.)
Tel-Aviv, Israel
December 19, 2004

AGIS INDUSTRIES (1983) LTD.
BALANCE SHEET
Adjusted to NIS of December 2003

		Consolidated		Company

		December 31		December 31

	Note	2003	2002	2003	2002

		(In thousands)
Current assets
Cash and cash equivalents	13a	305,533	122,113	244,906	64,588
Short-term investments	13b	14,436	9,760	4,078	3,197
Receivables and debit balances	13c
Trade		367,529	280,591	97,839	30,170
Other		103,354	92,800	57,068	42,454
Inventories	13d	452,346	364,146	65,398	47,776

Total current assets		1,243,198	869,410	469,289	188,185

Investments, loans and long-term receivables
Investee companies	2	27,430	24,156	828,590	767,934
Other investments and long-term loans, net	3	49,493	31,392	—	—
Deferred income taxes	10	2,250	2,890	2,347	2,512

Total investments		79,173	58,438	830,937	770,446

Fixed assets	4
Cost		900,173	790,458	142,849	122,878
Less — accumulated depreciation		413,696	356,149	76,137	68,007

Total fixed assets — depreciated balance		486,477	434,309	66,172	54,871

Other assets and deferred expenses, net	5	97,817	112,127	1,464	694

		1,906,665	1,474,284	1,368,402	1,014,196

The accompanying notes are an integral part of the financial statements.

AGIS INDUSTRIES (1983) LTD.
BALANCE SHEET
Adjusted to NIS of December 2003

		Consolidated		Company

		December 31

	Note	2003	2002	2003	2002

		(In thousands)
Current liabilities
Bank credit and current maturities of other long-term liabilities	13E	73,031	33,144	—	6,594
Payables and credit balances:	13F
Trade		245,714	236,265	25,860	12,040
Other		159,445	83,101	52,361	12,917

Total current liabilities		478,190	352,510	78,221	31,551

Long-term liabilities
Deferred income taxes	10	24,076	23,343	—	—
Liabilities for employee termination benefits, net	7	16,164	9,743	2,061	2,435
Loans and other liabilities, net:
Bank loans	6A(1)	81,011	88,306	—	—
Loan units from institutions	6A(2)	180,000	—	180,000	—
Other liabilities	6A(3)	19,104	20,172	—	—

Total long-term liabilities		320,355	141,564	182,061	2,435

Commitments and contingent liabilities	8, 12
Total liabilities		798,545	494,074	260,282	33,986
Shareholders’ equity	9	1,108,120	980,210	1,108,120	980,210

		1,906,665	1,474,284	1,368,402	1,014,196

/s/ Moshe Arkin Moshe Arkin President and Chairman of the Board of Directors	/s/ Refael Lebel Refael Lebel Chief Executive Officer and Director	/s/ Dov Feldman Dov Feldman Vice President, Finance
Bnei Braq, December 19, 2004
Approval date of the financial statements
The accompanying notes are an integral part of the financial statements.

AGIS INDUSTRIES (1983) LTD.
STATEMENT OF OPERATIONS
Adjusted to NIS of December 2003

			Consolidated			Company

			Year Ended December 31			Year Ended December 31

	Note		2003	2002	2001	2003	2002	2001

			(In thousands)
Revenues, net	13	g	1,691,554	1,385,382	1,225,367	283,597	158,402	167,194
Cost of revenues	13	h	1,053,749	883,869	815,302	141,847	82,229	83,879

Gross profit			637,805	501,513	410,065	141,750	76,173	83,315

Research and development expenses, net	13	i	112,558	103,561	97,711	88,642	81,616	79,894
Selling and marketing expenses	13	j	245,659	239,539	215,336	29,499	10,879	10,267
General and administrative expenses	13	k	94,617	77,445	69,852	15,639	11,056	12,013

Income (loss) from operations before financing			184,971	80,968	27,166	7,970	(27,378)	(18,859)
Financing income (expenses), net	13	L	6,047	(10,061)	540	4,411	(4,708)	2,569

Income (loss) from operations			191,018	70,907	27,706	12,381	(32,086)	(16,290)
Other income (expenses), net	13	M	(23,890)	670	548	(2,409)	118	99

Income (loss) before taxes on income			167,128	71,577	28,254	9,972	(31,968)	(16,191)
Taxes on income (tax saving)	10		31,485	9,674	6,047	5,854	(1,206)	(3,131)

Income (loss) from operations after taxes on income			135,643	61,903	22,207	4,118	(30,762)	(13,060)
Share in profits (losses) of investee companies, net			1,273	(66)	—	132,798	92,599	35,267

Net income for the year			136,916	61,837	22,207	136,916	61,837	22,207

Net income per NIS 1 of par value of shares in adjusted NIS	14		5.0	2.3	0.8	5.0	2.3	0.8

The accompanying notes are an integral part of the financial statements.

AGIS INDUSTRIES (1983) LTD.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Adjusted to NIS of December 2003

			Differences
			from
			Translation			Cost of
			of Foreign			Shares in
			Currency		Dividend	Company
			Financial		Declared	Held by the
			Statements		After	Company
	Share	Capital	of	Retained	Balance	and
	Capital	Reserves	Subsidiaries	Earnings	Sheet Date	Subsidiaries	Total

	(In thousands)
Balance as of January 1, 2001	96,095	479,399	(6,612)	523,720	—	(133,184)	959,418
Changes during 2001:
Net income	—	—	—	22,207	—	—	22,207
Purchase of Company shares by the Company and a subsidiary	—	—	—	—	—	(25,178)	(25,178)
Differences from translation of foreign currency financial statements of subsidiaries	—	—	14,204	—	—	—	14,204

Balance as of December 31, 2001	96,095	479,399	7,592	545,927	—	(158,362)	970,651
Changes during 2002:
Net income	—	—	—	61,837	—	—	61,837
Dividend paid	—	—	—	(53,704)	—	—	(53,704)
Differences from translation of foreign currency financial statements of subsidiaries	—	—	1,426	—	—	—	1,426

Balance as of December 31, 2002	96,095	479,399	9,018	554,060	—	(158,362)	980,210
Changes during 2003:
Net income	—	—	—	136,916	—	—	136,916
Allocation for the distribution of a dividend declared after balance sheet date	—	—	—	(54,787)	54,787	—	—
Differences from translation of foreign currency financial statements of subsidiaries	—	—	(9,006)	—	—	—	(9,006)

Balance as of December 31, 2003	96,095	479,399	12	636,189	54,787	(158,362)	1,108,120

The accompanying notes are an integral part of the financial statements.

AGIS INDUSTRIES (1983) LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Adjusted to NIS of December 2003

	Consolidated			Company

	Year Ended December 31

	2003	2002	2001	2003	2002	2001

	(In thousands)
Cash flows from operating activities
Net income for the year	136,916	61,837	22,207	136,916	61,837	22,207
Adjustments required to reflect the cash flows from operating activities (Appendix 1)	(41,709)	80,275	77,044	(158,521)	(50,724)	(31,014)

Net cash provided by (used in) operating activities	95,207	142,112	99,251	(21,605)	11,113	(8,807)

Cash flows from investment activities
Purchase of fixed assets	(121,475)	(82,498)	(63,652)	(20,508)	(14,906)	(6,131)
Acquisition of operations (Appendix 2)	—	(27,839)	—	—	—	—
Investee companies — acquisition of shares and (grant) collection of loans	(419)	(7,724)	(2,071)	63,136	86,737	(9,803)
Sale (acquisition) of short-term marketable securities — net	(2,193)	42,792	(17,246)	—	16,815	(9,318)
Credit granted to related and associated companies — net	2,638	604	109	(13,614)	(33,421)	41,694
Amounts carried to other assets and deferred expenses	(2,856)	(5,964)	(1,457)	—	(209)	—
Other investment	—	(1,146)	—	—	—	—
Proceeds from sale of fixed assets	3,301	2,853	2,298	388	631	485
Changes in other long-term debt, net	—	(3,048)	2,007	—	—	—

Net cash provided by (used in) investment activities	(121,004)	(81,970)	(80,012)	29,402	55,647	16,927

Cash flows from financing activities
Redemption of debentures	(6,488)	(6,445)	(6,526)	(6,582)	(6,513)	(6,622)
Issuance of loan units to institutions, net of issuance costs	179,103	—	—	179,103	—	—
Purchase of Company shares by the Company and subsidiaries	—	—	(25,177)	—	—	(5,227)
Short-term credit from banks, net	41,733	24,511	—	—	—	—
Long-term loans received and other long-term obligations undertaken	9,121	23,575	1,017	—	—	—
Discharge of long-term loans and other long-term liabilities	(13,149)	(7,495)	(5,346)	—	—	—
Dividend paid	—	(53,704)	—	—	(53,704)	—

Net cash provided by (used in) financing activities	210,320	(19,558)	(36,032)	172,521	(60,217)	(11,849)

Translation differences on cash balances of consolidated subsidiaries operating independently	(1,103)	(1,304)	205	—	—	—

Increase (decrease) in cash and cash equivalents	183,420	39,280	(16,588)	180,318	6,543	(3,729)
Balance of cash and cash equivalents at beginning of year	122,113	82,833	99,421	64,588	58,045	61,774

Balance of cash and cash equivalents at end of year	305,533	122,113	82,833	244,906	64,588	58,045

The accompanying notes are an integral part of the financial statements.

AGIS INDUSTRIES (1983) LTD.
APPENDICES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS
Adjusted to NIS of December 2003

	Consolidated			Company

	Year Ended December 31

	2003	2002	2001	2003	2002	2001

	(In thousands)
Appendix 1
Adjustments required to reflect the cash flows from operating activities:
Revenues and expenses not involving cash flows:
Share in losses (profits) of investee companies, net of
dividends received therefrom, net	(862)	66	—	(132,798)	(78,386)	(35,267)
Depreciation and amortization	74,947	65,112	56,527	8,867	7,982	6,560
Write-off of fixed assets upon closing of a plant (see note 13m)	5,003	—	—	—	—	—
Deferred taxes, net	(7,012)	(2,034)	(13,404)	(1,280)	1,888	(6,424)
Grant receivable from the State of New York	(14,989)	—	—	—	—	—
Liabilities for employee termination benefits, net	6,175	377	(1,273)	(374)	(147)	(69)
Impairment of other investment	9,602	—	—	—	—	—
Capital gain on:
Sale of fixed assets	190	(724)	(496)	(55)	(110)	(99)
Marketable securities	(2,483)	5,950	195	(881)	2,608	1,190
Increase in value of long-term loans granted	—	(1,032)	—	—	—	—
Erosion of principal of long-term loans and other long-term liabilities	550	836	133	(12)	(58)	39

	71,121	68,551	41,682	(126,533)	(66,223)	(34,070)

Changes in assets and liabilities:
Decrease (increase) in receivables and debit balances:
Trade	(97,251)	16,103	(13,647)	(67,669)	17,642	673
Other	(8,060)	(7,241)	5,377	445	(1,418)	3,451
Increase (decrease) in payables and credit balances:
Trade	10,953	21,147	20,647	13,414	(9,227)	(4,910)
Other	73,871	(687)	(2,864)	39,444	3,389	(1,174)
Decrease (increase) in inventories	(92,343)	(17,598)	25,849	(17,622)	5,113	5,016

	(112,830)	11,724	35,362	(31,988)	15,499	3,056

	(41,709)	80,275	77,044	(158,521)	(50,724)	(31,014)

Appendix 2
Acquisition of operations in 2002, see also note 2e:
Assets and liabilities of the consolidated operations at date of acquisition:
Working capital (excluding cash and cash equivalents)		(1,803)
Associated entity		(13,767)
Fixed assets		(27,501)
Long-term liabilities		15,232

		(27,839)

Supplementary information on investing and financing activities not involving cash flows:
Suppliers credit received for the purchase of machinery and equipment	9,929	7,001	1,565	672	266	60

Acquisition of InfraServ by long-term credit (see note 2e)	—	13,767	—	—	—	—

The accompanying notes are an integral part of the financial statements.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS
Adjusted to NIS of December 2003
In Thousands

Note 1 —	Significant Accounting Policies
      The significant accounting policies, applied on a consistent basis in the preparation of the financial statements, are as follows; as to the adoption for the first time in 2003 of the accounting for impairment of assets, see note 1K below:

A.	General

1.	Activities
      a. Agis Industries (1983) Ltd. (hereafter — “the Company”) and its investee companies (together hereafter — “the Group”) manufacture, import and market an extremely broad range of products for the enhancement of personal hygiene and health in the areas of pharmaceuticals, cosmetics and toiletries.
      Segment information for the reporting years is presented, in accordance with the requirements of Accounting Standard No. 11, as part of note 17.
      b. The Company’s shares are registered for trade on the Tel-Aviv Stock Exchange (hereafter — “the Stock Exchange”).

2.	Use of Estimates in the Preparation of Financial Statements
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3.	Definitions:

Subsidiary	—	a company controlled to the extent of over 50%, the financial statements of which have been consolidated with the financial statements of the Company.
Associated entity	—	an investee entity (which is not a subsidiary), over whose financial and operational policy the Company exerts material influence, the investment in which is presented by the equity method.
Investee company	—	a subsidiary or associated entity.
Interested party	—	as defined in the Israeli Securities (Preparation of Annual Financial Statements) Regulations, 1993.
Goodwill	—	the difference between the cost of the investment in the investee company or the acquired operations and the Company’s share in the fair value of the underlying assets, net of the fair value of the underlying liabilities, at time of acquisition, net of the applicable taxes.

B.	Adjusted Financial Statements
      1. The financial statements have been prepared on the basis of historical cost adjusted for the changes in the general purchasing power of Israeli currency, in accordance with pronouncements of the Institute of Certified Public Accountants in Israel (hereafter — “the Israeli Institute”). All figures in the financial statements are presented in adjusted new Israeli shekels (NIS), which have a uniform purchasing power (December 2003 adjusted NIS) — based upon the changes in the consumer price index; hereafter — the

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
CPI (see also note 11B). As to the discontinuance of adjusting financial statements for the effects of inflation, with effect from January 1, 2004, see note 1V below.
      The adjustment of the financial statements is based on the accounts of the Company and its Israeli subsidiaries, maintained in nominal NIS. As to subsidiaries, whose financial statements are drawn up in foreign currency or adjusted on the basis of foreign currency, see (3) below.
      Condensed nominal Israeli currency data of the Company, on the basis of which its adjusted financial statements were prepared, are presented in note 19.
      The components of the statements of operations were, for the most part, adjusted as follows: the components relating to transactions carried out during the year — sales, purchases, labor costs, etc. — were adjusted on the basis of the index for the month in which the transaction was carried out, while those relating to non-monetary balance sheet items (mainly — changes in inventories, deferred taxes, depreciation and amortization) were adjusted on the same basis as the related balance sheet item. The financing component represents financing income and expenses in real terms, the erosion of balances of monetary items during the year, the changes in value of marketable securities during the year and gains and losses on transactions in derivative financial instruments.
      2. The adjusted amounts of non-monetary assets do not necessarily represent realization value or current economic value, but only the original historical values, adjusted to reflect the changes in the general purchasing power of Israeli currency. In these financial statements, the term “cost” signifies cost in adjusted Israeli currency.
      3. For purposes of consolidation or inclusion on the equity basis in the Company’s accounts, the financial statements of foreign subsidiaries, which are prepared in foreign currency, are translated as follows:

Investee Companies Operating as Autonomous Units
      Balance sheet items at the end of the year and the results of operations for each reporting period were translated at the exchange rate of the dollar as compared to Israeli currency at the end of each reporting period. Balance sheet items at the beginning of the reporting period and changes in shareholders’ equity items during the period were translated at the relevant exchange rate at the beginning of the period or at the date of each change, respectively, and then adjusted on the basis of the changes in the CPI through the end of the period.
      Differences resulting from the above treatment are carried as a separate item under adjusted shareholders’ equity (“differences from translation of foreign currency financial statements of subsidiaries”).

Investee Companies the Activities of Which are an Integral Part of the Activities of the Investor Company
      The financial statements of such companies were remeasured in terms of adjusted NIS. The remeasurement was effected by way of translation of the amounts (in terms of foreign currency) on the basis of historical exchange rates in relation to Israeli currency; the resulting nominal NIS were then adjusted on the basis of the changes in the CPI by the same method as the financial statements of all the Israeli companies in the Group were adjusted.
      Differences resulting from the above treatment are included in the adjusted statements of operations under financing income or expenses.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      As to a Standard recently issued in this respect, see note 1V.

C.	Principles of Consolidation
      1. The consolidated financial statements include the accounts of the Company and its subsidiaries. The companies included in consolidation are listed in the appendix.
      2. Intercompany balances and transactions have been eliminated. Profits from intercompany sales, not yet realized outside the Group, have also been eliminated.

D.	Cash Equivalents
      The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use, short-term government bonds and other marketable government debentures, the period to maturity of which did not exceed three months at time of investment, to be cash equivalents.

E.	Marketable Securities
      These securities are stated at market or — for participation certificates in mutual funds — redemption value. The changes in value of the above securities are carried to financing income or expenses.

F.	Allowance for Doubtful Accounts
      The allowance is determined partly as a fixed percentage of trade receivables and partly in respect of specific debts doubtful of collection.

G.	Inventories
      Inventories are valued at the lower of cost or market. Cost is determined as follows:

Raw materials and supplies — on “first-in, first-out” basis.

Work in progress and finished goods — on basis of production costs:

Raw material and supplies component — on “first-in first-out” basis.

Labor and overheads component — on annual average basis.

Purchased products — on “first-in, first-out” basis.

H.	Other Investment
      Investment in shares of a company is stated at cost, net of a provision for decrease in value which is not of a temporary nature (see also note 3).

I.	Fixed Assets
      1. These assets are stated at cost, net of related investment grants. Fixed assets of operations acquired are included at their fair value at date of acquisition of these operations.
      The cost of improvements that improve the quality of the assets or lengthen their term or their expected life — as well as renewals of fixed assets are added to the cost of the asset to which they relate.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      2. Cost of improvements — that contribute to the improvement of the quality of products or the increase of production or the estimated useful life of the products — and renovation of fixed assets, are carried to the cost of these assets.
      3. With regard to the capitalization of costs incurred to prevent environmental pollution, see (U.) below.
      4. The assets are depreciated by the straight-line method, on basis of their estimated useful life.
      Annual rates of depreciation are as follows:

In Percentages

Buildings	4
Machinery and equipment*	6.7; 10
Medical equipment for customers’ use	20
Computers and software	20; 33
Furniture and office equipment	6-10
Vehicles	15; 20
Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

*	On October 1, 2003, the useful life estimate of certain production facilities was altered from 10 years to 15 years. Accordingly, the depreciated balance of said facilities as of that date is depreciated over the period remaining to them, up to 15 years. The alteration was performed in accordance with the opinion of outside engineers. The opinion was based on past experience with respect to said facilities, the physical condition of the facilities and the anticipated technological developments and their effect on the future operation of the facilities.
   The effect on the income before taxes in 2003 summed up to approximately NIS 1.7 million.

J. Other Assets and Deferred Expenses

Other Assets
      Other assets are stated at cost and amortized in equal annual installments over a period that does not exceed their economic life.
      Annual rates of amortization are as follows:

In Percentages

Goodwill*	5
Medical know-how and trademarks	6.7
Marketing aids	33

*	Consists mainly of the goodwill which arose upon the acquisition of operations by the U.S. subsidiary Clay-Park Labs, Inc. (hereafter — “CP”), which is presented in the consolidated balance sheets under “other assets and deferred expenses” and is amortized in equal annual installments over a period of 20 years, commencing in the year of acquisition. In Company management’s opinion, amortizing the

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

goodwill over a period of 20 years fairly reflects the Company’s anticipated period of economic benefit, in light of the specific circumstances of the acquired operations, as follows:

a.	The loyalty that characterizes customers in the pharmaceuticals industry.

b.	The expensive process required to obtain licenses and approval from the supervisory bodies acts as a barrier to potential competitors.

Deferred Expenses
      Costs of raising loans are amortized over the repayment period of the loans.

K.	Impairment of Assets
      In February 2003, Accounting Standard No. 15 of the Israel Accounting Standards Board (hereafter — “the IASB”) — “Impairment of Assets”, became effective. This standard requires a periodic review to evaluate the need for a provision for the impairment of the Company’s non-monetary assets — fixed assets and identifiable intangibles, including goodwill, as well as investments in associated entities.
      Accordingly, commencing with the interim financial statements for the three months ended March 31, 2003, the Company assesses — at each balance sheet date — whether any events have occurred or changes in circumstances have taken place, which might indicate that there has been an impairment of one or more of the above assets. When such indicators of impairment are present, the Company is required to evaluate whether the carrying value of the asset in the Company’s accounts can be recovered from the cash flows anticipated from that asset, and, if necessary, to record an impairment provision up to the amount needed to adjust the carrying amount to the recoverable amount.
      The recoverable value of an asset is determined according to the higher of the net selling price of the asset or its value in use to the Company. The value in use is determined according to the present value of anticipated cash flows from the continued use of the asset, including those expected at the time of its future retirement and disposal.
      When it is not possible to assess whether an impairment provision is required for a particular asset on its own, the need for such a provision is assessed in relation to the recoverable value of the cash generating unit to which that asset belongs. A cash-generating unit includes goodwill allocated to that unit, and any impairment loss relating to that unit is to be initially allocated to the goodwill and then to the other assets.

L.	Debentures
      In the consolidated financial statements, the debentures held by a subsidiary are set-off against the amount of the debentures issued.

M.	Company Shares Held by the Company and Subsidiaries
      These shares are presented — at their cost to the Company and the subsidiaries — as a deduction from shareholders’ equity, under “cost of shares in Company held by the Company and subsidiaries”. Gains, net of losses and the related tax arising from the sale of these shares, are credited directly to “capital reserves”.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

N.	Revenue Recognition

1. Sale of Products
      Revenue from sale of products is recognized upon shipment (when title passes to the customer). Provisions for discounts and other provisions relating to price adjustments (where it has been agreed with customers that the price is conditional) are estimated and deducted from sales.

2.	Production Work for Others
      Revenue for performing production work for others is included upon shipment. When the Company is entitled to indemnification in respect of minimum anticipated unclaimed amounts, the resulting revenue is recognized over the related period.

3.	Sale of Know-How
      Revenue from sale of know-how and grant of usage rights thereto is recognized with the consideration receivable being earned.

O.	Discounts from Suppliers
      Discounts from suppliers, which are conditional upon attaining certain periodic purchase targets, are included in the cost of revenues, on a proportional basis, over the period of the agreement with the supplier, once they can be reliably estimated and their receipt is likely.
      The receipt of discounts is considered likely if, at balance sheet date, the Company has attained, on a proportional basis, the required purchases target.

P.	Research and Development Expenses
      Research and development expenses are charged to income as incurred. Participation from government departments and others is recognized as a reduction of expense as the related costs are incurred.

Q.	Derivatives
      The Company conducts transactions in derivatives in order to reduce its exposures on existing assets and liabilities and certain firm commitments in foreign currency to fluctuations in the exchange rates of those currencies. Transactions that do not meet the criteria to qualify as hedging transactions, in accordance with generally accepted accounting principles in Israel, are presented in the balance sheets at their fair values. Changes in the fair values of the derivatives are included in the statements of operations under financing income or expenses.
      Gains and losses on transactions that meet the aforementioned criteria are recognized in income commensurate with the results from the related assets or liabilities, or deferred and recognized in income as part of the measurement of the results of the underlying hedged transactions, as appropriate.

R.	Deferred Taxes
      1. Deferred taxes are computed in respect of differences between the amounts presented in these statements and those taken into account for tax purposes. As to the main factors in respect of which deferred taxes have been included — see note 10.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      Deferred tax assets are computed for carryforward tax deductions and losses, up to the level of the credit balance of deferred taxes, or, if there is likelihood that they will be utilized, they are computed in accordance with management’s assessment.
      Deferred tax balances are computed at the tax rate expected to be in effect at time of release to income from the deferred tax accounts. The amount of deferred taxes presented in the statements of operations reflects changes in the above balances during the year.
      2. Taxes, which would apply in the event of disposal of investments in investee companies, have not been taken into account in computing the deferred taxes, as it is the Company’s policy to hold these investments, not to realize them.
      3. The Group may incur an additional tax liability in the event of a dividend distribution out of certain profits between Group companies or to its shareholders; no account was taken of such additional tax, since it is the Group’s policy not to cause distribution of dividend, which would involve additional tax liability to the Group, in the foreseeable future.

S.	Net Income per NIS 1 of Par Value of Shares
      Net income per NIS 1.00 of par value of shares is computed in accordance with Opinion No. 55 of the Israeli Institute. As for data used in determining the aforesaid income — see note 14.

T.	Linkage Basis
      Balances the linkage arrangements in respect of which stipulate linkage to the last index published prior to date of payment are stated on basis of the last index published prior to balance sheet date (the index for November).
      Balances denominated in foreign currency, or linked thereto, are included in the financial statements according to the exchange rates as of the balance sheet date.

U.	Environmental Costs
      Regular operating and maintenance costs of installations for the prevention of environmental pollution, relating to environmental rehabilitation arising from current or past operations, are charged to the statements of operations. Costs for the prevention of environmental pollution, that increase the life or enhance the efficiency of the installations, or that reduce or prevent environmental pollution are included in fixed assets and depreciated in accordance with the Group’s usual depreciation policy.

V.	Recently Issued Accounting Pronouncements
      In October 2001, the IASB issued Israel Accounting Standard No. 12 — “Discontinuance of Adjusting Financial Statements for Inflation”, which provided for the discontinuance of adjusting financial statements for the effects of inflation, as of January 1, 2003. In December 2002, Accounting Standard No. 17 was issued that postponed the date from which Accounting Standard No. 12 is to be applied until January 1, 2004. The inflation-adjusted amounts as of December 31, 2003 will be the base for the nominal-historical financial reporting in the following periods.
      The implementation of Standard No. 12 will mainly affect financing income and expenses and depreciation in the financial statements.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      Upon implementation of Standard No. 12, Clarifications Nos. 8 and 9 to Opinion 36 of the Israeli Institute will be cancelled and will be replaced with effect from January 1, 2004 by Israel Accounting Standard No. 13 — “Effect of Changes in Foreign Currency Exchange Rates”, which was issued at the same time as Standard No. 12. Most of the provisions of Standard No. 13 correspond to the provisions, which appeared in the above-mentioned clarifications.
      Operating results from overseas operations will be translated into shekels at the exchange rates existing on the dates of the transactions (or at the average exchange rates for the period, where these approximate the actual exchange rates), and not at the year-end exchange rate.

W.	Dividend Declared Subsequent to Balance Sheet Date
      Liability relating to dividends declared subsequent to balance sheet date is included in the accounts for the period in which the declaration was made. The amount declared is appropriated, however, from retained earnings, and reported as a separate item in shareholders’ equity.

Note 2 —	Investments in Investee Companies

A.	Composition:

	Consolidated			Company*

	December 31			December 31

	2003	2002		2003	2002

Acquisition cost	16,370	14,427		388,467	377,545
Company’s share in undistributed profits (net of losses) accumulated since acquisition	846	(66)		501,423	388,550

	17,216	14,361		889,890	766,095

Unlinked, non-interest bearing capital notes	—	—		9,332	60,218
Long-term loans linked to the dollar	—	—		—	6,972
Long-term loans linked to the CPI	10,214**	9,795	**	30,464	35,745

	27,430	24,156		929,686	869,030
Less — net acquisition cost of parent company’s shares held by subsidiaries	—	—		101,096	101,096

	27,430	24,156		828,590	767,934

*	Solely represents investments in subsidiaries.

**	Linked to the CPI and bearing interest at the rate of 6% per annum.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

B. The Changes in the Investments During 2003 Are as Follows:

	Year Ended
	December 31, 2003

	Consolidated	Company

Balance at beginning of year	24,156	767,934
Changes during the year:
Long-term loans granted	419	419
Long-term loans repaid	—	(12,688)
Repayment of capital notes	—	(50,867)
Share in profits, net	1,273	132,798
Dividends received	(411)	—
Translation differences	1,993	(9,006)

Balance at end of year	27,430	828,590

C.	As to goodwill, see notes 1J and 5.

D.	Danagis Ltd. (Hereafter — Danagis)
      Danagis is an associated company owned equally by a subsidiary and Denshar Ltd. Beginning January 1, 2002, Danagis distributes the consumer products of the Group and of Denshar Ltd. As to the guarantees securing Danagis’ bank indebtedness, see note 8B.

E.	InfraServ Gmbh & Co. Wiesbaden KG (Hereafter — Infraserv)
      On October 1, 2002, the company signed — through a German subsidiary — a series of agreements, whereby it acquired an API manufacturing plant. The amount invested in acquiring the plant totaled adjusted NIS 27,839 (approximately €6,000). In addition, in accordance with the aforesaid agreement, the German subsidiary has acquired 7% share in a limited partnership — InfraServ Gmbh & co. Wiesbaden KG (hereafter — “InfraServ”) that owns land and buildings in the industrial zone in which the plant of a German subsidiary is located and also provides industrial services to various companies in this zone. The cost of acquisition of this investment is paid out of the dividends distribution by InfraServ during the years 2002-2006, and any balance will be settled by the end of 2007 at the latest (see note 6).

F.	Closing of a Subsidiary’s Plant Site
      See note 13M(1).

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

Note 3 —	Other Investments and Long-Term Loans

Composition:

	Consolidated

	December 31

	2003	2002

Non-marketable shares and convertible debentures(1)	—	9,602
Long-term debt, net(2)	33,278	25,395
Promissory note in dollars(3)	1,226	1,301
Participation receivable from the State of New York (see note 13M(2))	14,989	—

	49,493	36,298
Less — current maturity	—	(4,906)

	49,493	31,392

(1)	Investment through subsidiary in the share capital and convertible debentures of Meditor Pharmaceuticals Ltd. (hereafter — “Meditor”). The equity interest in Meditor is approximately 19%, and the Company has the right to increase its holdings in the future to 21% of the share capital of Meditor. In view of Meditor’s lack of success in raising additional finance, there are significant doubts as to its ability to continue as a going concern. Therefore, in 2003 the Company has decided to fully write-off the investment in Meditor, see note 13M.

(2)	Debt from Nesh Cosmetics (1992) Ltd. (hereafter — “Nesh”), partly linked to the CPI and bearing interest and partly unlinked and bearing variable interest. The debt is to be repaid by the setting-off of some of the annual profits to which Nesh would be entitled under the agreement signed (see note 8A(1)(d)). The Company anticipates that the debt would be repaid within 10 years. To secure repayment of the debt, the Company registered a first-ranking lien on Nesh’s goodwill.

(3)	A loan that was granted against a promissory note to a senior employee, who was formerly a minority shareholder in CP.

The promissory note is to be repaid out of the gains from the exercise of an option for the acquisition of shares in CP (see note 8A(2)(d)). In the opinion of Company’s management, the anticipated gains from the above exercise will exceed the amount of the promissory note.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

Note 4 —	Fixed Assets — Depreciated Balance

A.	Composition and Changes During the Year

							Investments
							Not Yet
					Furniture		Complete
	Land,	Machinery			and		and
	Buildings &	and		Computer	Office	Leasehold	Placed
	Infrastructure	Equipment*	Vehicles	Equipment	Equipment	Improvements	in Service	Total

Consolidated
Cost:
Balance as of 31.12.2002	216,816	395,112	32,436	48,470	25,281	68,080	4,263	790,458
Additions during 2003	41,948	50,976	6,241	9,714	4,913	7,333	3,278	124,403
Disposals during 2003	—	(2,275)	(7,569)	—	—	—	—	(9,844)
Differences from the translation of financial statements of foreign subsidiaries	—	(1,339)	(5)	(777)	68	(2,745)	(46)	(4,844)

Balance as of 31.12.2003	258,764	442,474	31,103	57,407	30,262	72,668	7,495	900,173

Accumulated depreciation:
Balance as of 31.12.2002	61,575	200,841	15,550	35,564	12,991	29,628	—	356,149
Additions during 2003	10,213	38,795	3,943	6,017	2,672	6,379	—	68,019
Disposals during 2003	—	(1,606)	(4,747)	—	—	—	—	(6,353)
Differences from the translation of financial statements of foreign subsidiaries	—	(2,541)	(1)	(507)	(75)	(995)	—	(4,119)

Balance as of 31.12.2003	71,788	235,489	14,745	41,074	15,588	35,012	—	413,696

Depreciated balance:
As of 31.12.2003	186,976	206,985	16,358	16,333	14,764	37,656	7,495	486,477

As of 31.12.2002	155,241	194,271	16,886	12,906	12,290	38,452	4,263	434,309

Company
Cost:
Balance as of 31.12.2002	48,539	61,533	3,983	5,893	2,206	270	454	122,878
Additions during 2003	9,489	8,439	701	1,678	68	—	539	20,914
Disposals during 2003	—	—	(943)	—	—	—	—	(943)

Balance as of 31.12.2003	58,028	69,972	3,741	7,571	2,274	270	993	142,849

Accumulated depreciation:
Balance as of 31.12.2002	19,643	40,272	2,160	3,910	1,752	270	—	68,007
Additions during 2003	2,923	4,183	394	1,146	94	—	—	8,740
Disposals during 2003	—	—	(610)	—	—	—	—	(610)

Balance as of 31.12.2003	22,566	44,455	1,944	5,056	1,846	270	—	76,137

Depreciated balance:
As of 31.12.2003	35,462	25,517	1,797	2,515	428	—	993	66,712

As of 31.12.2002	28,896	21,261	1,823	1,983	454	—	454	54,871

*	Includes medical equipment.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

B.	The fixed assets are net of investment grants, as follows:

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

Investment grants received	78,193	78,369	23,160	23,160
Less — accumulated depreciation thereon	61,100	58,609	17,851	16,988

	17,093	19,760	5,309	6,172

C.	Land Rights:
      1. The Group leases most of the land, on which its operations are conducted in southern Israel, from the Israel Lands Administration, under long-term leases (most of the leases terminate in the period between 2016-2049), and, in certain instances, there are options to renew the lease. Some of the real estate property and long-term lease rights have not yet been registered in the names of the Group companies at the Land Registry.
      2. A subsidiary’s plant in the center of Israel is located on land, the title to which has been registered in the name of the subsidiary.
      3. Some of the Company’s facilities in Israel and overseas are located on leased premises, see note 8A(3).

D.	As to pledges on assets — see note 12.

E.	As to the closing of a subsidiary’s plant site, see note 13M(1).
Note 5 — Other Assets and Deferred Expenses

	Original Amount		Amortized Balance

	December 31		December 31

	2003	2002	2003	2002

Consolidated
Goodwill *	154,244	163,310	79,046	91,678
Know-how and trademark	36,460	37,339	13,718	18,066
Marketing aids	12,012	9,265	4,094	2,317
Costs of raising loans	1,613	744	959	66

	204,329	210,658	97,817	112,127

Company
Know-how and trademark	988	988	567	694
Costs of raising loans	897	—	897	—

	1,885	988	1,464	694

*	Consists mainly of the goodwill arising on the acquisition of an activity by CP, and adjusted on the basis of exchange differences, as described in note 1b(3). The changes in the original amount in 2003 are due solely to translation differences.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

Note 6 —	Long-Term Loans and Other Liabilities

A.	Composition:

				Consolidated		Company

		Interest Rates at		December 31		December 31
		December 31,	Linkage
		2003	Basis	2003	2002	2003	2002

1.	Bank loans *	LIBOR + 0.65%	Dollar	81,011	89,235	—	—
	Less — current maturities			—	(929)	—	—

				81,011	88,306	—	—

2.	Loan units from institutions **	5.6%	CPI	180,000	—	180,000	—
3.	Other long-term liabilities in respect of:
	Acquisition of InfraServ (see note 2E)		Euro	15,474	14,142		—
	Acquisition of know-how and trademark		Dollar	1,145	1,369		—
	Acquisition of fixed assets:
			Euro	5,287	6,655		—
			Dollar	2,818	1,202		—

				24,724	23,368

	Less — current maturities***			(5,620)	(3,196)		—

				19,104	20,172		—

				280,115	108,478	180,000	—

*	The loans bear interest at variable rates. As to an interest swap, whereby the variable interest was fixed at the effective rate of 2.8% (including the margin), see note 15C. As to loans secured by pledges and certain restrictions placed in respect of the loans, see note 12.

**	The loan units were received on December 3, 2003 and bear interest at a fixed rate, payable on a semi-annual basis. The principal of the loans is linked to the increase in the CPI and repayable in three equal installments in December of each of the years 2007-2009. Subsequent to December 31, 2003, the Company transacted an interest swap in the notional amount of adjusted NIS 65,700 ($15,000), under which it swapped the aforementioned terms for linkage to the dollar with the addition of variable interest based on the LIBOR + 2%. In addition, the Company entered into a hedge transaction, in respect of extreme changes in the rate of the LIBOR interest rate, in the notional amount of adjusted NIS 32,800 ($7,500). Under the transaction, if the LIBOR exceeds 5%, the Company would be indemnified in respect of the portion in excess of 5%, up to a ceiling of 8%. As part of this transaction, the Company has undertaken to complement the interest rate up to 1.25% should the LIBOR be less than 1.25%.

***	Including current maturity in respect of commitments for the acquisition of fixed assets amounting to adjusted NIS 2,137, which is included in trade payables.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

B.	The liabilities (net of current maturities) mature in the following years after the balance sheet dates:

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

Second year	85,476	5,693	—	—
Third year	4,279	91,504	—	—
Fourth year	70,048	3,077	60,000	—
Fifth year	60,312	2,352	60,000	—
Sixth year and thereafter	60,000	5,852	60,000	—

	280,115	108,478	180,000	—

Note 7 —	Liabilities for Employee Termination Benefits, Net

A.	Pension and Severance Pay

1.	Companies in Israel
      Labor laws and agreements require the Israeli companies in the Group to pay severance pay to employees dismissed or retiring from their employ in certain other circumstances. Severance pay is calculated on the basis of the length of the employees’ service, and usually at their latest monthly salary on the basis of one month’s salary for every year worked, and based on salary components that, in management’s opinion, create entitlement to severance pay.
      The liabilities in respect of employees’ rights to severance pay are covered as follows:

(a) In accordance with collective labor agreements, the Israeli companies in the Group make regular deposits with an external pension fund in respect of a portion of their employees. These plans fully cover 72% of the severance pay liability.

(b) The Israeli companies in the Group make regular deposits to severance pay funds and to purchase managerial insurance policies in the employees’ names, in respect of the employees who have elected this option. These insurance policies cover the severance pay liability in respect of those employees. The amounts deposited in the aforesaid funds and policies are included in the balance sheets, since they are under the control and management of the companies.

(c) Some of the Group’s senior employees have agreements for increased retirement bonuses at rates of 150%-200%.

(d) The liability included in the balance sheets includes the balance of the above mentioned liabilities, as well as a long-term liability in respect of “advance notice” agreements with respect to employees who are likely to utilize their right, as above, including in respect of a former Chief Executive Officer (see notes 8a(2)(b) and 13m(3)).

2.	Foreign Subsidiaries
      The employees of the U.S. subsidiary have pension plans based on deposits at specified percentages of their salaries. These plans fully cover the subsidiary’s liability. The liabilities for pension payments covered by these plans are not reflected in the financial statements since all the risks relating to the payment of pensions as described above have been passed to the pension funds.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      The employees of the German subsidiary have an in-house pension plan. The liability is presented on the basis of an actuarial computation. The actuarial computation was based on the following assumptions: capitalization rate of 5.25%, salary increases of 2.75% and increases in the pension rate of 1.25%. The liability presented in the balance sheets includes the balance of the liabilities that are not covered under the above plan.

B.	General Fund
      The Group deposits funds, at its discretion, in a fund earmarked to cover the liabilities referred to above, which are not covered by the regular deposits. The funds are deposited with general severance pay funds, which are managed by leading Israeli banks. Withdrawals from the fund are subject to compliance with the provisions stipulated in the Severance Pay Law.

C.	The balance sheet liability for employee termination benefits, and the amounts funded as stated above, are composed as follows:

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

Liability for severance pay	79,036	70,472	15,128	14,234
Liability for pensions	2,982	1,824	—	—

	82,018	72,296	15,128	14,234
Less — amount funded, see(b) above	65,854	62,553	13,067	11,799

Unfunded balance	16,164	9,743	2,061	2,435

Note 8 —	Commitments, Liens and Contingent Liabilities

A.	Commitments

1. Operating agreements:
      a. Subsidiaries have manufacturing and distribution agreements with third parties relating to pharmaceuticals and consumer products. These agreements terminate between 2004-2007.
      b. The Company has several long-standing relationships and trade agreements with suppliers overseas in connection with the import of pharmaceuticals and raw materials.
      With one of the principal suppliers, Schering AG, the Company does not have a written agreement.
      In 2001, an agreement was signed with Bayer AG, which expires on December 31, 2004. The agreement is automatically renewed for one year periods, unless one of the parties notifies the other, nine months prior to the end of each renewal, of his intention not to further renew the agreement.
      After December 31, 2003, an agreement was signed with Bayer Diagnostics Europe Ltd. The agreement is for five years, commencing on November 1, 2003, and is automatically renewed, unless one of the parties issues a 12-months’ advance notice of his intention to terminate the agreement. The agreements signed mainly reflect the actual relationships existing until and as of their signing.
      In addition, the Company and its subsidiaries are committed to pay royalties and other commissions of 2%-15% on the sales of some of their products.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      c. A subsidiary in Germany has a 10-year manufacturing agreement, commencing in October 2002; with regard to the first 5 years, the agreement stipulates minimum annual quantities and predetermines the selling prices.
      d. On December 31, 2003, the Company signed an agreement with Nesh, pursuant to which Nesh’s operations have been merged with the operations of subsidiaries engaged in the field of consumer products. Nesh is entitled to a 25% share of the results from the merged operations, as defined in the agreement (after adding a loading for working capital financing and other expenses, as prescribed in the agreement). Nesh’s above-mentioned share of the profits is to be included within the framework of selling expenses. In February 2003, the Company started preparing for this merger.
      The agreement also stipulates the repayment terms for the loans granted to Nesh (see note 3(2)).
      The consent of the Antitrust Commissioner to the merger was received on February 19, 2004.
      e. In April 2003, the Company signed a licensing agreement with Ortho McNeil Pharmaceutical Inc. (hereafter — Ortho), a company wholly owned by the Johnson & Johnson group, whereby Ortho has been granted exclusive usage rights to the drug “Mupirocin”, which was developed by the Company and whose formula is protected by patent. Such usage is in accordance with the approval granted to the Company by the U.S. Food and Drugs Administration (hereafter — the FDA) in December 2002.
      In consideration for the grant of the above rights, Ortho paid NIS 58,000 ($13,000) (after tax of NIS 37,000) during May 2003, which the Company had credited to income in 2003; through to 2010, Ortho is to also make payments to the Company that are to be based on a percentage of product sales, but which shall not be less than the minimum amounts stipulated under the terms of the agreement.
      In parallel with the above agreement, a subsidiary, CP,and Ortho signed an agreement for the supply of the product by CP (hereafter — “the supply agreement”); pursuant to the supply agreement, CP is to manufacture the product for Ortho for a consideration based on CP’s forecasted manufacturing costs and, in addition, CP received a one-time payment of NIS 8,800 ($2,000). The payment received under the supply agreement is credited to revenues based on the proportion that the actual manufacturing bears to the overall forecasted manufacturing during the forecast period referred to in the supply agreement. As of December 31, 2003, NIS 2,500 ($562) of the above amount had been credited to revenues.
      f. The Company and CP have signed several agreements with various research institutes (CRO), mainly in the U.S., for the purpose of their performing clinical testing for the research and development programs of the Agis Group.
      The total value of research work ordered by the Company pursuant to these agreements, but which had still to be carried out as of the date of the financial statements, amounts to adjusted NIS 33,432 ($7,600).
      g. The Group has a distribution agreement with Danagis for the distribution of the Group’s consumer products, in return for a distribution commission.
      h. A subsidiary has entered into an agreement with a leading European company in the field of marketing and registration of products for the distribution of profits in connection with the development, production and marketing of a number of generic drugs.
      i. An overseas subsidiary has an agreement with a U.S. drugs manufacturer for the sale in the U.S. of a generic drug, effective from the first quarter of 2003.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

2.	Commitments with Employees and Officers:
      a. The Company’s President, who also serves as Chairman of the Board of Directors, the Company’s Chief Executive Officer, who also serves as a director, a senior officer and the Company’s former Chief Executive Officer (see note 13M(3)) have personal employment contracts, which entitle them, in addition to their regular salary, to a bonus that is dependent upon the financial results of the Company and its subsidiaries (see also note 16). The contracts are for different periods ending between 2005-2006.
      b. Pursuant to these contracts, if certain conditions are fulfilled, some of the above employees are entitled to “prior notice” of varying periods, as specified in the contracts — including in the event of the transfer of control in the Company. The Company is in the initial stages of negotiations, the completion of which cannot be predicted at this stage. No provision was included in the accounts in respect of employees for whom the Company does not anticipate that the aforementioned conditions will be fulfilled. The Company included a provision for those employees who are likely to exercise their entitlement, as above, including in respect of the former Chief Executive Officer (see note 13M(3)).
      c. The Chief Executive Officer (who also serves as a director), a senior officer the former Chief Executive Officer and a former director of the Company have an option to acquire 5% of the Company’s holdings in CP, on the basis of the cost (in dollars) to the Company of acquiring CP. At various dates subsequent to December 31, 2003, the Company reached arrangements with the holders of said options, pursuant to which the Company has undertaken to purchase back the options from these parties. Inter alia, the arrangements stipulate mechanisms for the computation of the purchase price by the Company, which would be for part of the option based on the price of the Company’s shares, for other part be comprised of a fixed sum, and for other part determined by an outside appraiser. In addition, the dates of purchase have been scheduled, all prior to April 2, 2006. In the event of transfer of control, as above, the options would be immediately purchased at a price which would be partly based on the price of the Company’s shares and partly be comprised of a predetermined sum.
      d. A senior CP employee has been granted 3,500 options to acquire CP shares at an exercise price of $350.00 per share. The vesting period of the options continues until July 31, 2004, and the options expire on July 31, 2005.
      e. In November 2002, a senior CP employee was granted an option to acquire 50,000 of the Company’s shares at the price of $7.5 per share. The option for the acquisition of 25,000 shares vests on December 31, 2005 and the balance will vest on the basis of attainment of sales targets by CP. All the above options expire on December 31, 2008.

3.	Commitments Relating to Rental Agreements:
      a. The Israeli companies in the Group have a lease with an interested party in respect of the office buildings that they use. The lease expires in 2006, but may be renewed for a further 5 years. The rental is linked half to the dollar and half to the CPI.
      The projected rental payments for the next three years, at rates in effect at December 31, 2003, amount to adjusted NIS 2,414 in each of the years between 2004-2006.
      b. Other Israeli subsidiaries have leases in respect of the buildings and laboratories that they use. These leases have an average term of approximately one to two years, with renewal options of two to four years. The rentals are mainly linked to the CPI.
      The projected annual rental payments for the coming years, at rates in effect at December 31, 2003, amount to adjusted NIS 5,254.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      c. A subsidiary in the U.S. has leases in respect of the buildings that it uses. These leases expire through 2014. The rentals are in dollars.
      The projected rental payments for the coming years, at rates in effect at December 31, 2003, amount to adjusted NIS 97,357.
      d. A subsidiary in Germany has leases with InfraServ.
      The projected annual rental payments for the coming years, at rates in effect at December 31, 2003, amount to adjusted NIS 1,075. The rentals are in euros.

4.	Commitments in Respect of Royalties:
      a. The Company and a subsidiary are committed to pay royalties to the Government of Israel on proceeds from sales of products in the development of which the Government participates by way of grants. Under the terms of the Company’s funding from the Israeli Government, royalties of 2%-3.5% are payable on sales of products developed from projects so funded, up to 100% of the amount received by the Company, in respect of each product separately. The amount to be refunded from the royalties is dollar linked and, from January 1, 1999, interest is added at an annual rate based on LIBOR.
      At December 31, 2003, the maximum royalty amount payable by the Company with regard to future sales is approximately adjusted NIS 35,000.
      b. A subsidiary is committed to additional payments in respect of the acquisition of know-how and trademark. These payments are conditioned to the sale of the product manufactured using the acquired know-how and will not exceed adjusted NIS 5,255 ($1,200).

B.	Guarantees:
      The Company has given a guarantee to secure the bank debts of foreign subsidiaries that amounted to adjusted NIS 151,000 at December 31, 2003 (see also note 12B).
      The Company has unlimitedly guaranteed the liabilities of Agis Group companies in Israel to banks, and, correspondingly, has received unlimited guarantees in respect of its own debts to banks from Agis Group companies in Israel. As of December 31, 2003, group companies do not have liabilities to banks with relation to this guarantee.
      The Company has given a guarantee to a bank to secure the indebtedness of Danagis Ltd. of up to adjusted NIS 2,000, but not in excess of 50% of Danagis’ bank debts.

C.	Contingent Liabilities:
      1. In November 1997 and January 1998, claims totaling $55,000 were lodged against CP for damages allegedly caused as a result of the emission of a minimal amount of material from the CP laboratory.
      In several hearings held to date, in various levels of courts in the U.S., the last of which was held in the New York State Supreme Court in November 1999, most of the claims were dismissed.
      CP has already filed responses to the remaining claims, which relate to personal injury, and intends to mount a vigorous defense against these claims. CP has also filed claims against several insurance companies in connection with the above claims.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      Since these are personal injury claims, CP is unable to assess the amount that might be awarded should these claims prevail. However, in management’s opinion, based on examinations conducted by CP’s doctor, who was unable to identify any permanent injuries to the claimants he examined, and in accordance with the opinion of the Company’s legal counsel, the financial damages being claimed are not supported by the facts being put forward to justify them, and the maximum amount that CP is likely to be required to pay, if at all, is not a significant amount for the Company and, accordingly, no provision therefor has been made in the financial statements.
      2. A number of claims and other legal actions, which have arisen in the ordinary course of business, are pending against the Group. Some of these claims are for amounts that are not significant, or company management believes that it has good chances to win these claims. The Group has appropriate insurance coverage for a part of the above claims and actions and, accordingly, no provisions therefor have been created in the financial statements.
      3. In February 2002, a claim was lodged against the Company and against the German company Bayer, together with a motion to recognize it as a class action. The cause of the action is the drug Lipogis, whose marketing in Israel was halted pursuant to an order by the Ministry of Health, in the wake of the halt of its marketing worldwide.
      Lipogis was manufactured by Bayer in Germany and packaged in Israel by the Company. The plaintiff demands the refund of payments made for purchase of the drug, and the establishment of a fund to finance periodic testing of the public that uses the drug.
      Bayer has filed its argument against the motion to recognize the claim as a class action. The Company is a co-party to Bayer’s position.
      Company’s management believes, based on the opinion of its legal counsel, that since the Company’s agreement with Bayer includes an indemnification provision on the part of Bayer toward the Company in the event of such occurrences, no material damage to the Company is expected, if any. Therefore, the Company has not recorded any provision in its financial statements in respect of this claim.
      4. In respect of benefits pursuant to the Law for the Encouragement of Capital Investments, 1959 (hereafter — “the Law”)
      Pursuant to the Law, the Company and certain subsidiaries received grants from the State of Israel in respect of their investments in the construction or expansion of their facilities, as well as tax benefits (see note 10).
      The grant and tax benefits are contingent upon compliance with certain conditions. If the companies do not comply with the conditions, they will have to repay the amounts of the grant and the tax benefits, plus interest and linkage differentials, from the date received. In the opinion of company management, the companies have fulfilled the essential conditions of the instruments of approval.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
Note 9 — Shareholders’ Equity

A.	Share Capital

	Number of Shares —
	at Par Value and in NIS

	Authorized	Issued and Paid

	December 31	December 31

	2003 and 2002	2003 and 2002

	(In thousands)
Ordinary shares, NIS 1 par value*	40,000	31,326

Shares held by the Company**		1,642
Shares held by subsidiaries**		2,290

Shares held by outside parties		27,394

*	Quoted on the Tel-Aviv Stock Exchange at NIS 142.3 per share as of December 31, 2003.

**	The total number of shares held by the Company and subsidiaries represents approximately 12.6% of the outstanding issued and paid-up ordinary shares.

B. Retained Earnings
      Pursuant to the new Companies Law, which took effect in 2000, the acquisition of the Company’s shares by the Company or its subsidiaries is treated as a distribution out of the Company’s retained earnings.

C.	Capital Reserves
      Capital reserves mainly consist of the premium on shares.

Note 10 —	Taxes on Income

A.	Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959 (Hereafter — the Law)
      Under the law, by virtue of the “approved enterprise” status granted to certain of their enterprises, the Company and certain Israeli subsidiaries are entitled to various tax benefits.
      The main tax benefits available to the above-mentioned companies are:
      1. Reduced Tax Rates
      During the period of benefits — mainly 10 years, but 7 years in some instances, commencing in the first year in which the companies earn taxable income from the approved enterprises (provided the maximum period to which it is restricted by law has not elapsed) — the following reduced tax rates or tax exemptions apply to the income derived from the companies’ approved enterprises:

a. Tax exemption on income from certain approved enterprises in Development Zone “A” in respect of which the companies have elected the “alternative benefits” (involving waiver of investment grants); the length of the exemption period is 10 years. The periods of benefits in respect of the activated enterprises of the Company and the investee companies expire in the years 2008-2012.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

b. Tax exemption on income from certain approved enterprises in respect of which the companies have elected the “investment grant”; the length of the exemption period is 2 years, after which the income from these enterprises is taxable at the rate of 25%, rather than at the regular tax rate (36%), for 5 years, ending in 2003 and 2004. The benefits period for enterprises that have not yet been activated has not yet commenced, but is limited to 2016.

c. The Company has an “establishment” approval for an “enterprise with alternative benefits” which has not yet been activated, which would entitle the Company to a tax exemption in respect of the income derived therefrom, for a period of 10 years. The benefits period is limited to 2014.
      In the event of distribution of cash dividends out of income, which was tax exempt as above, the companies would have to pay the 25% tax in respect of the amount distributed.
      From the end of the benefits period referred to above, the income from these enterprises will be liable to tax at the regular tax rate.
      The proportion of the taxable income entitled to benefits of reduced tax rates, other than as an “establishment” enterprise as referred to above, is calculated on the basis of the ratio between the turnover of the “approved enterprise” and the whole turnover of the Company; the turnover applicable to the “approved enterprise” is calculated, as a general rule, by taking the increase resulting from the comparison of the Company’s turnover with its “basic” turnover, which is prescribed as being the turnover during the last year before the activation of the “approved enterprise”, or such other basis as is stipulated in the instrument of approval.
      2. Accelerated Depreciation
      The companies are entitled to claim accelerated depreciation for five tax years commencing in the first year of operation of each asset, in respect of buildings, machinery and equipment used by the approved enterprise (see note 10B(2) below).
      3. Conditions for Entitlement to the Benefits
      The entitlement to the above benefits is conditional upon the companies’ fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled, in whole or in part, and the companies may be required to refund the amount of the benefits with the addition of arrears interest.
      As of the publication date of the financial statements, most of the necessary performance certificates had been received from the Investment Center.

B.	Measurement of Results for Tax Purposes Under the Income Tax (Inflationary Adjustments) Law, 1985 (Hereafter — the Inflationary Adjustments Law)
      1. Under the inflationary adjustments law, results for tax purposes are measured in real terms, having regard to the changes in the CPI. The Company and its Israeli subsidiaries are taxed under this law.
      2. By virtue of the inflationary adjustments law, the Company and subsidiaries, which own industrial enterprises (see C. below), are entitled to claim accelerated depreciation on their fixed assets, instead of claiming accelerated depreciation under the law, as described in A.2 above.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

C.	The Law for the Encouragement of Industry (Taxation), 1969
      1. The Company and certain subsidiaries in Israel are “industrial companies”, as defined by this law. As such, these companies are entitled to claim depreciation at increased rates for equipment used in industrial activity as stipulated by regulations published under the inflationary adjustments law, and have done so.
      2. Most of the industrial enterprises held by the Company and certain subsidiaries have a common line of production and are therefore entitled to file consolidated tax returns in accordance with section 23 of the Law for the Encouragement of Industry.
      Pursuant to the arrangement between the Company and the subsidiaries with which the Company files consolidated tax returns as stated above, each of these companies is entitled to set off its tax losses against the taxable income of the others within the framework of the consolidated tax return. The company utilizing the tax losses of the other is to compensate the other company for the tax saving it is entitled to, linked to the CPI.

D.	Tax Rates Applicable to Income Not Derived from an Approved Enterprise
      The income — of the Company and its Israeli subsidiaries — not eligible for approved enterprise benefits mentioned in A. above, is taxed at the regular rate of 36%. Foreign subsidiaries are taxed on the basis of the tax laws in their countries of residence (40%-44%).

E.	Losses, the Deduction for Inflation and the “Real Difference” in Respect of Marketable Securities for Tax Purposes, Carried Forward to Future Years
      Carryforward losses, the balance of the deduction for inflation and other deductions at December 31, 2003 aggregate approximately adjusted NIS 45,810 in the United States and approximately adjusted NIS 8,708 in Israel. The balance of carryforward losses in respect of which deferred tax assets were not included, amounts to adjusted NIS 3,532 at December 31, 2002. The Company has no such balances at December 31, 2003.
      The “real loss” on realization of marketable securities aggregates approximately adjusted NIS 988 at December 31, 2003. This loss is deductible from future “real income” from marketable securities, if any. No deferred taxes have been included in respect of such loss.
      Under the inflationary adjustments law, carryforward losses, the deduction for inflation and the “real difference” in respect of marketable securities are linked to the CPI. The losses of overseas subsidiaries are denominated in dollars and euros. The periods during which the losses in the United States may be utilized end between 2010-2021.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

F.	Deferred Income Taxes
      1. The composition of the deferred taxes, and the changes therein during the year, are as follows:

		Provisions for			In Respect of
	Depreciable	Employee Benefits			Carryforward
	Fixed Assets				Tax Losses
	&		Vacation and		&
	Deferred Expenses	Severance Pay	Recreation Pay	Other	Deductions	Total

Consolidated
Balance as of January 1, 2002	38,054	(2,179)	(8,388)	663	(53,257)	(25,107)
Changes in 2002:
Amounts carried to income	3,810	(169)	(613)	(6,469)	1,407	(2,034)
Translation differences	121		(16)	(5)	(188)	(88)

Balance as of December 31, 2002	41,985	(2,348)	(9,017)	(5,811)	(52,038)	(27,229)
Changes in 2003:
Amounts carried to income	(7,500)	(1,265)	(3,236)	(7,097)	12,086	(7,012)
Translation differences	(1,236)	—	165	379	1,402	710

Balance as of December 31, 2003	33,249	(3,613)	(12,088)	(12,529)	(38,550)	(33,531)

Company
Balance as of January 1, 2002	8,149	(930)	(1,119)	(382)	(25,464)	(19,746)
Changes in 2002:
Amounts carried to income	(40)	53	170	393	1,312	1,888

Balance as of December 31, 2002	8,109	(877)	(949)	11	(24,152)	(17,858)
Changes in 2003:
Amounts carried to income	603	134	(744)	(243)	(1,030)	(1,280)

Balance as of December 31, 2003	8,712	(743)	(1,693)	(232)	(25,182)	(19,138)

      2. Deferred taxes are stated in the balance sheet as follows:

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

Among current liabilities	1,217	—	—	—
Among current assets	(56,574)	(47,682)	(16,791)	(15,346)
Among long-term liabilities	24,076	23,343	—	—
Among investments, loans and other long-term receivables	(2,250)	(2,890)	(2,347)	(2,512)

Balance — asset, net*	(33,531)	(27,229)	(19,138)	(17,858)

*	Realization of this deferred tax balance is conditional upon earning, in the coming years, taxable income in an appropriate amount.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      Deferred tax is computed using the following tax rates:

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

Short-term	10%-44%	10%-44%	25%-36%	25%-36%
Long-term	25%-44%	25%-44%	36%	36%

G.	Taxes on Income Included in the Statement of Operations
      1. As follows:

	Consolidated			Company

	Year Ended December 31			Year Ended December 31

	2003	2002	2001	2003	2002	2001

For the reported year:
Current	38,450	5,833	16,222	7,134	(6,723)	158
Deferred, see F above	(8,545)	(1,263)	(13,404)	(2,813)	2,096	(6,424)

	29,905	4,570	2,818	4,321	(4,627)	(6,266)

For previous years:
Deferred	1,533	(771)	—	1,533	(208)	—
Current	47	5,875	3,229	—	3,629	3,135

	1,580	5,104	3,229	1,533	3,421	3,135

	31,485	9,674	6,047	5,854	(1,206)	(3,131)

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      2. Following is a reconciliation of the theoretical tax expense, assuming that all income is taxed at the regular tax rates applicable to companies in Israel (see D. above) and the actual tax expense:

	Year Ended December 31

	2003		2002		2001

	Adjusted NIS	%	Adjusted NIS	%	Adjusted NIS	%

	(In thousands)		(In thousands)		(In thousands)
Consolidated
Income before taxes on income, as reported in the statements of operations	167,128	100.0	71,577	100	28,254	100

Theoretical tax expense	60,166	36.0	25,768	36	10,171	36
Less — tax benefits arising from approved enterprise status	(28,239)	(16.9)	(19,068)	(26.7)	(4,889)	(17.3)
Change in taxes resulting from different tax rates applicable to foreign subsidiaries	3,650	2.2	337	0.5	(1,026)	(3.6)
Change in taxes resulting from utilization of losses of subsidiaries for which deferred taxes were not created in previous years	(3,328)	(2.0)	(4,516)	(6.3)	—	—
Other permanent differences	(6,089)	(3.6)	927	1.3	(1,438)	(5.1)
Taxes in respect of previous years	1,580	0.9	5,104	7.1	3,229	11.4
Increase in taxes in respect of tax losses for which deferred taxes were not created	3,745	2.2	1,122	1.6	—	—

Taxes on income for the reported year	31,485	18.8	9,674	13.5	6,047	21.4

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      Following is a reconciliation of the theoretical tax expense, assuming that all income is taxed at the regular tax rates applicable to companies in Israel (see D. above) and the actual tax expense:

	Year Ended December 31

	2003		2002		2001

	Adjusted NIS	%	Adjusted NIS	%	Adjusted NIS	%

	(In thousands)		(In thousands)		(In thousands)
Company
Income (loss) before taxes on income, as reported in the statements of operations	9,972	100.0	(31,968)	100	(16,191)	100

Theoretical tax expense (savings)	3,590	36.0	(11,508)	(36)	(5,829)	(36)
Change in taxes resulting from computation of deferred taxes at a rate which is different from the theoretical rate	—	—	4,924	15.4	—	—
Other permanent differences	731	7.3	1,591	5.0	(437)	(2.7)
Taxes in respect of previous years	1,533	15.4	3,421	10.7	3,135	19.4
Increase in taxes in respect of tax losses from marketable securities incurred in the reporting year for which deferred taxes were not created	—	—	366	1.1	—	—

Tax expense (savings) for the reported year	5,854	58.7	(1,206)	(3.8)	(3,131)	(19.3)

H.	Tax Assessments
      1. Companies in Israel
      The Company and certain subsidiaries have received final tax assessments, or have assessments that are deemed final, through the year ended December 31, 1999.
      2. The foreign companies have not received tax assessments since their establishment.
      3. A subsidiary has been issued a best judgment assessment in respect of a dispute with the tax authorities. The Company has contested this assessment, and does not believe that it would be required to pay additional amounts of tax that substantially exceed the provision included in its accounts.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
Note 11 — Linkage of Monetary Balances
     A.     As follows:

	December 31, 2003

	In, or Linked to,
	Foreign Currency
			Linked to the
	Dollar	Other*	CPI	Unlinked

Consolidated (including companies operating independently):
ASSETS
Current assets
Cash and cash equivalents	55,012	46,776	—	203,745
Short-term investments	1,290	—	4,026	9,120
Receivables and debit balances:
Trade	72,179	82,509	—	212,841
Other	17,146	9,950	4,504	15,180
Loans and long-term receivables	16,215	—	33,278	—

	161,842	139,235	41,808	440,886

LIABILITIES
Current liabilities
Short-term credit from banks and others	30,653	38,895	—	—
Current maturities of long-term loans	1,270	2,213	—	—
Payables and credit balances
Trade — overseas	70,679	82,628	—	—
Trade — Israel	—	—	—	92,407
Other	32,465	27,250	—	98,513
Loans and long-term liabilities, net	83,704	16,411	180,000	—

	218,771	167,397	180,000	190,920

Company

ASSETS
Current assets
Cash and cash equivalents	8,844	35,908	—	200,154
Short-term investments	150	—	—	3,928
Receivables and debit balances:
Trade	1,752	55,446	—	40,641
Other	25	299	36,461	3,492

	10,771	91,653	36,461	248,215

LIABILITIES
Current liabilities
Trade payables — overseas	3,397	14,047	—	—
Trade payables — Israel	—	—	—	8,416
Payables and credit balances	—	14,663	—	37,698
Long-term loans and liabilities, net	—	—	180,000	—

	3,397	28,710	180,000	46,114

*	Mainly in Euro.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      As to exposures relating to fluctuations in foreign currency exchange rates and the use of derivatives for hedging purposes — see note 15.

B.	Data regarding the exchange rate and the CPI:

	Exchange	Exchange
	Rate of One	Rate of One
	Euro	U.S. Dollar	CPI*

At end of year:
2003	NIS 5.5331	NIS 4.379	178.58 points
2002	NIS 4.9696	NIS 4.737	182.00 points
2001	NIS 3.9075	NIS 4.416	170.90 points
2000	NIS 3.7628	NIS 4.041	168.50 points
Increase (decrease) during the year:
2003	11.3%	(7.6)%	(1.9)%
2002	27.2%	7.3%	6.5%
2001	3.8%	9.3%	1.4%

*	Based on the index for the month ending on each balance sheet date, on the basis of 1993 average = 100.

Note 12 —	Liabilities Secured by Liens and Restrictions Imposed in Connection with Liabilities
      A. In 2003, the banks in Israel agreed to lift the fixed and floating charges registered on the Company’s assets.
      B. Pursuant to the Law for the Encouragement of Capital Investments — 1959, the Company and certain subsidiaries received investment grants from the State of Israel. If the companies do not comply with the conditions attaching to the grants, they will have to repay the amounts of the grants, in whole or in part, with the addition of interest from the date of receipt. In the opinion of management, the companies have fulfilled the essential conditions of the instruments of approval.
      To secure the compliance with the conditions relating to the grants received, the aforesaid companies registered floating charges on all their assets in favor of the State of Israel.
      C. CP has received a long-term loan from a U.S. bank, the balance of which amounts to approximately NIS 81,000 as of December 31, 2003. The terms of the loan impose various restrictions, including the requirement to comply with the following covenants:

1. The ratio of shareholders’ equity to total assets in the consolidated financial statements of Agis shall not fall below 25%;

2. The shareholders’ equity in the Company’s consolidated financial statements shall not be less than NIS 500,000 (this amount is linked to the CPI).

      As of December 31, 2003, the Company was in compliance with the aforementioned terms.
      Other restrictions imposed on the Company in connection with said loan, have been cancelled under an agreement reached between the Company and the bank after December 31, 2003.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

Note 13 —	Supplementary Financial Statement Information

Balance Sheets:

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

A. Cash and cash equivalents:
Cash	32,003	32,143	—	—
Deposits	273,530	89,970	244,906	64,588

	305,533	122,113	244,906	64,588

B. Short-term investments:
Government bonds	6,992	5,974	—	—
Participation certificates in mutual funds	4,191	3,282	2,871	2,363
Shares	3,253	504	1,207	834

	14,436	9,760	4,078	3,197

C. Receivables and debit balances:
1. Trade — open accounts, after write-off of bad debts:
Israel:
Open accounts	200,671	193,978	40,641	28,132
Checks collectible	12,473	11,627	—	—

	213,144	205,605	40,641	28,132
Overseas	154,688	75,316	57,198	2,038
Less — allowance for doubtful accounts	(303)	(330)	—	—

	367,529	280,591	97,839	30,170

2. Other:
Institutions	4,951	846	180	106
Employees	2,945	2,647	376	440
Related companies*	363	440	74	41
Subsidiaries*	—	—	36,207	22,626
Grant receivable from the Chief Scientist	3,190	1,691	1,095	81
Foreign suppliers in respect of participation in expenses	6,849	11,411	324	89
Sundries and prepaid expenses	28,482	23,177	2,021	3,725
Other debt (see notes 3 and 8A(1)(d))	—	4,906	—	—
Deferred taxes (see note 10)	56,574	47,682	16,791	15,346

	103,354	92,800	57,068	42,454

*	The balances with related companies and subsidiaries are linked to the CPI, some with the addition of interest at the rate of 4%.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

	Consolidated		Company

	December 31		December 31

	2003	2002	2003	2002

D. Inventories:
Finished goods and purchased products	216,711	205,160	14,910	19,793
Work in process	48,106	35,526	15,868	7,403
Raw materials	161,711	92,422	30,185	16,129
Packaging materials	24,123	25,868	4,350	4,007

	450,651	358,976	65,313	47,332
Materials in transit	1,695	5,170	85	444

	452,346	364,146	65,398	47,776

E. Credit from banks and current maturities of other long-term liabilities:
Composed as follows:
Bank loan in dollars, bearing interest at LIBOR + 1%	30,653	—	—
Bank loans in euros, bearing interest at Euribor + 1.75%	38,895	24,511	—	—
Current maturities of other long-term liabilities	3,483	2,133	—	—
Current maturities of debentures	—	6,500	—	6,594

	73,031	33,144	—	6,594

F. Payables and credit balances:
1. Trade:
Open accounts	240,837	203,180	25,860	12,040
Notes and checks payable	4,877	33,085	—	—

	245,714	236,265	25,860	12,040

2. Other:
Payroll and related expenses	43,183	35,479	8,660	6,707
Provision for vacation and recreation	28,747	26,653	3,842	3,371
Provision for retirement benefits	9,500	—	2,500	—
Institutions	19,565	—	18,651	2,287
Associated company*	2,561	—	—	—
Deferred income taxes, see note 10	1,217	—	—	—
Sundries and accrued expenses	40,009	20,969	18,708	552
Payable in respect of an agreement for the distribution of profits (see note 8A(1)(h))	14,663

	159,445	83,101	52,361	12,917

*	The balances with the associated company are linked to the CPI.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

Statements of Operations:

	Consolidated			Company

	Year Ended December 31			Year Ended December 31

	2003	2002	2001	2003	2002	2001

G. Revenue, net*:
As part of industrial activities:
From Israeli customers	347,820	385,126	456,841	82,449	106,167	163,630
From overseas customers	890,426	698,414	483,746	201,148	52,235	3,564
As part of commercial activities — in Israel and overseas	453,308	301,842	284,780	—	—	—

	1,691,554	1,385,382	1,225,367	283,597	158,402	167,194

* Including revenues from:
Investee companies	—	—	—	130,367	131,528	163,630

Principal Israeli customer	116,834	127,751	158,602	40,047	51,086	78,991

Principal overseas customer	164,781	136,473	106,664	—	—	—

H. Cost of revenue:
As part of industrial activities:
Purchases of raw materials, packaging materials and supplies	476,552	413,711	389,294	129,809	38,657	46,560
Decrease (increase) in inventory of raw and packaging materials	(83,954)	14,740	461	(19,224)	(387)	5,028

	392,598	428,451	389,755	110,585	38,270	51,588
Payroll and related costs	148,055	133,564	127,643	22,589	18,250	13,753
Other manufacturing costs	108,095	79,120	60,400	14,220	7,839	6,252
Depreciation	48,507	41,169	34,683	7,469	6,590	5,443

	304,657	253,853	222,726	44,278	32,679	25,448
Decrease (increase) in work in progress and finished goods inventory	20,501	(21,932)	16,776	(13,016)	11,280	6,843

Total of industrial activities	717,756	660,372	629,257	141,847	82,229	83,879

As part of commercial activities:
Purchases of products	359,335	228,598	179,195	—	—	—
Decrease (increase) in purchased products inventory	(23,342)	(5,101)	6,850	—	—	—

	335,993	223,497	186,045	—	—	—

Total cost of revenue	1,053,749	883,869	815,302	141,847	82,229	83,879

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

	Consolidated			Company

	Year Ended December 31			Year Ended December 31

	2003	2002	2001	2003	2002	2001

I. Research and development expenses, net:
Payroll and related expenses	60,911	53,211	46,420	38,472	36,858	31,568
Depreciation	3,752	3,380	3,351	1,005	986	721
Other research and development expenses	59,847	53,831	55,662	54,069	44,338	49,298

	124,510	110,422	105,433	93,546	82,182	81,587
Less — grants and participations	(11,952)	(6,861)	(7,722)	(4,904)	(566)	(1,693)

	112,558	103,561	97,711	88,642	81,616	79,894

J. Selling and marketing expenses:
Payroll and related expenses	95,331	94,179	99,965	5,183	5,955	5,132
Advertising and sales promotion	41,207	35,614	38,658	3,089	1,425	1,402
Sales commissions, marketing and royalties*	50,787	46,743	40,019	20,349	3,585	3,407
Depreciation and amortization	9,710	8,769	7,810	—	—	—
Distribution and transportation expenses and sundries	66,828	73,592	47,226	878	(86)	326
Less — participation by others	(18,204)	(19,358)	(18,342)	—	—	—

	245,659	239,539	215,336	29,499	10,879	10,267

* Including in respect of partners share in joint ventures (see also note 8A(1)(b))

K. Administrative and general expenses:
Payroll and related expenses	40,914	33,759	29,281	4,977	2,605	2,912
Travel	4,227	4,318	5,146	1,944	1,855	2,443
Office rent and maintenance	7,229	6,711	7,306	1,028	965	1,441
Depreciation and amortization*	11,903	11,010	10,683	391	405	395
Allowance for doubtful accounts and bad debts	2,740	2,530	2,274	—	—	—
Professional fees, office supplies and sundries	27,604	19,117	15,162	7,299	5,226	4,822

	94,617	77,445	69,852	15,639	11,056	12,013

* Includes amortization of goodwill	8,552	8,880	8,509	—	—	—

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

	Consolidated			Company

	Year Ended December 31			Year Ended December 31

	2003	2002	2001	2003	2002	2001

L. Financing income (expenses), net:
In respect of long-term liabilities	(4,845)	(2,026)	(4,231)	—	—	—
Income tax interest, net	—	(283)	(441)	—	—	—
Gain (loss) on marketable securities, net	2,790	(5,950)	(195)	882	(2,608)	(1,190)
Other, net	8,102	(1,802)	5,407	3,529	(2,100)	3,759

	6,047	(10,061)	540	4,411	(4,708)	2,569

M. Other income (expenses), net:
Write-off of investment in Meditor (see also note 3(1))	(9,602)
Closing of a subsidiary’s plant site(1)	(12,000)
Income in respect of previous years(2)	10,213
Expenses in respect of the retirement of officers and others(3)	(12,345)			(2,500)
Capital gain (loss), net	(156)	670	548	91	118	99

	(23,890)	670	548	(2,409)	118	99

(1)	In June 2003, the Company’s board of directors decided to close the plant site of a subsidiary, Neca Chemicals (1952) Ltd. (hereafter — “Neca”) in Petach Tikva and to transfer the production line of detergents to other sites, including to the plant of the subsidiary Careline (Pharmagis) Ltd. in Yeruham.

In July 2003, a retirement agreement was signed with the employees of Neca. The Company carried to income the expenses in respect of said retirement agreement and the write-off of certain fixed asset balances of the Neca plant. The remaining assets are to be used in future production activities in the alternative sites as well as in other functions, such as storage and distribution.

(2)	Including participation from the State of New York in various expenses of CP in respect of prior years, and net of expenses incurred by CP in prior years in connection with discounts granted to customers. The participation is received by way of reduction of tax payments to the State of New York, and is conditional upon the earning by CP of taxable income in coming years.

(3)	In 2003, Mr. Gil Bianco ended his office as the Company’s Chief Executive Officer and was appointed as special consultant to the Company. Mr. Bianco shall be entitled to the same salary and benefits stipulated under his original employment agreement, this until the end of the agreement period — December 31, 2006. In addition, certain employees of the Company are entitled to receive an advance notice under certain circumstances. The expenses include a provision in respect of Mr. Bianco as well as in respect of employees who are likely to utilize their right, as above. See also note 8a(2)(b).

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

Note 14 —	Net Income Per NIS 1 of Par Value of Shares
      Par value of shares used in computation of net income per NIS 1 of par value of shares is as follows:

NIS

(In thousands)
Year ended December 31, 2003*	27,419

Year ended December 31, 2002	27,394

Year ended December 31, 2001	27,687

*	Including options granted to a senior employee in CP (see note 8.A.2.e).

Note 15 —	Financial Instruments and Risk Management
     A.     General
      The Group operates internationally, which gives rise to exposure to risks from changes in foreign exchange rates. Derivative financial instruments (hereafter — “derivatives”) are utilized by the Group to reduce those risks, as explained in this note. As the counter parties to these derivatives are Israeli banks, the Group considers the inherent credit risks remote. The Group does not hold or issue derivatives for trading purposes.

B.	Foreign Exchange Risk Management
      The Company enters into foreign currency derivatives — forward exchange and option contracts — in order to protect the Company from the risk that the fair value of existing assets and liabilities, and the cash flows resulting from firm or anticipated purchases of services will be affected by changes in exchange rates. Such contracts do not meet the criteria to qualify as hedging transactions, in accordance with generally accepted accounting principles in Israel. The term of all the contracts is less than one year.
      The amounts relating to the aforementioned foreign currency derivatives are as follows:

Notional
Amount

December 31,
2003

Forward contracts — for exchange of:
Euros into dollars	27,665
Call options purchased — for the exchange of:
Dollars into euros	52,564
Dollars into NIS	21,900
Put options sold — for the exchange of:
Dollars into euros	35,965
Euros into dollars	16,599
Dollars into NIS	22,750
NIS into dollars	21,550

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

C.	Management of Interest Risks
      The Group transacts interest rate swaps, mainly for the purpose of changing the exposure to interest rates, based on its estimates as to anticipated fluctuations therein. As part of an interest swap, on February 12, 2003 the Group reached an agreement with an Israeli bank for the exchange between the two, within a fixed time-frame, of a notional amount of $15,000, bearing variable interest, for the same notional amount bearing a fixed interest rate. The period of said interest swap ends on June 30, 2005. Over this period, the Company is to receive variable interest based on the LIBOR (December 31, 2003 — 1.86%) and pay interest at the fixed rate of 2.15%.
      After December 31, 2003, the company transacted another swap transaction. See also note 6A.

D.	Concentration of Credit Risks
      Most of the Group’s cash and cash equivalents and short-term marketable securities at December 31, 2003 and 2002 were deposited with Israeli and U.S. banks. The Company’s marketable securities are held by a company that manages investment portfolios; such securities represent mainly Israeli Government bonds/ other debentures of highly rated corporations. The Company is of the opinion that the credit risk in respect of these balances is remote.
      Most of the Company’s sales are made in Israel, North America and Europe, to a large number of customers; the sales in Israel are to Health Funds and to the private sector, which consists mainly of retail chains and drugstores. The sales in the North America are mainly to a large number of customers, some of which are leaders in their field. Consequently, the exposure to credit risks relating to trade receivables is limited. A subsidiary insures the credit it extends to overseas customers which derives from its export. The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts and bad debts.

E.	Fair Value of Financial Instruments
      The financial instruments of the Group consist mainly of non-derivative assets: cash and cash equivalents, investments and short-term deposits and loans, receivables and debit balances, investments and long-term receivables; non-derivative liabilities: short-term credit, payables and credit balances, loans and other long-term liabilities; as well as derivative financial instruments.
      In view of their nature, the fair value of the financial instruments included in working capital of the Group is usually identical or close to their carrying value. The fair value of deposits and long-term receivables and long-term loans and other long-term liabilities also approximates the carrying value, since they bear interest at rates close to the prevailing market rates or, in respect of those that do not bear interest, the fair value difference is not material.
      Derivatives are presented at their market value.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
Note 16 — Transactions with “Interested Parties”

	Consolidated

	Year Ended December 31

	2003	2002	2001

Payroll and related expenses for board members employed by the Group	5,611	6,179	8,527
Number of board members employed by the Group	2	3	5
Wages and participation fees to board members	258	225	237
Rental for Agis House (see note 8A(3)(a))	2,414	2,639	2,794

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
Note 17 — Business and Geographical Segments

A.	Geographical Segment Data:

		International	Unallocated	Total
	Israel	Operations	Expenses	Consolidated

Statement of operations data for 2003:
Revenues	608,261	1,083,293		1,691,554

Segment income	44,785	152,749	(12,563)	184,971

Financing income				6,047
Other income (expenses)	(21,758)	10,213	(12,345)	(23,890)

Taxes on income				(31,485)
Share in profits (losses) of associated entities	(276)	1,549		1,273

Net income				136,916

Other data:
Segment assets by customer location	983,555	895,680		1,879,235
Investment in associated entities — by customer and asset location	9,511	17,919		27,430

Consolidated total assets	993,066	913,599		1,906,665

Total segment liabilities	453,597	344,948		798,545

Additions to fixed and intangible assets	12,077	112,254		124,331

Depreciation and amortization	30,292	49,658		79,950

Segment assets by asset location	1,361,501	517,734		1,879,235

Statement of operations data for 2002:
Revenues	686,969	698,413		1,385,382

Segment income	34,403	58,615	(12,050)	80,968

Financing income (expenses)				(10,061)
Other income	683	(13)		670

Taxes on income				(9,674)
Share in profits (losses) of associated entities	(427)	361		(66)

Net income				61,837

Other data:
Segment assets by customer location	767,744	682,384		1,450,128
Investment in associated entities — by customer and asset location	9,368	14,788		24,156

Consolidated total assets	684,112	697,172		1,474,284

Total segment liabilities	234,468	259,606		494,074

Additions to fixed and intangible assets	22,215	71,683		93,898

Depreciation and amortization	24,860	41,005		65,865

Segment assets by asset location	1,025,186	449,098		1,474,284

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

B.	Supplementary Information on Geographical and Business Segments:
     1.     Geographical Segments
      The Company operates internationally and its organizational structure matches its two principal segments: Israel and the rest of the world (the international operations). Accordingly, the division of operations in this manner represents the basis according to which the Group reports data on its principal segments.
      The geographical segments are determined according to the destination countries to which the Company’s products are marketed.
      The Group’s manufacturing operations are mainly conducted in Israel, with other manufacturing being carried out in the United States and, since the fourth quarter of 2002, in Germany too. Some 64% of the Group’s production is sold to customers outside Israel.
      More than 72% of the sales of the international operations segment are to the North American market. The balance of this segments sales are sold throughout the world, though the major part goes to Western Europe.
     2.     Business Segments
      The Group’s operations in its two geographical segments consist of the sale of a wide range of products. The Group manufactures and sells products for the following sectors:

Chemicals sector — This sector includes Active Pharmaceutical Ingredients (“API”), which are used as ingredients in the pharmaceuticals industry.

Pharmaceuticals sector — This sector includes generic drugs, ethical pharmaceuticals imported by the Company, medical diagnostic equipment and ethical pharmaceuticals manufactured under know-how licenses by the Company.

Consumer products sector — This sector includes — inter alia — cosmetics, toiletries and detergents.
      Following are data regarding the distribution of consolidated revenues by business segments:

	Consolidated

	Year Ended December 31

	2003	2002	2001

API	422,013	278,458	161,812
Less — sales within the Group	(106,148)	(31,075)	(14,617)

	315,865	247,383	147,195
Pharmaceuticals	1,085,848	832,570	759,636
Consumer products	289,841	305,429	318,536

	1,691,554	1,385,382	1,225,367

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

3.	Assets and Additions to Fixed and Intangible Assets by Business Segment
      Following are data reflecting the carrying value of segment assets and additions to fixed and intangible assets by the business segment to which the assets belong:

			Additions to Fixed
			and
	Carrying Value		Intangible Assets
	of Segment Assets
			Year Ended
	December 31		December 31

	2003	2002	2003	2002

Pharmaceuticals	1,081,175	820,101	41,426	38,707
API	457,815	323,055	75,941	43,265
Consumer products	342,511	296,571	5,899	4,801
Unallocated	25,164	34,557	1,065	7,125

	1,906,665	1,474,284	124,331	93,898

4.	Segment Assets and Liabilities
      Segment assets include all operating assets used by a segment and consist principally of cash and cash equivalents, receivables and debit balances, inventories, fixed assets and other assets, net of allowances and provisions. While most such assets can be directly attributed to individual segments, the carrying value of certain assets used jointly by two or more segments is allocated to the segments on a reasonable basis. Segment liabilities include all operating liabilities and consist principally of trade payables and salaries currently payable and accrued liabilities (including severance pay).

5.	Inter-Segment Transfers
      Segment revenue, segment expenses and segment results include transfers between business segments. Such transfers are conducted at arm’s length prices. Those transfers are eliminated in consolidation.

Note 18 —	Reconciliation Between Generally Accepted Accounting Principles in Israel and in the United States
      The Company prepares its financial statements in accordance with Israeli GAAP. As applicable to these financial statements, Israeli GAAP vary in certain significant measurement respects from U.S. GAAP, as described below:
      a. In accordance with Israeli GAAP, the Company comprehensively includes the effect of the changes in the general purchasing power of Israeli currency in these financial statements, as described in note 1b. The adjustments to reflect the changes in the general purchasing power of Israeli currency have not been reversed in the reconciliation of Israeli GAAP to U.S. GAAP. See also note 1v regarding a new Israeli pronouncement that requires the discontinuance of adjustments for inflation as from January 1, 2004.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      b. The Company’s reconciliation of net income and shareholders’ equity between Israeli GAAP and U.S. GAAP, are as follows:

		Consolidated

		Year Ended
		December 31

		2003	2002

1.	Net income:
	As reported in these financial statements, under Israeli GAAP	136,916	61,837
	Effect of treatment of the following items under U.S. GAAP:
	Goodwill amortization (see i below)	7,136	7,602
	Unrealized losses (gains) on available for sale marketable securities (see f below)	(2,481)	2,809
	Restructuring expenses (see l below)	2,333	—
	Options granted to Company’s employees (see h below)	(968)	(493)

		6,020	9,918
	Taxes on income:
	Tax effect on the above U.S. GAAP adjustments	(4,162)	(3,322)
	Changes in valuation allowance(*)	(3,322)	3,322
	Translation of subsidiaries’ financial statements (see k below)	553	(23)

	Net Income under U.S. GAAP	136,005	71,732

2.	Earnings per share — under U.S. GAAP:
	Basic (adjusted NIS)	5.0	2.6

	Diluted (adjusted NIS)	5.0	2.6

3.	Comprehensive income (loss):
	Net Income as reconciled to U.S. GAAP	136,005	71,732
	Other comprehensive income (loss):
	Differences from translation of foreign currency financial statements of consolidated companies (see k below)	(9,559)	1,449
	Unrealized losses (gains) on available for sale marketable securities (see f below)	2,481	(2,809)
	Unrealized loss on cash flow hedge (see j below)	(420)	—

	Comprehensive income under U.S. GAAP	128,507	70,372

		Consolidated

		December 31

		2003	2002

4.	Shareholders’ equity:
	As reported in these financial statements, under Israeli GAAP	1,108,120	980,210
	Effect of treatment of the following items under U.S. GAAP:
	Goodwill amortization (see i below)	14,738	7,602
	Restructuring expenses (see l below)	2,333
	Derivative instruments (see j below)	(724)	—

	Total U.S. GAAP adjustments	16,347	7,602
	Tax effect on the above U.S. GAAP adjustments	(7,180)	(3,322)
	Changes in valuation allowance(*)	—	3,322

	Shareholders’ equity under U.S. GAAP	1,117,287	987,812

(*)	The reversal of goodwill amortization for U.S. GAAP reconciliation purposes resulted in a reduction of a net deferred tax asset for which, for the year ended December 31, 2002, a valuation allowance

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands

had been recorded under Israeli GAAP. Following said reduction, this valuation allowance was likewise reversed. During 2003, the net deferred tax asset was reduced under Israeli GAAP and the prior year entry reversing the valuation allowance for U.S. GAAP purposes was reversed.
      c. Earnings Per Share (“EPS”)
      Israeli GAAP relating to computation of EPS are described in note 1s.
      As applicable to the Company the main differences between U.S. GAAP and Israeli GAAP are: under U.S. GAAP separate presentation of basic and diluted EPS is required as long as they are not identical, while, under Israeli GAAP, such separate presentation is only required if the difference between basic and diluted EPS is in excess of 5%. In addition, (i) shares to be issued upon exercise of employee stock options, the exercise of which is probable, are taken into account in the computation of basic earnings per share under Israeli GAAP, whereas under U.S. GAAP — only the weighted average number of shares actually outstanding in the reported year is taken into account in computing basic earnings per share and shares to be issued upon the exercise of options are included in the computation of diluted earnings per share; (ii) the effect of including the incremental shares from assumed exercise of options is calculated under Israeli GAAP based on the full number of outstanding options and imputed interest on the assumed proceeds from the exercise of such options, rather than the treasury stock method under U.S. GAAP. The effect of including the incremental shares from assumed exercise of options was immaterial.
      d. Reporting Comprehensive Income
      U.S. GAAP requires reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise during a period from transactions and other events from non-owner sources (i.e. all changes in equity except those resulting from investments by owners and distributions to owners). With respect to the Company, in addition to net income, other comprehensive income (loss) represents the differences from translation of foreign currency financial statements of subsidiaries, unrealized gains (loss) from available for sale securities and unrealized gains (loss) from cash flow hedge. Israeli GAAP do not contain such a requirement.
      e. Income Statement Presentation
      Under Israeli GAAP, the Company included capital gains on sale of fixed assets and — in 2003 — impairment of investments, restructuring expenses, income in respect of tax credits (grants) earned in the current year relating to previous years and expenses in respect of the retirement of officers and others under “other income (expenses) — net,” in the consolidated income statements. Under U.S. GAAP, these expenses are classified under “operating income.” In addition under Israeli GAAP the Company’s expense in respect of severance pay was recorded net of income from the funding arrangements, while under U.S. GAAP such income (loss) is classified under “financial income (expenses), net” (see g below).

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      Consequently, the income from operations before financing under U.S. GAAP would be as follows:

	Consolidated

	Year Ended
	December 31

	2003	2002

Income from operations before financing, as reported under Israeli GAAP	184,971	80,968
Effect of reclassification of (income) losses from severance pay funding arrangements	(11,183)	2,948
Effect of reclassification of other income (losses) under Israeli GAAP into operating income under U.S. GAAP	(38,720)	—

	135,068	83,916
Effect of the U.S. GAAP differences listed in b 1) above	7,547	7,114

Income from operations before financing under U.S. GAAP	142,615	91,030

      f. Marketable Securities:
      Under Israeli GAAP marketable securities designated for sale in the short-term are carried at market value. Changes in the market value are carried to the income statement. Under U.S. GAAP the Company classified its investment in marketable securities in the reported periods as investment in available for sale marketable securities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, reported as a separate component of shareholders’ equity, accumulated other comprehensive income (loss). Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the statements of operations. Unrealized losses that are other than temporary are recognized and are included in net income.
      g. Liability for Employee Rights Upon Retirement, Net of Amount Funded
      Under Israeli GAAP, amounts funded with severance pay funds and managerial insurance policies are deducted from the related severance pay liability. In addition, under Israeli GAAP, the income from such funds is offset against severance pay expenses.
      Under U.S. GAAP, the amounts funded as above should be presented as a long-term investment included among the Company’s assets. Also, under U.S. GAAP, income from severance pay funds and severance pay expenses are presented at their gross amounts (see also note 7c).
      h. Options Granted to Employees of the Company:
      Under Israeli GAAP, the Company does not recognize any compensation charge for stock options granted to employees.
      Under U.S. GAAP, the Company accounts for employee stock-based compensation at fair value based method of accounting in accordance with FAS No. 123 — “Accounting for Stock-Based Compensation.” Stock compensation is amortized over the vesting period of the underlying options.
      The fair value of each option granted for CP shares was $130.00 as estimated on the date of grant using the Black & Scholes option price model.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
      The fair value of each option granted for Agis shares was $23.00 as estimated on the date of grant using the Black & Scholes option price model.

		Number of		Exercise
Option	Date of Grant	Shares/Option	Vesting Period	Price	Vested

CP shares	July 31, 2000	3,500	First 700 options vested immediately. The remaining balance vests in four annual installments. Such options were redeemed by the company in October 2004 and since then they have been treated as liabilities.	$350.0	2,800
Agis shares	November 2002	50,000	25,000 options will vest on December 31, 2005. An additional 25,000 options are no longer outstanding since Net Sales goals were not met.	$7.5	—
      i. Accounting for Goodwill
      Under Israeli GAAP, goodwill is amortized in equal annual installments over a period of no more than 20 years. Other intangible assets are amortized over a predetermined period based on their expected useful life.
      For U.S. GAAP purposes, the Company has adopted FAS 141 (“Business Combinations”) and FAS 142 (“Goodwill and Other Intangible Assets”) for business combinations initiated after January 1, 2002; for business combinations initiated prior to that date, the Company has applied FAS 141 and FAS 142 to the goodwill relating thereto, as of January 1, 2002.
      One of the most significant changes made by FAS 142, as applicable to the Company, is that goodwill is no longer to be amortized and is to be tested for impairment at least annually.
      The Company has selected December 31 of each year as the date on which it performs its annual goodwill impairment test.
      j. Derivative Instruments
      Under Israeli GAAP and U.S. GAAP most of the Company’s derivative instruments do not qualify for hedge accounting. For the transaction that qualified for hedge accounting, under Israeli GAAP this derivative is presented in its intrinsic value and is not marked to market. Under U.S. GAAP, such derivative is marked to market with unrealized gains or loses carried to other comprehensive income (loss).
      k. Translation of Subsidiaries’ Financial Statements
      Under Israeli GAAP, balance sheet and income statement items of investee companies, whose functional currency is other than NIS, were translated by using the exchange rate at balance sheet date (see also note 1b(3)). Under U.S. GAAP, balance sheet items are translated using the exchange rate at

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Adjusted to NIS of December 2003
In Thousands
balance sheet date, while income statement items are translated using the exchange rate at the dates on which these elements are recognized or the weighted average exchange rate for the period.
      l. Restructuring Expenses
      In June 2003, the Company’s board of directors resolved to close the Petach Tikva plant of the subsidiary, Neca Chemicals (1952) Ltd. and to relocate the manufacturing of the cleaning products to alternative sites, including the Yeruham plant of the subsidiary, Careline (Pharmagis) Ltd.
      A severance agreement was signed with the employees of the Neca plant by which the company undertook to pay the employees a total amount of NIS 7,000 subject to employees continuing to work until the closing the plant planned at the end of the first quarter of 2004. Under Israeli GAAP this amount is recognized currently as benefits for termination.
      Under U.S. GAAP the said amount should be recognized ratably over the future service period.
      m. Recently Issued Accounting Pronouncement in the United States of America:
      FIN 46 R
      In January 2003, the FASB issued FASB Interpretation No. 46 — “Consolidation of Variable Interest Entities” (“FIN 46”). Under FIN 46, entities are separated into two populations: (1) those for which voting interests are used to determine consolidation (this is the most common situation) and (2) those for which variable interests are used to determine consolidation. FIN 46 explains how to identify Variable Interest Entities (“VIEs”) and how to determine when a business enterprise should include the assets, liabilities, non-controlling interests, and results of activities of a VIE in its consolidated financial statements.
      Since issuing FIN 46, the FASB has proposed various amendments to the Interpretation and has deferred its effective dates. Most recently, in December 2003, the FASB issued a revised version of FIN 46 (FIN 46-R), which also provides for a partial deferral of FIN 46. This partial deferral established the effective dates for public entities to apply FIN 46 and FIN 46-R based on the nature of the variable interest entity and the date upon which the public company became involved with the variable interest entity. In general, the deferral provides that (i) for variable interest entities created before February 1, 2003, a public entity must apply FIN 46-R at the end of the first interim or annual period ending after March 15, 2004, and may be required to apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, if the variable interest entity is a special purpose entity, and (ii) for variable interest entities created after January 31, 2003, a public company must apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, as previously required, and then apply FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.
      The Company has currently no variable interests in any VIE. Accordingly, the Company believes that the adoption of FIN 46 and FIN 46-R will not have a material impact on its financial position, the results of its operations and and/or its cash flows.

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Nominal NIS In Thousands
Note 19 — Nominal Data of the Company

A.	Balance Sheet Data:

	December 31

	2003	2002

Current assets
Cash and cash equivalents	244,906	65,829
Short-term investments	4,078	3,258
Receivables and debit balances:
Trade	97,839	30,750
Other	56,835	43,284
Inventories	66,275	48,653

	469,933	191,774

Investments and long-term receivables
Investment in investee companies	826,914	768,756
Long-term deferred taxes	11,303	11,065

	838,217	779,821

Fixed assets — depreciated cost	56,986	43,242

Other assets and deferred expenses, net	1,433	656

	1,366,569	1,015,493

Current liabilities
Current maturities of debentures		6,721
Payables and credit balances:
Domestic trade	17,444	9,763
Foreign trade	8,416	2,508
Other	52,361	13,165

	78,221	32,157

Long-term liabilities
Loan units from institutions	180,000
Liabilities for employee termination benefits, net	2,061	2,482

	182,061	2,482

Shareholders’ equity
Capital and capital reserves, net of Company shares held by the Company and investee companies	280,613	293,292
Dividend declared after balance sheet date	54,787
Retained earnings	770,887	687,562

	1,106,287	980,854

	1,366,569	1,015,493

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Nominal NIS In Thousands

B.	Operating Results Data:

	Year Ended December 31

	2003	2002	2001

Revenues, net	286,199	159,443	159,306
Cost of revenues	141,735	78,308	78,234

Gross profit	144,464	81,135	81,072

Research and development expenses, net	89,931	81,603	75,859
Selling and marketing expenses	29,493	11,070	9,805
General and administrative expenses	15,731	11,159	11,431

	135,155	103,832	97,095

Income (loss) from ordinary operations before financing	9,309	(22,697)	(16,023)
Financing income, net	1,173	1,889	4,927

Income (loss) from operations	10,482	(20,808)	(11,096)
Other income (expenses), net	(2,391)	161	122

Income (loss) before taxes on income	8,091	(20,647)	(10,974)
Tax saving (tax expense)	(5,990)	3,593	3,665

Income (loss) from operations after taxes on income	2,101	(17,054)	(7,309)
Company’s share in profits of investee companies, net	136,011	118,294	41,583

Net income for the year	138,112	101,240	34,274

AGIS INDUSTRIES (1983) LTD.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Nominal NIS In Thousands

C.	Changes in Shareholders’ Equity:

	Capital and
	Capital
	Reserves Net
	of Company		Dividend
	Shares Held by		Declared
	the Company		After
	and Investee	Retained	Balance
	Companies	Earnings	Sheet Date	Total

Balance as of January 1, 2001	287,717	606,835		894,552
Changes during 2001:
Purchase of Company shares by the Company	(24,063)			(24,063)
Differences from translation of foreign currency financial statements of investee companies	16,010			16,010
Net income		34,274		34,274

Balance as of December 31, 2001	279,664	641,109		920,773
Changes during 2002:
Dividend paid		(54,787)		(54,787)
Differences from translation of foreign currency financial statements of investee companies	13,628			13,628
Net income		101,240		101,240

Balance as of December 31, 2002	293,292	687,562		980,854

Changes during 2003:
Appropriation for the distribution of a dividend declared after balance sheet date		(54,787)	54,787
Differences from translation of foreign currency financial statements of investee companies	(12,679)			(12,679)
Net income		138,122		138,112

Balance as of December 31, 2003	280,613	770,887	54,787	1,106,287

APPENDIX
DETAILS OF SUBSIDIARIES AND ASSOCIATED ENTITIES
As of December 31, 2003

Percentage of
Holding of Shares
Conferring Voting
Rights and Share
Name of Company	in Profits

Subsidiaries:
Chemagis Ltd.	100%
Agis Commercial Agencies (1989) Ltd.	100%
Clay Park Labs Inc.	100%
Careline (Pharmagis) Ltd.	100%
Agis Investments (2000) Ltd.	100%
Arginet Investments and Property (2003) Ltd.	100%

Subsidiaries of Agis Commercial Agencies (1989) Ltd.:
Westeck Ltd.	100%
Pharma Clal Ltd.	100%

Subsidiaries of Arginet Investments and Property (2003) Ltd.:
Neca Chemicals (1952) Ltd.	100%

Subsidiaries of Neca Chemicals (1952) Ltd.:
Neca Marketing (1983) Ltd.	100%

Subsidiaries of Careline (Pharmagis) Ltd.:
Agis Distribution & Marketing (1989) Ltd.	100%

Subsidiaries of Chemagis Ltd.:
Dovechem Ltd.	100%
ChemAgis USA Inc.	100%
ChemAgis (Netherlands) B.V.	100%

Subsidiaries of ChemAgis (Netherlands) B.V.:
ChemAgis Germany GmbH	100%

Associated entities:
Danagis Ltd.	50%
InfraServ GmbH&Co. Wiesbaden KG.	7%

AGIS INDUSTRIES (1983) LTD.
CONDENSED CONSOLIDATED BALANCE SHEET
NIS in Thousands (See Note 1c)

	September 30,
				December 31,
	2004	2003		2003

				(Audited)
	(Unaudited)
Current assets
Cash and cash equivalents	133,648	71,000		305,533
Short-term investments	96,802	13,755		14,436
Trade receivables	390,584	346,837	*	362,640 *
Other receivables and debit balances	162,273	93,873		103,354
Inventories	502,356	448,924		452,346

Total current assets	1,285,663	974,289		1,238,309

Investments, loans and other long-term receivables
Investee companies	26,602	26,303		27,430
Other investments and long-term loans, net	44,466	47,529		49,493
Deferred income taxes	5,984	3,683		2,250

Total investments	77,052	77,515		79,173

Fixed assets — depreciated balance	514,927	476,559		486,477

Other assets and deferred expenses, net	92,496	101,874		97,817

	1,970,138	1,630,337		1,901,776

Current liabilities
Bank credit and current maturities of other long-term liabilities	132,585	61,028		73,031
Trade payables	229,228	228,104	*	240,825 *
Other payables and credit balances	201,836	134,394		159,445

Total current liabilities	563,649	423,526		473,301

Long-term liabilities
Loans and other liabilities, net	249,114	94,083		280,115
Liabilities for employee termination benefits, net	16,574	15,895		16,164
Deferred income taxes	24,839	17,872		24,076

Total long-term liabilities	290,527	127,850		320,355

Total liabilities	854,176	551,376		793,656
Shareholders’ equity	1,115,962	1,078,961		1,108,120

	1,970,138	1,630,337		1,901,776

*	Reclassified

/s/ Moshe Arkin Moshe Arkin President and Chairman of the Board of Directors	/s/ Refael Lebel Refael Lebel Chief Executive Officer and Director	/s/ Dov Feldman Dov Feldman Vice President, Finance

Bnei Braq, December 19, 2004 Approval date of the financial statements
The accompanying notes are an integral part of these condensed financial statements.

AGIS INDUSTRIES (1983) LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
NIS in Thousands (See Note 1c)

	For the Period of Nine			For the Period of Three
	Months Ended			Months Ended
							Year Ended
	September 30,	September 30,		September 30,	September 30,		December 30,
	2004	2003		2004	2003		2003

							(Audited)
	(Unaudited)			(Unaudited)
Revenues, net	1,373,406	1,246,822	*	471,368	414,032	*	1,691,554
Cost of revenues	839,070	784,056	*	284,442	272,315	*	1,053,749

Gross profit	534,336	462,766		186,926	141,717		637,805

Research and development expenses, net	97,961	81,406	*	30,856	25,967	*	112,558
Selling and marketing expenses	210,745	170,192	*	77,667	62,507	*	245,659
General and administrative expenses	74,289	67,834	*	24,306	23,539	*	94,617

	382,995	319,432		132,829	112,013		452,834

Income from operations before financing	151,341	143,334		54,097	29,704		184,971
Financing expenses (income), net	7,231	(4,035)		3,116	(4,378)		(6,047)

Income from operations	144,110	147,369		50,981	34,082		191,018
Other expenses (income), net	76,078	12,386		(443)	(5,733)		23,890

Income before taxes on income	68,032	134,983		51,424	39,815		167,128
Taxes on income	11,427	29,263		10,511	5,545		31,485

Income from operations after taxes on income	56,605	105,720		40,913	34,270		135,643
Share in profits of investee companies, net	1,341	998		295	194		1,273

Net income for the period	57,946	106,718		41,208	34,464		136,916

Earning per Share — NIS 1 per value
Earnings per share in NIS	2.1	3.90		1.50	1.26		5.00

Number of shares in nominal NIS in thousands	27,419	27,394		27,419	27,394		27,419

*	Reclassified
The accompanying notes are an integral part of these condensed financial statements.

AGIS INDUSTRIES (1983) LTD.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
NIS in Thousands (See Note 1c)

			Differences from			Cost of Shares
			Translation of			in Company
			Foreign Currency			Held by the
			Financial			Company
	Share	Capital	Statements	Retained	Dividend	and
	Capital	Reserves	of Subsidiaries	Earnings	Paid	Subsidiaries	Total

For the Nine Months Ended September 30, 2004
Unaudited
Balance as of January 1, 2004	96,095	479,399	12	636,189	54,787	(158,362)	1,108,120
Changes for the Nine Months Ended September 30, 2004:
Dividend paid	—	—	—	—	(54,787)	—	(54,787)
Differences from translation of foreign currency financial statements of subsidiaries	—	—	4,683	—	—	—	4,683
Net income for the period	—	—	—	57,946	—	—	57,946

Balance as of September 30, 2004	96,095	479,399	4,695	694,135	—	(158,362)	1,115,962

For the Nine Months Ended September 30, 2003
Unaudited
Balance as of January 1, 2003	96,095	479,399	9,018	554,060	—	(158,362)	980,210
Changes for the Nine Months Ended September 30, 2003:
Differences from translation of foreign currency financial statements of subsidiaries	—	—	(7,967)	—	—	—	(7,967)
Net income for the period	—	—	—	106,718	—	—	106,718

Balance as of September 30, 2003	96,095	479,399	1,051	660,778	—	(158,362)	1,078,961

For the Year Ended December 31, 2003
Audited
Balance as of January 1, 2003	96,095	479,399	9,018	554,060	—	(158,362)	980,210
Changes during 2003:
Differences from translation of foreign currency financial statements of subsidiaries	—	—	(9,006)	—	—	—	(9,006)
Allocation for the distribution of a dividend declared after balance sheet date	—	—	—	(54,787)	54,787	—	—
Net income	—	—	—	136,916	—	—	136,916

Balance as of December 31, 2003	96,095	479,399	12	636,189	54,787	(158,362)	1,108,120

The accompanying notes are an integral part of these condensed financial statements.

AGIS INDUSTRIES (1983) LTD.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY — (Continued)
NIS in Thousands (See Note 1c)

			Differences from			Cost of Shares
			Translation of			in Company
			Foreign Currency			Held by the
			Financial			Company
	Share	Capital	Statements	Retained	Dividend	and
	Capital	Reserves	of Subsidiaries	Earnings	Paid	Subsidiaries	Total

For the Three Months Ended September 30, 2004
Unaudited
Balance as of July 1, 2004	96,095	479,399	5,237	652,927		(158,362)	1,075,296
Changes for the Three Months Ended September 30, 2004:
Differences from translation of foreign currency financial statements of subsidiaries	—	—	(542)	—		—	(542)
Net income for the period	—	—	—	41,208		—	41,208

Balance as of September 30, 2004	96,095	479,399	4,695	694,135		(158,362)	1,115,962

For the Three Months Ended September 30, 2003
Unaudited
Balance as of July 1, 2003	96,095	479,399	(6,376)	626,314		(158,362)	1,037,070
Changes for the Three Months Ended September 30, 2003:
Differences from translation of foreign currency financial statements of subsidiaries	—	—	7,427	—		—	7,427
Net income for the period	—	—	—	34,464		—	34,464

Balance as of September 30, 2003	96,095	479,399	1,051	660,778		(158,362)	1,078,961

The accompanying notes are an integral part of these condensed financial statements.

AGIS INDUSTRIES (1983) LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NIS in Thousands (See Note 1c)

	For the Period of		For the Period of
	Nine Months		Three Months
	Ended		Ended
					Year Ended
	September 30,	September 30,	September 30,	September 30,	December 30,
	2004	2003	2004	2003	2003

					(Audited)
	(Unaudited)		(Unaudited)
Cash flows from operating activities
Net income for the period	57,946	106,718	41,208	34,464	136,916
Adjustments required to reflect the cash flows from operating activities (Appendix 1)	(37,433)	(67,513)	(28,124)	(57,029)	(41,709)

Net cash provided by (used in) operating activities	20,513	39,205	13,084	(22,565)	95,207

Cash flows used in investment activities
Purchase of fixed assets	(79,498)	(93,829)	(22,087)	(36,450)	(121,475)
Investment grant relating to fixed assets	1,467	—	1,467	—
Investee companies — (grant) discharge of loans	598	(274)	1,105	(186)	(419)
Sale (Acquisition) of short-term marketable securities, net	(80,287)	(2,543)	33,242	(552)	(2,193)
Amounts carried to other assets and deferred expenses	(119)	(2,597)	31	(430)	(2,856)
Proceeds from sale of fixed assets	2,227	2,574	1,080	1,111	3,301
Changes in other long-term debt, net	—	(11,294)	—	(2,846)	—
Credit granted to related and associated companies, net	245	3,317	(433)	53	2,638

Net cash provided by (used in) investment activities	(155,367)	(104,646)	14,405	(39,300)	(121,004)

Cash flows from financing activities
Dividend paid	(54,787)	—	—	—	—
Issuance of loan units to institutions, net of issuance costs	—	—	—	—	179,103
Redemption of debentures	—	(6,583)	—	—	(6,488)
Short term credit from banks, net	(30,342)	31,992	396	1,584	41,733
Long-term loans received and other long-term obligations undertaken	79,774	2,579	34,715	100	9,121
Discharge of long-term loans and other long-term liabilities	(32,339)	(12,729)	(1,216)	(1,361)	(13,149)

Net cash provided by (used in) financing activities	(37,694)	15,259	33,895	323	210,320

Translation differences on cash balances of consolidated subsidiaries operating independency	663	(931)	(118)	714	(1,103)

Increase (decrease) in cash and cash equivalents	(171,885)	(51,113)	61,266	(60,828)	183,420
Balance of cash and cash equivalents at beginning of period	305,533	122,113	72,382	131,828	122,113

Balance of cash and cash equivalents at end of period	133,648	71,000	133,648	71,000	305,533

The accompanying notes are an integral part of these condensed financial statements.

AGIS INDUSTRIES (1983) LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NIS in Thousands (See Note 1c)

	For the Period of		For the Period of
	Nine Months		Three Months
	Ended		Ended
					Year Ended
	September 30,	September 30,	September 30,	September 30,	December 30,
	2004	2003	2004	2003	2003

					(Audited)
	(Unaudited)		(Unaudited)
Appendix 1
Adjustments required to reflect the cash flows from operating activities:
Revenue and expenses not involving cash flows:
Share in losses (profits) of investee companies, net of dividends received there from, net	205	(998)	(298)	(555)	(862)
Depreciation and amortization	59,167	53,701	19,968	18,492	74,947
Write-off of fixed assets upon closing of a plant	—	4,980	—	50	5,003
Deferred taxes, net	(16,787)	(14,334)	11,172	(6,732)	(7,012)
Grant receivable from the state of New York	(59)	—	—	—	(14,989)
Liabilities for employee termination, net	415	6,044	321	(200)	6,175
Impairment of other investment	—	—	—	—	9,602
Capital loss (gain) on:
Sale of fixed assets	259	270	(264)	330	190
Marketable securities	(2,079)	(1,451)	(645)	(281)	(2,483)
Erosion of principal of long-term loans and other long-term liabilities	2,642	418	(338)	342	550

	43,763	48,630	29,916	11,446	71,121

Changes in assets and liabilities:
Decrease (increase) in receivables and debit balances:
Trade receivables	(22,404)	(66,806)*	15,755	(66,857)*	(92,362)*
Other receivables and debit balances	(43,908)	133	(9,899)	(2,169)	(8,060)
Increase (decrease) in payables and credit balances:
Trade payables	(14,915)	(10,348)*	(29,043)	9,541 *	6,064 *
Other payables — including long term	47,281	49,752	(28,928)	497	73,871
Increase in inventories	(47,250)	(88,874)	(5,925)	(9,487)	(92,343)

	(81,196)	(116,143)	(58,040)	(68,475)	(112,830)

	(37,433)	(67,513)	(28,124)	(57,029)	(41,709)

Supplementary information on investing activities not involving cash flows:
Supplier’s credit received for the purchase of machinery and equipment	7,085	11,385	7,085	11,385	9,929

*	Reclassified
The accompanying notes are an integral part of these condensed financial statements.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
NIS In Thousands (See Note 1c)

Note 1 —	General
      A. The interim financial statements as of September 30, 2004 and for the nine-month and three-month periods then ended (hereinafter — “interim financial statements”) were prepared in a condensed format, in accordance with Accounting Standard No. 14 of the Israel Accounting Standards Board (hereinafter — “IASB”), and in accordance with the Securities Regulations (Periodic and Immediate Reports), 1970.
      B. The accounting principles applied in the preparation of the financial statements are consistent with those principles used in the preparation of the annual financial statements, except for the change in the accounting treatment of matters discussed in Note 1c. Nonetheless, the interim financial statements do not contain all of the information and disclosures required in annual financial statements. Costs that are incurred in a non-uniform manner over the course of the year are advanced or deferred for interim reporting purposes only if it is proper to advance or defer this type of cost at the end of a report year. Taxes on income for interim periods are charged on the basis of the best estimate of the average tax rates expected for the entire year, for each of the Agis Group companies.
      C. First-time application of Standards No. 12 and 13 of the IASB:
      1. Transition to Nominal-Historical Financial Reporting
      With effect from January 1, 2004, the Company has applied the provisions of Standard No. 12 — “Discontinuance of Adjusting Financial Statements for Inflation” — of the IASB and, pursuant thereto, the Company has discontinued, from the aforesaid date, the practice of adjusting its financial statements for the effects of inflation.
      Through December 31, 2003, the Company prepared its financial statements on the basis of historical cost adjusted for the changes in the general purchasing power of Israeli currency (hereinafter — “NIS”), based upon changes in the consumer price index (hereinafter  — the “CPI”), in accordance with pronouncements of the Institute of Certified Public Accountants in Israel (hereafter — “the Israeli Institute”). The adjusted amounts, as above, presented in the financial statements as of December 31, 2003 (hereinafter — “the transition date”), are used as the opening balances for the nominal-historical financial reporting in the subsequent periods. Additions made after the transition date have been included in the financial statements at their nominal values.
      The comparative figures included in these financial statements are based on the adjusted financial statements for the prior reporting periods, as previously presented, after adjustment to the CPI for December 2003 (the CPI in effect at the transition date).
      The amounts reported for periods after the transition date are composed as follows: all the amounts originating from the period prior to the transition date are composed of their adjusted amount at the transition date, with the addition of amounts in nominal values that were added after the transition date, and net of amounts that were deducted after the transition date (the retirement of such sums is effected at their adjusted values as of transition date, their nominal values, or a combination of the two, according to the circumstances). All the amounts originating from the period after the transition date are included in the financial statements at their nominal values.
      2. Translation of Financial Statements of Overseas Investee Companies
      Upon application of Standard No. 12, Interpretations Nos. 8 and 9 to Opinion 36 of the Israeli Institute were canceled and were replaced, effective January 1, 2004, by Israel Accounting Standard No. 13  — “Effect of Changes in Foreign Currency Exchange Rates”, which was issued at the same time as Standard No. 12. Most of the provisions of Standard No. 13 correspond to the provisions that had

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)
appeared in the above-mentioned Interpretations. Nevertheless, the following matters will affect the translation of the financial statements of overseas investee companies, operating independently:

From the transition date, operating results from overseas operations are translated into shekels at the exchange rates prevailing on the dates of the transactions (or at the average exchange rates for the period, where these approximate the actual exchange rates). Formerly, operating results from such overseas operations were translated at the period-end exchange rate.

Goodwill resulting from the acquisition of such operations is treated — from the transition date — as an asset of the investee company and is translated into shekels as prescribed by Standard No. 13 for such cases (formerly, goodwill was treated as an asset of the holding company).
      D. Exchange Rates
      Below are the changes that occurred in the report periods in the exchange rates of the dollar and the euro and in the Consumer Price Index:

	Exchange	Exchange	Consumer
	Rate of $	Rate of €	Price Index

	%	%	%
For the nine months ended September 30:
2004	2.4	(0.2)	1.2
2003	(6.3)	4.3	(1.5)
For the three months ended September 30:
2004	(0.3)	1.1	(0.2)
2003	2.9	5.2	(1.0)
For the year ended December 31, 2003	(7.6)	11.3	(1.9)
      The exchange rate of the dollar as of September 30, 2004 is: $1 = NIS 4.482.
      The exchange rate of the euro as of September 30, 2004 is: €1 = NIS 5.5247.

Note 2 —	Taxes on Income
      On June 29, 2004, the Israeli Parliament passed the Income Tax Ordinance Amendment (No. 140 and Temporary Provision) Law, 2004 (hereinafter — the “Amendment”), which provides for a gradual reduction — commencing from January 1, 2004 — in the rate of corporate tax from 36% to 30%, in the following manner: the rate for 2004 will be 35%, in 2005 — 34%, in 2006 — 32%, and in 2007 and thereafter — 30%. The effect of the Amendment on the Company’s income tax expenses (current and deferred), included in the financial statements, is immaterial.
      The income tax rate in the nine month period ended September 30, 2004 is approximately 17%, which weights the average tax rates expected for the year 2004, for each of the Group companies.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)

Note 3 —	Geographic Segments

			International	Total
	Israel		Activities	Consolidated

For the Nine Months Ended September 30, 2004
Unaudited
Revenues of the segment	446,693		926,713	1,373,406

Income of the segment	21,204		139,537	160,741

Joint general expenses that were not allocated between segments				9,400

Income from operations before financing and other expenses				151,341

For the Nine Months Ended September 30, 2003
Unaudited
Revenues of the segment	459,127	*	787,695	1,246,822

Income of the segment	33,039		119,333	152,372

Joint general expenses that were not allocated between segments				9,038

Income from operations before financing and other expenses				143,334

For the Three Months Ended September 30, 2004
Unaudited
Revenues of the segment	156,361		315,007	471,368

Income of the segment	4,177		53,020	57,197

Joint general expenses that were not allocated between segments				3,100

Income from operations before financing and other expenses				54,097

For the Three Months Ended September 30, 2003
Unaudited
Revenues of the segment	155,041	*	158,991	414,032

Income of the segment	11,287		21,397	32,684

Joint general expenses that were not allocated between segments				2,980

Income from operations before financing and other expenses				29,704

For the Year Ended December 31, 2003
Audited
Revenues of the segment	608,261		1,083,293	1,691,554

Income of the segment	44,785		152,749	197,534

Joint general expenses that were not allocated between segments				12,563

Income from operations before financing and other income				184,971

*	Reclassified

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)

Note 4 —	Non-Recurring Expenses
      A. During the first quarter of 2004, the Company signed agreements with former and current officers of the Company, who, since 1994, had held options to purchase 5% of the Company’s holdings in Clay Park Labs Inc. (hereinafter “CP”). Under the terms of the agreements, the aforementioned waived their right to exercise the option that had been granted to them in the past. In return, the Company undertook to compensate them, based on the amount of the benefit they were to have received from the exercise of the option.
      During the second quarter of the year, a final determination was made of the amount of the compensation for the majority of the options. As to the balance, compensation is a function of the Company’s share price. Likewise, the purchase dates were fixed, the last of them not before April 2, 2006. Additionally, in the third quarter of 2004, an agreement was signed with a senior employee of CP regarding the compensation to be paid for his waiver of the options he held.
      In the wake of these agreements, the Company recorded a non-recurring provision, charged to other expenses, in respect of the estimated value of the benefit included in the redemption of the above options. Likewise, the Company updated the provisions deriving from various obligations toward senior officers who ceased serving in these capacities. The expenses charged totaled NIS 70,000 (NIS 57,000, net of tax effect).
      B. During the first half of 2004, the Company conducted negotiations on a merger proposal. The negotiations concluded without formulation of a binding agreement. The non-recurring expenses relating to the negotiations, which were charged in the reported period to “other expenses” totaled NIS 7,100.
Note 5 — Contingent Liabilities
      In May 2004, the Ministry of the Environment imposed additional conditions for a business license on a subsidiary that has a plant in Ramat Hovav. Professionals in the company are of the opinion that these are stringent conditions, and it is not possible, under the present circumstances, to estimate the extent of the actual fulfillment of the conditions and the costs involved. The subsidiary, together with other companies that received similar demands, filed an administrative appeal to revoke the conditions because of their unreasonableness. The legal proceedings have not yet begun.
Note 6 — Recently Published Accounting Standards
      In July 2004, the Israel Accounting Standards Board published Accounting Standard No. 19 — “Taxes on Income”, which is based on International Accounting Standard No. 12, which prescribes the required accounting treatment (principles of recognition, measurement, presentation and disclosure) for taxes on income.
      This Standard will apply to the financial statements relating to periods commencing on or after January 1, 2005, although early adoption of the Standard is recommended.
      At this stage, the Company is evaluating the effect on it financial statement of the applying the provisions of this Standard.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)

Note 7 —	Reconciliation Between Generally Accepted Accounting Principles in Israel and in the United States
      The Company prepares its financial statements in accordance with Israeli GAAP. As applicable to these financial statements, Israeli GAAP vary in certain significant measurement respects from U.S. GAAP, as described below:
      A. In accordance with Israeli GAAP, the Company comprehensively included the effect of the changes in the general purchasing power of Israeli currency in its financial statements through December 31, 2003. As more fully described in note 1b, from January 1, 2004 the Company no longer adjusts its financial statement for the effect of inflation. The amounts adjusted through December 31, 2003 serve as the basis for the nominal reporting in the following periods. The adjustments to reflect the changes in the general purchasing power of Israeli currency have not been reversed in the reconciliation of Israeli GAAP to U.S. GAAP.
      B. The Company’s reconciliation of net income and shareholders’ equity between Israeli GAAP and U.S. GAAP, are as follows:

	Nine Months Ended
	September 30

	2004	2003

	(unaudited)
1. Net income:
As reported in these financial statements, under Israeli GAAP	57,946	106,718
Effect of treatment of the following items under U.S. GAAP:
Goodwill amortization (see i below)	5,497	5,400
Unrealized gains on available for sale marketable securities (see f below)	(477)	(1,647)
Restructuring expenses (see l below)	(2,333)	4,667
Options granted to Company’s employees (see h below)	2,970	(752)

	5,657	7,668
Taxes on income:
Tax effect on the above U.S. GAAP adjustments	(1,551)	(4,194)
Changes in valuation allowance*	—	(2,517)
Translation of subsidiaries’ financial statements (see k below)	—	472

Net Income under U.S. GAAP	62,052	108,147

2. Earnings per share — under U.S. GAAP:
Basic (adjusted NIS)	2.3	3.9

Diluted (adjusted NIS)	2.3	3.9

3. Comprehensive income (loss):
Net Income as reconciled to U.S. GAAP	62,052	108,147
Other comprehensive income (loss):
Differences from translation of foreign currency financial statements of consolidated companies	4,683	(8,439)
Unrealized gains on available for sale marketable securities (see f below)	477	1,647
Unrealized gain (loss) from cash flow hedge (see j below)	407	(704)

Comprehensive income under U.S. GAAP	67,619	100,651

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)

	September 30,

	2004	2003

	(unaudited)
4. Shareholders’ equity:
As reported in these financial statements, under Israeli GAAP	1,115,962	1,078,961
Effect of treatment of the following items under U.S. GAAP:
Goodwill amortization (see i below)	20,235	13,002
Restructuring expenses (see l below)	—	4,667
Derivative instruments (see j below)	44	(1,214)

Total U.S. GAAP adjustments	20,279	16,455
Tax effect on the above U.S. GAAP adjustments	(9,053)	(7,006)
Changes in valuation allowance*	—	805

Shareholders’ equity under U.S. GAAP	1,127,188	1,089,215

*	The reversal of goodwill amortization for U.S. GAAP reconciliation purposes resulted in a reduction of a net deferred tax asset for which, for the year ended December 31, 2002, a valuation allowance had been recorded under Israeli GAAP. Following said reduction, this valuation allowance was likewise reversed. During 2003, the net deferred tax asset was reduced under Israeli GAAP and the prior year entry reversing the valuation allowance for U.S. GAAP purposes was reversed.
      C. Earnings Per Share (“EPS”)
      Israeli GAAP relating to computation of EPS are described in note 1s.
      As applicable to the Company the main differences between U.S. GAAP and Israeli GAAP are: under U.S. GAAP separate presentation of basic and diluted EPS is required as long as they are not identical, while, under Israeli GAAP, such separate presentation is only required if the difference between basic and diluted EPS is in excess of 5%. In addition, (i) shares to be issued upon exercise of employee stock options, the exercise of which is probable, are taken into account in the computation of basic earnings per share under Israeli GAAP, whereas under U.S. GAAP — only the weighted average number of shares actually outstanding in the reported year is taken into account in computing basic earnings per share and shares to be issued upon the exercise of options are included in the computation of diluted earnings per share; (ii) the effect of including the incremental shares from assumed exercise of options is calculated under Israeli GAAP based on the full number of outstanding options and imputed interest on the assumed proceeds from the exercise of such options, rather than the treasury stock method under U.S. GAAP. The effect of including the incremental shares from assumed exercise of options was immaterial.
      D. Reporting Comprehensive Income
      U.S. GAAP requires reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise during a period from transactions and other events from non-owner sources (i.e. all changes in equity except those resulting from investments by owners and distributions to owners). With respect to the Company, in addition to net income, other comprehensive income (loss) represents the differences from translation of foreign currency financial statements of subsidiaries, unrealized gains (loss) from available for sale securities and unrealized gains (loss) from cash flow hedge. Israeli GAAP do not contain such a requirement.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)
      E. Income Statement Presentation
      Under Israeli GAAP, the Company included capital gains on sale of fixed assets and — in the nine months ended September 30, 2003 — impairment of investments, restructuring expenses, income in respect of tax credits (grants) earned in the current year relating to previous years and expenses in respect of the retirement of officers and others under “other income (expenses) — net,” in the consolidated income statements. Under U.S. GAAP, these expenses are classified under “operating income.” In addition under Israeli GAAP the Company’s expense in respect of severance pay was recorded net of income from the funding arrangements, while under U.S. GAAP such income (loss) is classified under “financial income (expenses), net” (see g below).
      Consequently, the income from operations before financing under U.S. GAAP would be as follows:

	Nine Months Ended
	September 30

	2004	2003

Income from operations before financing, as reported under Israeli GAAP	151,341	143,334
Effect of reclassification of income from severance pay funding arrangements	(2,310)	(7,381)
Effect of reclassification of other income (losses) under Israeli GAAP into operating income under U.S. GAAP	(77,108)	(18,426)

	71,923	117,527
Effect of the U.S. GAAP differences listed in b 1) above	6,974	8,155

Income from operations before financing under U.S. GAAP	78,897	125,682

      F. Marketable Securities
      Under Israeli GAAP marketable securities designated for sale in the short-term are carried at market value. Changes in the market value are carried to the income statement. Under U.S. GAAP the Company classified its investment in marketable securities in the reported periods as investment in available for sale marketable securities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, reported as a separate component of shareholders’ equity, accumulated other comprehensive income (loss). Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the statements of operations. Unrealized losses that are other than temporary are recognized are included in the consolidated statements of income.
      G. Liability for employee rights upon retirement, net of amount funded
      Under Israeli GAAP, amounts funded with severance pay funds and managerial insurance policies are deducted from the related severance pay liability. In addition, under Israeli GAAP, the income from such funds is offset against severance pay expenses.
      Under U.S. GAAP, the amounts funded as above should be presented as a long-term investment included among the Company’s assets. Also, under U.S. GAAP, income from severance pay funds and severance pay expenses are presented at their gross amounts.
      H. Options granted to employees of the Company:
      Under Israeli GAAP, the Company does not recognize any compensation charge for stock options granted to employees.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)
      Under U.S. GAAP, the Company accounts for employee stock-based compensation at fair value based method of accounting in accordance with FAS No. 123 — “Accounting for Stock-Based Compensation.” Stock compensation is amortized over the vesting period of the underlying options.
      The fair value of each option granted for CP shares was $130.00 as estimated on the date of grant using the Black & Scholes option price model.
      The fair value of each option granted for Agis shares was $23.00 as estimated on the date of grant using the Black & Scholes option price model.

		No. of		Exercise
Option	Date of Grant	Shares/Option	Vesting Period	Price	Vested

CP shares	July 31, 2000	3,500	First 700 options vested immediately. The remaining balance vests in four annual installments. Such options were redeemed by the company in October 2004 and since then they have been treated as liabilities.	$350.0	3,500
Agis shares	November 2002	50,000	25,000 options will vest on December 31, 2005. An additional 25,000 options are no longer outstanding since Net Sales goals were not met.	$7.5	—
      I. Accounting for Goodwill
      Under Israeli GAAP, goodwill is amortized in equal annual installments over a period of no more than 20 years. Other intangible assets are amortized over a predetermined period based on their expected useful life.
      For U.S. GAAP purposes, the Company has adopted FAS 141 (“Business Combinations”) and FAS 142 (“Goodwill and Other Intangible Assets”) for business combinations initiated after January 1, 2002; for business combinations initiated prior to that date, the Company has applied FAS 141 and FAS 142 to the goodwill relating thereto, as of January 1, 2002.
      One of the most significant changes made by FAS142, as applicable to the Company, is that goodwill is no longer to be amortized and is to be tested for impairment at least annually.
      The Company has selected December 31 of each year as the date on which it performs its annual goodwill impairment test.
      J. Derivative Instruments
      Under Israeli GAAP and U.S. GAAP most of the Company’s derivative instruments do not qualify for hedge accounting. For the transaction that qualified for hedge accounting, under Israeli GAAP this derivative is presented in its intrinsic value and is not marked to market. Under U.S. GAAP, such derivative is marked to market with unrealized gains or losses carried to other comprehensive income (loss).
      K. Translation of Subsidiaries’ Financial Statements
      Under Israeli GAAP, until December 31, 2003 (see note 1v) balance sheet and income statement items of investee companies, whose functional currency is other than NIS, were translated by using the exchange rate at balance sheet date (see also note 1b(3)). Since January 1, 2004, the Israeli GAAP

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)
relating to translation of subsidiary financial statements was changed. Thus, the principles of translation are the same as the principles under U.S. GAAP. Under U.S. GAAP, balance sheet items are translated using the exchange rate at balance sheet date, while income statement items are translated using the exchange rate at the dates on which these elements are recognized or the weighted average exchange rate for the period.
      L. Restructuring Expenses
      In June 2003, the Company’s board of directors resolved to close the Petach Tikva plant of the subsidiary, Neca Chemicals (1952) Ltd. and to relocate the manufacture of the cleaning products to alternative sites, including the Yeruham plant of the subsidiary, Careline (Pharmagis) Ltd..
      A severance agreement was signed with the employees of the Neca plant by which the company undertook to pay the employees a total amount of NIS 7,000 subject to employees continuing to work until the closing the plant planned at the end of the first quarter of 2004.
      Under Israeli GAAP this amount is recognized currently as benefits for termination. Under U.S. GAAP the said amount should be recognized ratably over the future service period.
      M. Recently issued accounting pronouncement in the United States of America:
      FIN 46 R
      In January 2003, the FASB issued FASB Interpretation No. 46 — “Consolidation of Variable Interest Entities” (“FIN 46”). Under FIN 46, entities are separated into two populations: (1) those for which voting interests are used to determine consolidation (this is the most common situation) and (2) those for which variable interests are used to determine consolidation. FIN 46 explains how to identify Variable Interest Entities (“VIEs”) and how to determine when a business enterprise should include the assets, liabilities, non-controlling interests, and results of activities of a VIE in its consolidated financial statements.
      Since issuing FIN 46, the FASB has proposed various amendments to the Interpretation and has deferred its effective dates. Most recently, in December 2003, the FASB issued a revised version of FIN 46 (“FIN 46-R”), which also provides for a partial deferral of FIN 46. This partial deferral established the effective dates for public entities to apply FIN 46 and FIN 46-R based on the nature of the variable interest entity and the date upon which the public company became involved with the variable interest entity. In general, the deferral provides that (i) for variable interest entities created before February 1, 2003, a public entity must apply FIN 46-R at the end of the first interim or annual period ending after March 15, 2004, and may be required to apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, if the variable interest entity is a special purpose entity, and (ii) for variable interest entities created after January 31, 2003, a public company must apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, as previously required, and then apply FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.
      The Company has currently no variable interests in any VIE. Accordingly, the Company believes that the adoption of FIN 46 and FIN 46-R will not have a material impact on its financial position, the results of its operations and/or its cash flows.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)

Note 8 —	Subsequent Events
      On November 14, 2004, the company signed an Agreement and Plan of Merger (the “Merger Agreement”) with Perrigo Company from the United States (“Perrigo”).
      A. In accordance with the Merger Agreement, the merger will be carried out in a manner that subsequent to the Merger the Company will become a wholly-owned subsidiary of Perrigo and the shareholders of the Company will receive 0.8011 shares of Common Stock of Perrigo and an amount equal to $14.93 a total consideration equal as at November 14, 2004 to $29.87 (NIS 132.29) for each ordinary share of the Company. This exchange ratio reflects a Company value of 818 million US Dollars (net — without taking into account Company shares held in treasury by the Company and its subsidiaries) and as noted above, half will be paid in cash and half in Perrigo stock. The total consideration for the Company shares reflects a premium of approximately 21.4% on the closing price of Company’s shares on November 14, 2004 (NIS 109.00 per share) and the closing price of Perrigo stock on November 12, 2004 ($18.65).
      B. Upon completion of the Merger the Company’s shareholders will hold approximately 23% of Perrigo’s stock.
      C. Perrigo, based in Michigan USA, is a leading company in the healthcare field and is the largest U.S. manufacturer of over-the-counter pharmaceuticals and nutritional products sold by food, drug, and mass merchandise chains under their own labels (Private Label). Perrigo operates manufacturing and logistics facilities in the United States, England and Mexico and had sales of $898 million, and net income of $81 million for the 12 month period ended June 26, 2004.
      D. In connection with the Merger Agreement, Mr. Moshe Arkin, the Company’s controlling shareholder, signed several ancillary agreements, including:

1. A Lock-Up Agreement pursuant to which Mr. Arkin undertook not to sell Perrigo stock he will receive in exchange for his shares in the Company pursuant to the Merger Agreement for a period of two years from the date of Closing and not to sell more than half of such shares in the third year after date of Closing;

2. An Employment Agreement that will become effective upon the Closing of the Merger Agreement, pursuant to which Mr. Arkin will serve as the vice-chairman of Perrigo for a term of three years from the date of Closing;

3. A Nominating Agreement pursuant to which Mr. Arkin will be entitled to be nominated to the Board of Directors of Perrigo and to nominate an additional independent director (and in the event of a vacancy on the Perrigo Board, to nominate a third director);

4. An Undertaking Agreement, pursuant to which Mr. Arkin undertook to vote for the Merger Agreement at the shareholders meeting of the Company and to provide Perrigo with a power of attorney to vote his shares in favor of the Merger Agreement.
      E. In addition, the Company’s CEO Mr. Refael Lebel, signed a three year employment agreement that will become effective upon the closing of the Merger Agreement, pursuant to which Mr. Lebel will continue to serve as the Company’s President and will also serve as an executive vice president of Perrigo.
      F. The Merger is subject to the approval of the shareholders of the Company and of Perrigo, issuance of a prospectus in Israel and the US and receipt of all approvals required under any applicable law, including anti trust laws in the jurisdictions relevant to the operations on the companies.

AGIS INDUSTRIES (1983) LTD.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
NIS In Thousands (See Note 1c)
      G. Upon completion the Merger, Perrigo shares will be registered for trading on both the Nasdaq and the Tel-Aviv Stock Exchange in Tel-Aviv (dual listing).
      H. Upon receipt of all necessary regulatory approvals, a special meeting of the shareholders of the Company will be convened. In light of Mr. Arkin’s status as a controlling shareholder and the ancillary agreements described above, the approval of the Merger will be subject to the approvals required pursuant to section 275 of the Companies Law.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of November 14, 2004
among
PERRIGO COMPANY,
PERRIGO ISRAEL OPPORTUNITIES LTD.
and
AGIS INDUSTRIES (1983) LTD.

Page

ARTICLE I	PLAN OF MERGER	A-A-2
1.1	The Merger	A-A-2
1.2	Effective Time; Closing Date	A-A-2
1.3	Effects of the Merger	A-A-2
1.4	Surrender of Certificates	A-A-4
1.5	Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares	A-A-5
1.6	Lost, Stolen or Destroyed Certificates	A-A-6
1.7	Termination of Exchange Fund	A-A-6
1.8	Taking of Necessary Action; Further Action	A-A-6

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-A-6
2.1	Organization and Qualification; Subsidiaries	A-A-6
2.2	Capitalization	A-A-8
2.3	Authority Relative to this Agreement	A-A-9
2.4	No Conflict; Required Filings and Consents	A-A-9
2.5	Compliance; Permits	A-A-10
2.6	ISA/ TASE Documents; Financial Statements	A-A-13
2.7	No Undisclosed Liabilities	A-A-13
2.8	Absence of Certain Changes or Events	A-A-14
2.9	Absence of Litigation	A-A-14
2.10	Employee Matters and Benefit Plans	A-A-14
2.11	Title to Property	A-A-18
2.12	Taxes	A-A-18
2.13	Brokers	A-A-21
2.14	Intellectual Property	A-A-21
2.15	Agreements, Contracts and Commitments	A-A-25
2.16	Environmental Matters	A-A-26
2.17	Opinion of Financial Advisor	A-A-28
2.18	Insurance	A-A-28
2.19	Board Approval	A-A-28
2.20	Inapplicability of Certain Statutes	A-A-28
2.21	Grants, Incentives and Subsidies	A-A-28
2.22	Listing on Tel-Aviv Stock Exchange	A-A-29

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	A-A-29
3.1	Organization and Qualification; Subsidiaries	A-A-29
3.2	Capitalization	A-A-30
3.3	Authority Relative to this Agreement	A-A-30
3.4	No Conflict; Required Filings and Consents	A-A-31
3.5	Compliance; Permits	A-A-31
3.6	SEC Filings; Financial Statements	A-A-32
3.7	No Undisclosed Liabilities	A-A-32

A-i

Page

3.8	Absence of Litigation	A-A-33
3.9	Brokers	A-A-33
3.10	Buyer Employee Matters and Benefit Plans	A-A-33
3.11	Intellectual Property	A-A-33
3.12	Taxes	A-A-34
3.13	Financing	A-A-34
3.14	Absence of Certain Changes or Events	A-A-34
3.15	Environmental Matters	A-A-35
3.16	Fairness Opinion	A-A-35
3.17	Restrictions on Business Activities	A-A-35
3.18	Required Buyer Shareholder Vote	A-A-35
3.19	Board Approvals	A-A-35
3.20	Inapplicability of Certain Statutes and Rights Agreement	A-A-35
3.21	Listing on Nasdaq	A-A-35
3.22	Certain Customer Relationships	A-A-35
3.23	Insurance	A-A-36

ARTICLE IV	Conduct Prior to the Closing Date	A-A-36
4.1	Conduct of Business by the Company	A-A-36
4.2	Conduct of Business by Buyer	A-A-39

ARTICLE V	Additional Agreements	A-A-40
5.1	Prospectus; Shareholder Meetings	A-A-40
5.2	Merger Proposal	A-A-42
5.3	Notification	A-A-42
5.4	Israeli Approvals	A-A-42
5.5	Confidentiality; Access to Information	A-A-43
5.6	No Solicitation	A-A-44
5.7	Board Recommendation	A-A-46
5.8	Public Disclosure	A-A-47
5.9	Commercially Reasonable Efforts	A-A-47
5.10	Indemnification	A-A-48
5.11	Company Affiliate Agreement	A-A-49
5.12	Nasdaq Listing	A-A-49
5.13	Employee Matters	A-A-49
5.14	Section 16 Matters	A-A-50
5.15	Resignations	A-A-51

ARTICLE VI	Conditions to the Merger	A-A-51
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-A-51
6.2	Additional Conditions to Obligations of the Company	A-A-51
6.3	Additional Conditions to the Obligations of Buyer and Merger Sub	A-A-52

ARTICLE VII	Termination, Amendment and Waiver	A-A-52
7.1	Termination	A-A-52
7.2	Notice of Termination; Effect of Termination	A-A-54

A-ii

Page

7.3	Fees and Expenses	A-A-54
7.4	Amendment	A-A-55
7.5	Extension; Waiver	A-A-55

ARTICLE VIII	GENERAL PROVISIONS	A-A-55
8.1	Non-Survival of Representations and Warranties	A-A-55
8.2	Notices	A-A-56
8.3	Construction	A-A-57
8.4	Counterparts	A-A-58
8.5	Entire Agreement; Third Party Beneficiaries	A-A-58
8.6	Severability	A-A-58
8.7	Other Remedies; Specific Performance	A-A-58
8.8	Applicable Law	A-A-58
8.9	Rules of Construction	A-A-58
8.10	Assignment	A-A-59
8.11	Consent to Jurisdiction and Service of Process	A-A-59
8.12	WAIVER OF JURY TRIAL	A-A-59

EXHIBITS

Exhibit A — Form of Merger Proposal

Exhibit B — Form of Affiliate Agreement

A-iii

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	62
affiliate	79
Agreement	1
ANDA Application	30
ANDA Drug Product	17
Antitrust Laws	65
Approvals	9
Blue Sky Laws	13
Buyer Change in Recommendation	64
Buyer Charter Documents	41
Buyer Common Stock	3
Buyer Disclosure Schedule	40
Buyer Employee	45
Buyer Employee Plan	45
Buyer Employment Agreement	46
Buyer Financial Statements	44
Buyer Permits	44
Buyer Recommendation	57
Buyer Restricted Stock	68
Buyer Shareholder	2
Buyer Shareholder Approval	48
Buyer Stockholders Meeting	57
Buyer Voting Agreement	2
Certificates	5
Closing	3
Closing Date	3
COBRA	20
Code	7
Companies Registrar	3
Company	1
Company Change in Recommendation	63
Company Charter Documents	10
Company Confidential Information	29
Company Contract	36
Company Copyrights	29
Company D&O Policy	67
Company Disclosure Schedule	9
Company Employee	20
Company Employee Plan	20
Company Employment Agreement	20
Company ERISA Affiliate	20
Company Financial Statements	18

A-iv

Page

Company Information Technology	29
Company Insiders	70
Company Intellectual Property	29
Company Patents	29
Company Permits	15
Company Product	15
Company Recommendation	57
Company Shareholder Approval	12
Company Shareholders Meeting	55
Company Shares	3
Company Stock Option	4
Company Subsidiaries	9
Company Subsidiary	9
Company Subsidiary Charter Documents	10
Company Trade Secrets	29
Company Trademarks	29
Contract	10
DOJ	65
DOL	20
Effective Time	3
Environmental Law	36
ERISA	20
Exchange Act	13
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	4
FDA	9
FFDCA	15
FMLA	20
Form S-4 Registration Statement	55
Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities	17
FTC	65
German GAAP	27
good reason	68
Governmental Entity	13
Grants	39
Hazardous Material	36
HSR Act	13
Insurance Policies	38
Insured Parties	67
Investment Center	14
IRB	16
IRS	20
ISA	18

A-v

Page

ISA/ TASE Documents	18
Israeli Companies Law	1
Israeli Company Employees	24
Israeli GAAP	18
Israeli Income Tax Ruling	59
Israeli Securities Law	1
Knowledge	79
Law	14
Licensed Company Patents	30
Licensed Company Trade Secrets	30
Licensed Company Trademarks	30
Liens	10
Lock-Up Agreement	2
LTIP	41
Material Adverse Effect	9
Merger	1
Merger Consideration	3
Merger Notice	3
Merger Proposal	57
Merger Sub	1
Multiemployer Plan	21
Nasdaq	14
Non-Disclosure Agreement	60
Non-Interested Shareholders	13
Notice	55
Notice of Superior Proposal	64
OCS	14
Other Filings	56
Pension Plan	21
Permits	37
Permitted Liens	25
person	79
Post-Merger Employees	68
Post-Merger Plans	68
Principal Shareholder	2
Product Liability Insurance Policies	49
Prospectus	55
RCRA	36
Representatives	61
Retention Agreements	69
Right	3
Rights Agreement	3
SEC	44
SEC Documents	44

A-vi

Page

Section 16 Information	70
Securities Act	13
Special Bonuses	69
subsidiary	79
Superior Proposal	62
Surviving Corporation	2
TASE	14
Tax	25
Tax Returns	26
Taxes	25
Termination Date	72
Termination Fee	75
U.S. GAAP	44
Undertaking Agreement	2
Vesting Date	68

A-vii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 14, 2004 among Perrigo Company, a Michigan corporation (“Buyer”), Perrigo Israel Opportunities Ltd., an Israeli company and an indirect wholly owned subsidiary of Buyer (“Merger Sub”), and Agis Industries (1983) Ltd., an Israeli public company (the “Company”).

      WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for Buyer to acquire the Company upon the terms and subject to the conditions of this Agreement;

      WHEREAS, in furtherance of such acquisition, the Boards of Directors of Buyer, Merger Sub and the Company have each unanimously (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law-5759-1999 (together with the rules and regulations promulgated thereunder, the “Israeli Companies Law”)) approved this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company in accordance with Sections 314 through 327 of the Israeli Companies Law, and the Israeli Securities Law, 1968 (together with the regulations promulgated thereunder, the “Israeli Securities Law”), and upon the terms and subject to the conditions of this Agreement;

      WHEREAS, the Board of Directors of the Company has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined herein) will be unable to fulfill the obligations of the Company to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated hereby;

      WHEREAS, the Boards of Directors of Buyer and Merger Sub have each unanimously: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective companies and shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of their respective companies approve, in the case of Buyer, the issuance of the Buyer Common Stock (as defined herein) pursuant to this Agreement, and, in the case of Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby;

      WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer is entering into (i) an Undertaking Agreement (the “Undertaking Agreement”) with Moshe Arkin (the “Principal Shareholder”) and the Company pursuant to which, among other things, the Principal Shareholder has agreed, subject to the terms and conditions therein, to retain unencumbered all shares of capital stock of the Company owned by him, to vote or deliver written consents with respect to all such shares in favor of approval of this Agreement and the transactions contemplated hereby (including the Merger) and vote or deliver written consents with respect to all such shares against any transaction that is reasonably likely to impair the ability of Buyer, Merger Sub or the Company to consummate the transactions contemplated hereby (including the Merger); and (ii) a Lock-Up Agreement (the “Lock-Up Agreement”) with the Principal Shareholder pursuant to which the Principal Shareholder has agreed to certain restrictions with respect to the sale or other disposition of Buyer Common Stock received by the Principal Shareholder in the Merger;

      WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company is entering into a Voting Agreement (the “Buyer Voting Agreement”) with a certain shareholder of Buyer (the “Buyer Shareholder”) pursuant to which, among other things, such Buyer Shareholder has agreed, subject to the terms and conditions therein, to vote or deliver written consents with respect to all shares of capital stock

A-A-1

of Buyer owned by such shareholder in favor of approval of the issuance of the Buyer Common Stock pursuant to this Agreement; and

      WHEREAS, Buyer intends to operate the Surviving Corporation’s business in Israel in substantially the same manner as the business has been operated by the Company in the past.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PLAN OF MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Israeli Companies Law, at the Effective Time (as defined herein), Merger Sub (as the target company (Chevrat Yaad) in the Merger) shall be merged with and into the Company (as the absorbing company (Chevra Koletet) in the Merger). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation (the “Surviving Corporation”) and shall (a) become a wholly owned direct or indirect subsidiary of Buyer, (b) be governed by the laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Israeli Companies Law. Buyer, as the sole direct or indirect shareholder of Merger Sub, shall approve or cause to be approved the Merger and this Agreement at the general shareholders meeting of Merger Sub as promptly as practicable following the execution hereof.

      1.2     Effective Time; Closing Date. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs is referred to herein as the “Closing Date”), which shall be no later than the fifth business day after the later to occur of: (a) the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied or waived as of the Closing); or (b) the 71st day after the delivery of the Merger Proposal (as defined herein) to the office of the Companies Registrar of the State of Israel (the “Companies Registrar”), or at such other time, date and location as the parties hereto shall mutually agree. On or before the Closing Date, Merger Sub and the Company shall each, in coordination with each other, deliver to the Companies Registrar a notice (the “Merger Notice”) informing the Companies Registrar that the Merger was approved by the general shareholders meetings of Merger Sub and the Company, respectively. The Merger shall become effective upon the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with section 323(5) of the Israeli Companies Law. The time at which the Merger becomes effective is referred to herein as the “Effective Time”.

      1.3     Effects of the Merger. At the Effective Time, without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Shares. Each Ordinary Share, NIS 1.00 par value per share, of the Company (collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time, other than any Company Shares held in the treasury of the Company or owned by Buyer or any direct or indirect wholly owned subsidiary of the Company or Buyer immediately prior to the Effective Time, shall automatically be converted into and represent the right to receive the following (the “Merger Consideration”): (i) 0.8011 shares of common stock, without par value, of Buyer (the “Buyer Common Stock”); and (ii) $14.93 in cash, in each case payable without interest to the holder of such Company Share upon surrender, in the manner provided in Section 1.4, of the certificate that formerly evidenced such Company Share. Upon the issuance of any Buyer Common Stock hereunder, and pursuant to Buyer’s existing Rights Agreement dated as of April 10, 1996 (as the same may be amended from time to time, the “Rights Agreement”) between Buyer and State Street Bank & Trust Company, as rights agent, one Preferred Share Purchase Right issuable pursuant

A-A-2

to the Rights Agreement or any other right issued in substitution therefor (a “Right”) shall be issued together with and shall attach to each share of Buyer Common Stock issued pursuant to the terms of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time. References in this Agreement to Buyer Common Stock shall include, unless the context requires otherwise, the Rights.

(b) Buyer-Owned Stock and Stock Held in Treasury. Each Company Share held in the treasury of the Company or owned by Buyer or any direct or indirect wholly owned subsidiary of the Company or of Buyer immediately prior to the Effective Time shall be cancelled and retired without any conversion or consideration paid in respect thereof, and shall cease to exist.

(c) Stock Options. Effective as of the Effective Time, each outstanding option or right to acquire Company Shares then outstanding (each, a “Company Stock Option”), whether or not then exercisable, shall be assumed by Buyer and converted into an option to purchase shares of Buyer Common Stock in accordance with this Section 1.3(c). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions (including vesting schedule) as set forth in the applicable agreement pursuant to which such Company Stock Option was granted immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole shares of Buyer Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by 1.6022 (the “Exchange Ratio”), rounded to the nearest whole number of shares of Buyer Common Stock, and (ii) the per share exercise price for each share of Buyer Common Stock issuable upon exercise of each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time (expressed in U.S. Dollars based on the exchange rate in effect as of the close of business on the business day immediately preceding the date hereof) by the Exchange Ratio, rounded to the nearest whole cent. If not otherwise covered by a registration statement on Form S-8 in place as of the Effective Time, then as promptly as practicable, but in no event later than 60 days after the Closing, Buyer shall register the shares of Buyer Common Stock issuable upon exercise of Company Stock Option converted pursuant to this Section 1.3(c) by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form with the SEC (as defined herein), and Buyer shall use reasonable best efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus with respect thereto for so long as such options remain outstanding. The Company shall use its reasonable best efforts to obtain any and all consents necessary to allow for the conversion of the Company Stock Options as provided in this Section 1.3(c).

(d) Articles of Association. At the Effective Time, the Articles of Association of the Company shall be the Articles of Association of the Surviving Corporation until thereafter amended in accordance with the Israeli Companies Law and such Articles of Association.

(e) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly appointed.

(f) Capital Stock of Merger Sub. Each Ordinary Share, NIS 1.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Ordinary Share, NIS 1.00 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub

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immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(g) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Buyer Common Stock or Company Shares), cash dividends (other than any regular quarterly Buyer dividend of no more than $0.04 per share of Buyer Common Stock), stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.

(h) Fractional Shares. No fraction of a share of Buyer Common Stock will be issued to represent any fractional share interests in Buyer Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate (as defined herein) held thereby, receive from Buyer an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) $18.638. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

      1.4     Surrender of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Buyer shall appoint a bank or trust company that maintains an office in Israel reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the exchange of the Merger Consideration upon surrender of certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive Merger Consideration pursuant to Section 1.3 (the “Certificates”).

      (b) Buyer to Provide Merger Consideration. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Article I, the Merger Consideration and cash in an amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Company Shares may be entitled pursuant to Section 1.3(h) and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 1.4(d) (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 1.3(h) and 1.4(d)), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration, cash in lieu of any fractional shares of Buyer Common Stock and any dividends or other distributions contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 1.4, the Exchange Fund shall not be used for any other purpose.

      (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than three business days thereafter), Buyer shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a Certificate (i) a letter of transmittal (in the English and Hebrew languages) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent), that shall also be in such form and have such other provisions as Buyer and the Company may reasonably specify, and (ii) instructions (in the English and Hebrew languages) for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in

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exchange therefor the Merger Consideration, cash in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 1.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.4(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which the Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 1.3, cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.3(h) and any dividends or other distributions pursuant to Section 1.4(d).

      (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Buyer Common Stock with a record date at or after the Effective Time will be paid to the holders of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the surrender of such Certificate in accordance with this Section 1.4. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall promptly deliver to the record holder thereof, without interest, certificates representing whole shares of Buyer Common Stock issued in exchange therefor along with payment of the amount of cash, if any, into which the aggregate number of Company Shares previously represented by such certificate surrendered shall have been converted pursuant to this Agreement, cash payable in lieu of fractional shares pursuant to Section 1.3(h) and the amount of any such dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock.

      (e) Transfers of Ownership. If certificates representing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Buyer or any agent designated by it any transfer or other Taxes (as defined herein) required by reason of the issuance of certificates representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Buyer or any agent designated by it that such Tax has been paid or is not payable.

      (f) Required Withholding. Each of the Exchange Agent and Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom (i) if and to the extent required under the Israeli Tax Ordinance and the regulations promulgated thereunder, the Israeli Income Tax Ruling (as defined herein) or any other provision of Israeli law, statute, regulation, administrative ruling, pronouncement or other authority or judicial opinion or (ii) if required under section 3401 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of United States federal, state or local or foreign Tax Law, but only to the extent that any consideration payable or otherwise deliverable pursuant to this Agreement is treated as compensation for services. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (g) No Liability. Notwithstanding anything to the contrary in this Section 1.4, neither the Exchange Agent, Buyer nor any party hereto shall be liable to a holder of shares of Buyer Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.5     Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (a) the share transfer books of the Company shall be deemed closed, and no transfer of any certificates theretofore representing Company Shares shall thereafter be made or consummated; and (b) all holders of Certificates shall cease to have any rights as shareholders of the Company except for any right to receive the Merger Consideration, cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.3(h) and any dividends or other distributions pursuant to Section 1.4(d). All shares of Buyer Common Stock issued in accordance with the terms hereof (including any cash paid in respect

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thereof pursuant to Section 1.3(h) or 1.4(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

      1.6     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 1.3, any cash in lieu of fractional shares of Buyer Common Stock payable to the holder thereof pursuant to Section 1.3(h) and any dividends or other distributions payable to the holder thereof pursuant to Section 1.4(d).

      1.7     Termination of Exchange Fund. Promptly following the date that is 180 days after the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to Buyer any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Certificate may surrender such Certificate to Buyer or the Surviving Corporation and (subject to abandoned property, escheat and other similar laws) receive in consideration therefor the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 1.3, without interest, cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.3(h) and any dividends or other distributions pursuant to Section 1.4(d), but such holder shall have no greater rights against Buyer or the Surviving Corporation than may be accorded to general creditors of Buyer or the Surviving Corporation under applicable law.

      1.8     Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby, the officers and directors of the Company, Merger Sub and Buyer will take any and all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Buyer as follows:

      2.1     Organization and Qualification; Subsidiaries.

      (a) Each of the Company and the Company Subsidiaries (as defined herein) is a corporation duly organized and validly existing and, where such concept is applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined herein) on the Company. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where such concept is applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For the purposes of this Agreement,

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“Material Adverse Effect” means, with respect to any party hereto, any event, change, circumstance or state of facts which individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, materially impair the ability of such party to perform any of its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall exclude events, changes, circumstances and states of facts (i) that result or arise from events, changes, circumstances or states of facts generally affecting any industry in which such party operates or the economy in any of the countries in which such party operates, (ii) that result or arise from events, changes, circumstances or states of facts affecting general worldwide economic or capital market conditions, which in the case of each of the immediately preceding clause (i) and this clause (ii) do not materially disproportionately affect such party, (iii) specifically related to the results of pre-clinical and clinical testing (including bioequivalence testing), United States Food and Drug Administration (“FDA”) review of regulatory submissions (except to the extent that review issues relate to general FDA compliance considerations, such as compliance with good manufacturing practice requirements), including the approval by the FDA of any products of any third party that are competitive with products of the Company or any Company Subsidiary, and patent litigation for drugs that are pending or planned to be submitted for approval under abbreviated new drug applications or section 505(b)(2) applications, or (iv) that result or arise from the execution of this Agreement or the announcement of the transactions contemplated hereby.

      (b) Section 2.1(b) of that certain Schedule dated as of the date hereof, signed by a duly authorized officer of the Company and delivered to Buyer on the date hereof (the “Company Disclosure Schedule”), lists each of the Company’s subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), the jurisdiction of incorporation of each Company Subsidiary and the Company’s equity interest therein, and, if not directly or indirectly wholly owned by the Company, to the Knowledge (as defined herein) of the Company, the identity and ownership interest of each of the other owners of such Company Subsidiary. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any Company Subsidiary has agreed, is obligated to make or is bound (or has bound its property) by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, arrangement or undertaking of any nature under applicable law (a “Contract”) under which it is or is reasonably likely to become obligated to make any future investment in or capital contribution to any other entity in excess of $100,000 in the aggregate with other such Contracts. Other than the Company’s interests in the Company Subsidiaries, and except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity. All of the issued and outstanding shares of capital stock of or other equity interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights, and, except as set forth in Section 2.1(b) of the Company Disclosure Schedule, all such shares or interests owned by the Company or any Company Subsidiary are owned free and clear of all pledges, hypothecations, claims, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

      (c) Memorandum of Association; Articles of Association. The Company has made available to Buyer (i) a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the “Company Charter Documents”) and (ii) complete and correct copies of the Articles of Incorporation, bylaws, organization documents, partnership, joint venture and operating agreements and similar constitutive documents of each Company Subsidiary as amended to the date of this Agreement (collectively, the “Company Subsidiary Charter Documents”). Such Company Charter Documents and Company Subsidiary Charter Documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or any of the Company Subsidiaries have been commenced. Except as set forth in Section 2.1(c) of the Company

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Disclosure Schedule, the Company is not in violation of any of the provisions of the Company Charter Documents, and no Company Subsidiary is in violation of its applicable Company Subsidiary Charter Documents.

      2.2     Capitalization.

(a) The registered (authorized) share capital of the Company consists of 40,000,000 Company Shares, NIS 1.00 par value per share. As of the date hereof: (i) 31,326,116 Company Shares are issued and outstanding; (ii) except as set forth in Section 2.2(a) of the Company Disclosure Schedule, no Company Shares are held in treasury by the Company or any Company Subsidiary; and (iii) 75,000 Company Shares are reserved for issuance upon the exercise of options or the grant of the rights to purchase Company Shares.

(b) All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

(c) Section 2.2(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Company Shares subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; and (v) the applicable vesting schedule, including the vesting commencement date. The Company has made available to Buyer and Merger Sub accurate and complete copies of all Company option plans, if any, pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All Company Shares subject to issuance have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, there are no commitments, agreements or understandings of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all laws applicable to the issuance of securities or stock options, and (ii) all requirements set forth in applicable Contracts, except where the failure to comply with any such requirements would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d) Except (i) as set forth in Section 2.2(d) of the Company Disclosure Schedule, (ii) for securities that the Company owns free and clear of all Liens, options, rights of first refusal, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but specifically excluding any restrictions under applicable securities laws) directly or indirectly through one or more Company Subsidiaries, and (iii) for shares of capital stock or other similar ownership interests of Company Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Company Subsidiaries (which shares or other interests do not materially affect the Company’s control of such Company Subsidiaries), as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Company Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(d) of the Company Disclosure Schedule or as set forth in Section 2.2(a), as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights

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(including preemptive rights), commitments or agreements of any character to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.2(d) of the Company Disclosure Schedule, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or commitment to which the Company or any Company Subsidiary is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of the Company Subsidiaries.

      2.3     Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of the Company of this Agreement and receipt of required regulatory approvals and consents, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the foregoing, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

      The required votes for the approval of the Merger (the “Company Shareholder Approval”) are: (i) the affirmative vote of 75% of the voting power of the Company Shares present and voting at the Company Shareholders Meeting in person or by proxy; and (ii) if the Principal Shareholder has a “personal interest” (as such term is defined under the Israeli Companies Law) in this Agreement or the Merger, the affirmative vote of at least one-third of the aggregate voting power of the Company Shares held by shareholders that do not have a personal interest in this Agreement and the Merger and who are present and voting at the Company Shareholders Meeting (the “Non-Interested Shareholders”); provided, however, such one-third vote would not be required in the event that the total votes opposing the Merger cast by the Non-Interested Shareholders do not exceed 1% of the voting rights in the Company.

      2.4     No Conflict; Required Filings and Consents.

      (a) Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any Company Subsidiary, (ii) subject to obtaining the approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby and compliance with the requirements set forth in Section 2.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which the Company’s or any Company Subsidiary’s property is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require any notice or consent pursuant to, impair the Company’s or any Company Subsidiary’s rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or rights to payment under, or result in the creation of a Lien (other than Permitted Liens (as defined herein)) on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, merger or other acquisition agreement, license, permit, franchise, concession or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or

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the Company’s or any Company Subsidiary’s property is bound except to the extent such conflict, violation, breach, failure to give notice or obtain consent, default, impairment of rights, losses, Liens (other than Permitted Liens) or other effect would not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby do not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission or governmental or regulatory authority, U.S. or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”), state securities laws (“Blue Sky Laws”), Israeli Securities Law, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the requirements of any Governmental Entity under applicable competition, antitrust or foreign investment laws, the approval of the Israeli Investment Center of the Israeli Ministry of Trade & Industry (the “Investment Center”), the approval of the office of the Chief Scientist of the Israeli Ministry of Trade & Industry (“OCS”), the approval of the Israeli Commissioner of Restrictive Trade Practices to the extent required pursuant to the Restrictive Trade Practices Act, 1988, the approval of the Israeli Lands Authority, the required approvals of this Agreement by the Company’s shareholders pursuant to Israeli Law, the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) and the Tel-Aviv Stock Exchange (“TASE”), and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Buyer, Merger Sub or their affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      2.5     Compliance; Permits.

      (a) Except as set forth in Section 2.5(a) of the Company Disclosure Schedule and excluding labor and employee benefits matters which are exclusively covered in Section 2.10, tax matters which are exclusively covered in Section 2.12, and environmental matters which are exclusively covered in Section 2.16, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, statute, code, rule, regulation (including regulations or requirements of any stock exchange), order, ordinance, judgment or decree or other pronouncement having the effect of law in the United States, Israel, or any foreign country or any state, county, city or other subdivision of any Governmental Entity including without limitation, those covering biopharmaceuticals, pharmaceuticals (including drugs), biologics, radiopharmaceuticals, controlled substances, energy, safety, health, information technology, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters (collectively, “Law”) applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or their respective properties is bound, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity is, to the Knowledge of the Company, pending or threatened against the Company or any Company Subsidiary, nor, to the Knowledge of the Company, has during the past five years any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule and excluding labor and employee benefits matters which are exclusively covered in Section 2.10, tax matters which are exclusively covered in Section 2.12, and environmental matters which are exclusively covered in

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Section 2.16, the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders and approvals and other authorizations from Governmental Entities to test, manufacture, market, sell or distribute their respective products, to own, lease and operate their respective properties and assets, or carry on their respective businesses as they are now being conducted or otherwise which are material to the operation of the business of the Company and the Company Subsidiary taken as a whole (collectively, the “Company Permits”). All such Company Permits are in full force and effect, and as of the date of this Agreement, none of the Company Permits has, during the past five years, been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Company, threatened in writing, except where such failure to be in full force and effect or such withdrawal, revocation, suspension or cancellation, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each Company Subsidiary have been, during the past five years, and are in compliance in all respects with the terms of the Company Permits and any conditions placed thereon, except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) Each product subject to the Federal Food, Drug and Cosmetic Act (the “FFDCA”), the FDA regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction that is developed, manufactured, tested, packaged, labeled, marketed, sold and/or distributed by the Company or any Company Subsidiary (each such product, a “Company Product”), is being developed, researched, manufactured, tested, packaged, labeled, marketed, sold and/or distributed in compliance in all material respects with all applicable requirements under the FFDCA or similar applicable laws, including those relating to investigational use, investigational new drug applications, new drug applications, abbreviated new drug applications, good clinical and manufacturing practices, record keeping, filing of reports and patient privacy, and medical record security.

      (d) (i) During the past five years, neither the Company nor any Company Subsidiary has received any notice or other communication from the FDA or any other Governmental Entity in any domestic or foreign jurisdiction alleging any violation of any law by the Company or any Company Subsidiary applicable to any Company Product, except for any violation that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. During the past five years, except as identified in Section 2.5(d)(i) of the Company Disclosure Schedule, no Governmental Entity or regulatory authority has served any notice, warning letter, regulatory letter, Section 305 notice, or any other similar communication on the Company or any of the Company Subsidiaries stating that their businesses were or are in material violation of any law, regulation, rule, ordinance, clearance, approval, permissions, authorizations, consents, exemption, guidance or guideline, or were or are the subject of any material pending, threatened or anticipated administrative agency or Governmental Entity investigation, proceeding, review or inquiry, or that there are circumstances currently existing which would reasonably be expected to lead to any loss of or refusal to renew any of the Company Permits held by the Company or any of the Company Subsidiaries. All manufacturing facilities of Company and Company Subsidiaries are operated in compliance in all material respects with the FDA’s current good manufacturing practice regulations, 21 C.F.R. Parts 210 and 211.

      (ii) Except as set forth in Section 2.5(d)(ii) of the Company Disclosure Schedule, during the three years prior to the date hereof, neither the Company nor any Company Subsidiary or any affiliate (as defined herein) thereof has received or been subject to any FDA Form 483’s relating to the Company Products.

      (iii) Section 2.5(d)(iii) of the Company Disclosure Schedule sets forth a list as of the date hereof of all of the following with respect to the Company Products in the last three years, copies of all of which have been made available to Buyer prior to the date hereof: (A) reports of inspection observations from any Governmental Entity related to manufacturing facilities where products of the Company or any Company Subsidiary, or any affiliate thereof, are being manufactured, and (B) establishment inspection reports from any Governmental Entity.

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      (e) Except as set forth in Section 2.5(e) of the Company Disclosure Schedule, all preclinical and clinical trials and bioequivalence studies conducted, supervised or monitored by the Company or the Company Subsidiaries have been conducted in compliance with all applicable federal, state, and local Laws, and the regulations and requirements of any Governmental Entity, including without limitation, FDA good clinical practice and good laboratory practice requirements except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on the Company. During the past three years the Company and the Company Subsidiaries have consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised or monitored by the Company and the Company Subsidiaries. In no clinical trial conducted, supervised or monitored by the Company or the Company Subsidiaries in the past three years has IRB approval been suspended, terminated, put on clinical hold or voluntarily withdrawn because of deficiencies attributed to the Company or the Company Subsidiaries.

      (f) The Company has made available to Buyer all (i) approved and pending new drug applications (including section 505(b)(2) applications) and abbreviated new drug applications as of the date hereof, specifying related reference listed drugs, Paragraph IV patent certifications, and the status and results of all associated pre-clinical and clinical testing, and (ii) pre-clinical and clinical studies and trials and bioequivalence studies referenced in the Company’s Investigational New Drug applications, pending new drug applications (including section 505(b)(2) applications) and abbreviated new drug applications as of the date hereof, specifying related reference listed drugs, and Paragraph IV patent certifications, filed with the FDA, or any similar applications in any domestic or foreign jurisdiction, as amended from time to time, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by (A) the Company or any Company Subsidiary, (B) to the Knowledge of the Company, its licensors and their respective affiliates and (C) to the Knowledge of the Company, any third-party investigator and such third-party’s licensors. The Company has made available to Buyer true, complete and accurate copies of all material data and reports with respect to such studies and trials, all other material information regarding the efficacy and safety of the Company Products. The Company has made available to Buyer all material correspondence and contact information between the Company and the FDA and other Governmental Entity regarding the Company Products, and, to the extent provided to the Company or any Company Subsidiary, between the FDA and other Governmental Entities relating thereto.

      (g) Except as set forth in Section 2.5(g) of the Company Disclosure Schedule, the Company has no Knowledge of any safety, efficacy, regulatory, legal or other issues that could reasonably be expected to have a material adverse effect on the FDA approval of existing products.

      (h) During the past five years, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, employee or agent acting on behalf of the Company or any Company Subsidiary, has, unless corrected in a subsequent statement, act or disclosure made prior to the date hereof, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to violate the FDA policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any officer, employee or agent acting on behalf of the Company or any Company Subsidiary, has, during the past five years, been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or been charged with or convicted under U.S. Law for conduct relating to the development or approval, or otherwise relating to the regulation of any Company Product that is a drug under the Generic Drug Enforcement Act of 1992, or any other relevant Law. During the past three years, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, employee or agent acting on behalf of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social

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Security Act or any similar Law. Neither the Company nor any of the Company Subsidiaries, or, to the Knowledge of the Company, any of their agents or employees acting on their behalf, have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, without limitation, the Medicare/ Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001.

      (i) Except as set forth in Section 2.5(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to an agreement to refrain from, or to limit, for any period of time, the research, development, manufacture, marketing, distribution or sale of a drug approved under an abbreviated new drug application (“ANDA Drug Product”) that it controls and is of the same kind (i.e., has the same dosage form, contains the same active pharmaceutical ingredient) as another ANDA Drug Product controlled by another party to the agreement.

      2.6     ISA/ TASE Documents; Financial Statements. The Company has filed with the Israeli Securities Authority (the “ISA”) and TASE and made available to Buyer all reports, schedules, forms, statements and other documents required to be filed with the ISA and TASE by the Company since January 1, 2001 (collectively, the “ISA/ TASE Documents”). (i) All of the ISA/ TASE Documents (other than preliminary material) complied, as of their respective filing dates, in all material respects with all applicable requirements of the ISA; (ii) none of the ISA/ TASE Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later ISA/ TASE Documents filed and publicly available prior to the date hereof; and (iii) the consolidated financial statements of the Company and the Company Subsidiaries included in the ISA/ TASE Documents, including without limitation (A) the audited consolidated balance sheet of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2003 and the related statements of operations, retained earnings and cash flows for the fiscal year ended on such date, together with supporting notes, schedules and the report thereon from Chaikin, Cohen, Rubin and Gilboa and Kesselman and Kesselman and (B) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries for the six months ended on June 30, 2004 and the related statements of operations, retained earnings and cash flows for the period ended on such date, together with supporting notes and schedules (collectively, the “Company Financial Statements”), complied in all material respects with applicable accounting requirements and the Israeli Securities Law and Israeli Companies Law as were in effect on the date of such statement, have been prepared from the books and records of the Company in accordance with Israeli generally accepted accounting principles (“Israeli GAAP”) and the requirements of Israeli Securities Law, in each case as were in effect on the date of such statement (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments which, individually and in the aggregate, are not material), applied on a consistent basis during the periods involved, fairly present in all material respects, in accordance with the applicable requirements of Israeli GAAP and Israeli Securities Law, in each case as were in effect on the date of such statement, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments which, individually and in the aggregate, are not material). No Company Subsidiary is required to file any forms, reports or other documents with the ISA. Except as set forth in Section 2.6 of the Company Disclosure Schedule, there are no Company Subsidiaries that are not consolidated for accounting purposes.

      2.7     No Undisclosed Liabilities. Except (a) as set forth in Section 2.7 of the Company Disclosure Schedule or the Company Financial Statements (b) for obligations incurred since June 30, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (c) for obligations under this Agreement and the transactions contemplated hereby, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by Israeli GAAP to be disclosed on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto.

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      2.8     Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule and except for the transactions contemplated hereby, since June 30, 2004, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has not been: (i) any event or occurrence which has had or is reasonably likely to have a Material Adverse Effect on the Company; (ii) any authorization, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any Company Subsidiary’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any Company Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or cancellation of such options in accordance with Section 1.3(c); (iii) any split, combination or reclassification of any of the Company’s or any Company Subsidiary’s capital stock; (iv) any granting by the Company or any Company Subsidiary of any increase in compensation or fringe benefits, except for normal grants and increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any Company Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (including annual bonuses with respect to 2004 to eligible Company Employees (as defined herein) determined in accordance with past practice of the Company by the Chief Executive Officer of the Company or his designee), or any granting by the Company or any Company Subsidiary of any increase in severance or termination pay or any entry by the Company or any Company Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in Israeli GAAP, or any material election or agreement with respect to Taxes with respect to the Company and the Company Subsidiaries; or (vi) any revaluation by the Company of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable that are material to the Company.

      2.9     Absence of Litigation. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any properties or rights of the Company or any Company Subsidiary, by or before any Governmental Entity, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to (a) result in the payment by the Company or any Company Subsidiary of any amounts in excess of $2,500,000 or (b) have a Material Adverse Effect on the Company.

      2.10     Employee Matters and Benefit Plans.

      (a) Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(ii) “Company Employee” shall mean any current, former or retired employee, officer or director of the Company or any Company Subsidiary;

(iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or arrangement of any kind (excluding any Company Employment Agreement (as defined herein)) providing for compensation, severance, termination pay, bonus, incentive compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation and other insurance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of

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Section 3(3) of ERISA (as defined herein), which is adopted, maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary under which any Company Employee, or any beneficiary thereof, is covered, is eligible for coverage or has any benefit rights;

(iv) “Company Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Company Subsidiary and any Company Employee;

(v) “Company ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(vi) “DOL” shall mean the Department of Labor;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “IRS” shall mean the Internal Revenue Service;

(x) “Multiemployer Plan” shall mean any Pension Plan (as defined herein) which is a “multiemployer plan” as defined in Section 3(37) of ERISA;

(xi) “Pension Plan” shall mean an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

      (b) Company Employee Plans and Company Employment Agreements. Section 2.10(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each material Company Employee Plan, and each Company Employment Agreement that provides for annual base salary in excess of $100,000. The Company does not have any commitment to establish, adopt or enter into any new material Company Employee Plans or Company Employment Agreements that provide for annual base salary in excess of $100,000, or to modify any material Company Employee Plan or Company Employment Agreement that provides for annual base salary in excess of $100,000 (except to the extent required by applicable Law).

      (c) Documents. The Company has provided or made available to Buyer and Merger Sub correct and complete copies of: (i) each Company Employee Plan listed in Section 2.10(b) of the Company Disclosure Schedule and each Company Employment Agreement listed in Section 2.10(b) of the Company Disclosure Schedule, including without limitation all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts and group insurance contracts; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan prior to the date hereof; (iii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (vi) all IRS determination or opinion letters with respect to each Company Employee Plan.

      (d) Company Employee Plan Compliance. Other than a Company Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect: (i) each Company Employee Plan and Company Employee Agreement has been established and maintained in all respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code (to the extent applicable); (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination or opinion letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time

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under applicable United States Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt for which the Company or any Company Subsidiary would incur material liability has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or any Company Employment Agreement or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without liability to Buyer, Merger Sub, the Company or any Company Subsidiary (other than for benefits accrued to date and ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Company ERISA Affiliate, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any ERISA Affiliate has incurred liability for any tax imposed under section 4971 through 4980E of the Code or civil liability under section 501(i) or (l) of ERISA; (viii) no tax has been imposed under section 511 of the Code with respect to any Company Employee Plan (or trust or funding vehicle pursuant thereto); and (ix) all contributions to Company Employee Plans that were required to be made under such Company Employee Plans have been made on a timely basis.

      (e) Pension Plan. Except as set forth in Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (f) Multiemployer and Multiple Employer Plans. Except as set forth in Section 2.10(f) of the Company Disclosure Schedule, during the past six years neither the Company nor any Company ERISA Affiliate has contributed to or been obligated to contribute to any Multiemployer Plan. Except as set forth in Section 2.10(f) of the Company Disclosure Schedule, neither the Company, nor any Company ERISA Affiliate has during the past six years maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. With respect to each Multiemployer Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no withdrawal liability has been incurred by the Company or any Company ERISA Affiliate, and the Company has no reason to believe that any such liability will be incurred prior to the Closing Date, (ii) no such plan is in “reorganization” (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, and (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

      (g) No Post-Employment Obligations. Except as set forth in Section 2.10(g) of the Company Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance or health benefits beyond termination of employment to any person for any reason, except (i) as may be required by COBRA or other applicable Law, (ii) benefits, the full cost of which are borne by Company Employees or their beneficiaries, or (iii) continuing coverage until the end of the month in which retirement or termination of employment occurs.

      (h) Health Care Compliance. Except as would not be reasonably expected to result in a Material Adverse Effect, neither the Company nor any Company ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA to the extent applicable, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Company Employees.

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      (i) Effect of Transaction. Subject to applicable Laws and except as set forth on Section 2.10(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with a second event dependent upon the consummation of the transactions contemplated hereby (e.g., termination of employment)) constitute an event under any Company Employee Plan or Company Employment Agreement that would reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

      (j) Employment Matters. With respect to Company Employees (other than Israeli Company Employees, as defined herein), the Company and the Company Subsidiaries: (i) with respect to each applicant for employment and Company Employee, are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations (including without limitation the National Labor Relations Act) respecting employment, employment practices, terms and conditions of employment, wages and hours and workplace safety; (ii) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) are not liable for any wages or any taxes (other than wages or taxes which are not yet due to be paid); and (iv) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company’s Knowledge, threatened material labor disputes, charges, grievances, claims or actions against the Company or any Company Subsidiary regarding any employment matters.

      (k) Labor. With respect to Company Employees (other than Israeli Company Employees): (i) except as set forth in Section 2.10(k)(i) of the Company Disclosure Schedule, within the past five years no work stoppage or labor strike against the Company or any Company Subsidiary has occurred, is pending or, to the Knowledge of the Company, threatened; (ii) the Company has no Knowledge of any activities or proceedings of any labor union to organize any Company Employees; and (iii) except as set forth in Section 2.10(k)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.

      (l) Employees Resident in Israel. Notwithstanding anything contained in this Agreement to the contrary, and solely with respect to employees of the Company who reside in Israel (“Israeli Company Employees”) and except as set forth in Section 2.10(l) of the Company Disclosure Schedule: (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Company Employees, or is otherwise required (under any Law, contract or otherwise) to provide benefits or working conditions beyond those required by Law or pursuant to rules and regulations thereunder (including expansion orders of the Ministry of Labor or Welfare) or of the Histadrut (General Federation of Labor) or the Coordinating Bureau of Economic Organization and the Industrialists’ Association, and neither the Company nor any Company Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Company Employees; (ii) all of the Israeli Company Employees are “at will” employees subject to (x) the termination notice provisions included in Company Employment Agreements, (y) collective bargaining contracts or (z) the requirements of applicable Law; (iii) except for the Company Employment Agreements described in Section 2.10(l) of the Company Disclosure Schedule, there is no contract between the Company or any Company Subsidiary and any Israeli Company Employees whose annual base salary is in excess of $100,000 or directors that cannot be terminated by the Company or such Company Subsidiary upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay and accrued pay through the date hereof); (iv) the obligations of the Company and each Company Subsidiary to provide severance pay to their respective

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Israeli Company Employees are either fully funded or have been properly provided for in the Company’s financial statements in accordance with Israeli GAAP; (v) neither the Company nor any Company Subsidiary is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (other than wages or taxes which are not yet due to be paid); (vi) all amounts that the Company or any Company Subsidiary is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and to pay to any Governmental Entity as required by Israeli Tax ordinances or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any Company Subsidiary has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than outstanding obligations in the ordinary course of business consistent with past practice); and (vii) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to their respective Israeli Company Employees.

      2.11     Title to Property. Except as disclosed in Section 2.11 of the Company Disclosure Schedule, and except for inventory and other property sold, licensed, leased used or otherwise disposed of in the ordinary course of business, the Company and each Company Subsidiary has good title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and material assets, free and clear of all Liens, except for: (i) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, construction and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company has, to the extent required by Israeli GAAP, set aside on its books adequate reserves; (ii) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate legal or administrative proceedings and as to which the Company has, to the extent required by Israeli GAAP, set aside on its books adequate reserves; (iii) with respect to leasehold interests, liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of such business; and (iv) any minor imperfections of title which do not materially interfere with the present use of the property affected thereby (collectively, “Permitted Liens”), and all leases pursuant to which the Company or any Company Subsidiary lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or any Company Subsidiary or, to the Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default and in respect of which the Company or Company Subsidiary has not taken adequate steps to prevent such default from occurring) except for such failures to be in good standing, valid and effective and for such defaults or events of default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 2.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any real property. All the plants, structures and equipment of the Company and the Company Subsidiaries that are material to the operations of the Company’s and the Company Subsidiaries’ business as currently conducted are in good operating condition and repair, with the exception of normal wear and tear, in all material respects.

      2.12     Taxes.

      (a) Definition of Taxes. For the purposes of this Agreement, (i) “Tax” or, collectively, “Taxes” means (i) any and all United States, Israeli, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, customs, fees, levies, impositions and liabilities, including, but not limited to, taxes based upon or measured by gross receipts, gross or net income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, excise and property taxes, together with all interest, penalties, additions to tax and

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additional amounts imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treasury Regulation Section 1.1502-6 or any comparable provision of Israeli, foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Tax Returns and Audits.

      Except as set forth in Section 2.12(b) of the Company Disclosure Schedule:

(i) The Company and each Company Subsidiary have timely (A) (after taking into account all available extensions) filed all material returns, estimates, declarations, information statements and reports relating to Taxes required to be filed with any governmental taxing authority by the Company and each Company Subsidiary (“Tax Returns”) and such Tax Returns are true and correct and complete in all material respects and (B) paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) shown as due on such Tax Returns.

(ii) The Company and each Company Subsidiary have withheld from each payment made to their employees, officers, directors, independent contractors, creditors, shareholders and other third parties all material Taxes and other deductions required to be withheld and have, to the extent, within the time and in the manner required by law, paid such withheld amounts to the proper Governmental Entities.

(iii) No penalty, interest or other charge is due or has been asserted in writing as of the date hereof, with respect to the late filing of any Tax Return or late payment of any Tax. Neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

(iv) No audit or other administrative or judicial proceeding of any material Tax Return of the Company or any Company Subsidiary is currently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other administrative or judicial proceeding. As of the date hereof, no material claim for assessment or collection of Taxes is presently being asserted in writing against the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any pending material action, proceeding or investigation by any governmental taxing authority relating to Taxes nor does the Company have Knowledge of any such threatened material action, proceeding or investigation.

(v) No material claim by a Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary does not file Returns that the Company or any Company Subsidiary may be subject to income or franchise or other material taxation by such jurisdiction has been proposed in writing by any Governmental Entity to the Company or any Company Subsidiary or any representative thereof.

(vi) Neither the Company nor any Company Subsidiary has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on the Company’s balance sheet dated June 30, 2004, in accordance with Israeli GAAP, other than any liability for unpaid Taxes that may have accrued since June 30, 2004 in connection with the operation of the business of the Company and the Company Subsidiaries in the ordinary course.

(vii) There are no Liens on the assets of the Company or any Company Subsidiary that arose in connection with the failure to pay Taxes, other than Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and as to which

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adequate reserves have been established in accordance with U.S. GAAP (as defined herein), Israeli GAAP or German generally accepted accounting principles (“German GAAP”), as applicable.

(viii) Neither the Company nor any Company Subsidiary (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary or similar Return, (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, or (iii) is liable for the Taxes of any other person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract or otherwise.

(ix) No Company Subsidiary that is a “United States person” for purposes of the Code has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) within the three-year period ending as of the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(x) Section 2.12(b)(x) of the Company Disclosure Schedule lists each material tax incentive granted to the Company and the Company Subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. The Company and each Company Subsidiary have complied with all material requirements of Israeli law to be entitled to claim all such incentives.

(xi) Neither the Company nor any Company Subsidiary has received or is subject to any written ruling from any Governmental Entity or has entered into any written and legally binding agreement related to Taxes with any Governmental Entity.

(xii) The Company qualifies as an Industrial Company according to the meaning of the term in the law for the Encouragement of Industry (Taxes), 1969, and, after any applicable Tax holiday, Section 47(A1) of the law for the Encouragement of Capital Investment, 1959 applies to the Company, considering its level of foreign investment. Section 2.12(b)(xii) of the Company Disclosure Schedule sets forth the Company’s Approved Enterprise Tax status approval granted by the Investment Center. The Company has not received any written or, to the Knowledge of the Company, oral indication from the Investment Center or any other Governmental Entity that the Merger or any of the other transactions contemplated hereby will jeopardize, or adversely affect, any material tax incentive granted to the Company or any Company Subsidiary (including without limitation the Approved Enterprise Tax status of the Company and its status as an Industrial Company) or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required prior to the consummation of the Merger in order to preserve the entitlement of the Company or any Company Subsidiary to any such material tax incentive, subject to the receipt of the approval by the Investment Center of the Merger and the other transactions contemplated hereby and assuming no material change in the operation of the Company’s or any Company Subsidiary’s business by Buyer.

(xiii) No Company Subsidiary that is a “United States person” for purposes of the Code has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(xiv) To the Knowledge of the Company, neither the Company nor any Company Subsidiary that is a “United States person” for purposes of the Code is a controlled foreign corporation or a passive foreign investment company as such terms are defined in Sections 957 and 1297 of the Code, respectively.

(xv) To the Knowledge of the Company, neither the Company nor any Company Subsidiary that is not a “United States person” for purposes of the Code is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b),

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Section 882(a) or Section 887(b) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

      2.13     Brokers. Except for Merrill Lynch & Co. and Leumi & Co., the fees and expenses of which are described in those certain engagement letters dated as of March 29, 2004 and September 29, 2003 (as amended as of October 21, 2003, January 20, 2004 and March 29, 2004) between the Company and such parties, respectively, true and complete copies of which have been previously provided to Buyer, no agent, broker, finder, investment banker, financial advisor or other person will be entitled to any broker’s, finder’s or similar fee or commission from the Company or any affiliate thereof in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Company or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of the Company or any such affiliate.

      2.14     Intellectual Property.

      (a) Definitions. For the purposes of this Agreement:

(i) “Company Confidential Information” means any confidential or proprietary information, including without limitation manufacturing processes and product formulations, of the Company or any Company Subsidiary.

(ii) “Company Copyrights” means any copyrights and registrations and applications therefor, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned by or licensed to the Company or any Company Subsidiary.

(iii) “Company Information Technology” means all communications systems and computer systems used or held for use by the Company or any Company Subsidiary, including all hardware, software, uniform resource locators, e-mail and other internet addresses, sites and domain names, and applications and registrations therefor, source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded.

(iv) “Company Intellectual Property” means any Company Copyrights, Company Patents, Company Trademarks, and Company Trade Secrets owned by the Company or any Company Subsidiary.

(v) “Company Patents” means any patents, together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned by the Company or any Company Subsidiary.

(vi) “Company Trade Secrets” means any know-how, trade secrets, formulae, specifications, technical information, data, databases, processes, process technology, models, manuals, plans, designs, prototypes, drawings (including engineering and auto-cad drawings), proprietary information, blue prints and all documentation related to any of the foregoing, owned by the Company or any Company Subsidiary, except for any such item that is generally available to the public, and except for any such item that has no material value to the Company or any Company Subsidiary.

(vii) “Company Trademarks” means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade names, logos, trade dress, all goodwill associated with the foregoing throughout the world and registrations and applications for registration in any jurisdictions thereof, including any extension, modification or renewal of any such registration or application, owned by the Company or any Company Subsidiary.

(viii) “Licensed Company Patents” means any material patents, together with any extensions, reexaminations and reissues of such patents, used, held for use or licensed to the Company or any Company Subsidiary.

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(ix) “Licensed Company Trade Secrets” means any material know-how, formulae, technical information, processes, process technology, used, held for use or licensed to the Company or any Company Subsidiary, except for any such item that is generally available to the public.

(x) “Licensed Company Trademarks” means any material registered trademarks, registered service marks, and trademark and servicemark applications including any extension, modification or renewal of any such registration used, held for use or licensed to the Company or any Company Subsidiary.

      (b) General.

(i) Except as set forth on Section 2.14(b)(i) in the Company Disclosure Schedule, and except under reasonable confidentiality requirements, neither the Company nor any Company Subsidiary has transferred ownership of, nor granted any exclusive license with respect to, any material Company Confidential Information or Company Intellectual Property to any other person, or permitted the rights of the Company or any Company Subsidiary in such material Company Confidential Information to lapse unintentionally or enter the public domain. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all material Company Confidential Information will be fully transferable, alienable or useable, as currently being used by the Company or any Company Subsidiary, by the Surviving Corporation following the Effective Time without restriction and without payment of any kind to any other person.

(ii) As of the date hereof, the Company or a Company Subsidiary is free to exploit the Company Intellectual Property without obligation of payment to a present or former employee of the Company or a Company Subsidiary.

(iii) Except as set forth in Section 2.14(b)(iii) of the Company Disclosure Schedule, no material Company Confidential Information or material Company Intellectual Property is subject to any proceeding or outstanding order or stipulation restricting in any manner the use, transfer or licensing thereof, or which would reasonably be expected to adversely affect the validity, use or enforceability of such material Company Confidential Information or material Company Intellectual Property. All necessary documents, recordations and certificates in connection with such material Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such material Company Intellectual Property.

(iv) Except as constituted by the filing of paragraph IV certification included in an abbreviated new drug application (an “ANDA Application”) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and except for those in connection with any abbreviated new drug application made available to Buyer prior to the date hereof pursuant to Section 2.5(f), neither the Company nor any Company Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any confidential information, proprietary information or intellectual property owned or controlled by any other person. Except as set forth in Section 2.14(b)(iv) of the Company Disclosure Schedule, no written notice or claim (except for those in connection with any abbreviated new drug application made available to Buyer prior to the date hereof pursuant to Section 2.5(f)) has been received by the Company or any Company Subsidiary asserting that the Company or a Company Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any valid and enforceable confidential information, proprietary information or intellectual property right owned or controlled by any other person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(v) Except as set forth in Section 2.14(b)(v) of the Company Disclosure Schedule, to the Company’s Knowledge, no person is infringing, misappropriating, diluting or otherwise violating, or challenging or threatening in any way, any material Company Confidential Information or material Company Intellectual Property. Neither the Company nor any Company Subsidiary has given any

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indemnification rights to any other person against infringement, misappropriation, dilution or other violation of any Company Confidential Information.

(vi) All material Company Information Technology necessary to operate the business is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens except security interests and leases of hardware and software), or is leased or licensed by the Company or a Company Subsidiary.

(vii) Set forth in Schedule Section 2.14(b)(vii) of the Company Disclosure Schedule is a complete and correct list as of the date hereof of all URL’s used or held for use in the operation of the business of the Company and the Company Subsidiaries.

      (c) Contracts.

      (i) To the Company’s Knowledge, all current senior R&D employees of the Company or any Company Subsidiary that are involved in the development of material Company Products or material Company Intellectual Property have executed written Contracts with the Company that assign to the Company all rights to all Company Confidential Information, inventions (whether or not patentable), improvements, discoveries or information made during their employment with the Company, subject to such exceptions as would not have a Material Adverse Effect on the Company.

      (ii) Section 2.14(c)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all material Contracts as of the date hereof relating to the Company Confidential Information and Company Intellectual Property to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up royalty-free and transferable license rights for “off-the-shelf” third party application software licensed for use by the Company or any Company Subsidiary. There are no outstanding or, to the Knowledge of the Company, threatened disputes or disagreements with respect to any such material Contract.

      (iii) To the Company’s Knowledge, all former and current technical contractors of the Company and each Company Subsidiary that are involved in the development of material Company Products or material Company Intellectual Property have executed written Contracts with the Company or a Company Subsidiary that assign to the Company or a Company Subsidiary all rights to all Company Confidential Information, inventions (whether or not patentable), improvements, discoveries or information derived from their relationship to the Company, subject to such exceptions as would not have a Material Adverse Effect on the Company.

      (iv) To the Company’s Knowledge, none of the technical consultants of the Company or any Company Subsidiary that are involved in the development of material Company Products or material Company Intellectual Property is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Company and the Company Subsidiaries, subject to such exceptions as would not have a Material Adverse Effect on the Company.

      (d) Patents.

      (i) Section 2.14(d)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Company Patents in which the Company or any Company Subsidiary has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of such item. The Company or a Company Subsidiary owns all right, title and interest, including all causes of action (including for past infringement or other violation thereof), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all applicable jurisdictions, in and to each of the Company Patents, free and clear of all Liens (other than Permitted Liens except security interests and leases of hardware and software).

      (ii) Section 2.14(d)(ii) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Licensed Company Patents, including the jurisdiction in which each item is issued

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or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of such item.

      (iii) Except as set forth in Section 2.14(d)(iii) of the Company Disclosure Schedule, to the Company’s Knowledge, the material Company Patents and the material Licensed Company Patents are in compliance in all material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid, subsisting and enforceable.

      (iv) Except as set forth on Section 2.14(d)(iv) of the Company Disclosure Schedule (A) no material Company Patent (or, to the Company’s Knowledge, application for same) has been and no material Company Patent (or, to the Company’s Knowledge, application for same) is now involved in any interference, reissue, reexamination or opposition proceeding to which the Company or any Company Subsidiary is a party.

      (e) Trademarks.

      (i) Section 2.14(e)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Company Trademarks in which the Company or a Company Subsidiary has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of issuance or registration of the item. The Company or a Company Subsidiary is the owner of all right, title and interest, including all causes of action (including for past infringement or other violation thereof), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all applicable jurisdictions, in and to each of the material Company Trademarks, free and clear of all Liens (other than Permitted Liens except security interests and leases of hardware and software).

      (ii) Section 2.14(e)(ii) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Licensed Company Trademarks, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date and issuance or registration of the item.

      (iii) Except as set forth in Section 2.14(e)(iii) of the Company Disclosure Schedule, to the Company’s Knowledge, the material Company Trademarks and the material Licensed Company Trademarks that have been registered with the United States Patent and Trademark Office or any foreign counterpart thereof are in compliance in all material respects with all formal legal requirements (including timely post-registration applications), and are valid, subsisting and enforceable.

      (iv) Except as set forth in Section 2.14(e)(iv) of the Company Disclosure Schedule, no material Company Trademark has been in the past three years or is now involved in any opposition, invalidation or cancellation and, to the Company’s Knowledge no such action is threatened with respect to any of such listed Company Trademarks.

      (v) Except as set forth in Section 2.14(e)(v) of the Company Disclosure Schedule, to the Company’s Knowledge, there is no interfering trademark or trademark application of any third party with respect to the material Company Trademarks.

      (vi) Neither the Company nor any Company Subsidiary is a licensee of any unregistered trademarks, service marks, brand names, certification marks, trade names, logos or trade dress that is material to the Company or any Company Subsidiary.

      (f) Copyrights. Neither the Company nor any Company Subsidiary has any material registered copyrights.

      (g) Trade Secrets.

      (i) To the Company’s Knowledge, with respect to each material Company Trade Secret, the documentation relating to such Company Trade Secret is accurate and sufficient in detail and content to identify and explain it and to allow an individual having the proper education and experience its full and proper use without reliance on the knowledge or memory of any individual.

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      (ii) To the Company’s Knowledge, the Company or a Company Subsidiary has taken all reasonable precautions to protect the secrecy and confidentiality of the material Company Trade Secrets.

      (iii) To the Company’s Knowledge, the Company or a Company Subsidiary is the owner of all right, title and interest in and to the material Company Trade Secrets, including all causes of action (including for past infringement or other violation thereof), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all applicable jurisdictions, and has a right to use the Company Trade Secrets without payment to a third party for the use of the Company Trade Secret except for under agreements relating to Licensed Company Trade Secrets set forth in Section 2.14(g)(i) of the Company Disclosure Schedule. To the Company’s Knowledge, the material Company Trade Secrets and the material Licensed Company Trade Secrets are not part of the public knowledge or literature. No adverse claim has during the past five years been brought or, to the Company’s Knowledge, threatened against the Company’s or any Company Subsidiary’s right to any material Company Trade Secret.

      2.15     Agreements, Contracts and Commitments. Except as set forth in Section 2.15 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or is bound by:

(a) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(b) any agreement containing material indemnification or guaranty of obligations of the Company or any Company Subsidiary other than any agreement of indemnification or guarantee of obligations entered into in the ordinary course of business;

(c) any agreement, Contract or commitment containing any covenant limiting in any respect the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any person;

(d) any agreement, Contract or commitment currently in force relating to the disposition or acquisition by the Company or any Company Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any Company Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company Subsidiaries;

(e) any material dealer, distributor, joint marketing or development agreement currently in force under which the Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any Company Subsidiary has continuing material obligations to jointly develop any Company Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Company Subsidiary and which may not be canceled without penalty upon notice of 90 days or less;

(f) any material agreement, Contract or commitment currently in force to license any third party to manufacture or reproduce any Company Product, service or technology or any material agreement, Contract or commitment currently in force to sell or distribute any Company Products, service or technology involving amounts in excess of $10,000,000 per annum except agreements with distributors or sales representatives in the ordinary course of business cancelable without penalty upon notice of 90 days or less;

(g) any agreement, Contract or commitment currently in force to provide source code to any third party (other than the agreements with escrow agents in the ordinary course of business) for any product or technology that is material to the Company and the Company Subsidiaries taken as a whole;

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(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than trade payables incurred and extensions of credit to customers granted in the ordinary course of business;

(i) any settlement agreement under which the Company or any Company Subsidiary has material ongoing obligations;

(j) any agreement, Contract or commitment not otherwise disclosed pursuant to one of the other clauses of this Section 2.15 involving in excess of $10,000,000 being paid by or to the Company or any Company Subsidiary in any 12-month period; or

(k) any agreement or commitment binding upon the Company or the Company Subsidiaries or to which the Company or any Company Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, except where such agreement or commitment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      Neither the Company nor any Company Subsidiary has, during the past five years received written notice that it has breached, violated or defaulted under (which breach, violation or default has not been cured in a timely manner), any of the material terms or conditions of any of the agreements, Contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that are required to be disclosed in Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such material Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has made available to Buyer and Merger Sub true and correct copies of any Contracts between the Company and its top ten customers.

      2.16     Environmental Matters.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Environmental Law” shall mean any and all federal, state, local, provincial, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Permits (as defined herein), judgments, decrees, injunctions or agreements with any Governmental Entity, relating to the protection of health and the environment, worker health and safety, or governing the treatment, storage, transportation, disposal or release of Hazardous Materials (as defined herein), whether in the United States, Israel or any other jurisdiction, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time prior to the Closing Date.

(ii) “Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous

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wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” or “contaminants” or words of similar import, under any Environmental Law.

      (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule:

(i) In each jurisdiction in which the Company or any Company Subsidiary operates, the Company and each Company Subsidiary is in compliance with all Environmental Laws applicable to the Company and any such Company Subsidiary in such jurisdiction, including, without limitation, possessing and complying with all permits, licenses, certificates, approvals, consents or other authorizations issued by any Governmental Entity (“Permits”) required for the ownership or operation of the owned or leased real property and the operations conducted thereat under applicable Environmental Laws, except for such noncompliance or failure to hold such Permits as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

(ii) There is no pending or, to the Knowledge of the Company, threatened claim, suit, order, notice of violation, complaint, request for information, proceedings or administrative hearing or, to the Knowledge of the Company, investigation, against the Company or any Company Subsidiary, under or pursuant to any Environmental Law, that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received written notice from any person, including, without limitation, any Governmental Entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and which may, either individually or in the aggregate, result in a Material Adverse Effect on the Company.

(iii) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other person has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company or any Company Subsidiary, or to the Knowledge of the Company, exposed any person (including any Company Employee) to any Hazardous Materials or any environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to the Company or any Company Subsidiary, except for such liability or clean-up obligation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(iv) Neither the Company nor any Company Subsidiary, any predecessors of the Company or any Company Subsidiary, nor any entity previously owned by the Company or any Company Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any location which would be reasonably likely, either individually or in the aggregate, to result in a Material Adverse Effect on the Company.

(v) Neither the Company nor any Company Subsidiary has assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other person, arising under or relating to Environmental Laws, including without limitation any obligation for investigation, corrective or remedial action, other than any such assumptions, agreements or undertakings (A) in connection with financing agreements, (B) agreements for transportation of products or Hazardous Materials outside of the United States, (C) that are no longer in effect or (D) that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(vi) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses which are in the possession of the Company or any Company Subsidiary (or any representatives thereof) prepared on or after January 1, 1999, with respect to any real properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary which have not been delivered to Buyer prior to execution of this Agreement.

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(vii) The representations and warranties set forth in this Section 2.16 are the Company’s sole and exclusive representations and warranties with respect to environmental matters.

      2.17     Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Merrill Lynch & Co., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Company Shares, and the Company will provide a copy of such written opinion to Buyer promptly and in any event within two business days following the date hereof.

      2.18     Insurance. True and correct copies of all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”) were provided or made available to Buyer prior to the date hereof. Except as set forth in Section 2.18 of the Company Disclosure Schedule, there is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies as to which coverage has been denied or rejected by the underwriters of such policies.

      2.19     Board Approval.

      (a) The Board of Directors of the Company, at a meeting duly called and held in compliance with the requirements of the Israeli Companies Law and Israeli Securities Law, unanimously (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the Company’s shareholders vote for the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company has furnished to Buyer a copy, certified by the Secretary of the Company, of resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

      (b) The audit committee of the Company, at a meeting duly called and held in compliance with the requirements of the Israeli Companies Law and Israeli Securities Law, unanimously (without taking into consideration directors required to abstain from such vote pursuant to the Israeli Companies Law) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the Company and the Company’s shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the Company’s shareholders vote for the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company has furnished to Buyer a copy, certified by the Secretary of the Company, of the resolutions of the audit committee of the Company approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

      2.20     Inapplicability of Certain Statutes. Other than the Israeli Companies Law and the Israeli Securities Law, the Company is not subject to any law regarding corporate procedures in business combinations that would apply to the Merger or any other transaction contemplated by this Agreement.

      2.21     Grants, Incentives and Subsidies. Section 2.21 of the Company Disclosure Schedule provides a complete list as of June 30, 2004 of all pending and outstanding grants, incentives and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or any Company Subsidiary, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. The Company has made available to Buyer and Merger Sub, prior to the date hereof, correct copies of all documents evidencing Grants submitted by the Company or any Company Subsidiary and of all letters of approval, and supplements thereto, granted to the Company or any Company

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Subsidiary. Section 2.21 of the Company Disclosure Schedule details all material undertakings of the Company or any Company Subsidiary given in connection with the Grants. Without limiting the generality of the foregoing, Section 2.21 of the Company Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or any Company Subsidiary with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or any Company Subsidiary and the composition of such obligations or amount by the product or product family to which it relates, in each case as of June 30, 2004. The Company and the Company Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section 2.21 of the Company Disclosure Schedule hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto required to be fulfilled prior to the date hereof. The Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

      2.22     Listing on Tel-Aviv Stock Exchange. The Company Shares are quoted on the TASE. The Company is in material compliance with all present requirements for listing and trading of the Company shares on the TASE.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

      Each of Buyer and Merger Sub represents and warrants to the Company as follows:

      3.1     Organization and Qualification; Subsidiaries.

      (a) Each of Buyer, Merger Sub and their subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Buyer, Merger Sub and their subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Each of Buyer, Merger Sub and their subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      (b) Section 3.1 of that certain disclosure schedule dated as of the date hereof, signed by a duly authorized officer of Buyer and delivered to the Company on the date hereof (the “Buyer Disclosure Schedule”) lists each of Buyer’s and Merger Sub’s subsidiaries, the jurisdiction of incorporation of each such subsidiary, and Buyer’s or Merger Sub’s equity interest therein and, if not directly or indirectly wholly owned by Buyer or the Merger Sub, to the Knowledge of Buyer, the identity and ownership interest of each of the owners of such subsidiary of Buyer or the Merger Sub. Except as set forth in Section 3.1 of Buyer Disclosure Schedule, as of the date hereof neither Buyer, Merger Sub nor any of their subsidiaries has agreed, is obligated to make or is bound (or has bound its property) by any Contract under which it is or is reasonably likely to become obligated to make, any future investment in or capital contribution to any other entity in excess of $2,000,000 in the aggregate with other such Contracts. Other than Buyer’s and Merger Sub’s interest in their subsidiaries, and except as set forth in Section 3.1 of the Buyer Disclosure Schedule, neither Buyer, Merger Sub nor any of their subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible into, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture, trust, association unincorporated organization or other legal entity. All of the issued and outstanding shares of capital stock of or other equity interests in each subsidiary of Buyer or Merger Sub have been duly authorized and

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validly issued and are fully paid and nonassessable and not subject to preemptive rights, and except as set forth in Section 3.1(b) of the Buyer Disclosure Schedule, all such shares or interests owned by Buyer, Merger Sub or another subsidiary of Buyer free and clear of all Liens.

      (c) Certificate of Incorporation and Bylaws. Each of Buyer and Merger Sub has previously furnished to the Company (i) complete and correct copies of its Certificate of Incorporation and Bylaws as amended to the date of this Agreement (together, the “Buyer Charter Documents”) and (ii) complete and correct copies of the Articles of Incorporation, bylaws, organization documents, partnership, joint venture and operating agreements and similar constitutive documents of each subsidiary of Buyer and Merger Sub as amended to the date of this Agreement. Such Buyer Charter Documents and the equivalent organizational documents of each of Buyer’s and Merger Sub’s subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Buyer, Merger Sub or any of their subsidiaries have been commenced. Neither Buyer nor Merger Sub is in violation of any of the provisions of the Buyer Charter Documents, and no subsidiary of Buyer or Merger Sub is in violation of any of its equivalent organizational documents.

      3.2     Capitalization. The authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Common Stock, no par value, and (ii) 10,000 shares of Buyer Preferred Stock, no par value. As of October 13, 2004, 71,217,193 shares of Buyer Common Stock were issued and outstanding. As of the date hereof, no shares of Buyer Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1000 Ordinary Shares, NIS 1.00 par value per share. As of the date hereof, 1000 of Merger Sub’s Ordinary Shares were issued and outstanding. On June 30, 2004, options to purchase 6,050,000 shares of Buyer Common Stock were outstanding pursuant to Buyer’s 2003 Long-Term Incentive Plan (the “LTIP”). Except as set forth in the immediately preceding sentence, no shares of capital stock, options, warrants, convertible securities or any other equity securities of Buyer are issued or outstanding except as set forth in the SEC Documents (as defined herein) and except for the Rights. All of the outstanding shares of Buyer’s and Merger Sub’s respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Buyer Common Stock to be issued pursuant to the transactions contemplated by this Agreement (including any such shares of Buyer Common Stock which may be issued in connection with the exercise of any options or warrants issued by Buyer in connection with this Agreement) will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of Buyer’s and Merger Sub’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares owned by Buyer, Merger Sub or another subsidiary are owned free and clear of all Liens, agreements and limitations in Buyer’s or Merger Sub’s voting rights. As of the date hereof, other than as set forth above, neither Buyer nor Merger Sub has any other securities authorized, reserved for issuance, issued or outstanding.

      3.3     Authority Relative to this Agreement. Each of Buyer and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Buyer Shareholder Approval (as defined herein) and receipt of required regulatory approvals and consents, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the foregoing, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and, subject to the Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes a valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof.

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      3.4     No Conflict; Required Filings and Consents.

      (a) Except as set forth in Section 3.4 of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by each of Buyer and Merger Sub does not, and the performance of this Agreement by each of Buyer and Merger Sub shall not, (i) conflict with or violate the Buyer Charter Documents or equivalent organizational documents of any of Buyer’s or Merger Sub’s subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits, and making the registrations, filings and notifications set forth in Section 3.4(b) (or Section 3.4(b) of the Buyer Disclosure Schedule), conflict with or violate any law applicable to Buyer, Merger Sub or any of their subsidiaries or by which it or their respective properties are bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require any notice or consent pursuant to, or impair Buyer’s, Merger Sub’s or any of their subsidiary’s rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or rights to payment under, or result in the creation of a Lien or encumbrance on any of the properties or assets of Buyer or Merger Sub or any of their subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, merger or other acquisition agreement, license, permit, franchise, concession or other instrument or obligation to which Buyer, Merger Sub or any of their subsidiaries is a party or by which Buyer, Merger Sub or any of their subsidiaries or their or any of their respective properties are bound, except to the extent such conflict, violation, breach, failure to give notice or obtain consent, default, impairment rights, losses or Liens or other effect would not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      (b) The execution and delivery of this Agreement by each of Buyer and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Buyer and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act and the requirements of foreign Governmental Entities, (ii) filings with the Investment Center, (iii) consent of the OCS, (iv) consent or any approval of the Israeli Commissioner of Restrictive Trade Practices and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      3.5     Compliance; Permits.

      (a) Except as set forth in Section 3.5(a) of the Buyer Disclosure Schedule, and excluding labor and employee benefits matters which are exclusively covered in Section 3.10, tax matters which are exclusively covered in Section 3.12 and environmental matters which are exclusively covered in Section 3.15, neither Buyer, Merger Sub nor any other subsidiary of Buyer is in conflict with, or in default or violation of, (i) any Law applicable to Buyer, Merger Sub or any other subsidiary of Buyer or by which its or any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Buyer, Merger Sub or any other subsidiary of Buyer is a party or by which Buyer, Merger Sub or any other subsidiary of Buyer or its or their respective properties is bound, except for such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. No investigation or review by any Governmental Entity is, to the Knowledge of Buyer, pending or threatened against Buyer, Merger Sub or any other subsidiary of Buyer, nor, to the Knowledge of Buyer, has during the past three years any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      (b) Except as set forth in Section 3.5(b) of the Buyer Disclosure Schedule and excluding labor and employee benefits matters which are exclusively covered in Section 3.10, tax matters which are exclusively covered in Section 3.12, and environmental matters which are exclusively covered in Section 3.15, Buyer and its subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, product

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listings, establishment registrations, orders and approvals and other authorizations from Governmental Entities to test, manufacture, market, sell or distribute their respective products, to own, lease and operate their respective properties and assets, or carry on their respective businesses as they are now being conducted or otherwise which are material to the operation of the business of Buyer and its subsidiaries taken as a whole (collectively, the “Buyer Permits”). All such Buyer Permits are in full force and effect, and as of the date of this Agreement, none of the Buyer Permits has, during the past three years, been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or to the Knowledge of Buyer, threatened in writing, except where such failure to be in full force and effect or such withdrawal, revocation, suspension or cancellation would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer and each of its subsidiaries has been, during the past three years, and is in compliance in all material respects with the terms of the Buyer Permits and any conditions placed thereon, except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

      3.6     SEC Filings; Financial Statements. Buyer has filed with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required to be filed with the SEC by Buyer since January 1, 2001 and prior to the date of this Agreement (the “SEC Documents”). The SEC Documents (i) complied, as of their respective filing dates, with all applicable requirements of the Securities Act or the Exchange Act, (ii) did not at the time of filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the date hereof and (iii) the consolidated financial statements of Buyer and its subsidiaries included in SEC Documents including without limitation (A) the audited consolidated balance sheet of Buyer and its subsidiaries for the fiscal year ended June 26, 2004 and the related statements of operations, retained earnings and cash flows for the fiscal year ended on such date, together with supporting notes, schedules and the report thereon from BDO Seidman, and (B) the unaudited consolidated balance sheet of Buyer and its subsidiaries for the three months ended on September 26, 2004 and the related statements of operations, retained earnings and cash flows for the period ended on such date, together with supporting notes and schedules (collectively, the “Buyer Financial Statements”), complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as were in effect on the date of such statement, have been prepared from the books and records of Buyer in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments) applied on a consistent basis during the periods involved and fairly present, in all material respects in accordance with the applicable requirements of U.S. GAAP and the applicable rules and regulations of the SEC, in each case as were in effect on the date of such statement, the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments). Buyer and its subsidiaries maintain adequate disclosure controls and procedures (as defined in Rule 13a 15(e) and 15d 15(e) of the Exchange Act) and, to the knowledge of Buyer, there are no circumstances or conditions which could reasonably be expected to prevent the timely compliance of Buyer with the requirements of Item 308 of Regulation S-K under the Exchange Act.

      3.7     No Undisclosed Liabilities. Except (a) as set forth in Section 3.7 of the Buyer Disclosure Schedule, the Buyer Financial Statements or the SEC Documents, (b) for obligations incurred since June 26, 2004 that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, (c) for obligations under this Agreement and the transactions contemplated hereby and (d) for obligations under any Contract (other than due to breaches thereunder), neither Buyer, Merger Sub nor any of their subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required by U.S. GAAP to be disclosed on a consolidated balance sheet or in the notes thereto.

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      3.8     Absence of Litigation. Except as set forth in the SEC Documents as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer or Merger Sub, threatened against Buyer or Merger Sub or any property or rights of Buyer or Merger Sub or any of their subsidiaries, by or before any Governmental Entity, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      3.9     Brokers. Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by Buyer, no agent, broker, finder, investment banker, financial advisor or other person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by Buyer, Merger Sub or any of their respective affiliates, or any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of Buyer, Merger Sub or any such affiliate.

      3.10     Buyer Employee Matters and Benefit Plans.

      (a) Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

(i) “Buyer Employee” shall mean any current, former or retired employee, officer or director of Buyer or any of its subsidiaries;

(ii) “Buyer Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or arrangement of any kind (excluding any Buyer Employment Agreement, as defined herein) providing for compensation, severance, termination pay, bonus, incentive compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker’s compensation and other insurance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is adopted, maintained, contributed to, or required to be contributed to, by Buyer or any of its subsidiaries under which any Buyer Employee, or any beneficiary thereof, is covered, is eligible for coverage or has any benefit rights; and

(iii) “Buyer Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Buyer or any of its subsidiaries and any Buyer Employee as to which Buyer has incurred material liability.

      (b) Buyer Employee Plan Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, each Buyer Employee Plan and Buyer Employment Agreement has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including without limitation ERISA or the Code.

      (c) Pension Plan. Neither Buyer nor any Buyer ERISA Affiliate has within the past six years maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (d) Employment Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, with respect to Buyer’s Employees, Buyer is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting labor, employment and employment practices.

      3.11     Intellectual Property.

      (a) Buyer warrants that it is not a defendant in any ongoing, or to Buyer’s Knowledge any threatened, intellectual property litigation that would reasonably be expected to result in a Material Adverse Effect to Buyer. To Buyer’s Knowledge, Buyer operates its business without violation of any valid

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and enforceable third party intellectual property rights that would reasonably be expected to result in a Material Adverse Effect to Buyer.

      (b) To Buyer’s Knowledge, it owns or is the licensee of all material intellectual property necessary for the operation of Buyer’s business, free and clear of any third party claim of ownership that would reasonably be expected to result in a Material Adverse Effect to Buyer. To Buyer’s Knowledge, Buyer’s material intellectual property is valid and enforceable. Buyer is not aware of any third party violation of Buyer’s intellectual property that would reasonably be expected to materially reduce the value of Buyer’s business.

      3.12     Taxes. Except as set forth in Section 3.12 of the Buyer Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer:

(a) Buyer and each of its subsidiaries has timely (A) (after taking into account all available extensions) filed all Tax Returns and such Tax Returns are true and correct and complete and (B) paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) shown as due on such Tax Returns.

(b) No penalty, interest or other charge is due or has been asserted in writing as of the date hereof with respect to the late filing of any Tax Return or late payment of any Tax.

(c) As of the date hereof, (i) no audit or other administrative or judicial proceeding of any material Tax Return of Buyer or any of its subsidiaries is currently in progress, and (ii) neither Buyer nor any of its subsidiaries has been notified in writing of any request for such an audit or other administrative or judicial proceeding. As of the date hereof, no claim for assessment or collection of Taxes is presently being asserted in writing against Buyer or its subsidiaries and neither Buyer nor any of its subsidiaries is a party to any pending material action, proceeding, or investigation by any governmental taxing authority relating to Taxes nor does Buyer have Knowledge of any such threatened material action, proceeding or investigation.

(d) There are no Liens on the assets of Buyer or any subsidiary thereof that arose in connection with the failure to pay Taxes, other than Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with U.S. GAAP.

(e) Neither Buyer nor any of its subsidiaries has any material liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on Buyer’s balance sheet dated June 26, 2004, in accordance with U.S. GAAP, other than any liability for unpaid Taxes that may have accrued since June 26, 2004 in connection with the operation of the business of Buyer and its subsidiaries in the ordinary course.

      3.13     Financing. Buyer has, or will have at the Closing, sufficient cash to pay the aggregate amount of Cash Consideration, cash in lieu of fractional shares of Buyer Common Stock and any dividends or other distribution payable to the holders of Company Shares pursuant to the terms of this Agreement.

      3.14     Absence of Certain Changes or Events. Except as set forth in Section 3.14 of the Buyer Disclosure Schedule, and except for the transactions contemplated hereby, since June 26, 2004, Buyer and its subsidiaries have conducted their business in all material respects only in the ordinary course consistent with past practice and there has not been: (i) any event or occurrence which has had or is reasonably likely to have a Material Adverse Effect on Buyer, (ii) any authorization, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer’s or Merger Sub’s capital stock, or any purchase, redemption or other acquisition by Buyer of any of Buyer’s capital stock, Merger Sub of any of Merger Sub’s capital stock or any other securities of Buyer or Merger Sub or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Buyer’s, Merger Sub or any of their

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subsidiaries’ capital stock, or (iv) any material change by either Buyer or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP.

      3.15     Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) Buyer and each of its subsidiaries is in compliance with all applicable Environmental Laws and (ii) there are no pending or, to the Knowledge of Buyer, threatened claims, suits, proceedings, orders, notices of violation, requests for information or administrative hearings or, to the Knowledge of Buyer, investigations against Buyer or any of its subsidiaries under Environmental Laws.

      3.16     Fairness Opinion. The Board of Directors of Buyer has received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date hereof, the Merger Consideration to be paid by Buyer in respect of each Company Share is fair from a financial point of view to Buyer.

      3.17     Restrictions on Business Activities. Except as disclosed in Section 3.17 of the Buyer’s Disclosure Schedule or in the SEC Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Buyer, Merger Sub or their subsidiaries or to which Buyer, Merger Sub or any of their subsidiaries is a party which has prohibited or impaired any business practice of Buyer, Merger Sub or any of their subsidiaries, any acquisition of property by Buyer, Merger Sub or any of their subsidiaries or the conduct of business by Buyer, Merger Sub or any of their subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

      3.18     Required Buyer Shareholder Vote. The issuance of Buyer Common Stock in the merger pursuant to this Agreement and the issuance of shares of Buyer Common Stock pursuant to Section 5.13(c) requires the approval of a majority of the votes cast at a meeting at which there is a quorum by the holders of Buyer Common Stock (the “Buyer Shareholder Approval”), and no other vote of the holders of any class or series of capital stock of Buyer is required to approve or authorize this Agreement or the consummation of the transactions contemplated hereby.

      3.19     Board Approvals. Each of the Board of Directors of Buyer and Merger Sub has unanimously: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective companies and shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined herein) will be unable to fulfill the obligations of Merger Sub to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the shareholders of their respective companies approve, in the case of Buyer, the issuance of the Buyer Common Stock pursuant to this Agreement, and, in the case of Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby. Each of Buyer and Merger Sub has furnished to the Company a copy, certified by the Secretary of Buyer and Merger Sub, respectively, of resolutions of its Board of Directors approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

      3.20     Inapplicability of Certain Statutes and Rights Agreement. Buyer is not subject to any Law regarding corporate procedures in business combinations that would apply to the Merger or any other transaction contemplated by this Agreement. No person shall become an “Acquiring Person” (as defined in the Rights Agreement) and no “Share Acquisition Date” or “Distribution Date” (in either case, as defined in the Rights Agreement) shall occur, or deemed to have occurred, as a result of Buyer’s entering into this Agreement or the consummation of the transactions contemplated hereby.

      3.21     Listing on Nasdaq. The common stock of Buyer is traded on the Nasdaq. Buyer is in material compliance with all present requirements for listing and trading of Buyer shares on the Nasdaq.

      3.22     Certain Customer Relationships. Buyer has not received notice from any customer that accounts for 25% or more of Buyer’s net sales that such customer intends to modify in any manner detrimental to Buyer its relationship with Buyer, except for any such modification as would not reasonably be expected to have a Material Adverse Effect on Buyer.

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      3.23     Insurance. For the six-year period prior to the date hereof, Buyer maintained a program of liability insurance, which covered liabilities from products or product defects, consisting of claims-made policies with coverage totaling at least $100,000,000 for each year (the “Product Liability Insurance Policies”), substantially all of which amount, as of the date hereof, is available for the satisfaction of claims. The Product Liability Insurance Policies have been maintained and not revoked and contain a retroactive date of June 1, 1986. There is no material product liability claim against Buyer or any subsidiary of Buyer pending under any Product Liability Insurance Policy as to which coverage has been denied by the underwriters of such policies.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

      4.1     Conduct of Business by the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, as contemplated by this Agreement or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall, and shall cause each Company Subsidiary to, carry on its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and management level employees and (iii) preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others with which it has material business dealings. Without limiting the generality of the foregoing, except as set forth in the corresponding subsection of Section 4.1 of the Company Disclosure Schedule or as contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not and shall not permit any Company Subsidiary to (unless required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and any Company Subsidiary, in each case after consultation with counsel) do any of the following:

(a) Waive any stock repurchase rights, accelerate (except in accordance with the terms thereof), amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Transfer or license exclusively to any person or entity or otherwise extend, amend or modify any rights to the material Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future rights to any material Intellectual Property, in each case other than entering into, amending or modifying licenses in the ordinary course of business consistent with past practices;

(c) Declare, set aside or pay any dividends on (except dividends declared or paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company) or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary

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course consistent with past practice by the Company or any Company Subsidiary with Company Employees hired after the date hereof);

(e) Issue, deliver, sell (including the sale by any Company Subsidiary of Company Shares and the sale by the Company of any Company Shares held in treasury), authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into or exercisable or exchangeable for shares of such capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery or sale of shares of Company Shares pursuant to the exercise of stock options and warrants outstanding as of the date of this Agreement;

(f) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any Company Subsidiary);

(g) In any single transaction or series of related transactions having a fair market value in excess of $1,000,000 in the aggregate, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or (ii) otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or alliances;

(h) (i) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbrance, conveyance, assignment, sublicensing or disposition of property or assets in any single transaction or series of related transactions having a fair market value not in excess of $2,500,000 in the aggregate, (ii) materially modify, amend or terminate any existing material lease, license or Contract affecting the use, possession or operation of any such properties or assets, or (iii) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any owned real property or leased real property or any material part thereof;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case other than in connection with (A) the financing of ordinary course trade payables, (B) borrowings under the Company’s existing credit facility, (C) short term borrowings (not to exceed three months in term) in the ordinary course of business not in excess of $1,000,000 or (D) the collection of accounts receivable, notes or commercial paper, in the ordinary course of business consistent with past practice;

(j) (i) except pursuant to Company Employee Plans or Company Employment Agreements in existence prior to the date hereof, adopt or amend any material Company Employee Plan or Company Employment Agreement that provides for annual base salary in excess of $100,000 or enter into any employment contract or collective bargaining agreement (other than offer letters and agreements that do not provide for an annual base salary in excess of $100,000 or that are entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” and who are not officers of the Company); (ii) pay any special bonus or special remuneration to any director or employee other than special bonuses to Company Employees pursuant to and in accordance with the terms of Section 5.13(d); or (iii) increase the salaries or wage rates or fringe benefits (including granting or increasing rights to severance or indemnification) (other than increases in the ordinary course of business consistent with past practice or as required by any existing employment agreement or collective bargaining agreements) of its directors, officers, employees or consultants except, in each

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case, as may be required by law or any existing Company Employee Plan or Company Employment Agreement; provided, however, that the Company may enter into retention agreements pursuant to and in accordance with the terms of Section 5.14(e).

(k) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where the aggregate amount of such payments exceeds $500,000, other than the payment, discharge, settlement or satisfaction of such claims, liabilities and obligations in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof; or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any Company Subsidiary is a party or of which the Company or any Company Subsidiary is a beneficiary;

(l) Except as permitted pursuant to the other clauses of this Section 4.1, make any individual or series of related payments outside of the ordinary course of business in excess of $1,000,000 or make any payments outside of the ordinary course of business where the aggregate of such payments exceeds $5,000,000;

(m) Materially modify, amend or terminate any material contract or agreement to which the Company or any Company Subsidiary is a party or waive, delay the exercise of, release or assign any material rights or material claims thereunder, in each case, except in the ordinary course of business consistent with past practice;

(n) Except as required by U.S. GAAP, Israeli GAAP or German GAAP, revalue any of its assets or make any material change in accounting methods, principles or practices;

(o) Enter into, renew or modify any Contracts that, had they been executed on or as of the date hereof, would have been required to be listed in Section 2.15 of the Company Disclosure Schedule, in each case other than Contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practice that can be terminated or cancelled by the Company without penalty or further payment and without more than 60 days’ notice;

(p) Other than (i) fees payable to Merrill Lynch & Co. and Leumi & Co. pursuant to the engagement letter referred to in Section 2.13 and (ii) fees payable to legal, accounting and other professional service advisors (which advisors are disclosed in Section 4.1(p) of the Company Disclosure Schedule), make any individual or series of related payments of fees or expenses outside of the ordinary course of business consistent with past practice (including payments to other legal, accounting or other professional service advisors);

(q) Except as permitted pursuant to the other clauses of this Section 4.1, incur or enter into any agreement, contract or commitment requiring the Company or any of Company Subsidiary to pay in excess of $1,000,000 over the term of such agreement, contract or commitment, other than any such agreement, contract or commitment entered into in the ordinary course of business consistent with past practice;

(r) (i) Except as required by Law or by any Governmental Entity and except for elections made in the ordinary course of business consistent with past practice that are consistent with the corresponding election previously made, make any material Tax election or Tax accounting method change, (ii) make any settlement or compromise of any current audit set forth in Section 2.12(b)(iv) of the Company Disclosure Schedule in an amount greater than the amount specifically reserved therefor in the Company Financial Statements or settle or compromise any audit that is not disclosed on such Schedule, or (iii) consent to any extension or waiver of any limitation period with respect to Taxes; or

(s) Agree or commit to take any of the actions described in Section 4.1(a) through (r).

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      4.2     Conduct of Business by Buyer. Except as set forth in Section 4.2 of the Buyer Disclosure Schedule, as contemplated by this Agreement or consented to by the Company in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Buyer shall, and shall cause each subsidiary of Buyer to, carry on its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve its relationships with material customers, suppliers, distributors, licensors and others with which it has material business dealings. Without limiting the generality of the foregoing, except as set forth in the corresponding subsection of Section 4.1 of the Buyer Disclosure Schedule or as contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time and except as provided in Section 4.2 of the Buyer Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld), Buyer shall not and shall not permit its subsidiaries to (unless required by Law or the regulations and requirements of any stock exchange or regulatory organization applicable to Buyer and any of its subsidiaries) do any of the following:

(a) Declare, set aside or pay any dividends on (other than regular quarterly dividends) or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Merger Consideration shall be appropriately adjusted pursuant to Section 1.3(g);

(b) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, unless the consideration paid or to be paid in any of the foregoing consists solely of securities of Buyer or cash and stock totaling less than $10,000,000;

(c) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbrance, conveyance, assignment, sublicensing or disposition of property or assets in any single transaction or series of related transactions having a fair market value not in excess of $10,000,000 in the aggregate;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Buyer or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Buyer with employees hired after the date hereof);

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into or exercisable or exchangeable for shares of such capital stock, or enter into other agreements or commitments of any character obligating it to issue or purchase any such shares or convertible securities, other than (i) the grant of options to purchase shares of Buyer Common Stock to directors, officers, employees and consultants of Buyer in the ordinary course of business, consistent with past practice, (ii) the issuance, delivery or sale of shares of Buyer Common Stock pursuant to the exercise of stock options and warrants outstanding as

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of the date of this Agreement, or (iii) in connection with any acquisition where the consideration paid or to be paid consists solely of securities of Buyer or cash and stock totaling less than $10,000,000; or

(f) Agree or commit to take any of the actions described in Section 4.2(a) through (e).

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Prospectus; Shareholder Meetings.

      (a) As promptly as practicable after the execution and delivery of this Agreement, each of Buyer and the Company shall prepare and Buyer shall file with the SEC and the ISA a proxy statement/ prospectus and form of proxy, in connection with the vote of the shareholders of Buyer with respect to issuance of the Buyer Common Stock pursuant to this Agreement (such proxy statement/ prospectus, together with any amendments thereof or supplements thereto, is referred to herein as the “Prospectus”). Buyer shall, as promptly as practicable after the execution and delivery of this Agreement, prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4 Registration Statement”), in which the Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Buyer Common Stock issuable upon exchange of the Company Shares. As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare the notice (the “Notice”) of the general meeting of the Company’s shareholders to be held in connection with the Merger and the transactions contemplated hereby (the “Company Shareholders Meeting”). Each of the Company and Buyer shall promptly provide to the other all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Prospectus or the Form S-4 Registration Statement, or in any amendments or supplements thereto, and each party shall cause its counsel and auditors to cooperate with counsel and auditors of the other party in the preparation of the Prospectus and the Form S-4 Registration Statement. Each of the Company and Buyer shall, following consultation with and the consent of the other party, respond to any comments of the ISA or the SEC, as applicable, and Buyer shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared or ordered effective under the Securities Act and approved under the Israeli Securities Law as promptly as practicable after such filing. At the earliest practicable date after the Form S-4 Registration Statement is declared or ordered effective by the SEC and approved by the ISA, the Company shall cause the Prospectus and the Notice to be published in the manner required by applicable law and Buyer shall cause the Prospectus to be mailed to its shareholders. As promptly as practicable after the date hereof, each of Buyer and the Company shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign, Blue Sky Laws or related laws relating to the transactions contemplated by this Agreement (the “Other Filings”). Each party hereto shall notify the other party promptly upon the receipt of any comments or written communication from the SEC or the ISA or their respective staffs or any other government officials and of any request by the SEC or the ISA or their respective staffs or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Prospectus, the Notice or any Other Filing, or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or the ISA or their respective staffs or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Prospectus, the Notice, the Merger or any Other Filing. Each party hereto shall allow the other parties and their representatives to participate in any meetings, telephone calls or similar communications between representatives of such party and the SEC or the ISA or their respective staffs or any other government officials with respect to the Form S-4 Registration Statement, the Prospectus, the Notice, the Merger or any Other Fili ng. All filings by Buyer with the SEC and the ISA and by the Company with the ISA and any other disclosure documents required under the Securities Act, the Exchange Act, the Israeli Securities Law or other applicable law in connection with the transactions contemplated hereby (with the exception of quarterly and annual reports filed by Buyer under the Exchange Act) including any amendments or supplements thereto, shall be subject to the prior review and

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approval of the Company or Buyer, respectively (which approval shall not be unreasonably withheld or delayed).

      (b) Each party hereto agrees that the information provided or to be provided by it in writing for inclusion in (i) the Form S-4 Registration Statement will not, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Prospectus will not, at the date or dates mailed to the shareholders of Buyer or published by the Company, at the time the Company Shareholders Meeting and at the time of the Buyer Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading thereunder.

      (c) Each of Buyer and the Company shall cause all documents that it is responsible for filing with the SEC, the ISA or other regulatory authorities under this Section 5.1 (and all information that it supplies for inclusion in such filing by the other party) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including, as applicable, the Exchange Act, the Securities Act, the Israeli Securities Law and the rules and regulations of Nasdaq and the TASE. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus, the Notice, the Form S-4 Registration Statement or any Other Filing, the Company or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or the ISA or their respective staffs or any other government officials, or mailing to the shareholders of Buyer or the Company or both such amendment or supplement.

      (d) The Company will as promptly as practicable following the date of this Agreement, file an Immediate Report, as defined under the Israel Securities Law, regarding the Company’s entry into a transaction in which the Principal Shareholder has a personal interest and duly call, give notice of and, in accordance with the requirements of applicable law following the date the Form S-4 Registration Statement becomes effective and the Prospectus approved and published, convene and hold the Company Shareholders Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. In furtherance of the foregoing, except as set forth in Section 5.7(b), the Board of Directors of the Company shall recommend approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company as set forth in Section 2.19 (the “Company Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Shareholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (as defined herein) or by any Company Change in Recommendation (as defined herein), unless this Agreement has been terminated in accordance with its terms. Buyer will, as promptly as practicable following the date hereof, duly call, give notice of, and, in accordance with the requirements of applicable Law following the date the Form S-4 Registration Statement becomes effective and the Prospectus approved and published, convene and hold a meeting of its shareholders (the “Buyer Shareholders Meeting”) for the purpose of approving the issuance of shares of Buyer Common Stock in connection with the Merger. Buyer will, through its Board of Directors, recommend to Buyer’s shareholders approval of the foregoing matters (the “Buyer Recommendation”). Such recommendation, along with the opinions referred to in Sections 2.17 and 3.16 shall be included in the Prospectus. The Company and Buyer will use reasonable efforts to hold the Company Shareholders Meeting and the Buyer Shareholders Meeting on the same day and use their best efforts to hold such meetings as soon as practicable after the date hereof, subject to the requirements of applicable Law and the effectiveness of the Form S-4 Registration Statement and approval and publication of the Prospectus. Within three days after the approval of the Merger by the shareholders of the Company, the Company shall deliver to the Companies Registrar a notice in accordance with Section 317(b) of the Israeli Companies Law informing the Companies Registrar that the Merger was approved at the general shareholders meeting of the

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Company. Concurrently with the delivery by the Company of the notice referenced in the immediately preceding sentence, Merger Sub shall deliver to the Companies Registrar a notice in accordance with Section 317(b) of the Israeli Companies Law informing the Companies Registrar that the Merger was approved at the general shareholders meeting of Merger Sub.

      5.2     Merger Proposal. As promptly as practicable following the date hereof the Company and Merger Sub shall (a) cause a merger proposal (in the Hebrew language) in the form of Exhibit A (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law and (b) deliver the Merger Proposal to the Companies Registrar within three days from the calling of the shareholders meetings. The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law. Promptly after the Company and Merger Sub shall have complied with the preceding sentence and with clauses (i) and (ii) of this Section 5.2, but in any event no more than three business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law. In addition to the foregoing, each of the Company and, if applicable, Merger Sub, shall: (i) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) if required, in such other manner (including in a popular newspaper in the United States) as may be required by applicable Law; (ii) within four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (i); and (iii) send to the “workers committee” or display in a prominent place at the Company’s premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (i)(A) of this Section 5.2), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

      5.3     Notification.

      (a) The Company shall give prompt notice to Buyer upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (b) Each of Buyer and Merger Sub shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Buyer or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.4     Israeli Approvals.

      (a) Government Filings. Each party hereto shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date hereof, each notice, report or other document required to

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be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing: (i) as promptly as practicable after the date of this Agreement, the Company and Buyer shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger; (ii) the Company and Buyer shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; (iii) the Company shall use all reasonable efforts to obtain, as promptly as practicable after the date hereof, the following consents, and any other consents that may be required in connection with the Merger (A) approval of the OCS and (B) approval of the Investment Center; and (iv) Buyer shall provide to OCS, the Investment Center, the Israeli Restrictive Trade Practices Commissioner and the ISA any information requested by such authorities and shall execute an undertaking in customary form reasonably satisfactory to Buyer, which does not require or provide for any payment (other than filing, processing or similar administrative fees that are not material in amount) by Buyer or any affiliate thereof, to comply with the OCS laws and regulations. Buyer and the Company shall use commercially reasonable efforts to secure the consent of Israeli Lands Authority to the Merger, provided, that such efforts shall not require Buyer or the Company to make any payment (other than filing, processing or similar administrative fees that are not material in amount) in order to obtain such consent.

      (b) Israeli Income Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company, Buyer and Merger Sub shall cause their respective Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling concerning the Israeli Tax treatment of the Merger and that will include specific arrangements concerning withholding Taxes under which Buyer will not be obligated to withhold any Taxes with respect to the Buyer Common Stock, and that will not impose any obligations on the Company, Buyer or its shareholders without Buyer’s prior written consent (the “Israeli Income Tax Ruling”). Each of the Company and Buyer shall cause its respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company and Buyer shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Income Tax Rulings as promptly as practicable. Notwithstanding any provisions contained in Section 4.1 to the contrary, the Company shall be permitted to comply with any conditions contained in the ruling described in this Section 5.4(b) or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling; provided, however, (i) that the Company shall give Buyer at least three days written notice of any such conditions or requests prior to compliance with such conditions or requests, and (ii) that in no event, unless consented to by Buyer, shall the Company comply with any such condition or request in the event any such condition or request might reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) prohibit or impair any business practice of the Company, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary, or (C) adversely impact or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      (c) TASE Listing. Promptly after the date of this Agreement, Buyer shall take all actions necessary in order for the shares of Buyer Common Stock to be listed on the TASE immediately prior to the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Closing Date, the agreement of the TASE to list such shares of Buyer Common Stock on the TASE, and the Company shall cooperate with Buyer with respect to such listing. Buyer shall use its reasonable best efforts to maintain the listing of shares of Buyer Common Stock on the TASE (or any successor thereof) and to comply, in all material respects, with any applicable rules and regulations of the ISA and TASE until the date which is at least three years after the Effective Time.

      5.5     Confidentiality; Access to Information. The parties acknowledge that the Company and Buyer have previously executed a Non-Disclosure Agreement, dated as of October 30, 2003 (the “Non-

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Disclosure Agreement”), which Non-Disclosure Agreement will continue in full force and effect in accordance with its terms except as otherwise provided herein, and Buyer shall cause Merger Sub to comply with the terms thereof. Each of Buyer, Merger Sub and the Company will afford the other parties and the other parties’ accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including without limitation the status of product development efforts, properties, results of operations and personnel, as the other may reasonably request. The Company shall provide to Buyer the monthly balance sheets, statements of operations, retained earnings and cash flows and other financial statements of the Company and the Company Subsidiaries generated by the Company in the ordinary course as such became available. Each of the parties hereto will hold, and will cause its accountants, counsel and other representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Non-Disclosure Agreement. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.6     No Solicitation.

      (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (ii) participate or engage in any discussions (except to notify of the existence of these provisions) or negotiations with, or disclose or provide any non-public information or data relating to the Company or the Company Subsidiaries or afford access to the properties, books or records or employees of the Company or the Company Subsidiaries to, any third party relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; or (iii) enter into any Contract (including any agreement in principle, letter of intent or understanding, but excluding a non-disclosure agreement of the type described in, and subject to compliance by the Company with, Section 5.6(b)) with respect to or contemplating any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Company shall, and shall cause the Company Subsidiaries and shall use its reasonable best efforts to cause the Company’s and the Company Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any third party conducted heretofore by the Company, any Company Subsidiary or their respective Representatives with respect to any Acquisition Proposal.

      (b) Notwithstanding the restrictions set forth in Section 5.6(a), if, at any time prior to the Effective Time, (i) the Company receives an unsolicited bona fide written proposal from a third party relating to an Acquisition Proposal (under circumstances in which the Company has complied with its obligations under Section 5.6(a), other than any breach of such obligations that is unintentional and immaterial) and (ii) the Board of Directors of the Company concludes in good faith that (A) such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined herein), and (B) the failure to provide nonpublic information or data concerning the Company or participate in negotiations or discussions concerning such Acquisition Proposal would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under applicable Law, then, with respect to each of the immediately preceding clauses (A) and (B), after consultation with a financial advisor of internationally recognized reputation and after consultation with its outside counsel and an additional law firm with expertise in corporate transactions in the State of Israel, the Company may, subject to its giving

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Buyer at least three business days’ prior written notice of the identity of such third party and the material terms and conditions of such Acquisition Proposal and the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such third party, (x) furnish information with respect to the Company and the Company Subsidiaries and afford access to the properties, books or records or employees of the Company or the Company Subsidiaries to such third party pursuant to a non-disclosure agreement containing terms no less restrictive than the terms of the Non-Disclosure Agreement and a customary standstill provision, provided that a copy of all such information is delivered simultaneously to Buyer if it has not previously been so furnished to Buyer, and (y) participate in discussions or negotiations regarding such proposal.

      (c) The Company shall as soon as practicable (and in any event within 24 hours) notify and advise Buyer orally and in writing of any Acquisition Proposal or of any request for information or inquiry that may reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including without limitation price, structure, form of consideration and financing status), request or inquiry, and the identity of the person making such Acquisition Proposal, request or inquiry. The Company shall inform Buyer on a prompt and current basis of the status, material content and material details of any discussions regarding, or relating to, any Acquisition Proposal with a third party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 5.6(c), the Company shall provide promptly to Buyer copies of all material written correspondence or other material written material, including material in electronic form, between the Company and such third party.

      (d) The Company shall promptly inform its and the Company Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.6.

      (e) For the purposes of this Agreement:

(i) “Acquisition Proposal” shall mean any inquiry, offer, proposal, indication of interest, signed agreement or public announcement, as the case may be, by any third party that relates to (A) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company or any transaction or series of transactions involving the issuance or acquisition of shares of capital stock or other equity securities of the Company representing 15% or more (by voting power) of the outstanding capital stock of the Company, (B) any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) shares of capital stock or other equity securities of the Company representing 15% or more (by voting power) of the outstanding capital stock of the Company or (C) the acquisition, license, purchase or other disposition of 15% or more of the consolidated business or assets of the Company and the Company Subsidiaries (including the capital stock or assets of any Company Subsidiary) outside the ordinary course of business consistent with past practice; and

(ii) “Superior Proposal” shall mean any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, (A) the applicable percentages in clauses (A) and (B) of the definition of Acquisition Proposal shall be 50% as opposed to 15% and (B) any acquisition, license, purchase or other disposition referred to in clause (C) of the definition of Acquisition Proposal shall be for all or a majority of the consolidated business and assets of the Company and the Company Subsidiaries (including the capital stock or assets of any Company Subsidiary), the consideration for which consists entirely of (i) cash, (ii) freely tradable (subject to customary prospectus delivery requirements and restrictions based solely on the identity of the recipient of the securities in such transaction) securities which have an average daily trading volume (measured during the most recently completed three-month period prior to the date on which such Acquisition Proposal is made) that is equal to or greater than that of Buyer’s Common Stock (measured during the most recently completed three-month period prior to the date hereof), or (iii) some combination thereof, on its most recently amended or modified terms, if amended or modified, which the Board of Directors of

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the Company determines in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation and after consultation with the Company’s outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal including but not limited to the fact that if any cash consideration is involved, the proposal is not subject to any financing contingency and that receipt of all governmental and regulatory approvals required to consummate the Acquisition Proposal is likely, (1) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (2) is reasonably capable of being completed.

      (f) The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality (other than those entered into in the ordinary course of business), “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party (except that the Company shall be permitted to release or permit the release of such person from any standstill obligation if such action is required in order for the Company’s Board of Directors to exercise its rights under, and consistent with, Sections 5.6(b) and 5.7(b)) and will promptly provide Buyer with a copy of such agreements. The Company will use its best efforts to enforce or cause to be enforced each such agreement at the request of Buyer.

      5.7     Board Recommendation.

      (a) Subject to Section 5.7(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to Buyer, the Company Recommendation or take any action or make any statement, filing or release, in connection with the Company Shareholders Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall each be considered an adverse modification of the Company Recommendation) or (ii) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal (each of the foregoing is referred to herein as a “Company Change in Recommendation”).

      (b) Notwithstanding the provisions of Section 5.7(a), if, prior to the Company Shareholders Meeting, the Board of Directors of the Company determines in good faith that the failure to make a Company Change in Recommendation would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under applicable Law, and (i) the Board of Directors of the Company has consulted with its outside counsel and an additional law firm with expertise in corporate transactions in the State of Israel and (ii) if such determination is based on the value of the Merger Consideration but is not being made in connection with a Superior Proposal, the Board of Directors of the Company has consulted with a financial advisor of internationally recognized reputation with regard to, among other things, the fairness, from a financial point of view, of the Merger Consideration as of the date of such determination to the holders of Company Shares, then the Board of Directors of the Company may make a Company Change in Recommendation. In addition to the foregoing requirements, in the event of a Company Change in Recommendation resulting from a Superior Proposal, the Board of Directors of the Company may make a Company Change in Recommendation only (i) after the Company provides to Buyer a written notice (a “Notice of Superior Proposal”) (A) advising Buyer that the Board of Directors of the Company has received, and intends to accept, a Superior Proposal, (B) specifying the material terms and conditions of such Superior Proposal, including the amount that the Company’s shareholders will receive per Company Share (valuing any non-cash consideration at what the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, to be the fair value of such non-cash consideration) and including a copy thereof with all accompanying documentation, and (C) identifying the person making such Superior Proposal, (ii) after cooperating in good faith with Buyer for a period of not less than five business days to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Change in Recommendation (provided, however, that any determination by Buyer to propose to make such adjustment to the terms and conditions

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of this Agreement shall be at the discretion of Buyer at the time), and (iii) if Buyer does not, within five business days of Buyer’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be as favorable to the Company’s shareholders as such Superior Proposal.

      (c) Neither the Board of Directors of Buyer nor any committee thereof shall withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) in any manner adverse to the Company, the Buyer Recommendation or make any statement, filing or release, in connection with the Buyer Shareholders Meeting or otherwise, inconsistent with the Buyer Recommendation (it being understood that taking a neutral position or no position shall each be considered an adverse modification of the Buyer Recommendation) (each of the foregoing is referred to herein as a “Buyer Change in Recommendation”).

      5.8     Public Disclosure. Except for the joint announcement of the execution and delivery of this Agreement, the timing and content of which have been mutually agreed by the parties hereto, no party hereto shall issue any press release or otherwise make any public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby or an Acquisition Proposal without first consulting with the other parties and providing the other parties with reasonable opportunity to review and comment upon such press release or public announcement. Notwithstanding the foregoing, if such an announcement is required by applicable law or any listing agreement with a national securities exchange or quotation system (including Nasdaq and the TASE) the party required to make such announcement shall provide notice to and a copy of such as promptly as practicable in advance of such announcement and, to the extent practicable, take the views of the other party in respect of such announcement into account prior to making such announcement. The parties hereto have agreed to the text of the joint press release announcing the execution and delivery of this Agreement.

      5.9     Commercially Reasonable Efforts.

      (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things under such party’s control or which such party is required to do under this Agreement to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions hereby, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

      (b) Each of the parties hereto shall, (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other antitrust, competition or trade regulatory law of any Governmental Entity (collectively, “Antitrust Laws”). Each of the parties hereto shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws.

      (c) Each of the parties hereto shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Merger

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and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request; provided, however, that neither Buyer nor any affiliate thereof shall be required to consent to any divestiture or any other structural or conduct relief. Each of the parties hereto shall promptly and timely respond to a request for additional information from the DOJ or the FTC.

      (d) Each of the parties hereto commits to instruct its counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, without limitation, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such antitrust authority.

      (e) Each party hereto shall (i) give the other parties prompt notice of the commencement of any legal or other proceeding by or before any Governmental Entity (including the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the ISA, the Companies Registrar, the Israeli Lands Authority, the FTC, the DOJ and the SEC) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) promptly inform the other parties of any communication with any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iii) keep the other parties informed as to the status of any such proceeding or communication. The parties to this Agreement will consult and cooperate with one another in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding or communication relating to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any such proceeding relating to any such Governmental Entity, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference or telephone call relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

      5.10     Indemnification.

      (a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to indemnify and hold harmless all current and former directors and officers of the Company and the Company Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Effective Time (including without limitation acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time, any indemnification provisions under the Company Charter Documents as in effect on the date hereof and the indemnification resolutions adopted by the shareholders of the Company on November 12, 1992, in each case to the maximum extent permitted by Law.

      (b) Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time, at a cost not to exceed $700,000. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy; provided, however, that in no event shall Buyer be required to expend annually more than 300% of the annual premium currently paid

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by the Company for such coverage (and if the cost for such coverage is in excess of such amount Buyer shall be required only to maintain such coverage as is available for such amount).

      (c) In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, Buyer shall cause proper provisions to be made so that the successors and assigns of Buyer or the Surviving Corporation assume the obligations set forth in this Section 5.10. The obligations of Buyer and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

      5.11     Company Affiliate Agreement. As soon as practicable after the date hereof and in any event not fewer than 30 days prior to the Effective Time, the Company shall deliver to Buyer a list setting forth the names of all persons the Company expects to be, as of the date of the Company Shareholders Meeting, its “affiliates” for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause the delivery to Buyer of letter agreements in substantially the form of Exhibit B hereto from each person identified in the list delivered by the Company pursuant to the immediately preceding sentence.

      5.12     Nasdaq Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on Nasdaq or on such other national securities exchange as the Buyer Common Stock is listed.

      5.13     Employee Matters.

      (a) Following the Effective Time, Buyer shall cause the Surviving Corporation to honor all Company Employee Plans and Company Employment Agreements disclosed herein in accordance with their respective terms as in effect immediately prior to the Effective Time. It is the intention of Buyer to, immediately following the Effective Time, continue the employment of Company Employees who are employed by the Company and its subsidiaries immediately prior to the Effective Time (the “Post-Merger Employees”). Buyer shall cause the Surviving Corporation to provide Post-Merger Employees whose employment is continued by the Surviving Corporation, for a period of one year following the Effective Time, with compensation and benefits that are no less favorable in the aggregate than those provided to such Company Employees immediately prior to the Effective Time.

      (b) To the extent permitted by Law and the terms of any employee benefit plan or arrangements maintained by Buyer or any subsidiary of Buyer in which a Post-Merger Employee becomes eligible to participate (other than equity-based compensation plans) (the “Post-Merger Plans”), Buyer shall, or shall cause the Surviving Corporation to, give Post-Merger Employees full credit for purposes of eligibility, vesting and amount of benefits under Post-Merger Plans in which such Post-Merger Employee becomes eligible to participate in after the Closing Date; provided, however, that in no event shall the Post-Merger Employee be entitled to any credit to the extent that it would result in duplication of benefits.

      (c) Buyer Restricted Stock. As of the Effective Time, Buyer shall grant to selected Post-Merger Employees shares of Buyer Common Stock (the “Buyer Restricted Stock”) having an aggregate value, based on the closing price of Buyer Common Stock on the business day immediately preceding the Closing Date, of $4,100,000. The Buyer Restricted Stock shall be granted pursuant to and subject to the terms of the LTIP and, subject to the continued employment of the Post-Merger Employee, shall vest in three annual installments on each of the first three anniversaries of the Closing Date (each such date, a “Vesting Date”); provided, however, that if on or prior to the final Vesting Date, (i) the Post-Merger Employee’s employment is terminated by the Company (other than for cause) or (ii) if the Post-Merger Employee terminates his or her employment for “good reason” (as defined herein), then notwithstanding anything in the LTIP to the contrary all unvested Buyer Restricted Stock awarded to such Post-Merger Employee shall vest immediately upon such termination of employment. For the purposes of this

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Agreement, “good reason” means a reduction in such Post-Merger Employee’s annual base salary or the relocation of such Post-Merger Employee’s principal place of employment to a location more than 50 miles from such Post-Merger Employee’s principal place of employment immediately prior to the Effective Time.

      (d) Special Bonuses. On the Closing Date, the Company may distribute bonuses to selected Post-Merger Employees in an aggregate amount not to exceed $2,750,000 (collectively, the “Special Bonuses”); provided, however, that the aggregate amount of Special Bonuses shall be reduced by the aggregate amount of bonuses set forth next to the names of the individuals set forth on Section 5.13 of the Company Disclosure Schedule.

      (e) Retention Agreements. Prior to the Effective Time, the Company may enter into retention agreements, in substantially the form made available to Buyer prior to the date hereof, with selected Company Employees (the “Retention Agreements”) providing for payments to such Company Employees generally no earlier than six months, and no later than three years, following the Closing date, subject to continued employment through the payment date; provided, however, that the aggregate payments under the Retention Agreements shall in no event exceed $1,750,000.

      (f) Mutual Agreement. Prior to the Effective Time, the chief executive officers of each of Buyer and the Company shall mutually agree upon the selection of Post-Merger Employees who are eligible for Buyer Restricted Stock, Special Bonuses and Retention Payments (which employees may include the Company’s three most senior executives), the apportionment of the Buyer Restricted Stock, Special Bonuses and Retention Payments, and the timing of the Retention Payments; provided, however, that shares of Buyer Restricted Stock having an aggregate value as determined in accordance with Section 5.13(c) of $1,000,000 and Special Bonuses in the aggregate amount of $1,000,000 shall not be subject to such mutual agreement and shall instead be apportioned to Post-Merger Employees as determined by the Company.

      (g) To the extent not paid by the Company prior to the Effective Time, Buyer shall or shall cause the Surviving Corporation to distribute annual bonuses with respect to 2004 to eligible Post-Merger Employees, at times and in such amounts to be determined in accordance with past practice of the Company as determined by the chief executive officer of the Company or his designee.

      (h) Nothing in this Section 5.13, express or implied, shall confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.13, express or implied, shall be construed to prevent the Buyer from terminating or modifying to any extent or in any respect any benefit plan that the Buyer may establish or maintain.

      5.14     Section 16 Matters. Buyer and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined herein) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion of Shares into shares of Buyer Common Stock in the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 5.14. Assuming that the Company delivers to Buyer the Section 16 Information in a timely fashion, the Board of Directors of Buyer, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for Company Shares pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement: “Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of Shares held by each such Company Insider and elected by such Company Insiders to be exchanged for Buyer Common Stock in the Merger; and “Company Insiders” shall mean those officers

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and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.

      5.15     Resignations. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain resignations from the directors of the Company and the Company Subsidiaries designated by Buyer from their positions as directors of the Company and the Company Subsidiaries effective as of the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Buyer and the Company:

(a) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Form S-4 Registration Statement, and any required post-effective amendment to the Form S-4 Registration Statement, effective. The Prospectus shall have been approved by the ISA. No stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus, shall have been initiated or threatened in writing by the SEC.

(b) No Order; Antitrust Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. The waiting period under the HSR Act shall have expired or been terminated, and all foreign antitrust approvals, if any, required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

(c) Israeli Governmental Entity Approvals. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger shall have been obtained including, without limitation, approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices.

(d) Shareholder Approvals. The Company Shareholder Approval and the Buyer Shareholder Approval shall have been obtained.

(e) TASE and Nasdaq Listings. The shares of Buyer Common Stock shall be listed on the TASE and the shares of Buyer Common Stock issuable to the Company’s shareholders in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq or on such national securities exchange as Buyer Common Stock is then listed.

      6.2     Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect limitation) has not had and would not reasonably

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be expected to have a Material Adverse Effect on Buyer. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Buyer and Merger Sub by an executive officer of Buyer or Merger Sub, respectively.

(b) Agreements and Covenants. Each of Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of each of Buyer and Merger Sub by an executive officer of Buyer or Merger Sub, respectively.

(c) No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect with respect to Buyer and Merger Sub and the Company shall have received a certificate to such effect signed on behalf of each of Buyer and Merger Sub by an executive officer of Buyer and Merger Sub, respectively.

      6.3     Additional Conditions to the Obligations of Buyer and Merger Sub. The obligations of each of Buyer and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect limitation) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that the representations and warranties contained in Section 2.12(b)(xii) shall be true and correct in all respects without qualification by Material Adverse Effect or otherwise. Each of Buyer and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and each of Buyer and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

(c) No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect with respect to the Company and Buyer shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

(d) Voting and Lock-Up Agreements. Each of the Undertaking Agreement and Lock-Up Agreement shall be in full force and effect and enforceable by Buyer against the Principal Shareholder in accordance with its terms, and the Principal Shareholder shall not be in breach in any material respect of either such agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Buyer and the Company;

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(b) by either the Company or Buyer if the Merger shall not have been consummated prior to August 31, 2005 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either the Company or Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

(d) by either the Company or Buyer if (i) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (or any adjournment thereof) or (ii) the Buyer Shareholder Approval shall not have been obtained at the Buyer Shareholders Meeting (or any adjournment thereof);

(e) by Buyer, if the Board of Directors of the Company or the Company, as the case may be, shall have (i) made a Company Change in Recommendation, whether or not permitted by the terms hereof; provided, however, that if following the 75th day following the date hereof (A) Buyer shall have provided the Company with a written notice of its intention to terminate the Agreement pursuant to this Section 7.1(e)(i) at least five business days prior to termination and (B) the Board of Directors of the Company shall have failed to (x) reaffirm the Company Recommendation or (y) terminate any discussions or negotiations with any third party concerning any Acquisition Proposal, in each case within five business days after Buyer’s notice, (ii) failed to call the Company Shareholders Meeting in accordance with Section 5.1(d) within five business days following the later of the declaration by the SEC of the Form S-4 Registration Statement effective and the approval of the Prospectus by the ISA, (iii) failed to reaffirm the Company Recommendation within ten business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iv) breached in any material respect any provision of Section 5.6(a);

(f) by either Buyer or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 6.2(a) or (b) (in the case of a breach by Buyer) or Section 6.3(a) or (b) (in the case of a breach by the Company), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

(g) By the Company, if any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived by the Company;

(h) By Buyer, if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment by the Termination Date and shall not have been waived by Buyer;

(i) By the Company, if the Board of Directors of Buyer shall have (i) made a Buyer Change in Recommendation, or (ii) failed to call the Buyer Shareholders Meeting in accordance with Section 5.1(d) within five business days following the later of the declaration by the SEC of the Form S-4 Registration Statement effective and the approval of the Prospectus by the ISA; or

(j) By the Company at any time on or prior to the 75th day following the date hereof, to accept a Superior Proposal; provided, that the Company has complied in all material respects with its obligations under Section 5.6 and with the applicable requirements of Section 7.3(b).

      Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party that (i) is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this

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Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of any party hereunder.

      7.2     Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 7.1(b), (c), (d), (e), (f), (g), (h), or (i) shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force and effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3     Fees and Expenses.

      (a) Other than as specifically provided in this Section 7.3 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except that (i) filing fees in connection with the filing with the SEC of the Form S-4 Registration Statement and the Prospectus, (ii) filing fees payable under or pursuant to the HSR Act, (iii) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4 Registration Statement and the Prospectus, and (iv) any filing fees in connection with filings with any Israeli Governmental Entity shall be shared equally by Buyer and the Company, whether or not the Merger is consummated.

      (b) If this Agreement is terminated pursuant to:

(i) Section 7.1(e) prior to the Company Shareholders Meeting or 7.1(j); or

(ii) Section 7.1(d)(i), and (A) after the date hereof and prior to the Company Shareholder Meeting at which the Company failed to obtain the requisite vote there shall be outstanding or there shall have been publicly announced a plan or proposal with respect to an Acquisition Proposal and (B)(1) within 12 months after such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (substituting “20%” for “15%” in the definition thereof) or (2) within six months after such termination the Company shall have entered into a definitive agreement with respect to any transaction or series of transactions which, had such been proposed during the term of this Agreement, would have constituted an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that the transactions contemplated by the Acquisition Proposal described in the immediately preceding clause (1) or (2), as applicable, are subsequently consummated; or

(iii) Section 7.1(b), to the extent resulting from a material breach by the Company, or Section 7.1(f), to the extent terminated by Buyer, and, in any such case, (A) after the date hereof and prior to or at the time of such termination, there shall be outstanding, there shall have been under consideration by the Company or there shall have been publicly announced a plan or proposal with respect to an Acquisition Proposal and (B)(1) within 12 months after termination of the Agreement the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (substituting “20%” for “15%” in the definition thereof) or (2) within six months after such termination the Company shall have entered into a definitive agreement with respect to any transaction or series of transactions which, had such been proposed during the term of this Agreement, would have constituted an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that the transactions contemplated by the Acquisition Proposal described in the immediately preceding clause (1) or (2), as applicable, are subsequently consummated;

then Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages the Company shall pay to Buyer the amount of $25,000,000 by wire transfer in immediately available funds to an account designated by

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Buyer as liquidated damages (the “Termination Fee”). The Termination Fee shall be due and payable (A) in the case of any termination by Buyer, within three business days of termination of this Agreement and (B) in the case of any termination by the Company, immediately prior to (and as condition to) such termination; provided, however, that in the case of clauses (ii) and (iii) of this Section 7.3(b), the Termination Fee shall be due and payable immediately prior to the consummation of the transactions contemplated by the Acquisition Proposal. It is specifically agreed that the amount to be paid pursuant to this Section 7.3(b) represents liquidated damages and not a penalty.

      (c) If this Agreement is terminated pursuant to Section 7.1(d)(i) in circumstances under which the provisions of Section 7.3(b)(ii) are inapplicable, then the Company shall pay to Buyer an amount equal to lesser of (i) Buyer’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all attorneys’, accountants and investment bankers’ fees and expenses) and (ii) $5,000,000, by wire transfer of immediately available funds to an account designated by Buyer within three business days of such termination.

      (d) If this Agreement is terminated pursuant to Section 7.1(d)(ii), then Buyer shall pay to the Company an amount equal to lesser of (i) the Company’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all attorneys’, accountants’ and investment bankers’ fees and expenses) and (ii) $5,000,000, by wire transfer of immediately available funds to an account designated by the Company within three business days of such termination.

      (e) The remedies provided under Sections 7.3(b), 7.3(c) and 7.3(d) shall be exclusive of all other remedies at law or in equity; provided, however, that in the event of a willful breach by a party of any of its representations or warranties or willful failure to comply with any of its covenants or obligations contained in this Agreement, such remedies shall be non-exclusive and the other party shall be entitled to pursue any other remedy at law or in equity in respect of such breach or failure to comply.

      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Buyer, Merger Sub and the Company; provided, however, that after the vote by the shareholders of the Company, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders.

      7.5     Extension; Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Buyer and Merger Sub contained in this Agreement shall terminate and be of not further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.

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      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Buyer, to:

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Chief Executive Officer
Telecopier: 269-673-7535

and

Perrigo Company

515 Eastern Avenue
Allegan, MI 49010
Attention: General Counsel
Telecopier: 269-673-1386

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center
Princeton, NJ 08540
Attention:. Randall B. Sunberg, Esq.
Telecopier: 609-919-6639

and

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison, Esq.
Telecopier: 212-309-6001

and to:

Fischer Behar Chen & Co.

3 Daniel Frisch
Tel-Aviv 64731
Israel
Attention: Avraham Well, Adv.
Telecopier: 972-3-6091116

if to the Company, to:

Agis Industries (1983) Ltd.

29 Lehi Street
Bnei-Brak 51200
Israel
Attention: Chief Executive Officer
Telecopier: 972-3-577-3500

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, NY 10036
Telecopier: 212-735-2000
Attention: David Fox, Esq.
           Thomas W. Greenberg, Esq.

and to:

Rosenberg, Hacohen, Goddard & Ephrat

24 Raoul Wallenberg Street
Tel-Aviv 69719
Israel
Telecopier: 972-3-766-6567
Attention: Dan Hacohen, Adv.

      8.3     Construction.

      (a) For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement and each item disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement; provided, however, that any item disclosed in any section of the Company Disclosure Schedule or the Buyer Disclosure Schedule pursuant to any section hereof shall be deemed to be disclosed on each other section of the Company Disclosure Schedule or the Buyer Disclosure Schedule, respectively, but only to the extent the applicability of the item to such other section is reasonably apparent from the disclosure made; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under U.S. or Israeli GAAP, as applicable; and (vii) when an item is described as having been “made available”, it was included in a “data room” located at the New York offices of Skadden, Arps, Meagher, Slate & Flom LLP on October 4-8, 2004 or in a “data room” located at the offices of Rosenberg, Hacohen, Goddard & Ephrat on October 17-19, 2004, or otherwise provided by the Company or its Representatives to Buyer or its Representatives.

      (b) For the purposes of this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

      (c) For the purposes of this Agreement, the term “Knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers or directors of such party, provided that such persons shall have made due and diligent inquiry of those employees of such party whom such executive officers reasonably believe would have actual knowledge of the matters represented.

      (d) For the purposes of this Agreement, the term “person” means individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint

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venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.

      (e) For purposes of this Agreement, the term “subsidiary” of any person shall mean any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such person (either alone or through or together with one or more of it subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.

      8.4     Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Buyer Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Non-Disclosure Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement except as provided in Section 7.2 hereof; and (b) except as set forth in Section 5.10, are not intended to confer upon any other person any rights or remedies hereunder.

      8.6     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

      8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8     Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction; provided, however, that any matter involving the internal corporate affairs of the Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation. The rights of the shareholders of the Company, if any, shall be governed by the Laws of the State of Israel.

      8.9     Rules of Construction. The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the

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application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11     CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

      8.12     WAIVER OF JURY TRIAL. EACH OF BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature page follows.]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PERRIGO COMPANY

By:	/s/ DAVID T. GIBBONS

Name: David T. Gibbons

Title:	Chairman, President and

Chief Executive Officer

AGIS INDUSTRIES (1983) LTD.

By:	/s/ MOSHE ARKIN

Name: Moshe Arkin

Title:	President and Chairman

PERRIGO ISRAEL OPPORTUNITIES LTD.

By:	/s/ TODD W. KINGMA

Name: Todd W. Kingma

Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

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APPENDIX B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

November 14, 2004

Board of Directors

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to Perrigo Company (the “Company”) of the Consideration (as defined below) to be paid by the Company in respect of each outstanding share of common stock, par value NIS 1.00 per share (the “Agis Common Stock”), of Agis Industries (1983) Ltd. (“Agis”) pursuant to the Agreement and Plan of Merger, made and entered into on November 14, 2004 (the “Agreement”), among the Company, Perrigo Israel Opportunities Ltd., a wholly owned subsidiary of the Company (“Acquisition Sub”), and Agis. Pursuant to the Agreement, Acquisition Sub will be merged with and into Agis, and each outstanding share of Agis Common Stock will be converted into $14.93 in cash (the “Cash Consideration”) and 0.8011 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We may provide investment banking services to the Company in the future, and we may receive compensation for such services.

      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Agis and their affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Agis for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2004; annual reports to stockholders of Agis for the four fiscal years ended December 31, 2003; certain Quarterly Reports on Form 10-Q of the Company; certain interim reports to stockholders of Agis; certain other communications from the Company and Agis to their respective stockholders; certain internal financial analyses and forecasts for Agis prepared by its management; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Agis prepared by the management of the Company (the “Forecasts”); and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”). We also have held

A-B-1

discussions with members of the senior management of the Company regarding its assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and with members of the senior managements of the Company and Agis regarding the past and current business operations, financial condition and future prospects of Agis. In addition, we have reviewed the reported price and trading activity for the shares of the Company Common Stock and the shares of Agis Common Stock, compared certain financial and stock market information for the Company and Agis with similar financial information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Agis or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Agis or on the expected benefits of the Transaction in any way meaningful to our analysis.

      Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in respect of each share of Agis Common Stock is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(Goldman, Sachs & Co.)

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APPENDIX C

[Letterhead of Merrill Lynch]

November 14, 2004

Board of Directors

Agis Industries (1983) Ltd.
29 Lehi Street
51200 Bnei Brak
Israel

Members of the Board of Directors:

      Agis Industries (1983) Ltd. (the “Company”), Perrigo Company (the “Buyer”) and Perrigo Israel Opportunities Ltd., a newly formed, wholly owned subsidiary of the Buyer (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of November 14, 2004 (the “Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). The Merger, together with the other transactions contemplated by the Agreement, are collectively referred to herein as the “Transaction.” Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Agreement.

      Pursuant to the terms of the Agreement, each ordinary share, NIS 1.00 par value per share, of the Company (each, a “Company Share”) issued and outstanding immediately prior to the Effective Time (other than any Company Shares held in the treasury of the Company or owned by Buyer or any direct or indirect wholly owned subsidiary of the Company or Buyer, which will be cancelled and retired) will be converted into the right to receive, (x) 0.8011 shares of common stock, without par value, of Buyer (the “Buyer Common Stock”), each share of which shall be issued together with one Preferred Share Purchase Right (the “Stock Consideration”), and (y) $14.93 in cash (the “Cash Consideration”; together with the Stock Consideration, the “Consideration”).

      We also understand that concurrently with the execution of the Agreement, the Buyer is entering into (i) an Undertaking Agreement with Moshe Arkin (the “Principal Shareholder”), pursuant to which the Principal Shareholder will agree, among other things, to take specified actions to facilitate the Merger (the “Undertaking Agreement”), (ii) a Lock-Up Agreement with the Principal Shareholder, pursuant to which the Principal Shareholder has agreed to certain restrictions with respect to the sale or other disposition of Buyer Common Stock received by the Principal Shareholder in the Merger (the “Lock-Up Agreement”), (iii) a Nominating Agreement with the Principal Shareholder, pursuant to which the Principal Shareholder will be appointed to the board of directors of Buyer and shall have the right, until such time that the Principal Shareholder both (a) ceases to beneficially own at least 9% of the outstanding shares of Buyer Common Stock and (b) ceases to beneficially own 9,000,000 shares of Buyer Common Stock, to nominate two candidates to the Buyer’s board of directors (the “Nominating Agreement”), and (iv) a Registration Rights Agreement pursuant to which the Principal Shareholder will have certain rights to require registration of shares of Buyer Common Stock received in the Transaction (the “Registration Rights Agreement”). We further understand that approximately 45.7% of the outstanding shares of the Company are held by the Principal Shareholder.

      You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction, taken as a whole, is fair from a financial point of view to such holders.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Buyer that we deemed to be relevant;

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(2) Reviewed certain information, including financial forecasts (the “Forecasts”), relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Buyer, furnished to us by the Company and the Buyer, respectively;

(3) Conducted discussions with members of senior management and representatives of the Company and the Buyer concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

(4) Reviewed the market prices and valuation multiples for the Company Shares and the Buyer Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Buyer and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

(8) Reviewed the potential pro forma impact of the Merger;

(9) Reviewed the Agreement, the Undertaking Agreement, the Lock-Up Agreement, the Nominating Agreement and the Registration Rights Agreement, each dated as of November 14, 2004, and certain related documents; and

(10) Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Buyer or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Buyer under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Buyer. With respect to the Forecasts furnished to or discussed with us by the Company or the Buyer, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Buyer’s management as to the expected future financial performance of the Company or the Buyer, as the case may be. We have assumed that the representations and warranties of each party contained in the Agreement are true and correct as of the date of the Agreement, that each party will perform all of its respective covenants and agreements contained in the agreement and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment. We have also assumed that the final forms of the Agreement and the agreements with the Principal Shareholder will be substantially similar to the last drafts reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

      We are not rendering any accounting, legal or tax advice and understand that the Company is relying upon its own accounting, legal and tax advisors as to accounting, legal and tax matters in connection with the Transaction.

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      We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Buyer Common Stock and other securities of the Buyer, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company or the Principal Shareholder to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. Our opinion does not address the relative values of the Stock Consideration and the Cash Consideration. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares, nor does this opinion address in any manner the terms of the Undertaking Agreement, the Lock-Up Agreement, the Nominating Agreement, the Registration Rights Agreement or any other agreement between the Principal Shareholder and the Buyer.

      We are not expressing any opinion herein as to (i) the prices at which the Company Shares or the Buyer Common Stock will trade or (ii) the trading volume of the Company Shares or the Buyer Common Stock on any stock exchange or trading market on which such securities may be listed or admitted to trading following the announcement or consummation of the Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Shares pursuant to the Transaction, taken as a whole, is fair from a financial point of view to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INC.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

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APPENDIX D

UNDERTAKING AGREEMENT

      This UNDERTAKING AGREEMENT (“Agreement”) is made as of November 14, 2004, between Perrigo Company, a Michigan corporation (“Buyer”), Agis Industries (1983) Ltd., an Israeli public company (the “Company”) and the undersigned shareholder (“Shareholder”) of the Company.

RECITALS:

      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Perrigo Israel Opportunities Ltd., a private Israeli company and wholly owned subsidiary of Buyer (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Buyer (the “Merger”);

      WHEREAS, as of the date hereof, Shareholder is the Beneficial Owner (as defined below) of the Subject Shares (as defined below);

      WHEREAS, the Board of Directors of the Company has: (x) determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders, (y) approved the Merger and the Merger Agreement; and (z) determined to recommend to the shareholders of the Company to approve the Merger and the Merger Agreement;

      WHEREAS, it is a condition to the willingness of Buyer and the Company to enter into the Merger Agreement and to consummate the Merger that the Shareholder undertake the obligations set forth in this Agreement;

      WHEREAS, in order to induce Buyer and Merger Sub to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement; and

      WHEREAS, it is a condition to the willingness of Shareholder to enter into this Agreement that Buyer enters into the Merger Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

      1.     Definitions.

      (a) Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement.

      (b) “Beneficially Own” or “Beneficial Owner” with respect to any securities means having “beneficial ownership” as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      (c) “Company Capital Stock” means shares of common stock, par value 1.00 New Israeli Shekel per share, of the Company.

      (d) “Company Options and Other Rights” means options, warrants and other rights to acquire, directly or indirectly, shares of Company Capital Stock.

      (e) “Expiration Date” means the earlier to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated pursuant to its terms or (iii) the mutual agreement of Buyer and Shareholder to terminate this Agreement.

      (f) “Subject Shares” means (i) all shares of Company Capital Stock Beneficially Owned by Shareholder as of the date of this Agreement; and (ii) all additional shares of Company Capital Stock of

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which Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date.

      2.     Voting.

      (a) Shareholder hereby agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, however called, and in any written action by consent of shareholders of the Company Shareholder shall cause to be counted as present thereat for purposes of establishing a quorum and shall vote, or cause to be voted, any and all Subject Shares Beneficially Owned by Shareholder as of the record date of such meeting or written consent:

(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company other than, in the case of the Company, with any subsidiary of the Company and in the case of any subsidiary of the Company, with the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company other than, in the case of the Company, to any subsidiary of the Company and in the case of any subsidiary of the Company, to the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in the individuals who serve as members of the board of directors of the Company if such action would reasonably be expected to materially impair or delay the ability of the Company to consummate the Merger; (E) any amendment to the Company’s Memorandum of Association or Articles of Incorporation if such action would reasonably be expected to materially impair or delay the ability of the Company to consummate the Merger; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

      (b) Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(i),” clause “(ii)” or clause “(iii)” of Section 2(a).

      (c) Shareholder hereby waives and agrees not to exercise any applicable “appraisal rights” or similar rights, to the extent such rights exist, under the Israel Companies Law with respect to the Subject Shares in connection with the Merger and the Merger Agreement.

      3.     Grant of Proxy; Appointment of Proxy.

      (a) In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Shareholder of Shareholder’s duties under this Agreement, Shareholder, concurrently with the execution of this Agreement, shall execute, in accordance with the provisions of applicable Israeli law, and deliver to Buyer an irrevocable proxy, substantially in the form of Annex A hereto unless a different form is specified in the Company’s Articles of Association (in which case the proxy shall meet the requirements of the Company’s Articles of Association) (the “Proxy”).

      (b) Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Proxy. Shareholder hereby affirms that the Proxy set forth in this Section 3 is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby affirms

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that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

      (c) Shareholder hereby revokes any and all prior proxies or powers of attorney given by Shareholder with respect to the voting of the Subject Shares in respect of any of the matters set forth in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Subject Shares in respect of any of the matters set forth in Section 2(a) until the Expiration Date.

      (d) Shareholder shall, at Buyer’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Buyer the power to carry out and give effect to the provisions of this Agreement.

      4.     Covenants of Shareholder. Shareholder covenants and agrees for the benefit of Buyer that, until the Expiration Date, Shareholder will not:

(a) other than pursuant to the Lock-Up Agreement, sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any Subject Shares or any interest therein; provided, however, that Shareholder may sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of any Subject Shares to a family member or trust or other entity for estate or tax planning purposes, provided, that any such sale transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition shall be conditioned on each such transferee signing and delivering an Undertaking Agreement and Proxy in substantially the form of this Agreement and the Proxy attached hereto;

(b) other than the Proxy or pursuant to the Lock-Up Agreement, grant any powers of attorney or proxies or consents in respect of any of the Subject Shares, deposit any of such Subject Shares into a voting trust, or enter into a voting agreement with respect to any of such Subject Shares; or

(c) take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby and by the Merger Agreement.

      5.     Representations and Warranties of Shareholder. Shareholder represents and warrants to Buyer as follows:

(a) As of the date of this Agreement

(i) Shareholder is the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding shares of Company Capital Stock set forth under the heading “Shares of Company Capital Stock Beneficially Owned”, on the signature page hereof, which shares are registered in Shareholder’s name in the Company’s books and records.

(ii) Shareholder does not directly or indirectly Beneficially Own any Company Options and Other Rights; and

(iii) Shareholder does not directly or indirectly Beneficially Own any shares of Company Capital Stock or other securities of the Company, other than the shares of Company Capital Stock set forth on the signature page hereof.

(b) Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement and the Proxy. This Agreement has been duly executed and delivered by Shareholder and, upon its execution and delivery by Buyer, will constitute a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

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(c) The execution, delivery and performance by Shareholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation to which Shareholder is a party or by which any of Shareholder’s assets may be bound, or (ii) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of its assets.

(d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby.

      6.     Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that Shareholder shall become the Beneficial Owner of any additional shares of Company Capital Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a), then the terms of this Agreement shall apply to the shares of Company Capital Stock or other instruments or documents held by Shareholder immediately following the effectiveness of the events described in clause (a) or Shareholder becoming the Beneficial Owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.

      7.     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

      8.     Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

      9.     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including, without limitation, the Lock-Up Agreement and the Proxy, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      10.     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

      If to Buyer, to:

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Chief Executive Officer
Telecopier: 269-673-7535

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and

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Vice President and General Counsel
Telecopier: 269-673-1386

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention:. Randall B. Sunberg, Esq.
Telecopier: 609-919-6639

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison, Esq.
Telecopier: 212-309-6001

If to Shareholder:

Moshe Arkin
29 Lehi Street
Bnei-Brak 51200
Israel
Telecopier: 972-3-577-3500

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: David Fox, Esq.
Thomas W. Greenberg, Esq.
Telecopier: 212-735-2000

and

Rosenberg, Hacohen, Goddard & Ephrat
24 Raoul Wallenberg Street
Tel-Aviv 69719
Israel
Attn: Dan Hacohen, Adv.
Telecopier: 972-3-766-6567

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

      11.     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

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      12.     Counterparts. This Agreement may be executed in counterparts, and either party may execute such counterpart, both of which when executed and delivered shall be deemed to be an original and which counterparts taken together shall constitute but one and the same instrument.

      13.     Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      14.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

      15.     Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in any court of competent jurisdiction in the State of New York. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in a court of competent jurisdiction in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 15. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a court of competent jurisdiction in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      16.     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      17.     Actions in Other Capacities. Nothing in this Agreement shall (i) limit, restrict or otherwise affect any actions taken by Shareholder in his capacity as an officer or member of the board of directors of the Company or any of its subsidiaries or (ii) modify the Company’s rights under the Merger Agreement.

[Signature Page to Follow]

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      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

PERRIGO COMPANY

By:	/s/ DAVID T. GIBBONS

Name: David T. Gibbons

Title:	Chairman, President and Chief Executive Officer

Agis Industries (1983) Ltd.

By:	/s/ MOSHE ARKIN

Name: Moshe Arkin
Title: President and Chairman

SHAREHOLDER

/s/ MOSHE ARKIN

(Signature)

Moshe Arkin

Print Name

Number and class of shares of Capital Stock: 12,510,414 Common Shares

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ANNEX A

IRREVOCABLE PROXY

      Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Undertaking Agreement, dated as of November 14, 2004, between Perrigo Company, a Michigan corporation, Agis Industries (1983) Ltd., an Israeli public company (the “Company”), and the undersigned Shareholder of the Company (the “Undertaking Agreement”). A copy of the Undertaking Agreement is attached hereto and is incorporated by reference herein.

      This Proxy is given to secure the performance of the duties of the undersigned Shareholder pursuant to the Undertaking Agreement and is granted in consideration of Buyer negotiating and entering into the Merger Agreement.

      The undersigned Shareholder hereby irrevocably appoints Douglas R. Schrank and Todd W. Kingma, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Shareholder and in the name, place and stead of the undersigned Shareholder, to vote or, if applicable, to give written consent, with respect to, all Subject Shares Beneficially Owned by the undersigned Shareholder and which the undersigned Shareholder is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2(a) of the Undertaking Agreement as follows:

(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company other than, in the case of the Company, with any subsidiary of the Company and in the case of any subsidiary of the Company, with the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company other than, in the case of the Company, to any subsidiary of the Company and in the case of any subsidiary of the Company, to the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in the individuals who serve as members of the board of directors of the Company if such action would reasonably be expected to materially impair or delay the ability of the Company to consummate the Merger; (E) any amendment to the Company’s certificate of incorporation or bylaws if such action would reasonably be expected to materially impair or delay the ability of the Company to consummate the Merger; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Undertaking Agreement.

      This Proxy is coupled with an interest, shall be irrevocable to the fullest extent permitted by law and shall be binding on any successor in interest of the undersigned Shareholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Shareholder.

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      This Proxy shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned Shareholder with respect to the subject matter of the Undertaking Agreement and the Merger Agreement.

      This Proxy shall terminate on the Expiration Date.

[Signature Page to Follow]

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SIGNATURE TO IRREVOCABLE PROXY

SHAREHOLDER

(Signature)

Moshe Arkin

Print Name

Date: November 14, 2004

The undersigned, Douglas R. Schrank, irrevocably accepts this Proxy and agrees to act in accordance with its terms.

(Signature)

Douglas R. Schrank

Print Name

Date: November 14, 2004

The undersigned, Todd W. Kingma, irrevocably accepts this Proxy and agrees to act in accordance with its terms.

(Signature)

Todd W. Kingma

Print Name

Date: November 14, 2004

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APPENDIX E

VOTING AGREEMENT

      This VOTING AGREEMENT (“Agreement”) is made as of November 14, 2004, between Agis Industries (1983) Ltd., an Israeli public company (the “Company”), and the undersigned shareholder (“Shareholder”) of Perrigo Company, a Michigan corporation (“Buyer”).

RECITALS:

      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Perrigo Israel Opportunities Ltd., a private Israeli company and indirect wholly owned subsidiary of Buyer (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Buyer (the “Merger”);

      WHEREAS, the Board of Directors of Buyer has: (x) determined that the Merger Agreement (and the transactions contemplated thereby) are fair to, and in the best interests of, Buyer and its shareholders, (y) approved the Merger Agreement (and the transactions contemplated thereby); and (z) determined to recommend to the shareholders of Buyer to adopt and approve the Merger Agreement and the transactions contemplated thereby;

      WHEREAS, it is a condition to the willingness of the Company to enter into the Merger Agreement and to consummate the Merger that Shareholder undertake the obligations set forth in this Agreement; and

      WHEREAS, in order to induce the Company to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

      1.     Definitions.

      (a) Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Merger Agreement.

      (b) “Buyer Common Stock” means shares of common stock, no par value, of Buyer.

      (c) “Expiration Date” means the earlier to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated pursuant to its terms or (iii) the mutual agreement of the Company and Shareholder to terminate this Agreement.

      (d) “Subject Shares” means all shares of Buyer Common Stock owned by Shareholder as of the date of the Buyer Stockholders Meeting.

      2.     Voting.

      (a) Shareholder hereby agrees that, prior to the Expiration Date, at any meeting of the shareholders of Buyer, however called, and in any written action by consent of shareholders of Buyer, Shareholder shall cause to be counted as present thereat for purposes of establishing a quorum and shall vote, or cause to be voted, any and all Subject Shares owned by Shareholder as of the record date of such meeting or written consent in favor of the issuance of the Buyer Common Stock as contemplated by the Merger Agreement and in favor of any action in furtherance of the foregoing.

      (b) Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(i)” of this Section 2(a).

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      3.     Grant of Proxy; Appointment of Proxy.

      (a) In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Shareholder of Shareholder’s duties under this Agreement, Shareholder, concurrently with the execution of this Agreement, shall execute, in accordance with the provisions of applicable law, and deliver to the Company an irrevocable proxy, substantially in the form of Annex A hereto unless a different form is specified in Buyer’s Articles of Incorporation or Bylaws (in which case the proxy shall meet the requirements of Buyer’s Articles of Incorporation and Bylaws) (the “Proxy”).

      (b) Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Proxy. Shareholder hereby affirms that the Proxy set forth in this Section 3 is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

      (c) Shareholder hereby revokes any and all prior proxies or powers of attorney given by Shareholder with respect to the voting of the Subject Shares in respect of any of the matters set forth in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Subject Shares in respect of any of the matters set forth in Section 2(a) until the Expiration Date.

      (d) Shareholder shall, at the Company’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in the Company the power to carry out and give effect to the provisions of this Agreement.

      4.     Transfer of Subject Shares. Nothing contained in this Agreement shall be interpreted as prohibiting Shareholder from transferring any Subject Shares free from the restrictions of this Agreement; provided, however, that Shareholder agrees that any transfers to family members will be made only for bona fide estate planning, gift, financial planning, tax planning or other similar purposes.

      5.     Covenants of Shareholder. Shareholder covenants and agrees for the benefit of the Company that, until the Expiration Date, Shareholder will not, other than the Proxy, grant any powers of attorney or proxies or consents in respect of any of the Subject Shares, or enter into a voting agreement with respect to any of such Subject Shares. Notwithstanding the foregoing, nothing herein shall be deemed to restrict in any way Shareholder’s ability to sell or transfer Subject Shares to any person or entity.

      6.     Representations and Warranties of Shareholder. Shareholder represents and warrants to the Company as follows:

(a) As of the date of this Agreement, Shareholder is the owner (free and clear of any encumbrances or restrictions other than restrictions under any securities laws) of the outstanding shares of Buyer Common Stock set forth under the heading “Shares of Buyer Common Stock owned” on the signature page hereof.

(b) Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement and the Proxy. This Agreement has been duly executed and delivered by Shareholder and, upon its execution and delivery by the Company, will constitute a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(c) The execution, delivery and performance by Shareholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation to which Shareholder is a party or by which any of Shareholder’s assets may be bound, or (ii) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of its assets.

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(d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby.

      7.     Adjustments; Additional Shares. In the event of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Buyer on, of or affecting the Subject Shares, then the terms of this Agreement shall apply to the shares of Buyer Common Stock or other instruments or documents held by Shareholder immediately following the effectiveness of the events described above as though they were Subject Shares hereunder.

      8.     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

      9.     Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

      10.     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including, without limitation, the Proxy, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      11.     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(i) If to Buyer, to:

Perrigo Company

515 Eastern Avenue
Allegan, MI 49010
Attention: Chief Executive Officer
Telecopier: 269-673-7535

and

Perrigo Company

515 Eastern Avenue
Allegan, MI 49010
Attention: Vice President and General Counsel
Telecopier: 269-673-1386

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with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention:. Randall B. Sunberg, Esq.
Telecopier: 609-919-6639

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison, Esq.
Telecopier: 212-309-6001

If to Shareholder:

Moshe Arkin
29 Lehi Street
Bnei-Brak 51200
Israel
Telecopier: 972-3-577-3500

with a copy to:

Rosenberg, Hacohen, Goddard & Ephrat
24 Raoul Wallenberg Street
Tel-Aviv 69719
Israel
Attn: Dan Hacohen, Adv.
Telecopier: 972-3-766-6567

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Attn:	David Fox, Esq.

Thomas W. Greenberg, Esq.
Telecopier: (212) 735-2000

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may tereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

      12.     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      13.     Counterparts. This Agreement may be executed in counterparts, and either party may execute such counterpart, both of which when executed and delivered shall be deemed to be an original and which counterparts taken together shall constitute but one and the same instrument.

      14.     Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or

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unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      15.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

      16.     Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in any court of competent jurisdiction in the State of New York. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in a court of competent jurisdiction in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 16. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a court of competent jurisdiction in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      17.     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      18.     Actions in Other Capacities. Nothing in this Agreement shall (i) limit, restrict or otherwise affect any actions taken by Shareholder in his capacity as a member of the board of directors of Buyer or any of its subsidiaries or (ii) modify Buyer’s rights under the Merger Agreement.

[Signature Page to Follow]

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      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

AGIS INDUSTRIES (1983) LTD.

By:	/s/ MOSHE ARKIN

Name: Moshe Arkin

Title:	President and Chairman

SHAREHOLDER

/s/ MICHAEL J. JANDERNOA

(Signature)

Michael J. Jandernoa

Print Name

Number and class of shares of Capital Stock:         6,541,964

Common Stock

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ANNEX A

IRREVOCABLE PROXY

      Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Voting Agreement, dated as of November 14, 2004, (the “Voting Agreement”) between Agis Industries (1983) Ltd., an Israeli public company (the “Company”), and the undersigned shareholder (“Shareholder”) of Perrigo Company, a Michigan corporation (“Buyer”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

      This Proxy is given to secure the performance of the duties of the undersigned Shareholder pursuant to the Voting Agreement and is granted in consideration of the Company negotiating and entering into the Merger Agreement.

      (i) The undersigned Shareholder hereby irrevocably appoints Moshe Arkin and Refael Lebel, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Shareholder and in the name, place and stead of the undersigned Shareholder, to vote or, if applicable, to give written consent, with respect to, all Subject Shares owned by the undersigned Shareholder and which the undersigned Shareholder is or may be entitled to vote at any meeting of Buyer held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2(a) of the Voting Agreement, in favor of the issuance of the Buyer Common Stock as contemplated by the Merger Agreement and in favor of any action in furtherance of the foregoing.

      This Proxy is coupled with an interest, shall be irrevocable to the fullest extent permitted by law and shall be binding on any successor in interest of the undersigned Shareholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Shareholder.

      This Proxy shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned Shareholder with respect to the subject matter of the Voting Agreement and the Merger Agreement.

      This Proxy shall terminate on the Expiration Date.

[Signature Page to Follow]

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SIGNATURE TO IRREVOCABLE PROXY

SHAREHOLDER

(Signature)

Michael J. Jandernoa

Print Name

Date: November 14, 2004

The undersigned, Moshe Arkin,
irrevocably accepts this Proxy and
agrees to act in accordance with its
terms.

(Signature)

Moshe Arkin

Print Name

Date: November 14, 2004

The undersigned, Refael Lebel,
irrevocably accepts this Proxy and
agrees to act in accordance with its
terms.

(Signature)

Refael Lebel

Print Name

Date: November 14, 2004

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APPENDIX F

NOMINATING AGREEMENT

      This NOMINATING AGREEMENT (this “Agreement”) is made as of November 14, 2004 between Perrigo Company, a Michigan corporation (“Buyer”), and the undersigned shareholder (“Shareholder”) of Agis Industries (1983) Ltd., an Israeli public company (the “Company”).

RECITALS:

      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Perrigo Israel Opportunities, Ltd., a private Israeli company and indirect wholly owned subsidiary of Buyer (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and Shareholder are entering into (i) an Undertaking Agreement (the “Undertaking Agreement”), pursuant to which Shareholder agrees to vote in favor of the transactions contemplated by the Merger Agreement and (ii) a Lockup Agreement (the “Lockup Agreement”), pursuant to which Shareholder agrees, for a specific period of time, not to sell shares of Buyer common stock that Shareholder acquired upon the consummation of the Merger;

      WHEREAS, it is a condition to the willingness of Shareholder to enter into the Undertaking Agreement and the Lockup Agreement that Buyer provide Shareholder with the right to designate directors to the Board of Directors of Buyer in the manner set forth herein at the time of the consummation of the transactions contemplated by the Merger Agreement; and

      WHEREAS, in order to induce Shareholder to enter into the Undertaking Agreement and the Lockup Agreement, Buyer has agreed to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1.     Definitions.

      (a) Capitalized terms used herein and not otherwise defined shall have the meaning of set forth in the Merger Agreement.

      (b) “Own” with respect to any securities means actual ownership by the Shareholder (it being understood that any shares of Buyer common stock (i) beneficially owned by Shareholder but held in nominee or street name or (ii) transferred by Shareholder to a family member, trust or other entity controlled by Shareholder solely for estate or tax planning purposes shall be deemed Owned by Shareholder for purposes of this Agreement).

      (c) “Board” means the Board of Directors of Buyer.

      (d) “Director” means a member of the Board.

      (e) “Independent” has the meaning set forth in the rules of the Nasdaq Stock Market.

2.	Director Nomination Rights.

      (a) On the Closing Date, the Board shall appoint Shareholder and one Independent candidate designated by Shareholder to the Board (provided, that if such Independent candidate has not been designated by Shareholder on or prior to the Closing Date, the Board shall appoint to the Board such Independent candidate when subsequently so designated by Shareholder). The parties hereto acknowledge and agree that the Shareholder shall be appointed to the Board to serve for a term expiring at Buyer’s 2007 annual meeting term and such Independent candidate shall be appointed to the Board to serve for a term expiring at Buyer’s 2006 annual meeting in order to comply with the requirements for staggered

A-F-1

terms and apportioned classes of Directors set forth in Buyer’s By-laws. Notwithstanding the foregoing, the appointment of Shareholder or any Shareholder-designated candidate pursuant to this Section 2(a), (i) shall be subject to the approval process of Buyer’s Nominating & Governance Committee, consistent with Buyer’s Corporate Governance Guidelines, and (ii) must have the requisite qualifications as determined in good faith by the Nominating & Governance Committee; provided, however, that if for any reason the conditions set forth in clauses (i) and (ii) are not satisfied, Shareholder shall have the right to designate an alternate person or persons to be so nominated. Nothing in this Section 2 shall prevent the Board from acting in good faith in accordance with its Corporate Governance Guidelines while giving due consideration to the intent of this Agreement.

      (b) After the Closing Date, should there exist or occur any vacancy on the Board as a result of death, disability, retirement, resignation, removal or any other reason, including if any current Director shall not be nominated for re-election (other than any vacancy resulting from the death, disability, retirement, resignation or removal of Shareholder or any Shareholder Director), the Board shall appoint one additional Independent candidate designated by Shareholder to the Board to serve for a term of office continuing only until the next election of the class of Directors in which the vacancy occurs. The parties hereto acknowledge and agree that such Independent candidate shall be nominated to the same class as the Director that such Independent candidate is replacing. Notwithstanding the foregoing, the appointment of a Shareholder-designated candidate pursuant to this Section 2(b), (i) shall be subject to the approval process of Buyer’s Nominating & Governance Committee, consistent with Buyer’s Corporate Governance Guidelines, and (ii) must have the requisite qualifications as determined in good faith by the Nominating & Governance Committee; provided, however, that if for any reason the conditions set forth in clauses (i) and (ii) are not satisfied, Shareholder shall have the right to designate an alternate person or persons to be so nominated. Nothing in this Section 2 shall prevent the Board from acting in good faith in accordance with its Corporate Governance Guidelines while giving due consideration to the intent of this Agreement.

      (c) Following the initial appointments referenced in Sections 2(a) and (b) above, Buyer shall nominate for the Board at the next applicable annual meeting of the shareholders of Buyer, any Independent candidates designated by Shareholder pursuant to the terms of this Agreement (each such designated Independent candidate a “Shareholder Director” and collectively, the “Shareholder Directors”); provided, however, that Buyer shall only be obligated to nominate any Shareholder Director at the annual meeting at which the term of the class of Directors to which any Shareholder Director belongs has expired and such class of Directors is up for election. In accordance with its Corporate Governance Guidelines, the Board shall submit in writing the name of any Shareholder Director to the Buyer Nominating & Governance Committee for election to the Board. The Company shall use its reasonable best efforts (i) to cause the Buyer Nominating & Governance Committee to include the name of the Shareholder Directors so submitted among its nominees for election to the Board and (ii) to cause the Board to unanimously recommend that the shareholders of Buyer vote in favor of the Shareholder Directors; provided, however, that if for any reason the conditions set forth in clauses (i) and (ii) are not satisfied, Shareholder shall have the right to designate an alternate person or persons to be so nominated. Nothing in this Section 2 shall prevent the Board from acting in good faith in accordance with its Corporate Governance Guidelines while giving due consideration to the intent of this Agreement.

      (d) Following the initial appointment of Shareholder referenced in Section 2(a) above, Buyer shall nominate Shareholder at each applicable annual meeting of the shareholders of Buyer to serve on the Board; provided, however, the Buyer shall only be obligated to nominate the Shareholder at each annual meeting at which the term of the class of Directors to which Shareholder belongs has expired and such class of Directors is up for election. In accordance with its Corporate Governance Guidelines, the Board shall submit in writing Shareholder’s name to the Buyer Nominating & Governance Committee for election to the Board. The Company shall use its reasonable best efforts (i) to cause the Buyer Nominating & Governance Committee to include the Shareholder so submitted among its nominees for election to the Board and (ii) to cause the Board to unanimously recommend that the shareholders of Buyer to vote in favor of Shareholder. Nothing in this Section 2 shall prevent the Board from acting in

A-F-2

good faith in accordance with its Corporate Governance Guidelines while giving due consideration to the intent of this Agreement.

      (e) The Shareholder Directors (but not the Shareholder), will each be invited to serve on at least one committee of the Board while serving as Directors, in accordance with and subject to their respective qualifications. The parties hereto acknowledge and agree that so long as each applicable Shareholder Director (i) submits to the proper approval process with the Nominating & Governance Committee, consistent with Buyer’s Corporate Governance Guidelines and (ii) has the requisite qualifications as determined in good faith by the Nominating & Governance Committee, one of the Shareholder Directors will be invited to serve on the Audit Committee of the Board while serving as a Director and one of the Shareholder Directors will be invited to serve on the Compensation Committee of the Board while serving as a Director.

      (f) Subject to Sections 2(c), 2(g), 3, and 5, in the event any Shareholder Director dies, becomes disabled or resigns, retires or is removed from the Board, Shareholder shall have the right to designate a replacement director to fill such vacancy to serve for a term of office continuing only until the next election of the class of Directors in which the vacancy occurs and such replacement director shall be considered a “Shareholder Director” for purposes of this Agreement.

      (g)(i) The rights of Shareholder to designate any Shareholder Director, the right of any Shareholder Director to sit on the Board, and the obligations of the Board and Buyer pursuant to this Section 2 with respect to the Shareholder Directors shall terminate in the event that Shareholder both (A) ceases to Own 9% of the outstanding shares of Buyer common stock and (B) ceases to Own 9,000,000 shares of Buyer common stock.

      (ii) All rights of Shareholder, including without limitation, the right of Shareholder to sit on the Board, and the obligations of the Board and Buyer pursuant to this Section 2, shall terminate in the event Shareholder ceases to Own 5,000,000 shares of Buyer common stock.

      3.     Resignation of Directors.

      (a) Each Shareholder Director shall tender his or her resignation from the Board, (i) at the time Shareholder both (A) ceases to Own 9% of the outstanding shares of Buyer common stock and (B) ceases to Own 9,000,000 shares of Buyer common stock, or (ii) if such person is no longer entitled to serve on the Board pursuant to the terms hereof. In the event Buyer shall not have accepted such resignation offer within 30 days following the date thereof, the Shareholder Director shall continue to serve on the Board until the next election of the class of Directors to which such Shareholder Director belongs. Buyer’s obligations to nominate and recommend each Shareholder Director is conditioned upon each such Shareholder Director’s execution and delivery to Buyer of a written agreement to be bound by the terms of this Section 3.

      (b) Shareholder shall tender his resignation from the Board, (i) at the time Shareholder ceases to Own 5,000,000 shares of Buyer common stock, or (ii) if he is no longer entitled to serve on the Board pursuant to the terms hereof. In the event Buyer shall not have accepted such resignation offer within 30 days following the date thereof, Shareholder shall continue to serve on the Board until the next election of the class of Directors to which Shareholder belongs.

      4.     Equal Treatment. Buyer shall provide the same compensation and rights and benefits of indemnity to the Shareholder Directors as are provided to other non-employee directors.

      5.     Limitations on Nomination Rights. Notwithstanding anything contained in this Agreement to the contrary, Shareholder shall not be entitled to designate any Shareholder Directors if the nomination of such Shareholder Directors would violate applicable law or would result in a breach by the Board of its fiduciary duties to Buyer and its shareholders, the approval process of the Nominating & Governance Committee, or the Board’s Corporate Governance Guidelines while giving due consideration to the intent of this Agreement; provided, however, that the foregoing shall not affect the Shareholder’s right to designate an alternate person or persons to be so nominated.

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      6.     Amendments and Waivers.

      Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

      No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

      7.     Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

      8.     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      9.     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given; (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Chief Executive Officer
Telecopier: 269-673-7535

and

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Vice President and General Counsel
Telecopier: 269-673-1386

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention:. Randall B. Sunberg, Esq.
Telecopier: 609-919-6639

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If to Shareholder:

Moshe Arkin
29 Lehi Street
Bnei-Brak 51200
Israel
Telecopier: 972-3-577-3500

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Attn:	David Fox, Esq.

Thomas W. Greenberg, Esq.
Telecopier: 212-735-2000

and

Rosenberg, Hacohen, Goddard & Ephrat
24 Raoul Wallenberg Street
Tel-Aviv 69719
Israel
Attn: Dan Hacohen, Adv.
Telecopier: 972-3-766-6567

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

      10.     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      11.     Counterparts. This Agreement may be executed in counterparts, and either party may execute such counterpart, both of which when executed and delivered shall be deemed to be an original and which counterparts taken together shall constitute but one and the same instrument.

      12. Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

      14. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in any court of competent jurisdiction in the State of New York. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or

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proceeding in a court of competent jurisdiction in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 14. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a court of competent jurisdiction in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      15. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that any matter involving the internal corporate affairs of Buyer shall be governed by the provisions of the jurisdiction of its incorporation.

      16. Condition to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the Effective Time. In the event the Effective Time does not occur, this Agreement shall not be valid, binding and enforceable against any of the parties hereto.

[Signature Page to Follow]

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      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

PERRIGO COMPANY

By:	/s/ DAVID T. GIBBONS

Name: David T. Gibbons

Title:	Chairman, President and

Chief Executive Officer

SHAREHOLDER

/s/ MOSHE ARKIN

(Signature)

Moshe Arkin

Print Name

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APPENDIX G

November 14, 2004

Perrigo Company

515 Eastern Avenue
Allegan, MI 49010

Re:	Lock-Up of Perrigo Company Common Stock

Ladies and Gentlemen:

      The undersigned is an owner of record or beneficially of certain common shares of Agis Industries (1983) Ltd. (“Company Shares”) or securities convertible into or exchangeable or exercisable for Company Shares. Pursuant to that certain Agreement and Plan of Merger dated as of the date hereof among Perrigo Company (“Buyer”), Perrigo Israel Opportunities Ltd. and Agis Industries (1983) Ltd. (the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement) at the Effective Time, each Company Share owned by the undersigned as of the Effective Time shall automatically be converted into the right to receive the Merger Consideration. The undersigned recognizes that the Merger will be of benefit to the undersigned and all holders of Company Shares. The undersigned acknowledges that Buyer is relying on the representations and agreements of the undersigned contained in this agreement in entering into the Merger Agreement with Agis Industries (1983) Ltd. and Perrigo Israel Opportunities Ltd. and consummating the transactions contemplated thereby. The undersigned represents and warrants to the Buyer that (i) he has the requisite legal capacity to execute and deliver this agreement and to perform his obligations hereunder; (ii) this agreement has been duly executed and delivered by the undersigned and upon its execution and delivery by all parties hereto, will constitute the valid and legally binding obligations of the undersigned, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies; and (iii) no other action is required on the part of the undersigned in connection with the execution, delivery or performance of this agreement.

      1.     Lock-Up. In consideration of the foregoing, the undersigned hereby agrees that, without the prior written consent of Buyer, the undersigned will not, and will cause any spouse or family member of the spouse or the undersigned living in the undersigned’s household not to, (a) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any shares of the Buyer Common Stock, received by the undersigned in the Merger (the “Buyer Securities”) owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned (or such spouse or family member), (b) publicly announce an intention to do any of the foregoing, or (c) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Buyer Securities owned either of record or beneficially (as defined in Rule 13-d under the Exchange Act) by the undersigned (or such spouse or family member), whether any such swap or transaction is to be settled by delivery of Buyer Common Stock or other securities, in cash or otherwise (each of (a), (b) and (c), individually or collectively, is referred to herein as a “Disposition”), for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date. For a period commencing on the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, the undersigned hereby agrees to make no Disposition of more than 50% of the Buyer Securities owned either of record or beneficially (as defined in Rule 13-d under the Exchange Act) by the undersigned (or such spouse or family member), and will cause any spouse or family member of the spouse or the undersigned living in the undersigned’s household not to make any such Disposition.

      2.     Exceptions to Restriction on Disposition. The restrictions on Dispositions set forth in Section 1 shall not apply to Dispositions of Buyer Securities to a family member, trust or other entity made solely for estate or tax planning purposes, provided that any such Disposition shall be conditioned upon each

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such transferee executing and delivering a lock-up letter agreement with Buyer in form and substance substantially similar to this agreement.

      3.     Stop Transfer. The undersigned also agrees and consents to the entry of stop transfer instructions, substantially in the form attached as Exhibit A hereto, with Buyer’s transfer agent and registrar against the transfer of Buyer Securities held by the undersigned, if such transfer would constitute a violation or breach of this agreement.

      4.     Registration Rights. The undersigned waives any registration rights relating to registration under the Exchange Act of any Buyer Securities owned either of record or beneficially by the undersigned, including any rights to receive notice of the Form S-4 Registration Statement, for a period commencing on the Closing Date and continuing through the close of trading on the date that is the second anniversary of the Closing Date, except as otherwise set forth in the Registration Rights Agreement between Buyer and the undersigned, dated as of the date hereof (the “Registration Rights Agreement”).

      5.     Termination. If the undersigned’s employment with Buyer is terminated (either by Buyer without Cause or by the undersigned for Good Reason (as each is defined in that certain Employment Agreement between the Buyer and undersigned dated as of the date hereof) or as a result of undersigned’s death or disability), undersigned (or his estate or guardian, as applicable) shall have the right to terminate this agreement upon the earlier of (a) the two year anniversary of the Closing Date or (b) the six month anniversary of such termination of employment. If the undersigned elects to terminate this agreement pursuant to this Section 5, the undersigned will (x) immediately tender his resignation from the Board of Directors of Buyer and (y) have only those registration rights set forth in the Registration Rights Agreement.

      6.     Condition to Effectiveness. Notwithstanding anything in this agreement to the contrary, this agreement shall not be effective until the Effective Time. In the event the Effective Time does not occur, this agreement shall not be valid, binding and enforceable against any of the parties hereto.

[Signature Page to Follow]

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      This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

/s/ MOSHE ARKIN
Name: Moshe Arkin

ACKNOWLEDGED AND AGREED:

PERRIGO COMPANY

/s/ DAVID T. GIBBONS

Name: David T. Gibbons

Title:	Chairman, President and

Chief Executive Officer

PERRIGO ISRAEL OPPORTUNITIES LTD.

/s/ TODD W. KINGMA
Name: Todd W. Kingma
Title: Secretary

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APPENDIX H

REGISTRATION RIGHTS AGREEMENT

Dated as of November 14, 2004
among
Perrigo Company
and
The Shareholder named Herein

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REGISTRATION RIGHTS AGREEMENT

      This Registration Rights Agreement (this “Agreement”) dated as of November 14, 2004 by and among Perrigo Company (the “Company”), a Michigan corporation, and Moshe Arkin, (the “Shareholder”).

      WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 14, 2004 among the Company, Perrigo Israel Opportunities Ltd. and Agis Industries (1983) Ltd., the Shareholder is acquiring concurrently with the execution and delivery hereof 10,022,092 shares (the “Common Shares”) of the Company’s common stock (the “Common Stock”), without par value; and

      WHEREAS, as part of and as partial consideration for the acquisition of the Common Shares by the Shareholder, the Company hereby grants to the Shareholder the registration rights set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Definitions. As used herein, the following terms shall have the meanings ascribed to them below:

      “Agreement” has the meaning set forth in the Introductory Paragraph.

      “Black-Out Period” has the meaning set forth in Section 2.1(h).

      “Business Day” means any day other than a Saturday, Sunday, or other day on which banks are closed in the City of New York.

      “Closing Date” has the meaning ascribed to it in the Merger Agreement.

      “Commission” means the United States Securities and Exchange Commission.

      “Common Shares” has the meaning set forth in the Recitals.

      “Common Stock” has the meaning set forth in the Recitals.

      “Company” has the meaning set forth in the Introductory Paragraph.

      “Company Registration” has the meaning set forth in Section 2.2(a).

      “Delay Notice” has the meaning set forth in Section 2.1(h).

      “Demand Registration” has the meaning set forth in Section 2.1(a).

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

      “Lock-Up Agreement” means that certain Lock-up Agreement among Shareholder, the Company and Perrigo Israel Opportunities Ltd. dated as of November 14, 2004.

      “Managing Underwriters” means the investment banker or investment bankers and manager or managers that administer an underwritten offering, if any, conducted pursuant to the terms hereof.

      “Merger Agreement” has the meaning set forth in the Recitals.

      “Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity or organization.

      “Registrable Securities” means (i) the Common Shares issued to the Shareholder pursuant to the Merger Agreement and (ii) any Common Shares or other securities issued or issuable with respect to the Common Shares referred to in clause (i) by way of a stock dividend, stock split, reorganization, recapitalization or merger. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities (a) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in

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accordance with such registration statement, or (b) when such securities shall have been otherwise transferred and subsequent public distribution of such securities shall not require registration of them under the Securities Act.

      “Registration Expenses” means all expenses incident to the registration and disposition of the Registrable Securities pursuant to Section 2 hereof, including, without limitation, all registration, filing and applicable national securities exchange fees, all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel to the underwriters, if any, in connection with “blue sky” qualification of the Registrable Securities and determination of their eligibility for investment under the laws of the various jurisdictions), all word processing, duplicating and printing expenses, all messenger and delivery expenses, the reasonable fees and disbursements of counsel for the Shareholder, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of “cold comfort” letters or any special audits required by, or incident to, such registration, and all out-of-pocket expenses of underwriters (other than underwriting and brokerage discounts, commissions and other comparable payments or discounts); provided, however, that Registration Expenses shall exclude, and the Shareholder shall pay, all transfer taxes, underwriting and brokerage discounts, commissions and other comparable payments or discounts in respect of the Registrable Securities being registered.

      “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder.

      “Shareholder” has the meaning set forth in the Introductory Paragraph.

      Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

      2. Registration Under Securities Act.

      2.1 Registration on Request

      (a) Demand Request. The Shareholder shall have the right, subject to the provisions of the Lock-Up Agreement, to require the Company to effect the registration under the Securities Act of all or part of the Registrable Securities held by the Shareholder, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities the Shareholder wishes to register (a “Demand Registration”); provided, however, that the aggregate number of the Registrable Securities to be registered pursuant to such Demand Registration constitutes at least two million shares of Common Stock. The Company shall use its reasonable best efforts, including, without limitation, assisting with sales efforts and the selection of appropriate underwriters, to cause the registration statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Shareholder as expeditiously as possible (but in any event, subject to this Section 2.1, within 120 days of receipt of such written request, and the Company shall file such registration statement within 60 days of receipt of such request).

      (b) Limitations on Registration on Request. Subject to Section 2.1(a), the Company shall only be required to effect a maximum of three (3) Demand Registrations; provided, however, that the first Demand Request may not be made before the earlier of the (x) termination of the Lock-up Agreement in accordance with its terms or (y) 120 days prior to the second anniversary of the Closing Date, and further, provided, that the Company shall not be required to file (i) more than one such Demand Registration in any twelve-month period or (ii) any such Demand Registration within 120 days following the date of effectiveness of any registration statement relating to a Demand Registration.

      (c) Registration Statement Form. Demand Registrations under this Section 2.1 shall be on such appropriate registration form of the Commission as selected by the Company.

      (d) Expenses. Subject to Section 2.1(g), the Shareholder shall pay all Registration Expenses incurred in connection with any registration requested pursuant to this Section 2.1; provided, however, that Shareholder shall not be obligated to pay fees and expenses of counsel to the Company in excess of $50,000 per each Demand Registration.

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      (e) Effective Registration Statement. A Demand Registration requested pursuant to this Section 2.1 shall be deemed to have been effected (including for purposes of paragraph (b) of this Section 2.1) if a registration statement with respect thereto has become effective and has been kept continuously effective for a period of 90 days (or such shorter period which shall terminate when all the Registrable Securities covered by such registration statement have been sold pursuant thereto). A Demand Registration which is not effected, subject to Section 2.1(g), shall not reduce the number of Demand Registrations permitted hereunder.

      (f) Selection of Underwriters. The Managing Underwriters for each underwritten offering of Registrable Securities to be registered pursuant to a Demand Registration shall be a nationally or regionally recognized investment bank that is selected by the Shareholder (subject to the approval by the Company, which approval may not be unreasonably delayed or withheld).

      (g) Right to Withdraw. If the Managing Underwriters of any underwritten offering shall advise the Company and the Shareholder that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Shareholder, then the Shareholder shall have the right to notify the Company in writing that he has determined that the registration statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement. In the event of any such abandonment or withdrawal, such request shall be counted as a Demand Registration for purposes of the requests for registration to which the Shareholder is entitled pursuant to this Section 2.1.

      (h) Postponement. The Company shall be entitled once in any twelve-month period to postpone for a reasonable period of time (but not exceeding an aggregate of 60 days, any such period, a “Black-Out Period”) the filing or effectiveness of any registration statement required to be prepared and filed by it pursuant to this Section 2.1 if the Company determines, in its reasonable judgment and based on the advice of its counsel, that such registration and offering would materially interfere with any material financing or other material transaction involving the Company, or if there is an event or state of facts relating to the Company that is material to the Company (and would reasonably likely be required to be disclosed in such registration statement) the disclosure of which would, in the reasonable judgment of the Company, be materially adverse to its interests, and promptly delivers to the Shareholder in such offering a certificate signed by the Company’s chief executive officer or chief financial officer (a “Delay Notice”) stating such determination, containing a general statement of the reasons for such postponement and an estimate of the anticipated delay (but the Company shall not be required to include in such notice any reference to or description of the facts based upon which the Company is delivering such Delay Notice). If the Company shall so postpone the filing of a registration statement, (i) the Company shall use its reasonable best efforts to limit the delay to as short a period as is practicable, and (ii) the Shareholder shall have the right to withdraw the Demand Registration request by giving written notice to the Company within 10 Business Days of receipt of a Delay Notice and, in the event of such withdrawal, such Demand Registration shall not be counted for purposes of requests for Demand Registration to which the Shareholder is entitled pursuant to this Section 2.1. The Company shall be obligated to pay all Registration Expenses in such event.

      2.2 Incidental Registration.

      (a) Right to Include Registrable Securities. If the Company at any time proposes to register any of its common stock for its own account (a “Company Registration”) or the account of any other stockholder under the Securities Act by registration on Form S-1, S-2, or S-3 or any successor or similar form(s) (except registrations on any such form or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or a merger or consolidation or incidental to an issuance of securities under Rule 144A under the Securities Act), it will each such time give prompt written notice to the Shareholder of its intention to do so and of the Shareholder’s rights under this Section 2.2. Upon the written request of the Shareholder (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Shareholder) made as promptly as practicable and in any event within 10 days after the receipt of any such notice, the Company shall use its

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reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Shareholder; provided, however, that in the case of a Company Registration, if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company shall give the Shareholder written notice of such determination and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay its portion of the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Shareholder to request that such registration be effected as a registration under Section 2.1 and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1. The Shareholder will pay Registration Expenses in proportion to the number of Registrable Securities intended to be disposed of by the Shareholder to the total number of shares of Common Stock included in the Company Registration in connection with any registration of Registrable Securities requested pursuant to this Section 2.2.

      (b) Right to Withdraw. The Shareholder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

      (c) Priority in Incidental Registrations. In the case of a Company Registration, if the Managing Underwriters of any underwritten offering shall inform the Company by letter of its belief that the number of Registrable Securities requested to be included in such registration, when added to the number of other securities to be offered by the Company in such registration, would materially adversely affect such offering, then the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering, securities in the following priority: (A) securities proposed to be included by the Company, (B) the Registrable Securities requested by the Shareholder to be included in such registration pursuant to this Section 2.2, and (C) any securities of the Company requested to be included in such registration by any other holder having the right to include securities, on a pro rata basis, based on the number of shares of Common Stock held, or obtainable by exercise or conversion of other securities of the Company, by such holder.

      (d) Plan of Distribution. Any participation by the Shareholder in a Company Registration shall be in accordance with the Company’s plan of distribution.

      (e) The right of Shareholder to request inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 shall terminate immediately if the Lock-up Agreement is terminated in accordance with its terms.

      2.3 Registration Procedures. If and whenever the Company is required, pursuant to the terms of this Agreement, to effect the registration of any Registrable Securities under the Securities Act in accordance with Sections 2.1 or 2.2, the following procedures shall apply:

(a) The Company shall:

(i) prepare and file with the Commission the requisite registration statement to effect such registration (and shall include all financial statements required by the Commission to be filed therewith) and thereafter use its reasonable best efforts to cause such registration statement to become and remain effective; provided that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

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(ii) furnish to the Shareholder such number of conformed copies of the registration statement and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein (including all documents incorporated by reference therein after the initial filing) as the Shareholder shall reasonably request; and

(iii) include in the registration statement information regarding the Shareholder and the methods of distribution the Company has elected.

(b) The Company shall give notice to the Shareholder:

(i) when the registration statement and any amendment thereto has been filed with the Commission and when the registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for any amendment or supplement to the registration statement or the prospectus or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the institution of any proceeding for that purpose;

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the institution of any proceeding for such purpose; and

(v) of the happening of any event that requires any change in the registration statement or the prospectus so that, as of such date, they (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading.

(c) The Company shall use its reasonable best efforts to obtain as soon as possible the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of the securities therein for sale in any jurisdiction.

(d) The Company shall promptly deliver to the Shareholder as many copies of the prospectus (including a preliminary prospectus) included in the registration statement and any amendment or supplement thereto as the Shareholder may reasonably request. The Company consents to the use of the prospectus or any amendment or supplement thereto by the Shareholder in connection with the offering and sale of the Registrable Securities pursuant to this Agreement (except during any Black-Out Period).

(e) Prior to any offering of Registrable Securities pursuant to a registration statement, the Company shall arrange for the qualification of the Registrable Securities for sale under the laws of such jurisdictions as the Shareholder shall reasonably request and shall maintain such qualification in effect so long as required; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not then so qualified, to consent generally to the service of process in such jurisdiction, or to take any action in connection therewith that would subject it to taxation.

(f) Upon the occurrence of any event contemplated by subsections (b)(iii) or (v) above, the Company shall promptly prepare a post-effective amendment to the registration statement or an amendment or supplement to the related prospectus or file any other required document so that the registration statement and the prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading.

(g) The Company shall comply with all applicable rules and regulations of the Commission and shall make generally available to its security holders an earnings statement satisfying the provisions of

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Section 11(a) of the Securities Act as soon as practicable after the effective date of the registration statement and in any event no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement.

(h) In connection with any underwritten offering effected hereunder, the Company shall:

(i) make reasonably available for inspection during normal business hours by the Shareholder’s counsel, counsel to the underwriters, or any such underwriter all material financial and other records and material corporate documents of the Company and its subsidiaries;

(ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all material information reasonably requested by the Shareholder’s counsel or counsel to the underwriters or any such other Persons as is reasonable and customary for similar due diligence examinations;

(iii) cause the Company’s officers, directors, employees, accountants and auditors, as appropriate, to meet with the Shareholder, the Shareholder’s counsel, the Managing Underwriters or counsel to the underwriters to discuss the contents of the registration statement and the Company shall reflect in the registration statement such comments as such Persons reasonably propose;

(iv) enter into an underwriting agreement in customary form (including indemnification of the underwriters on substantially the same terms as contained in Section 2.4 hereof);

(v) make such representations and warranties to the Shareholder and the underwriters in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings;

(vi) obtain opinions of counsel to the Company and updates thereof (which opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any) addressed to the Shareholder and the underwriters, if any, covering such matters as are customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the Shareholder and underwriters;

(vii) obtain “comfort” letters and updates thereof from the independent accountants of the Company (and, if necessary, any other independent accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement), addressed to the Shareholder and the underwriters, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings;

(viii) deliver such documents and certificates as may be reasonably requested by the Shareholder or the Managing Underwriters, if any, including those to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(ix) deliver to the Managing Underwriters and their counsel all notices and other documents required to be provided to the Shareholder pursuant to this Section 2.3; and

(x) assist the Managing Underwriters in complying with the rules and regulations of the National Association of Securities Dealers.

      The Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (b)(iii) or (v) of this Section 2.3, the Shareholder will, to the extent appropriate, discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until, in the case of paragraph (b)(v) of this Section 2.3, its receipt of the supplemented or amended prospectus contemplated by paragraph (b)(v) of this Section 2.3 and, if so directed by the Company, will deliver to the Company (at the Company’s expense)

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all copies, other than permanent file copies, then in its possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. If the disposition by the Shareholder of its securities is discontinued pursuant to the foregoing sentence, the Company shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of notice to and including the date when the Shareholder shall have received copies of the supplemented or amended prospectus contemplated by paragraph (b)(v) of this Section 2.3; and, if the Company shall not so extend such period, the request pursuant to which such registration statement was filed shall not be counted for purposes of the requests for registration to which the Shareholder is entitled pursuant to Section 2.1 hereof.

      It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of the Shareholder that the Shareholder shall furnish to the Company within ten days of the Company’s request such information regarding the Shareholder and the Registrable Securities held by the Shareholder as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

      2.4 Indemnification and Contribution.

      (a) Indemnification by the Company. The Company agrees that in the event of any registration of any securities of the Company pursuant to this Agreement, the Company shall, and hereby does, indemnify and hold harmless the Shareholder, and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls any such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which the Shareholder or any such underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities, joint or several (or actions or proceedings in respect thereof), arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act on the effective date thereof, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances in which they were made) not misleading, and the Company shall reimburse the Shareholder and each such underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, however, that the Company shall not be liable in any such case to the Shareholder to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company expressly for use in connection with such registration by or on behalf of the Shareholder; provided, further, that as to any preliminary prospectus with respect to an underwritten registration, the provisions of this Section 2.4 shall not inure to the benefit of the Shareholder on account of any loss, claim, damage, liability or action arising from the sale of Common Shares to any person by the Shareholder if the Shareholder failed to send or give a copy of the final prospectus to that person, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus thereto was corrected in the final prospectus. Such indemnity shall remain in full force regardless of any investigation made by or on behalf of the Shareholder or any such underwriter or controlling Person and shall survive the delivery of and the payment for the Common Shares sold by the Shareholder.

      (b) Indemnification by the Shareholder. In connection with any registration statement in which the Shareholder includes Registrable Securities the Shareholder hereby agrees to indemnify and hold harmless,

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severally and not jointly (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.4), the Company, and each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Shareholder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the delivery of and the payment for the Common Shares sold by the Shareholder.

      (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 2.4, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 2.4, except to the extent that the indemnifying party is not otherwise aware of the claim and is actually materially prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 2.4. In case any such action or proceeding is brought against an indemnified party, the indemnifying party shall (i) have the right to assume the defense of such action, including the employment of counsel to be chosen by the indemnifying party which is reasonably satisfactory to the indemnified party, and (ii) be responsible for payment of expenses in connection with such action or proceeding. The indemnified party shall have the right to employ its own counsel (including local counsel) in any such case, but the legal fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to take charge of the defense of such action within a reasonable period of time after notice of the institution of such action, (iii) the indemnified party shall have reasonably concluded that there may be defenses available to it or them that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), or (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, in any of which events such fees and expenses shall be borne by the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or (ii) provides for relief other than the payment of monetary damages (and such monetary damages shall be paid in full by the indemnifying party).

      (d) Contribution. If the indemnification provided for in this Section 2.4 shall for any reason be held by a court to be unavailable to an indemnified party under subsection (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subsection (a) or (b) hereof, the indemnified party and the indemnifying party under subsection (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the allocation provided in

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this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.4(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 2.4(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

      (e) Other Indemnification. The indemnification agreements contained in this Section 2.4 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and the payment for the Common Shares sold by the Shareholder.

      (f) Indemnification Payments. The indemnification and contribution required by this Section 2.4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expenses, losses, damages or liabilities are incurred.

      2.5 Stop Transfer Orders. In connection with the offering of any Registrable Securities registered pursuant to this Agreement, the Company shall instruct any transfer agent and registrar of such Registrable Securities to release any stop transfer orders with respect to any such Registrable Securities.

      2.6 Limitation on Sale or Distribution of Other Securities.

      (a) The Shareholder (regardless of whether the Shareholder is participating in such registration) agrees, to the extent requested in writing by a Managing Underwriter of any underwritten registration effected pursuant to and in compliance with Section 2.1 or 2.2, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any shares of Common Stock, or any other security of the Company convertible into or exchangeable or exercisable for Common Stock (other than as part of such underwritten public offering) during the time period reasonably requested by the Managing Underwriters, not to exceed 90 days and subject to any registration rights to which the Shareholder would otherwise be entitled pursuant to Section 2.2.

      (b) Notwithstanding the other provisions of this Agreement, the Company shall not be obligated to register the Registrable Securities of the Shareholder (i) if the Shareholder or any underwriter of such Registrable Securities shall fail to furnish to the Company necessary information in respect of the distribution of such Registrable Securities, or (ii) in the case of a Company Registration, if such registration involves an underwritten offering, such Registrable Securities are not included in such underwritten offering on the same terms and conditions as shall be applicable to the other securities of the Company being sold through underwriters in the registration or the Shareholder fails to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering.

      2.7 No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of the Shareholder to sell any Registrable Securities pursuant to any effective registration statement.

      2.8 Exchange Act Compliance. If the Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file all reports required to be filed by it under the Exchange Act and it will take such further action as the Shareholder may reasonably request so as to enable the Shareholder to sell Registrable Securities without registration under the Securities Act pursuant

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to Rule 144 under the Securities Act, as such rule may be in effect from time-to-time, or any similar or successor rule or regulation hereafter promulgated by the Commission.

      3. Miscellaneous.

      3.1 Amendments and Waivers. (i) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Shareholder or, in the case of a waiver, by the party or parties against whom the waiver is to be provided.

      (ii) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      3.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery, as follows:

If to the Buyer:

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Chief Executive Officer
Telecopier: 269-673-7535

and

Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Vice President and General Counsel
Telecopier: 269-673-1386

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention:. Randall B. Sunberg, Esq.
Telecopier: 609-919-6639

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison, Esq.
Telecopier: 212-309-6001

If to the Shareholder:

Moshe Arkin
29 Lehi Street
Bnei-Brak 51200
Israel
Telecopier: 972-3-577-3500

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Attention:	David Fox, Esq.

Thomas W. Greenberg, Esq.
Telecopier: 212-735-2000

and

Rosenberg, Hacohen, Goddard & Ephrat
24 Raoul Wallenberg Street
Tel-Aviv 69719
Israel
Attention: Dan Hacohen, Adv.
Telecopier: 972-3-766-6567

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

      All such notices, requests, instructions or other documents shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged by addressee, if by telecopier transmission; and on the next business day if timely delivered to a nationally recognized courier guaranteeing overnight delivery.

      3.3 Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The registration rights of the Shareholder with respect to any Registrable Securities may not be transferred; provided, however, that the Shareholder may assign any rights under this Agreement to a family member or trust or other entity for estate or tax planning purposes, provided, that the transferee agrees to be bound by the provisions hereof. Except as provided in Section 2.4, no Person other than the parties hereto and their successors and permitted assigns is intended to be a third party beneficiary of this Agreement.

      3.4 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement, any other document which is part of the transactions contemplated hereby or at law or in equity.

      3.5 No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Shareholder in this Agreement or otherwise conflicts with the provisions hereof. The Company further represents and warrants that the rights granted to the Shareholder hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Company is a party or by which it is bound.

      3.6 Descriptive Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      3.7 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York. Each of the parties to this

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Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America located in the County of New York for any action or proceeding arising out of or relating to this Agreement (and agrees not to commence any action or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 3.2 hereof shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement in the courts of the State of New York or the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      3.9 Invalidity of Provision. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      3.10 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      3.11 Entire Agreement; Effectiveness. This Agreement, the Lock-Up Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

      3.12 Condition to Effectiveness. Notwithstanding anything in this agreement to the contrary, this agreement shall not be effective until the Effective Time. In the event the Effective Time does not occur, this agreement shall not be valid, binding and enforceable against any of the parties hereto.

[Signature Page to Follow]

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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

PERRIGO COMPANY

/s/ DAVID T. GIBBONS

Name: David T. Gibbons

Title:	Chairman, President and Chief Executive Officer

MOSHE ARKIN

/s/ MOSHE ARKIN

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APPENDIX I

EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of November 14, 2004, by and between Perrigo Company (the “Parent”), Agis Industries (1983) Ltd. (the “Company”), and Moshe Arkin (the “Executive”);

WITNESSETH THAT:

      WHEREAS, the Executive is currently a senior executive officer of the Company;

      WHEREAS, as of the date hereof, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will become a wholly-owned subsidiary of the Parent upon the Closing, as defined in the Merger Agreement;

      WHEREAS, the Parent, the Company and the Executive desire to enter into this Agreement pertaining to the employment of the Executive by the Company effective upon the date of the Closing (the “Effective Date”);

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent, the Executive and the Company hereby agree as follows:

      1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive on the Effective Date in the position of Vice Chairman of Parent, and the Executive hereby agrees to remain in the employ of the Company. The Parent agrees to appoint the Executive, and the Executive agrees to serve, as a member of the Parent’s Executive Committee (“Executive Committee”).

(b) While the Executive is employed by the Company, the Executive shall devote his full time (reasonable sick leave and vacations excepted) and best efforts, energies and talents to serving the Company.

(c) The Executive shall report to the Parent’s Chief Executive Officer, and shall perform such duties as may be assigned to him by the Chief Executive Officer. Such duties shall include overall responsibility for long-term strategic planning of the Parent’s and Company’s Rx and API businesses, monitoring achievement of operational and financial results, and developing growth and diversification strategies to achieve ongoing objectives. The President of the Company and the Executive Vice President and General Manager of Perrigo’s Pharmaceuticals shall directly report to the Executive. The Board may make changes to the Executive’s position, reporting line, authority, or responsibilities provided that the totality of the Executive’s position, reporting line, authority, and responsibilities is comparable to those typically attributable to members of the Executive Committee.

(d) The Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors of Parent (the “Board”). The Executive’s duties shall include providing services for both the Company and its Affiliates (as defined below), as determined by the Company (as used herein, Company shall mean and include the Company and all of its Affiliates).

(e) Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to pursue activities other than those required under this Agreement, including activities conducted by the Executive prior to the Effective Date, activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other profit or not-for-profit organizations, and

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similar activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the Company’s or Parent’s business.

(f) Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled (as defined in paragraph 3(b)).

(g) The Executive’s place of employment shall be in Israel, provided that the Company may require the Executive to travel, consistent with the Executive’s travel requirements prior to the Effective Date, outside Israel in order to fulfill his duties with the Company.

(h) The Executive’s position is a “senior managerial position”, as defined in the Israeli Work and Rest Hours Law, 1951, and requires a high level of trust. Accordingly, the provisions of said law shall not apply to the Executive and the Executive agrees that he may be required to work beyond the regular working hours of the Company, for no additional compensation other than as specified in this Agreement.

(i) This Agreement shall govern the terms and conditions of the Executive’s employment and any termination thereof from the Effective Date until the third anniversary of the Effective Date (the “Agreement Term”). Thereafter, the Agreement shall automatically be extended for additional 24-month periods, unless either party to this Agreement provides notice of non-renewal to the other party at least 120 days before the last day of the Agreement Term. The term “Agreement Term” shall also include any renewal period under the foregoing provisions of this paragraph 1(i). Following the expiration of the Agreement Term, neither party shall have any further obligations under this Agreement, other than obligations accruing or arising prior to such expiration. The portion of the Agreement Term during which the Executive is employed by the Company is hereinafter referred to as the “Employment Period”.

(j) For purposes of this Agreement, the term “Affiliate” shall mean any corporation, partnership, joint venture or other entity in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company), including Parent and its Affiliates.

      2. Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. The Executive shall receive base salary at an annual rate of $400,000, payable in substantially equal monthly or more frequent installments (the “Salary”). Commencing on or around October 2006, the Executive’s Salary shall be reviewed for increase at least annually by the Chief Executive Officer, the Board or the Compensation Committee of the Board pursuant to its review policies, if any, for members of the Executive Committee. Any increase in Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(b) Annual Bonus. During the Agreement Term, the Executive shall be entitled to participate in the Management Incentive Bonus Plan of the Parent (the “MIB”) administered by the Compensation Committee of the Board, or any successor annual bonus plan or arrangement generally made available to the members of the Executive Committee. The Executive’s participation in the MIB shall generally be on terms and conditions applicable to the members of the Executive Committee. The MIB shall provide the Executive with a target bonus opportunity of not less than $275,000 for each fiscal year of the Parent (prorated for the fiscal year in which the Effective Date occurs to reflect less than a full year of employment). Any bonus payable under this paragraph 2(b) shall be paid in accordance with the terms of the MIB.

(c) Stock Awards. When the Company makes its next annual grant of stock-based compensation to its senior management personnel, expected to occur in or around October, 2005, the Executive shall be granted an award (the “Initial Award”) in the form of an option to purchase 50,000 shares of common stock of the Parent or other stock-based award of equivalent value (on a Black-Scholes basis) on such terms and conditions as generally applicable to awards then granted to similarly

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situated senior executives. Annually thereafter during the Employment Period the Executive shall be entitled to receive additional annual stock-based awards in amounts and on terms and conditions no less favorable than the annual awards granted in the applicable year to members of the Executive Committee, provided that each such award shall have a value no less than the value of the Initial Award. For the avoidance of doubt, the Initial Award shall be in addition to any payments or awards made in respect of Section 5.13 of the Merger Agreement.

(d) Managers’ Insurance. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, continue the Managers’ Insurance (Bituach Menahalim) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 18.33% of the Executive’s monthly Salary, 8.33% of which shall be in respect of severance compensation (the “Severance Component”), 5% of which shall be in respect of pension, and 5% of which shall be deducted by the Company from the monthly payment of the Executive’s Salary as the Executive’s contribution to said Managers’ Insurance. The parties acknowledge and agree that in accordance with Section 14 to the Severance Pay Law 5723-1963, the allocation to Managers’ Insurance under this Section 2(d) shall be in lieu of severance pay according to the Severance Pay Law that Executive may be entitled to.

(e) Disability. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, continue the Disability Insurance (Ovdan Kosher Avoda) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 2.5% of the Executive’s monthly Salary.

(f) Education Fund. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, continue the Education Fund (Keren Hishtalmut) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 7.5% of the Executive’s monthly Salary, subject to the Executive’s contribution of an additional 2.5% of his monthly Salary. All tax obligations related to the Education Fund shall be borne by the Executive.

(g) Recreation Funds. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, provide and pay the Executive Recreation Funds (Dmei Havra’ah) at the rate required by law and regulations and consistent with terms and conditions in effect immediately prior to the Effective Date.

(h) Benefits and Perquisites. During the Employment Period, the Company shall, or shall cause one of its Affiliates to, provide the Executive with benefits and perquisites that are consistent with the benefits and perquisites provided to the Executive immediately prior to the Effective Date.

(i) Executive Retention Plan. In the event the Company elects to activate its Executive Retention Plan, the Executive shall participate in such plan on terms and conditions no less favorable than the terms and conditions applicable to the members of the Executive Committee.

(j) Vacation. During each calendar year during the Employment Period, the Executive shall be entitled to 23 working days of vacation (or a pro rata number of days for any partial year that occurs during the Employment Period) determined in accordance with applicable employment laws of Israel and Company policies.

(k) If it is determined that any payment made or benefit provided to Executive pursuant to this Agreement in connection with the performance of his duties hereunder is subject to any income tax payable under any United States federal, state, local or other law, as a result of the duties performed hereunder, then Executive shall receive a tax gross-up payment with respect to such taxes. The tax gross-up payment will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time Executive’s US federal income tax return for the applicable calendar year is filed.

      3. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated under the following circumstances.

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(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive becomes Disabled, the Company may terminate his employment with the Company. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if (i) he is eligible for disability benefits under a Company long term disability plan, or (ii) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing substantially all of his duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer him to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate. The determination of such physician shall be final and binding on the Company and Executive.

(c) Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) gross negligence or willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by the Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executives of the Company, (iv) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the Executive at the expense of the Company or (v) a material breach of this Agreement. For purposes of this provision, no act or failure to act shall be deemed “willful” unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company or Parent.

(d) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination.

(e) Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(f) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason by giving the Executive prior written notice not less than 30 days prior to such termination; provided, however, termination by the Company shall be deemed to have occurred under this paragraph 3(f) only if such termination by the Company is not pursuant to paragraph 3(c) or 3(e).

(g) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder immediately at any time for any Good Reason. Good Reason shall mean, without the Executive’s consent, (i) any breach or violation of Section 1(c) or the Parent or Company requesting or requiring the Executive to relocate his principal place of employment outside the State of Israel, (ii) the failure by the Company, or if applicable the Parent, to pay the Executive any portion of his current compensation within ten (10) business days of the date such compensation is due or otherwise declared payable, (iii) the failure by the Company, or if applicable the Parent, to continue any incentive compensation plan in which the Executive participates which is material to his compensation, unless an equitable substitute plan or alternative plan is made available to the Executive; or (iv) the failure by the Company or Parent to obtain a satisfactory agreement from any successor to the business of the Company or Parent to assume and agree to perform this Agreement.

(h) Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under this Agreement under circumstances in which his employment is terminated in accordance with one of the foregoing provisions of this paragraph 3.

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      4. Rights Upon Termination.

      (a) If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall:

(i) Pay the Executive’s Salary for the period ending on the Date of Termination.

(ii) Make a payment in respect of unused vacation days, as determined in accordance with Company policy as in effect from time to time.

(iii) Make any other payments or provide benefits pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Executive’s Date of Termination.

(iv) Transfer to the Executive, within 30 days following Date of Termination, any and all allocations accrued under his Managers’ Insurance.

The amounts payable under clauses (i) and (ii) above shall be paid in a lump sum as soon as practicable following such Date of Termination and any amounts payable under clause (iii) and (iv) above shall be paid in accordance applicable law and with the terms of the applicable plan or arrangement (the amounts and benefits, referred to in clauses, (i), (ii), (iii) and (iv) above, being referred to as “Accrued Obligations”).

      (b) If, during the Agreement Term, the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment for Good Reason, then in addition to the Accrued Obligations, the Company shall:

(i) Continue to pay to the Executive, an amount equal to the product of (A) the sum of (i) the Executive’s Salary and (ii) the higher of (1) the Executive’s target bonus for year in which Date of Termination occurs or (2) the Executive’s target bonus for the year immediately preceding the year in which Date of Termination occurs (or, if the Date of Termination occurs during Parent’s fiscal year 2005, the target bonus for year immediately preceding the Effective Date) multiplied by (B) the number of full and partial years remaining in the Agreement Term after the Date of Termination (but in no event less than one year and determined without regard to the actual Date of Termination) (such period being referred to as the “Severance Period”).

(ii) Continue to make contributions contemplated by Sections 2(d), (e), (f) and (g) for the duration of the Severance Period.

(iii) Notwithstanding anything in the 2003 Long Term Incentive Plan (or any successor plan) to the contrary, provide for the full vesting, as of the Date of Termination, of all then unvested restricted stock awards.

(iv) Notwithstanding anything in the 2003 Long Term Incentive Plan (or any successor plan), vest the Executive, as of Date of Termination, in that number of unvested stock options which would have vested during the 24 month period following the Date of Termination. The Executive shall be entitled to exercise his options at any time prior to the earlier of (A) the date which is 30 days after the date which is 24 months after such Date of Termination, or (ii) the expiration of the respective terms of the options.

      (c) Notwithstanding the terms of the MIB plan, if the Executive’s Date of Termination occurs under paragraph 3(a) (relating to death), paragraph 3(b) (relating to being Disabled), or, subject to the Executive’s execution of a release of claims in a form presented by the Company, paragraph 3(f) (termination without Cause) or paragraph 3(g) (termination for Good Reason), then in addition to the amounts payable in accordance with paragraph 4(a) and 4(b), the Executive will be entitled to a pro rata bonus payment for the year in which such Date of Termination occurs, which shall be an amount equal to the product of (A) the bonus the Executive would have received for the fiscal year which includes his Date of Termination if he had remained employed by the Company until the end of such year, multiplied

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by (B) a fraction, the numerator of which is the number of days in the fiscal year preceding the Executive’s Date of Termination and the denominator of which is 365. Such pro rata bonus shall be payable in a lump sum payment on the next installment date on which bonus payments are made to participants in the MIB plan following the end of the fiscal year to which such bonus relates.

      (d) Notwithstanding any provision of this Section 4 to the contrary, the Company shall have no obligation to transfer or release the Severance Component of the Managers’ Insurance if there occurs an Israeli labor court ruling that denies the Executive’s right to severance payment by pursuant to Sections 17 to the Israeli Severance Payment Law 5723 — 1963.

      5. Non-Renewal. In the event this Agreement terminates due to non-renewal of the Agreement Term, then, notwithstanding anything in the 2003 Long Term Incentive Plan (or any successor plan) to the contrary, the Executive shall be entitled to vest (whether or not his employment terminates), as of the date of the notice of non-renewal, in that number of unvested stock options and restricted stock award which would have vested during the 24 month period following the end of the Agreement Term. The Executive shall be entitled to exercise his options at any time prior to the earlier of (A) the date which is 30 days after the date which is 24 months after such Date of Termination, or (ii) the expiration of the respective terms of the options.

      6. Accrued Payments. Upon the Effective Date, the Executive shall be entitled, to the extent not yet paid, (i) all amounts due to the Executive under his agreement with Agis Industries (1983) Ltd. and its affiliates (the “Prior Agreement”)), including without limitation, the amounts due under the Managers’ Insurance, Education Funds, unused vacation, as if the Executive’s employment had been terminated without cause as of the Effective Date, in each case, in accordance with applicable law and the terms and conditions of the relevant insurance policies and (ii) a pro rata bonus with respect to the portion of the performance period to the Effective Date, determined in accordance with the provisions of the Prior Agreement. As of the Effective Date, the Parent shall cause the Company to release and transfer to the Executive all amounts deposited in the Mangers’ Insurance Fund and the Education Fund, in each case, in accordance with applicable law and the terms and conditions of the relevant insurance policies.

      7. Confidentiality and Noncompetition. In consideration of the payment and benefits contemplated by Section 4, the Executive acknowledges and agrees that simultaneous with the execution of this Agreement, he will be required to execute and comply with the Noncompetition and Nondisclosure Agreement in the form attached to this Agreement as Exhibit A.

      8. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executor’s creditors or beneficiaries.

      9. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

      10. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Parent:

Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010

Attn.: General Counsel
Director of Human Resources

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To the Executive:

      Moshe Arkin, at the most recent address shown in the records of the Company.

      11. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

      12. Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

      13. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

      14. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

      15. Entire Agreement. Except with respect to the Prior Agreement which shall terminate on the satisfaction of the Company’s and Parent’s obligations contemplated by Section 6, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the Executive and the Company or its Affiliates relating to the subject matter hereof.

      16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in Israel. Notwithstanding the foregoing, any controversy relating to provisions of Section 2(b) and 2(c) shall be governed by the laws of the jurisdiction set forth in the applicable award document.

      17. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. Executive further agrees that, upon the payments of any amounts under Section 4, 5, or 6, as applicable, that the Executive shall deliver such releases and acknowledgements as the Parent shall reasonably request in order to confirm that the amounts paid under such provisions are exclusive of any amounts the Executive may be entitled under Israeli Statutory Provisions governing severance, Mangers’ Insurance, Education Fund, and Recreation Fund.

      18. Conditions to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the Closing. In the event the Closing does not occur, this Agreement shall not be valid, binding and enforceable against any of the parties hereto.

      19. Indemnification. Parent and the Company shall provide the Executive with indemnification and directors and officers insurance to the same extent that the Parent provides such protection to its Chief Executive Officer and Chairman.

      20. No Mitigation. The Company’s, or if applicable the Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by

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any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or Parent may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

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      IN WITNESS WHEREOF, the Executive has hereunto set his hand, and Parent and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	PERRIGO COMPANY

/s/ MOSHE ARKIN Moshe Arkin	/s/ BY DAVID T. GIBBONS ----------------------------------------------- Its Chairman, President and Chief Executive Officer

Agis Industries (1983) Ltd.

By /s/ RAFAEL LEBEL Its Chief Executive Officer

A-I-9

EXHIBIT A

NONCOMPETITION AND NONDISCLOSURE AGREEMENT

      THIS NONCOMPETITION AND NONDISCLOSURE AGREEMENT (“Agreement”) entered into on November 14, 2004 by and between PERRIGO COMPANY, a Michigan corporation, for and in behalf of itself and each of its subsidiary and affiliated companies (and upon the consummation of the transactions contemplated by the Merger Agreement (as defined in the Employment Agreement) including Agis Industries (1983) Ltd.) (collectively referred to as “Perrigo” or the “Company”), and Moshe Arkin (referred to as “Employee”).

WITNESSETH:

      WHEREAS Perrigo’s special competence in its various fields of endeavor is the secret of its growth, and provides the source of both career opportunities and security for employees throughout the company. Such growth depends to a significant degree on Perrigo’s confidential, proprietary information. This is information that is not generally known to others and includes more and better information than our competitors have about research, development, production, marketing and management in the manufacture, preparation, handling, treatment, storage, sale, distribution, shipment and use of products for the Store and Value Brand Product (as herein defined) (“Company Business”). To obtain such information and use it successfully, Perrigo spends considerable sums of money in product development, the development of marketing methods, training its employees, and service to its customers; and

      WHEREAS Employee has entered into an employment agreement with Perrigo dated as of the date hereof (the “Employment Agreement”) pursuant to which Employee will become a key employee of Perrigo. In connection with providing such employment services, Employee has obtained or will obtain access to sensitive information regarding the Company’s Business and its customers. The parties agree that improper disclosure or use of that information will cause serious and irreparable harm to the company.

      NOW, THEREFORE, in consideration of Perrigo’s agreement to employ Employee and provide the compensation and benefits as set forth in the Employment Agreement and for other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Restriction on Competing Activities. Beginning with the date on which the Employee commences his employment under the Employment Agreement and ending on the later of (i) end of the Agreement Term (as defined in the Employment Agreement) and (ii) first anniversary of the Employee’s Date of Termination (as defined in the Employment Agreement) (the “Non-Competition Period”), Employee will not, directly or indirectly, alone or as a partner, officer, director, owner, employee, or consultant of any business or other entity, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Company Business. In addition to its plain meaning and understanding, “compete in any way with the Company Business” shall also specifically include engaging in any way in the production, distribution or sale of any products to the Store and Value Brand Products that are similar to or competitive with those now or hereafter produced, distributed or sold by Perrigo. As used in this Agreement, “Store and Value Brand Products” means those products that are supplied by a manufacturer or marketer through channels of distribution (including but not limited to, wholesalers, distributors and retailers) that bear either (i) a label or brand name that is used exclusively by the wholesaler, distributor or retailer, or (ii) a label or brand name that is not regularly advertised by national broadcast, print, direct mail or other media for the purpose of establishing brand name recognition of the manufacturer, marketer and/or distributor with the general public. Employee also agrees that during the Non-Competition Period, he will not, directly or indirectly, either for himself or any other person, solicit or induce, or attempt to solicit or induce, any individual who is an employee, independent contractor, supplier, or customer of Perrigo to terminate his, her, or its business relationship with the company or in any way interfere with or

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disrupt the company’s relationship with any of its employees, independent contractors, suppliers, or customers.

2. Nondisclosure. Employee will not during or at any time after the termination of employment with Perrigo use, divulge, or convey to others any secret or confidential information, knowledge or data of Perrigo or that of third parties obtained by Employee during the period of employment with Perrigo. Such secret or confidential information, knowledge or data includes, but is not limited to, secret or confidential matters:

(a) of a technical nature such as, but not limited to, methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, computer programs and similar items or research projects,

(b) of a business nature such as, but not limited to, information about costs, purchasing, profits, marketing, sales or lists of customers, and

(c) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

3. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Perrigo’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while providing services to the Perrigo (“Work Product”) belong to Perrigo. Employee shall promptly disclose such Work Product to Perrigo’s General Counsel and perform all actions requested by Perrigo (whether during or after Employee’s period of employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

4. Return of Company Property. Upon termination of employment with Perrigo, or at any other time at Perrigo’s request, Employee agrees:

(a) To deliver promptly to Perrigo all manuals, letters, notes, papers, books, reports, sketches, computer data or disks, files and programs, price lists, customer files, memoranda, contracts and agreements, business and marketing plans, product formulations, manufacturing processes, procedures and methods (including equipment specifications and drawings), vendor lists, vendor files, customer lists, stored or recorded documents, and all other materials and copies thereof relating in any way to the Company’s Business and in any way obtained by Employee during the period of employment with Perrigo which are in Employee’s possession or under his control. Employee further agrees that he will not make or retain any copies of any of the foregoing and will so represent to Perrigo upon termination of employment.

(b) To confirm to Perrigo that all of Perrigo’s computer records, files and programs have first been turned over to Perrigo and then deleted or erased from all computer equipment owned, leased or used by Employee.

(c) To return to Perrigo all personal property provided for Employee’s use during his employment with Perrigo including, but not limited to, automobiles, computers and related equipment, telephones, credit cards, security cards and identifications, keys and tools.

5. Remedies. Employee acknowledges and agrees that monetary damages for his breach of any provision of this Agreement would be an inadequate remedy and that the company would not have an adequate remedy at law for such breach. Accordingly, Employee agrees that, in addition to all other rights and remedies available to the company to enforce its rights pursuant to this Agreement, the company shall, without the necessity of proving irreparable harm or of posting a bond, be entitled to such equitable relief from any court with proper jurisdiction, including, but not limited to, an injunction, a temporary restraining order, or an order for specific performance, as may be necessary to enforce or prevent a violation (whether anticipatory, continuing, or future) of any provision of this

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Agreement. If Employee breaches any provision of this Agreement, he shall pay all expenses, including court costs and actual attorney fees, incurred by the company in enforcing such provision.

6. Enforceability. The unenforceability of any provision or portion of any provision of this Agreement shall not affect the enforceability of the remaining provisions or the remainder of any provision of this Agreement. If at any time a court determines that any restrictive covenant contained in this Agreement is unreasonable, the parties agree that the maximum restriction permitted by law shall be substituted for the stated restriction and that such substitution shall govern this Agreement as if originally part of this Agreement.

7. Binding Effect. This Agreement and the rights and obligations of Perrigo hereunder shall inure to the benefit of and be binding upon Perrigo and its successors and assigns.

8. Entire Agreement Modifications. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all other agreements, whether oral or written, between the parties regarding such subject matter. This Agreement may be modified or terminated only through a written instrument signed by each of the parties.

9. Waiver. The waiver by either party of the enforcement or the breach of any provision of this Agreement shall not operate or be construed as a subsequent or continuing waiver of the enforcement or the breach of any provision. The failure by either party to insist upon strict compliance of any provision of this Agreement shall not be deemed a waiver of such provision. No waiver shall be valid unless in writing and signed by the party giving the waiver.

10. Governing Law. This Agreement shall be governed by laws of Israel, provided, however, that with respect to acts which occur in the United States (“US Based Conduct”) which would constitute a breach of this Agreement disputes relating to such acts shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws with respect to any acts occurring in the United States. Any proceeding related to or arising out of this Agreement relating to US Based Conduct shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof. Employee accepts, with respect to US Based Conduct, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any final and nonappealable judgment rendered thereby in connection with this Agreement. Employee further irrevocably consents, with respect to US Based Conduct, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof via overnight courier, such service to become effective fourteen calendar days after such mailing.

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PERRIGO COMPANY
A company incorporated under the laws of the State of Michigan, USA (“Perrigo”)
PROSPECTUS
For Listing for Trade on the Tel Aviv Stock Exchange and
an Offer to Holders
of ordinary shares of Agis Industries (1983) Ltd. (“Agis Shares” and “Agis”, respectively) for the conversion of Agis Shares held by them for shares of common stock of Perrigo, no par value (“Perrigo Shares”) (hereinafter, the “Offer”).
      The Offer is part of a merger between Agis and Perrigo Israel Opportunities Ltd., an Israeli company and an indirect wholly owned subsidiary of Perrigo, under Chapter 8 of the Companies Law 1999 (the “Merger”) to be approved at the Special Meeting of Agis’ shareholders convened by order of Agis’ board of directors. In the merger, each outstanding Agis’ Share will be converted into the right to receive (a) 0.8011 Perrigo Shares and (b) $14.93 in cash (for more details see page 90 in this proxy statement/ prospectus).
      The Special Meeting of Agis has been called by Agis for March 15, 2005, at Agis offices in 29 Lehi Street, Bnei-Brak 51200, Israel, at 5:00 pm, Israel time, for the approval of the merger (for more details on the special meeting of Agis’ shareholders please refer to the notice of special meeting published by Agis on the Internet website of the Israeli Securities Authority at www.magna.isa.gov.il or contact Agis).
      Consummation of the merger and the conversion of Agis Shares are conditioned upon a number of conditions, some of which have not yet been fulfilled at the date of the publication of this Prospectus. Should any of the conditions not be fulfilled, the merger and conversion of Agis Shares which is the subject of this Prospectus may not be implemented (for more details see page 98 in this Prospectus).
      Perrigo is incorporated under the laws of the State of Michigan, USA. Perrigo Shares are listed for trading in the United States on the NASDAQ National Market, and their NASDAQ symbol is PRGO. These shares will also be listed for trading on the Tel-Aviv Stock Exchange (“TASE”) no later than the date on which the merger is consummated, the symbol of Perrigo Shares on the TASE will be:
      The TASE has approved the listing for trading on the TASE of 93,546,934 Perrigo Shares, comprised of (a) all of the outstanding Perrigo Shares (a total of 71,601,837 Perrigo Shares), and (b) Perrigo Shares issued to the holders of the Agis Shares as aforementioned (a total of 21,945,097 Perrigo Shares) (for more details see page 99 in this Prospectus).
      At Perrigo’s request, the Israeli Securities Authority has approved, in accordance with Section 35 of the Securities Law, 1968 (the “Securities Law”), that instead of the information required under the Securities Regulations (Prospectus Details, Format and Form) 1969, this Prospectus will consist solely of the registration statement on Form S-4 which was declared effective by the Securities Exchange Commission of the United States on February 14, 2005, together with all the documents attached thereto and incorporated by reference therein as of the date of this Prospectus.
      Perrigo Shares will be listed for trading on TASE in accordance with the provisions of Chapter E3 of the Securities Law. Therefore, the reports to be submitted by Perrigo will be in English, and their content will be in accordance with the reporting requirements applicable under the United States Securities laws and Nasdaq Marketplace rules.
      Nothing in the permits of the Israeli Securities Authority or the Tel Aviv Stock Exchange to publish this Prospectus shall be construed as authenticating the matters contained herein or as an approval of their reliability or adequacy, or as an expression of opinion as to the quality of the securities offered hereby.
      Date of the Prospectus: February 14, 2005.

S-1

LEGAL OPINION

February 11, 2005

To:

Perrigo Company

515 Eastern Avenue
Allegan, Michigan 49010

Re:	Prospectus of Perrigo Company (the “Company”) for Listing for Trade on the Tel Aviv Stock Exchange and the issuance of shares of common stock of the Company (the “Prospectus” and the “Shares”)

      The undersigned, a practicing attorney admitted to practice law in the state of Michigan, the United States of America, hereby approves that:

1.	The rights attached to the Shares offered under the Prospectus are accurately described in the Prospectus.

2.	The Company is authorized to issue the Shares in the way described in the Prospectus.

3.	The names of all of the directors of the Company appear on the signature page of the Prospectus. All of the directors of the Company where duly appointed to the Company’s board of directors.

      I consent to the inclusion of this opinion in the Prospectus.

Sincerely yours,

/s/ Todd W. Kingma

Todd W. Kingma, Esq.

S-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under Sections 561 through 571 of the Michigan Business Corporation Act (the “MBCA”), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

      Perrigo is obligated under its amended and restated articles of incorporation and bylaws to indemnify its directors and executive officers to the full extent permitted under the MBCA. Perrigo may similarly indemnify persons who are not directors or executive officers to the extent authorized by Perrigo’s board of directors.

      The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Perrigo or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of Perrigo) arising out of a position with Perrigo (or with some other entity at Perrigo’s request); and (b) expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Perrigo, unless the director or officer is found liable to Perrigo, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

      The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys’ fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys’ fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

      In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.
      Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Perrigo’s amended and restated articles of incorporation, bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.
      The MBCA permits Perrigo to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Perrigo, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Perrigo maintains such insurance on behalf of its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules
      a) Exhibits

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger dated as of November 14, 2004 among Perrigo Company, Agis Industries (1983) Ltd. and Perrigo Israel Opportunities Ltd. (included as Appendix A to the proxy statement/prospectus included in this registration statement)
3.1	Amended and Restated Articles of Incorporation of Perrigo Company (incorporated by reference from Amendment No. 2 to Registration Statement No. 33-43834 filed by the Registrant on September 23, 1993)
3.2	Restated By-laws of Perrigo Company (incorporated by reference from the Registrant’s Form 10-K filed on September 6, 2000)
5.1	Opinion of Todd W. Kingma
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Kesselman & Kesselman
23.3	Consent of Goldman, Sachs & Co.
23.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
23.5	Consent of Todd W. Kingma (included in Exhibit 5.1)
35.2	Powers of Attorney*
99.1	Undertaking Agreement, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd. and Moshe Arkin (included as Appendix D to the proxy statement/prospectus included in this registration statement)
99.2	Voting Agreement, dated as of November 14, 2004, between Agis Industries (1983) Ltd. and Michael J. Jandernoa (included as Appendix E to the proxy statement/prospectus included in this registration statement)
99.3	Nominating Agreement, dated as of November 14, 2004, between Perrigo Company and Moshe Arkin (included as Appendix F to the proxy statement/prospectus included in this registration statement)
99.4	Lock-Up Agreement, dated as of November 14, 2004, among Moshe Arkin, Perrigo Company and Perrigo Israel Opportunities Ltd. (included as Appendix G to the proxy statement/prospectus included in this registration statement)
99.5	Registration Rights Agreement, dated as of November 14, 2004, between Perrigo Company and Moshe Arkin (included as Appendix H to the proxy statement/prospectus included in this registration statement)
99.6	Employment Agreement, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd. and Moshe Arkin (included as Appendix I to the proxy statement/prospectus included in this registration statement)

Exhibit
Number	Exhibit Description

99.7	Consent of Moshe Arkin*
99.8	Form of Proxy — Perrigo
* Previously filed on December 22, 2004
      b) Financial Statement Schedules

None
      c) Opinion of Financial Advisors

(i) Opinion of Goldman, Sachs & Co. (included as Appendix B to the proxy statement/prospectus included in this registration statement).

(ii) Opinion of Merrill Lynch & Co. (included as Appendix C to the proxy statement/prospectus included in this registration statement).

Item 22.	Undertakings
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the following provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. The includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by applicable form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes to deliver or cause to be delivered with this proxy statement/ prospectus, to each person to whom the proxy statement/ prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the proxy statement/ prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the proxy statement/prospectus, to deliver, or cause to be delivered to each person to whom the proxy statement/ prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the proxy statement/ prospectus to provide such interim financial information.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Allegan, State of Michigan, on the 11th day of February, 2005.

PERRIGO COMPANY

By:	/s/ DAVID T. GIBBONS

Name: David T. Gibbons

Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID T. GIBBONS David T. Gibbons	Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	February 11, 2005

* Douglas R. Schrank	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 11, 2005

* Laurie Brlas	Director	February 11, 2005

* Judy A. Hemberger	Director	February 11, 2005

* Gary K. Kunkle, Jr.	Director	February 11, 2005

* Michael J. Jandernoa	Director	February 11, 2005

Signature		Title	Date

* Gary M. Cohen		Director	February 11, 2005

* Peter Formanek		Director	February 11, 2005

* Herman Morris, Jr.		Director	February 11, 2005

* Larry D. Fredricks		Director	February 11, 2005

*By	/s/ David T. Gibbons David T. Gibbons, as Attorney-in-Fact pursuant to the Power of Attorney previously provided as part of the Registration Statement.

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger dated as of November 14, 2004 among Perrigo Company, Agis Industries (1983) Ltd. and Perrigo Israel Opportunities Ltd. (included as Appendix A to the proxy statement/prospectus included in this registration statement)
3.1	Amended and Restated Articles of Incorporation of Perrigo Company (incorporated by reference from Amendment No. 2 to Registration Statement No. 33-43834 filed by the Registrant on September 23, 1993)
3.2	Restated By-laws of Perrigo Company (incorporated by reference from the Registrant’s Form 10-K filed on September 6, 2000)
5.1	Opinion of Todd W. Kingma
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Kesselman & Kesselman
23.3	Consent of Goldman, Sachs & Co.
23.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
23.5	Consent of Todd W. Kingma (included in Exhibit 5.1)
35.2	Powers of Attorney*
99.1	Undertaking Agreement, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd. and Moshe Arkin (included as Appendix D to the proxy statement/ prospectus included in this registration statement)
99.2	Voting Agreement, dated as of November 14, 2004, between Agis Industries (1983) Ltd. and Michael J. Jandernoa (included as Appendix E to the proxy statement/ prospectus included in this registration statement)
99.3	Nominating Agreement, dated as of November 14, 2004, between Perrigo Company and Moshe Arkin (included as Appendix F to the proxy statement/ prospectus included in this registration statement)
99.4	Lock-Up Agreement, dated as of November 14, 2004, among Moshe Arkin, Perrigo Company and Perrigo Israel Opportunities Ltd. (included as Appendix G to the proxy statement/ prospectus included in this registration statement)
99.5	Registration Rights Agreement, dated as of November 14, 2004, between Perrigo Company and Moshe Arkin (included as Appendix H to the proxy statement/ prospectus included in this registration statement)
99.6	Employment Agreement, dated as of November 14, 2004, among Perrigo Company, Agis Industries (1983) Ltd. and Moshe Arkin (included as Appendix I to the proxy statement/ prospectus included in this registration statement)
99.7	Consent of Moshe Arkin*
99.8	Form of Proxy — Perrigo
* Previously filed on December 22, 2004